Exhibit 2.1

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into as of this 30th day of March, 2009 by and among Cobham Defense Electronic Systems Corporation, Inc., a Massachusetts corporation (“CDES”), Lockman Electronic Holdings Limited, a corporation organized under the laws of England and Wales (“Lockman” and, together with CDES, “Sellers”, and each a “Seller”) and Kiwi Stone Acquisition Corp., a Delaware corporation (“Purchaser”). Each of the Sellers and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Sellers, through certain of their Subsidiaries, are engaged in the Business;

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Conveyed Entities (collectively, the “Shares”), as set forth in Schedule 3.3(b) of the Seller Disclosure Letter, and CDES or one of its Affiliates is the owner of the Non-Transferred Assets and the Conveyed Intellectual Property; and

WHEREAS, the Parties desire that, in exchange for the Purchase Price, (i) at the Closing, Sellers shall sell and transfer to Purchaser, and Purchaser shall purchase from Sellers, all of the Shares, and (ii) at or after the Closing, Sellers shall (as directed by Purchaser) sell and transfer to Purchaser or an Affiliate of Purchaser, the Non-Transferred Assets and the Conveyed Intellectual Property.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accountant” shall have the meaning set forth in Section 2.3(h).

“Actual Value” shall have the meaning set forth in Section 2.4(c)(iii).

“ADSP Allocation” shall have the meaning set forth in Section 7.14(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Claims” shall have the meaning set forth in Section 8.6(c).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Allocation” shall have the meaning set forth in Section 2.8(a).

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, and any other Governmental Authority having jurisdiction pursuant to applicable Antitrust Laws with respect to the transactions contemplated hereby.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal or state Laws or Orders or Laws or Orders of any other country, in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Employee” shall have the meaning set forth in Section 5.6A(a).

“Balance Sheet” shall have the meaning set forth in Section 3.6(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.6(a).

“Basic Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(i)(A).

“Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other bonus, stock option, equity, severance, termination pay, management bonus, consulting, relocation, employment, change-in-control, fringe benefit, deferred compensation, perquisite, tuition reimbursement and incentive plan, agreement, program or policy or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, contributed to or maintained by a Conveyed Entity or Tyco or any trade or business (whether or not incorporated) that is treated as a single employer with a Conveyed Entity or Tyco within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any Business Employee or with respect to which a Conveyed Entity may have any obligation or with respect to which Tyco or any ERISA Affiliate has or may have any liability or obligation with respect to a Business Employee and any International Employee Plan. For the avoidance of doubt, for purposes hereof a “collective bargaining” plan or arrangement shall not include any works council, national union or similar body or organization, or the statutory obligations pertaining thereto.

“Bidder Representative” shall mean any of Purchaser’s directors, officers, employees, advisors and agents to whom Evaluation Material (as defined in the Confidentiality Agreement) was disclosed under the Confidentiality Agreement.

“Books and Records” shall have the meaning set forth in Section 3.10.

“Business” shall mean the design, manufacture, sale, maintenance, procurement and distribution of the products (including components thereof), and the services related thereto, in each of the following product lines: (A) the Power Hybrids Operation (PHO), GaAs / SiGe ICs, Broadband, Components and Diodes; (B) the Infrastructure products line; (C) the product lines manufactured, sold and distributed by Laser Diode Incorporated; and (D) the Auto Solutions product line, in each case, as such activities are or were carried out by the Conveyed Entities, Sellers and/or their respective Affiliates or Tyco and/or its Affiliates during the period beginning immediately prior to the Tyco Closing Date through and including immediately prior to the Closing Date, and any other activities, operations or business of, including, without limitation, with respect to any other products designed, manufactured, sold, maintained or distributed by, the Conveyed Entities, and any services related thereto as at immediately prior to the Closing Date; provided, however, that the term “Business” does not include the manufacture of products and supply of services supplied to the Conveyed Entities pursuant to the Supply and Foundry Agreement or the rights of the Conveyed Entities under the IP Cross License Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or San Francisco, California are authorized or obligated by Law or executive order to close.

“Business Employee” shall mean and include, without limitation, each individual listed on Schedule 1.1(a) of the Seller Disclosure Letter who, immediately prior to the Closing: (i) shall be (or, in the case of clause (C) in subsection (ii) below, is scheduled to become) an employee of a Conveyed Entity or an employee of a Seller, Tyco or one of their Affiliates that is primarily employed in the Business; and (ii) either (A) shall have been employed and at work on the Closing Date; (B) shall have been absent on the Closing Date because of illness or being on short-term disability (including maternity leave) workers’ compensation, vacation, parental leave of absence, military leave of absence or other authorized leave of absence; or (C) shall have received an offer of employment with the Business in the ordinary course of the Business consistent with past practice from a Conveyed Entity or an Affiliate of Sellers or Tyco or an Affiliate of Tyco (in each case, as permitted by this Agreement) on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date. Any employee of Sellers or its Affiliates or of Tyco or its Affiliates who is not otherwise a Business Employee but who is offered and accepts employment with Purchaser or its Affiliates, pursuant to mutual agreement with each of the Sellers and Tyco and otherwise in compliance with Section 5.9 hereof, during the ninety (90) days following the Closing Date, shall be deemed to be a Business Employee as of the date of actual employment with Purchaser or its Affiliates. The individuals listed on Schedule 1.1(b) of the Seller Disclosure Letter shall not be deemed to be Business Employees.

“Business Products” shall mean the products and services of the Business.

“Business Revenues” shall mean, for any period, the aggregate revenues directly attributable to the Business during such period derived in the ordinary course of business from sales by the Conveyed Entities or their Affiliates of the Business Products as of the Closing Date determined in accordance with GAAP, as consistently applied by Purchaser.

“Claim Certificate” shall have the meaning set forth in Section 8.6(a).

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

“Closing Cash Consideration” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.5(a).

“Closing Date Working Capital” shall have the meaning set forth in Section 2.4(c).

“Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Closing Statement Disputed Item” shall have the meaning set forth in Section 2.4(c).

“Closing Statement Dispute Notice” shall have the meaning set forth in Section 2.4(b).

“COBRA” shall have the meaning set forth in Section 5.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Source” shall have the meaning set forth in Section 8.5.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of October 22, 2008 between CDES and GaAs Labs, LLC.

“Contest” shall mean any audit, court proceeding or other dispute with respect to any Tax matter that affects any of the Conveyed Entities.

“Contract” shall mean any legally binding contract, note, loan, lease, purchase order, letter of credit, license, undertaking, instrument or other agreement, whether written or oral, including all amendments thereto.

“Conveyed Entities” shall mean those entities listed on Schedule 3.3(a) of the Seller Disclosure Letter and each Subsidiary of any such entity, and each of the Conveyed Entities shall be referred to individually as a “Conveyed Entity.”

“Conveyed Intellectual Property” means any and all Intellectual Property that (i) is a Transferred Asset; or (ii) is owned by, or held in the name of, any of the Conveyed Entities or any of their Subsidiaries as of the date hereof; or (iii) is or should have been listed on Schedule 3.14(b)(i) of the Seller Disclosure Letter; or (iv) is otherwise a Conveyed Patent.

“Conveyed Patent” means any United States or foreign patent, patent application, or invention disclosure that is (A) either (i) listed on Schedule 3.14(b)(i) of the Seller Disclosure Letter, (ii) primarily related to, or invented in the course of the conduct of, the Business, or (iii) claims priority from or to any of the foregoing or is related to any of the foregoing by a terminal disclaimer; and (B) is not Licensed Intellectual Property.

“Covered Benefit Plan” shall have the meaning given in Section 3.16(b).

“Delayed Transfer Assets” shall mean those assets primarily relating to the Business in the Delayed Transfer Countries.

“Delayed Transfer Countries” shall mean China, India, and South Korea.

“Delayed Transfer Liabilities” shall mean those Liabilities, other than Liabilities for Taxes, to the extent relating to the Delayed Transfer Assets.

“Dollars” and “$” shall each mean lawful money of the United States.

“Earn-Out Cap” shall have the meaning set forth in Section 2.3(b).

“Earn-Out Disputed Item” shall have the meaning set forth in Section 2.3(h).

“Earn-Out Dispute Notice” shall have the meaning set forth in Section 2.3(g).

“Earn-Out Payment” shall have the meaning set forth in Section 2.3(f).

“Earn-Out Revenue” shall have the meaning set forth in Section 2.3(f).

“Earn-Out Statement” shall have the meaning set forth in Section 2.3(f).

“Effective Time” shall have the meaning set forth in Section 2.5(a).

“Environmental Indemnity Claim” shall have the meaning set forth in Section 8.2(c).

“Environmental Law” shall mean any Law, Order or other requirement of Law for the protection of the environment, for the use, transport, treatment, storage, disposal, discharge, emission, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance, chemical, emission, waste or material listed, classified or regulated as “hazardous”, “toxic”, or constituting a “pollutant”, “contaminant” or any similar term under such Environmental Law (collectively, “Hazardous Substances”), or otherwise relating to a Hazardous Substance Activity.

“Environmental Permits” shall have the meaning set forth in Section 3.11(b).

“Environmental Representations Claim” shall have the meaning set forth in Section 8.2(c).

“Environmental Standalone Claim” shall have the meaning set forth in Section 8.2(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall have the meaning set forth in the definition of Benefit Plan.

“EU Business Employee” shall mean any Business Employee employed by a Conveyed Entity based in any member state of the European Union, ordinarily working in any member state of the European Union.

“Evaluation Material” shall have the meaning set forth in Section 5.1(b).

“Excluded Environmental Liabilities” shall mean any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person arising out of the stock and assets acquired by Sellers under the Tyco Agreement (other than, in each case, to the extent arising on any of the Leased Real Properties), including: (i) the presence on or before the Closing Date of any Hazardous Substances in the soil, groundwater, surface water, air or building materials of any real property (“Pre-Existing Contamination”); (ii) any Hazardous Substances Activity conducted on any real property prior to the Closing Date (“Pre-Closing Hazardous Substances Activities”); (iii) the exposure of any person to Pre-Existing Contamination or to Hazardous Substances in the course of or as a consequence of any Pre-Closing Hazardous Substances Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (iv) the violation of any Environmental Laws prior to the Closing Date or in connection with any Pre-Closing Hazardous Substances Activities prior to the Closing Date; (v) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (vi) any of the foregoing to the extent they continue after the Closing Date.

“Expiration Date” shall have the meaning set forth in Section 8.1.

“Final Determination” shall mean, with respect to any Taxes, (i) the expiration of the statute of limitations on both assessments and refunds of such Taxes, or (ii) the final settlement of Taxes through agreement of the parties to an administrative or judicial proceeding or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired.

“Final Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(iii).

“Final Earn-Out Period” shall have the meaning set forth in Section 2.3(a)(iii).

“Final Earn-Out Revenue” shall have the meaning set forth in Section 2.3(a)(iii).

“Final Earn-Out Tier I Target” shall have the meaning set forth in Section 2.3(a)(iii).

“Final Earn-Out Tier II Target” shall have the meaning set forth in Section 2.3(a)(iii)(B).

“Final Earn-Out Tier III Target” shall have the meaning set forth in Section 2.3(a)(iii)(C).

“Finance Services Agreement” shall mean the Finance Services Agreement by and between M/A-COM Technology Solutions Inc. and Cobham Defense Electronic Systems – M/A-COM Inc. to be entered into as of the Closing in substantially the form attached as Exhibit I.

“First Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(i).

“First Earn-Out Period” shall have the meaning set forth in Section 2.3(a)(i).

“First Earn-Out Revenue” shall have the meaning set forth in Section 2.3(a)(i).

“First Earn-Out Tier I Target” shall have the meaning set forth in Section 2.3(a)(i).

“First Earn-Out Tier II Target” shall have the meaning set forth in Section 2.3(a)(i)(B).

“First Earn-Out Tier III Target” shall have the meaning set forth in Section 2.3(a)(i)(C).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Government Contract” shall mean any Contract entered into by any Conveyed Entity or by or on behalf of the Business with (i) the United States government or (ii) any subcontract which by its terms relates to a Contract to which the United States government is a party thereto.

“Governmental Authority” shall mean any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” shall have the meaning set forth in the definition of Environmental Law.

“Hazardous Substances Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

“High Value” shall have the meaning set forth in Section 2.4(c)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Income Taxes” shall mean any Taxes based on or measured by or with respect to gross or net income or gross receipts (including capital gains Taxes, minimum Taxes, income Taxes collected by withholding, and Taxes on Tax preference items, but excluding sales Taxes, value-added Taxes, or similar Taxes), together with any interest, penalties, or additions imposed with respect thereto.

“Indebtedness” of any Person shall mean indebtedness of such Person for borrowed money. For the avoidance of doubt, Indebtedness shall not include any capitalized lease obligations or any current Liabilities for trade payables or accrued expenses incurred and payable in the ordinary course of business.

“Indemnified Party” shall have the meaning set forth in Section 8.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.6(a).

“In-Licenses” shall have the meaning set forth in Section 3.14(c).

“Intellectual Property” shall mean all rights in any United States or foreign jurisdiction in, arising under or associated with any of the following: (i) patents and applications therefore; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks and all appurtenant goodwill thereto; (iii) registered and unregistered copyrights and applications for registration; (iv) Internet domain names, applications and reservations therefore and uniform resource locators; and (v) trade secrets and similar rights in proprietary information not otherwise listed in (i) through (iv) above, including rights in unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“Intellectual Property License” shall have the meaning set forth in Section 3.14(c).

“International Benefit Plan” shall have the meaning set forth in Section 3.16(d).

“Inventory” shall mean any inventory, including goods, purchased and manufactured parts, goods-in-transit, supplies, containers, packaging materials, raw materials, work-in-progress, finished goods, samples and other consumables.

“IP Cross License Agreement” shall mean the Intellectual Property Cross License Agreement between CDES and M/A-COM Technology Solutions Inc. to be entered into at the Closing in substantially the form attached hereto as Exhibit B.

“Irish Shares” shall mean the outstanding shares of capital stock of M/ACOM Cork.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“ISRA” shall have the meaning set forth in Section 5.18.

“Knowledge of Sellers” shall have the meaning set forth in Section 1.4.

“Law” shall mean any federal, state, territorial, foreign or local law, common law, statute, directive, or ordinance or any rule, regulation or code of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 3.15(a).

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” means the Intellectual Property licensed to the Conveyed Entities or Purchaser in the IP Cross License Agreement.

“Liens” shall mean any lien, security interest, mortgage, encumbrance or charge of any kind.

“Litigation” shall have the meaning set forth in Section 3.8.

“Loss” or “Losses” shall mean any claims, actions, causes of action, judgments, awards and losses, Liabilities, costs or damages (including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses); and, only to the extent payable in respect of a Third-Party Claim, punitive or exemplary damages; provided that, “Losses” shall not include any internal costs and expenses (or any allocation thereof), including for the avoidance of doubt internal employee costs, of any Seller Indemnitees or any Purchaser Indemnitees, as the case may be.

“Lower Working Capital Limit” shall have the meaning set forth in Section 2.4(d)(i).

“Low Value” shall have the meaning set forth in Section 2.4(c)(i).

“M/ACOM Cork” means M/ACOM Technology Solutions (Cork) Limited.

“Major Disposition” shall have the meaning set forth in Section 2.3(n).

“Mark” shall have the meaning set forth in Section 5.12.

“Material Adverse Effect” shall mean any circumstances, change or effect, when taken individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the assets (tangible or intangible), operations, results of operations or condition (financial or otherwise) of the Business or the Conveyed Entities, taken as a whole; provided, however, that changes or effects to the extent relating to: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or interpretations thereof or changes in accounting requirements or principles (including

GAAP); (iii) changes affecting industries, markets or geographical areas in which the Business operates, including, but not limited to, the present downturn in the semiconductor market; (iv) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser or Sellers required to be taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement; or (vi) any failure by the Business to meet any internal projections or forecasts and seasonal changes in the results of operations of the Business, in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred, provided, however, that (A) with respect to clauses (i) and (iii) of this definition, such circumstance, changes or effects do not have a disproportionate or unique effect the Business, and (B) it is understood that the underlying cause or causes of any failure described in clause (vi) of this definition may constitute, or be considered in any determination of, a Material Adverse Effect.

“Material Contracts” shall have the meaning set forth in Section 3.12(a).

“Maximum Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(i)(D).

“Minor Disposition” shall have the meaning set forth in Section 2.3(o).

“Net Proceeds” shall have the meaning set forth in Section 2.3(m).

“NFA Letter” shall have the meaning set forth in Section 8.2(d)(iii).

“NJDEP” shall have the meaning set forth in Section 5.18.

“NJ Sites” shall have the meaning set forth in Section 5.18.

“Noncompete Term” shall have the meaning set forth in Section 5.19(a).

“Non-EU Business Employee” shall mean any Business Employee who is not an EU Business Employee.

“Non-Transferred Assets” shall mean all Transferred Assets (including any Conveyed Intellectual Property), in each case, to the extent such assets, as of the date of hereof, have not been validly transferred to any of the Conveyed Entities.

“Objection Certificate” shall have the meaning set forth in Section 8.6(b).

“Omission Notice” shall have the meaning set forth in Section 5.14.

“Omitted Asset” shall have the meaning set forth in Section 5.14.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Authority or any arbiter.

“Out-Licenses” shall have the meaning set forth in Section 3.14(c).

“Overall Cap Amount” shall have the meaning set forth in Section 8.4(d).

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Payee” shall have the meaning set forth in Section 7.11.

“Payor” shall have the meaning set forth in Section 7.11.

“Per-Claim Deductible” shall have the meaning set forth in Section 8.4(a)(i).

“Performance Bonus” shall mean any cash bonus payable under a Benefit Plan to a Business Employee on the basis of achievement of pre-determined performance of CDES or any of its Affiliates, a subdivision of CDES or any of its Affiliates, Tyco, or a subdivision of Tyco, or such Business Employee for the 2008 fiscal year or any prior fiscal year. For the avoidance of doubt, any awards, commissions, bonuses or targeted annual income incentive payments earned by the Business’ sales force shall not be deemed a Performance Bonus.

“Permit” shall mean each permit, certificate, license, consent, approval or authorization of any Governmental Authority.

“Permitted Liens” shall mean: (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may be paid after payment thereof is due and payable without penalty; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (iii) easements, covenants, conditions and restrictions, whether of record or not, which would not materially interfere with the conduct of the Business; (iv) any zoning or other governmentally established restrictions or encumbrances; (v) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations; (vi) mechanic’s, materialman’s, warehouse man’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings; (vii) railroad trackage agreements, utility, slope and drainage easements, right of way easements and leases regarding signs; (viii) other Liens, if any, that do not have a material and adverse impact on the value, use or operation of the assets subject thereto; and (ix) Liens listed on Schedule 1.1(c) of the Seller Disclosure Letter.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Post-Closing Transferred Contract” shall have the meaning set forth in Section 5.13(a).

“Pre-Closing Hazardous Substances Activities” shall have the meaning set forth in the definition of Excluded Environmental Liabilities.

“Pre-Closing Period” shall mean any taxable period ending on or prior to the Closing Date.

“Pre-Closing Period Tax Returns” shall have the meaning set forth in Section 7.4(a).

“Predecessor Cafeteria Plan” shall mean the cafeteria plans in which Transferred Employees are eligible to participate as of the Closing Date.

“Predecessor Entity” means any entity, including Tyco, Sellers, any of their Affiliates or other entity that owned or purported to own any asset that was, is required to be, or was purported to have been, assigned, contributed or transferred to any Conveyed Entity or any entity that was a predecessor entity to any Conveyed Entity related to the Business.

“Predecessor Savings Plan” shall mean the Cobham Retirement Savings and Investment Plan and if, by the relevant date, Sellers or their Affiliates have replaced such plan with another plan “Predecessor Savings Plan” shall also mean such other plan.

“Pre-Existing Contamination” shall have the meaning set forth in the definition of Excluded Environmental Liabilities.

“Proceeding” shall have the meaning set forth in Section 10.9(b).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Cafeteria Plan” shall have the meaning set forth in Section 5.5(f).

“Purchaser Group” shall have the meaning set forth in Section 5.19.

“Purchaser Group Restricted Activities” shall have the meaning set forth in Section 5.19.

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.2(a).

“Purchaser Savings Plan” shall have the meaning set forth in Section 5.5(c).

“Purchaser’s Refunds” shall have the meaning set forth in Section 7.7(b).

“Quarterly Report” shall have the meaning set forth in Section 2.3(e).

“Real Property” shall have the meaning set forth in Section 3.15(a).

“Real Property Lease” shall have the meaning set forth in Section 3.15(b).

“Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi public legal authority anywhere in the world, including the United State Patent Office (“PTO”) or United States Copyright Office.

“Re-Opener” shall have the meaning set forth in Section 8.2(d)(iii).

“Representatives” of any Person shall mean such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Revolving Credit Agreement” shall have the meaning set forth in Section 2.5(b)(iv).

“Sale of the Business” shall have the meaning set forth in Section 2.3(m).

“Second Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(ii).

“Second Earn-Out Period” shall have the meaning set forth in Section 2.3(a)(ii).

“Second Earn-Out Revenue” shall have the meaning set forth in Section 2.3(a)(ii).

“Second Earn-Out Tier I Target” shall have the meaning set forth in Section 2.3(a)(ii).

“Second Earn-Out Tier II Target” shall have the meaning set forth in Section 2.3(a)(ii)(B).

“Second Earn-Out Tier III Target” shall have the meaning set forth in Section 2.3(a)(ii)(C).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 7.14(a).

“Secured Promissory Note” shall have the meaning set forth in Section 2.2(c).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller” or “Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Seller Disclosure Letter” shall have the meaning set forth in the preamble to ARTICLE III.

“Seller Group” shall have the meaning set forth in Section 5.19.

“Seller Group Restricted Activities” shall have the meaning set forth in Section 5.19(a).

“Seller Indemnitees” shall have the meaning set forth in Section 8.3.

“Sellers’ Refunds” shall have the meaning set forth in Section 7.7(a).

“Sellers’ Taxes” shall have the meaning set forth in Section 7.1.

“Services in France” shall have the meaning set forth in Section 5.6A(e).

“Set-Off Right” shall have the meaning set forth in Section 10.15.

“Shares” shall have the meaning set forth in the recitals hereto.

“Short Term Note” shall have the meaning set forth in Section 2.2(c).

“Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities, (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liabilities as they become absolute and matured, (iii) such Person has adequate capital to carry on its business and (iv) such Person does not intend to incur, or believe it will incur Liabilities beyond its ability to pay as such Liabilities mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Straddle Period” shall have the meaning set forth in Section 7.3(a).

“Straddle Period Returns” shall have the meaning set forth in Section 7.4(b).

“Sublease Agreement” shall mean the Sub-Sublease Agreement between Purchaser and Cobham Defense Electronic Systems – M/A-COM Inc. relating to a portion of the Pawtucket Boulevard property to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“Subsequent Employee Transfer Date” shall mean the applicable date on which Applicable Employees become employees of Purchaser or one of its Affiliates; provided, however, that such date shall not be later than the eighteen (18) month anniversary of September 26, 2008.

“Subsequent Transfer” shall mean each transfer of Delayed Transfer Assets and Delayed Transfer Liabilities pursuant to Section 2.7.

“Subsequent Transfer Date” shall mean each date on which a transaction contemplated by Section 2.7 occurs.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Supply and Foundry Agreement” shall mean the Mutual Foundry, Supply, Purchasing and Services Agreement between Cobham Defense Electronic Systems – M/A-COM Inc. and M/A-COM Technology Solutions Inc. to be entered into as of the Closing in substantially the form attached hereto as Exhibit D.

“Tax Claim” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnified Party” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnifying Party” shall have the meaning set forth in Section 7.6(d).

“Tax Notice” shall have the meaning set forth in Section 7.6(d).

“Tax Objection Notice” shall have the meaning set forth in Section 7.6(e).

“Tax Return” shall mean any report of Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, including the Foreign Investment in Real Property Tax Act, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

“Taxes” shall mean any federal, state, county, local, or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto.

“Taxing Authority” or “Taxing Authorities” shall mean any Governmental Authority or Authorities having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Taxing Authority Notice” shall have the meaning set forth in Section 7.6(d).

“Third-Party Claim” shall have the meaning set forth in Section 8.7(a).

“Top Customer” shall mean the top ten (10) customers of the Business, based on total revenue for the twelve (12) months ended as of the Balance Sheet Date.

“Transaction Documents” means this Agreement (including the letter attached as Exhibit J hereto), the Transition Services Agreement, the IP Cross License Agreement, the Supply and Foundry Agreement, the Sublease Agreement, the Secured Promissory Note, the Short Term Note, the Finance Services Agreement, the Revolving Credit Agreement and any other written agreements entered into in accordance with the terms of this Agreement.

“Transfer Regulations” means any Law implementing the provisions of Council Directive 2001/23/EEC dated 12 March 2001.

“Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, value added, goods and services, registration, occupation, privilege, or other such similar taxes, fees and costs (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Assets” shall mean any and all assets, whether tangible or intangible (but other than Real Property), purchased by or transferred to CDES or its Affiliates under the Tyco Agreement, or acquired, or made available to the Business, by either Sellers or their Affiliates (including the Conveyed Entities) on or after the Tyco Closing Date, in each case, (i) that are primarily related to, used as a material asset in, or necessary for the operation of, the Business, including as such business has been conducted from and after the Tyco Closing Date, (ii) that will be necessary to the operation of the Business by the Conveyed Entities and Purchaser following the Closing Date in the same manner as operated during the period beginning immediately prior to the Tyco Closing Date through and including immediately prior to the Closing Date, or (iii) that are otherwise owned by any of the Conveyed Entities; provided that, “Transferred Assets” shall not include (A) those Intellectual Property assets licensed to the Conveyed Entities pursuant to the IP Cross License Agreement and (B) those assets, the use and benefit of which, the Conveyed Entities will obtain under the Transition Services Agreement, the Sublease or the Supply and Foundry Agreement; but, for the avoidance of doubt, “Transferred Assets” shall include (x) the accounts receivable, notes receivable and other receivables of the Business and (y) ownership of the “M/A-COM” name, trademark and all associated rights and all domain names incorporating the “M/A-COM” or “MACOM” names.

“Transferred Employee” and “Transferred Employees” shall have the meaning set forth in Section 5.5(a).

“Transition Services Agreement” shall mean the Transition Services Agreement between CDES and Purchaser to be entered into and effective as of the date hereof in substantially the form attached hereto as Exhibit E.

“Tyco” shall mean Tyco Electronics Group S.A., a company organized under the laws of Luxembourg, and it subsidiaries, as applicable.

“Tyco Agreement” shall mean that certain Stock and Asset Purchase Agreement by and between Tyco, CDES and Cobham plc, dated as of May 12, 2008.

“Tyco Closing Date” shall mean the “Closing Date” as such term is defined in the Tyco Agreement.

“Unassumed Liabilities” shall have the meaning set forth in Section 8.2(a).

“Unpaid Transaction Expenses” shall mean all fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (including all legal, accounting, financial advisory, and consulting fees) that have not been paid, but have become due, on or before the Closing Date, or are reasonably expected to become due after Closing.

“Upper Working Capital Limit” shall have the meaning set forth in Section 2.4(d)(i).

“U.S. Business Employee” shall mean any Business Employee ordinarily working in the United States or employed by a Conveyed Entity based in the United States.

“WARN Act” shall have the meaning set forth in Section 3.17(f).

“Working Capital” shall mean the current assets of the Conveyed Entities (excluding deferred income tax assets) less the current liabilities of the Conveyed Entities (excluding (a) interest obligations but including other contractual payment obligations related to the License Agreement, dated as of October 10, 2001, by and between M/A-COM, Inc. and Xemod Incorporated, and (b) deferred income tax liabilities) owned or owing by the Conveyed Entities, taken as a whole, and determined in accordance with the policies, principles, practices and methodologies set forth on Exhibit A primarily, and otherwise in accordance with GAAP. The calculations of the Lower Working Capital Limit and the Upper Working Capital Limit have been included in Exhibit F.

“2010/2011 Earn-Out Payments” shall have the meaning set forth in Section 2.3(a)(iii).

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding e-mail communications);

(b) the phrase “made available,” when used in this Agreement, shall mean that the information referred to has been posted to the virtual data room located at https://services.intralinks.com/logon.html established by Sellers by 9:00 A.M. New York time on the Closing Date;

(c) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

(d) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(e) references to “day” or “days” are to calendar days;

(f) references to “the date hereof” shall mean as of the date of this Agreement;

(g) unless expressly indicated otherwise, the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h) references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(i) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(j) reference to any U.S. statute, bylaw, regulation, rule, delegated legislation or order, in relation to any assets owned, Liabilities incurred, company incorporated in, or business carried on in any jurisdiction other than the U.S., shall be deemed to include what most nearly approximates such statute, bylaw, regulation, rule, delegated legislation or order in that jurisdiction to that reference.

Section 1.3 Exhibits and Seller Disclosure Letter. The Exhibits to this Agreement and the Seller Disclosure Letter are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4 Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Sellers,” such knowledge shall mean to the actual knowledge (as distinguished from constructive or imputed knowledge) of those individuals listed on Schedule 1.4 of the Seller Disclosure Letter.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell to Purchaser, and Purchaser agrees to purchase from the respective Seller, the Shares free and clear of all Liens, and any Non-Transferred Assets which have not been transferred to Purchaser or any of the Conveyed Entities prior to the date hereof free and clear of all Liens, other than Permitted Liens. The certificates, if any, representing the Shares shall be duly endorsed in blank, or accompanied either by stock powers duly executed in blank by the respective Seller or by such other instruments of transfer as are reasonably acceptable to Purchaser (including any power of attorney or other authority under which any transfer has been executed).

Section 2.2 Purchase Price. In consideration of the sale and transfer of the Shares and any Non-Transferred Assets (as described in Section 2.1 above), Purchaser agrees to pay to Sellers the following consideration (collectively, the “Purchase Price”), subject to adjustment pursuant to this Agreement:

(a) at Closing, an amount of cash equal to Twenty-Five Million Dollars ($25,000,000) (the “Closing Cash Consideration”);

(b) at Closing, the issuance by Purchaser to Sellers of a Short Term Promissory Note in the form attached hereto as Exhibit G in the principal amount of Five Million Dollars ($5,000,000) (the “Short Term Note”);

(c) at Closing, the issuance by Purchaser to Sellers of a Secured Promissory Note in the form attached hereto as Exhibit H in the principal amount of Thirty Million Dollars ($30,000,000) (the “Secured Promissory Note”); and

(d) the Earn-Out Payments, if any, payable at such times after Closing pursuant to and otherwise in accordance with Section 2.3.

Section 2.3 Earn-Out Payments. (a) Upon the terms and conditions set forth in this Agreement, following the Closing Date, upon final determination thereof in accordance with this Section 2.3, Purchaser shall make the following additional payments, if any, to Sellers:

(i) In the event that, during the fiscal year beginning on October 1, 2009 and ending on September 30, 2010 (the “First Earn-Out Period”), the Purchaser generates Business Revenues (such Business Revenues, the “First Earn-Out Revenue”) in an amount equal to or greater than Two-Hundred Thirty Million Dollars ($230,000,000) (the “First Earn-Out Tier I Target”), then Purchaser shall, on a one-time basis, pay to Sellers an amount calculated as follows (such payment, the “First Earn-Out Payment”):

(A) if the First Earn-Out Revenue is equal to the First Earn-Out Tier I Target, the First Earn-Out Payment shall be Five Million Dollars ($5,000,000) (the “Basic Earn-Out Payment”); or

(B) if the First Earn-Out Revenue is greater than the First Earn-Out Tier I Target but equal to or less than Two-Hundred Fifty Million Dollars ($250,000,000) (the “First Earn-Out Tier II Target”), then the First Earn-Out Payment shall equal the sum of (i) the Basic Earn-Out Payment, plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the First Earn-Out Revenue, minus, (b) the First Earn-Out Tier I Target, by (2) Twenty Million (20,000,000); or

(C) if the First Earn-Out Revenue is greater than the First Earn-Out Tier II Target but less than Two-Hundred Sixty-Five Million Dollars ($265,000,000) (the “First Earn-Out Tier III Target”), then the First Earn-Out Payment shall equal the sum of (i) Ten Million Dollars ($10,000,000), plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the First Earn-Out Revenue, minus, (b) the First Earn-Out Tier II Target, by (2) Fifteen Million (15,000,000); or

(D) if the First Earn-Out Revenue is equal to or greater than the First Earn-Out Tier III Target, then the First Earn-Out Payment shall equal Fifteen Million Dollars ($15,000,000) (the “Maximum Earn-Out Payment”).

For the avoidance of doubt, if the First Earn-Out Revenue is less than the First Earn-Out Tier I Target, no payment shall be made to Sellers in respect of the First Earn-Out Period.

(ii) In the event that, during the fiscal year beginning on October 1, 2010 and ending on September 30, 2011 (the “Second Earn-Out Period”), the Purchaser generates Business Revenues (such Business Revenues, the “Second Earn-Out Revenue”) in an amount equal to or greater than Two-Hundred Forty-Five Million Dollars ($245,000,000) (the “Second Earn-Out Tier I Target”), then Purchaser shall, on a one-time basis, pay to Sellers an amount calculated as follows (such payment, the “Second Earn-Out Payment”):

(A) if the Second Earn-Out Revenue is equal to the Second Earn-Out Tier I Target, the Second Earn-Out Payment shall be the Basic Earn-Out Payment; or

(B) if the Second Earn-Out Revenue is greater than the Second Earn-Out Tier I Target but equal to or less than Two-Hundred Sixty-Five Million Dollars ($265,000,000) (the “Second Earn-Out Tier II Target”), then the Second Earn-Out Payment shall equal the sum of (i) the Basic Earn-Out Payment, plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the Second Earn-Out Revenue, minus, (b) the Second Earn-Out Tier I Target, by (2) Twenty Million (20,000,000); or

(C) if the Second Earn-Out Revenue is greater than the Second Earn-Out Tier II Target but less than Two-Hundred Eighty Million Dollars ($280,000,000) (the “Second Earn-Out Tier III Target”), then the Second Earn-Out Payment shall equal the sum of (i) Ten Million Dollars ($10,000,000), plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the Second Earn-Out Revenue, minus, (b) the Second Earn-Out Tier II Target, by (2) Fifteen Million (15,000,000); or

(D) if the Second Earn-Out Revenue is equal to or greater than the Second Earn-Out Tier III Target, then the Second Earn-Out Payment shall equal the Maximum Earn-Out Payment.

For the avoidance of doubt, if the Second Earn-Out Revenue is less than the Second Earn-Out Tier I Target, no payment shall be made to Sellers in respect of the Second Earn-Out Period.

(iii) In the event that, during the fiscal year beginning on October 1, 2011 and ending on September 30, 2012 (the “Final Earn-Out Period”), the Purchaser generates Business Revenues (such Business Revenues, the “Final Earn-Out Revenue”) in an amount equal to or greater than Two-Hundred Sixty Million Dollars ($260,000,000) (the “Final Earn-Out Tier I Target”), then, if, and only if, the sum of (A) the First Earn-Out Payment, if any, plus (B) the Second Earn-Out Payment, if any (such sum, the “2010/2011 Earn-Out Payments”), is less than the Earn-Out Cap, Purchaser shall, on a one-time basis, pay to Sellers an amount calculated as follows (such payment, the “Final Earn-Out Payment”):

(A) if the Final Earn-Out Revenue is equal to the Final Earn-Out Tier I Target, the Final Earn-Out Payment shall be the Basic Earn-Out Payment, provided, however, that if the sum of (i) the 2010/2011 Earn-Out Payments, plus, (ii) the Final Earn-Out Payment as calculated pursuant to this Section 2.3(a)(iii)(A), is greater than the Earn-Out Cap, the Final Earn-Out Payment shall equal the difference of (X) the Earn-Out Cap, minus (Y) the 2010/2011 Earn-Out Payments; or

(B) if the Final Earn-Out Revenue is greater than the Final Earn-Out Tier I Target but equal to or less than Two-Hundred Eighty Million Dollars ($280,000,000) (the “Final Earn-Out Tier II Target”), then the Final Earn-Out Payment shall equal the sum of (i) the Basic Earn-Out Payment, plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the Final Earn-Out Revenue, minus (b) the Final Earn-Out Tier I Target, by (2) Twenty Million (20,000,000), provided, however, that if the sum of (i) the 2010/2011 Earn-Out Payments, plus, (ii) the Final Earn-Out Payment as calculated pursuant to this Section 2.3(a)(iii)(B), is greater than the Earn-Out Cap, the Final Earn-Out Payment shall equal the difference of (X) the Earn-Out Cap, minus (Y) the 2010/2011 Earn-Out Payments; or

(C) if the Final Earn-Out Revenue is greater than the Final Earn-Out Tier II Target but less than Two-Hundred Ninety-Five Million Dollars ($295,000,000) (the “Final Earn-Out Tier III Target”), then the Final Earn-Out Payment shall equal the sum of (i) Ten Million Dollars ($10,000,000), plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the Final Earn-Out Revenue, minus (b) the Final Earn-Out Tier II Target, by (2) Fifteen Million (15,000,000), provided, however, that if the sum of (i) the 2010/2011 Earn-Out Payments, plus, (ii) the Final Earn-Out Payment as calculated pursuant to this Section 2.3(a)(iii)(C), is greater than the Earn-Out Cap, the Final Earn-Out Payment shall equal the difference of (X) the Earn-Out Cap, minus (Y) the 2010/2011 Earn-Out Payments; or

(D) if the Final Earn-Out Revenue is equal to or greater than the Final Earn-Out Tier III Target, then the Final Earn-Out Payment shall equal the Maximum Earn-Out Payment, provided, however, that if the sum of (i) the 2010/2011 Earn-Out Payments, plus, (ii) the Final Earn-Out Payment as calculated pursuant to this Section 2.3(a)(iii)(D), is greater than the Earn-Out Cap, the Final Earn-Out Payment shall equal the difference of (X) the Earn-Out Cap, minus (Y) the 2010/2011 Earn-Out Payments.

For the avoidance of doubt, if the Final Earn-Out Revenue is less than the Final Earn-Out Tier I Target, no payment shall be made to Sellers in respect of the Final Earn-Out Period.

(b) Notwithstanding anything to the contrary contained in this Agreement (and subject to the terms of the letter contained in Exhibit J hereto), the maximum possible amount of all Earn-Out Payments required to be made by Purchaser pursuant to this Section 2.3, in the aggregate, shall in no case exceed Thirty Million Dollars ($30,000,000) (the “Earn-Out Cap”).

(c) For the avoidance of doubt, the Business Revenue included in calculating any Earn-Out Payment in any Earn-Out Period shall not be included in the Business Revenue included in calculating an Earn-Out Payment in any other Earn-Out Period.

(d) If, on or prior to September 30, 2012, Purchaser shall sell or transfer all of the shares of capital stock or all or substantially all of the assets of Laser Diode Incorporated to a third Person (other than an Affiliate of Purchaser), then solely for purposes of determining Earn-Out Payments arising after the effective date of such sale or transfer, then the amounts of the First Earn-Out Tier I Target, First Earn-Out Tier II Target, First Earn-Out Tier III Target, Second Earn-Out Tier I Target, Second Earn-Out Tier II Target, Second Earn-Out Tier III Target, Final Earn-Out Tier I Target, Final Earn-Out Tier II Target and/or Final Earn-Out Tier III Target, as applicable, shall be reduced by (i) for the Earn-Out Period in which such sale or transfer is completed, an amount equal to the product of (X) Eight Million Dollars ($8,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) three-hundred and sixty-five (365), minus (b) the number of days in the period beginning on October 1st of the fiscal year of the Business in which such sale or transfer is completed and ending on the date such sale or transfer is completed by (2) three-hundred and sixty-five (365), and (ii) for all subsequent Earn-Out Periods, if any, Eight Million Dollars ($8,000,000).

(e) As soon as practicable after the end of each quarter during each Earn-Out Period in which the aggregate of all Earn-Out Payments is less than the Earn-Out Cap, but no later than forty-five (45) days after the end of such quarter, Purchaser shall transmit to Sellers a report setting forth its calculation of the Business Revenue for such quarter (the “Quarterly Report”). Each Quarterly Report shall contain the following information by product line for the three (3) month and year-to-date periods covered thereby: Business Revenue, sales orders received and the methodology which has been used to calculate the Business Revenue. Each Quarterly Report shall also contain the following information by product line: (i) the most recent year to date Business Revenue and sales order budget; (ii) the most recent year-to-date sales forecast of Business Revenue; (iii) the revised forecast of Business Revenue for the current year of the Earn-Out Period, if any, and (iv) at the end of each year, the sales budget and sales target for the following year.

(f) Within sixty (60) days following the end of each of the First Earn-Out Period, the Second-Earn-Out Period and the Final Earn-Out Period, as applicable, Purchaser shall prepare and deliver to Sellers for its review a statement (each an “Earn-Out Statement”) of the First Earn-Out Revenue, Second Earn-Out Revenue and Final Earn-Out Revenue (each, the “Earn-Out Revenue”), as applicable and the corresponding First Earn-Out Payment, Second Earn-Out Payment and Final Earn-Out Payment (each an “Earn-Out Payment”), as applicable. Each Earn-Out Statement shall be prepared in accordance with revenue recognition policies consistent with those applied by the Conveyed Entities and their predecessors for the year ended September 26, 2008 and the quarter ended December 26, 2008.

(g) Sellers shall have thirty (30) days from the date Purchaser delivers an Earn-Out Statement to complete its review of such Earn-Out Statement. In connection with the foregoing, Purchaser shall give Sellers and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records, and appropriate personnel of the Conveyed Entities and Purchaser solely for purposes of its review of such Earn-Out Statement. Purchaser shall instruct its employees (including the Transferred Employees) and Representatives to cooperate with, and promptly respond to all reasonable requests and inquiries of, Sellers and its Representatives, and, upon execution of a customary access letter if required by Purchaser’s outside accountants, Sellers and its Representatives shall have reasonable access, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Purchaser or its Representatives (including its outside accountants) to the extent such materials have been prepared by Purchaser or its Representatives and relate to the calculation of the Earn-Out Revenue to which such an Earn-Out Statement relates. Promptly following completion of its review of an Earn-Out Statement (but in no event later than ten (10) Business Days following the conclusion of the thirty (30) day period), Sellers shall submit to Purchaser a letter stating its concurrence or disagreement with the accuracy of the Earn-Out Statement; provided that, if Sellers submit a letter stating its disagreement with amounts set forth in an Earn-Out Statement (such letter, an “Earn-Out Dispute Notice”), such Earn-Out Dispute Notice will specify (i) the item or items in the Earn-Out Statement with which Sellers disagrees and its basis therefor, (ii) the adjustments that Sellers proposes to be made to the Earn-Out Revenue and/or Earn-Out Payment to which such Earn-Out Statement relates and (iii) the specific amount of such disagreement and all supporting documentation and calculations; and provided, further, that Sellers shall only submit an Earn-Out Dispute Notice to the extent (A) Sellers claims Purchaser did not prepare such Earn-Out Statement in accordance with GAAP as consistently applied by Purchaser, and/or (B) Sellers’ proposed calculation will result in an adjustment to the Earn-Out Payment to which such Earn-Out Statement relates. If Sellers deliver a letter stating its concurrence with the Earn-Out Statement or if Sellers does not deliver an Earn-Out Dispute Notice within ten (10) Business Days following the conclusion of such thirty (30) day period, such Earn-Out Statement shall be final and binding upon the Parties.

(h) Following timely and proper delivery of an Earn-Out Dispute Notice, if any, Sellers and Purchaser shall attempt in good faith to resolve promptly any disagreement as to the computation of any item or items as to which there was disagreement as set forth in the Earn-Out Dispute Notice (such items, the “Earn-Out Disputed Items”), and any item or items set forth in such Earn-Out Dispute Notice as to which there is no disagreement shall be deemed agreed by the Parties. If the Parties cannot reach a resolution of any Earn-Out Disputed Items within fifteen (15) days (or longer, as mutually agreed by the Parties) after timely and proper delivery of a Earn-Out Dispute Notice by Sellers, then Sellers and Purchaser shall submit any such Earn-Out Disputed Items to a nationally recognized accounting firm that is mutually agreeable to Sellers and Purchaser (the “Accountant”) for determination. Each of Sellers and Purchaser shall execute a reasonably acceptable engagement letter, if requested to do so by the Accountant, and shall provide the Accountant with all information and documentation within its possession or control that the Accountant requests for making its determination as to the Earn-Out Disputed Items. The determination of the Accountant with respect to any Earn-Out Disputed Items shall be completed within thirty (30) days after the appointment of the Accountant and shall be determined in accordance with this Agreement and be final and binding upon the Parties. Each of Sellers and Purchaser shall have an opportunity to submit to the Accountant written memoranda setting forth their positions with respect to any Earn-Out Disputed Items. The Accountant shall adopt a position within the range of positions submitted by Sellers and Purchaser with respect to any Earn-Out Disputed Item. The Accountant’s determination regarding any Earn-Out Disputed Item shall be based solely on whether Purchaser included such Earn-Out Disputed Item in or excluded such Earn-Out Disputed Item from the Earn-Out Statement or calculated such Earn-Out Disputed Item, as the case may be, in accordance with GAAP as consistently applied by Purchaser. The applicable Earn-Out Revenue and applicable Earn-Out Payment as finally determined in accordance herewith shall be used by the Parties as the applicable Earn-Out Revenue and applicable Earn-Out Payment for all purposes hereunder. The fees and expenses of the Accountant incurred with respect to this Section 2.3 shall be allocated between Sellers and Purchaser proportionately to reflect the amounts by which Sellers’ and Purchaser’s respective calculations of the Earn-Out Disputed Items differed from the Accountant’s final calculation of the Earn-Out Disputed Items.

(i) Any payments required to be made pursuant to this Section 2.3, if any, shall be made by wire transfer of immediately available funds to the account designated in writing by Sellers within five (5) Business Days after the final determination of the applicable Earn-Out Payment in accordance with this Section 2.3. Any payment required to be made pursuant to this Section 2.3 shall be considered by the Parties as an adjustment to the Purchase Price. If the payments required to be made pursuant to this Section 2.3 are made after the date on which they are due, then interest shall accrue from said date which interest will be calculated on the amount due on the basis of a year of three-hundred sixty (360) days and the actual number of days elapsed at a rate equal to the then applicable Default Rate (as defined in the Secured Promissory Note).

(j) Purchaser hereby agrees that, for a period beginning on the Closing Date and ending on the date that is the six (6) month anniversary thereof, Purchaser shall not sell or otherwise divest any material business line of the Business (other than all of the shares of capital stock or all or substantially all of the assets of Laser Diode Incorporated as contemplated by Section 2.3(d) above), provided, however, that, for the avoidance of doubt, the foregoing shall in no event apply to an equity financing of Purchaser so long as the net proceeds of such equity offering are contributed to the Purchaser and not distributed to the Purchaser’s equity holders.

(k) The parties understand and agree that the Earn-Out Payments payable pursuant to this Section 2.3, if any, constitute integral parts of the Purchase Price, the rights to receive such amounts will not be represented by any form of certificate, are not transferable, except by operation of law, and do not constitute an equity or ownership interest in Purchaser or any Conveyed Entity.

(l) During the period commencing on the Closing Date and ending on September 30, 2012, Purchaser shall operate the Business in the ordinary course and in good faith in a manner consistent with reasonable business practices and the then current annual budget of Purchaser for the Business and the Conveyed Entities as set forth in the then current Quarterly Report. Purchaser agrees to use commercially reasonable efforts to provide or obtain the financial and/or other support and resources to the Conveyed Entities and the Business necessary to enable them to operate as contemplated by their then current annual budget, and at a level consistent with good business practices.

(m) In the event of a Sale of the Business, Purchaser shall, concurrently therewith, pay to the Sellers the lesser of (i) the difference of (A) Thirty Million Dollars ($30,000,000), minus (B) the amount of all Earn-Out Payments paid to Sellers pursuant to this Section 2.3 prior to the date of such Sale of the Business, or (ii) the aggregate net proceeds realized by Purchaser upon such Sale of the Business (less (1) any fees, expenses and disbursements (including those of legal, financial and other advisors) to the extent related to or incurred in connection with any Sale of the Business, (2) all payments made against the principal and/or interest of the Secured Promissory Note, the Short Term Note and the Revolving Credit Agreement required to be made as a result of, or otherwise made concurrently with, a Sale of the Business, and (3) the amount of all Sellers’ Profit on Sale (as defined in the letter attached as Exhibit J hereto) paid or payable (whether in the form of cash or a note) to the Sellers contemplated by the terms of the letter attached as Exhibit J hereto prior to the date of such Sale of the Business) (the “Net Proceeds”). For purposes of this Agreement, “Sale of the Business” shall mean: (i) any merger, consolidation, reorganization, recapitalization, transfer of securities or other similar transaction as a result of which: (A) the Purchaser or any controlled Affiliate of Purchaser sells or transfers the record or direct or indirect beneficial ownership of all or substantially all of the outstanding equity securities of the Conveyed Entities, taken as a whole, to an unaffiliated third party, or (B) the present equity holders of Purchaser cease to be the record or direct or indirect beneficial owner of more than 50% of the equity interests, however classified, of Purchaser; or (ii) any transaction or series of related transactions that result, individually or in the aggregate, in the sale, transfer or other disposition to an unaffiliated third party or parties of assets of the Purchaser and the Conveyed Entities that generated more than 80% of the consolidated Business Revenue of Purchaser and the Conveyed Entities measured at the time of each such sale, transfer or other disposition based on the consolidated Business Revenues of Purchaser and the Conveyed Entities during the twelve (12) month period ending as of the Purchaser’s then most recently completed fiscal quarter prior to such sale, transfer or other disposition, taken as a whole.

(n) Purchaser shall not make a Major Disposition without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser or the Conveyed Entities completes a Major Disposition, Purchaser and Sellers shall negotiate in good faith and mutually agree, in a timely manner, (i) the amount of the Earn-out Payment due and payable solely as a result of such Major Disposition (which negotiations and agreement shall be in accordance with the principles set forth in the letter attached as Exhibit J hereto); and (ii) revise any future Business Revenue targets set forth in this Section 2.3 in a manner that reflects such proportion of the Business Revenue targets attributable to the assets divested as a result of such Major Disposition. For purposes of this Agreement, a “Major Disposition” shall mean any transaction or series of transactions that, considered in the aggregate with all other such transactions cumulatively, result in the sale, transfer or other disposition to an unaffiliated third party or parties of assets of the Purchaser and the Conveyed Entities that generated more than 40% but less than or equal to 80% of the consolidated Business Revenue of Purchaser and the Conveyed Entities measured at the time of each such sale, transfer or other disposition based on the consolidated Business Revenues of Purchaser and the Conveyed Entities during the twelve (12) month period ending as of the Purchaser’s then most recently completed fiscal quarter prior to such sale, transfer or other disposition, taken as a whole (it being understood, for the sake of clarity, that in the event that two or more transactions are cumulated hereunder for the purpose of determining whether they together constitute a Major

Disposition, the percentage of Business Revenue divested in any such individual transaction shall first be determined separately by reference to the Business Revenue of Purchaser and the Conveyed Entities as of the applicable twelve (12) month period noted above for such transaction, and then the percentages of Business Revenue so determined for all such transactions shall be summed).

(o) In the event that Purchaser shall complete a Minor Disposition, Purchaser and Sellers shall negotiate in good faith, and mutually agree in a timely manner on revised Business Revenue targets set forth in this Section 2.3 that reflect the proportion of the Business Revenue targets previously in effect attributable to the assets divested as a result of such Minor Dispositions. For purposes of this Agreement, “Minor Disposition” shall mean the sale, transfer or other disposition to an unaffiliated third party or parties of assets of the Purchaser and the Conveyed Entities that generated 40% or less of the consolidated Business Revenue of Purchaser and the Conveyed Entities measured at the time of each such sale, transfer or other disposition based on the consolidated Business Revenues of Purchaser and the Conveyed Entities during the twelve (12) month period ending as of the Purchaser’s then most recently completed fiscal quarter prior to such sale, transfer or other disposition, taken as a whole.

(p) In the event that Purchaser shall (i) shut down or otherwise discontinue any material business line of the Business; or (ii) make a broad reduction in product offerings of the Business resulting in a 2% or more reduction in Business Revenue as measured against either (A) the preceding fiscal year or (B) the twelve months ended at the most recently completed fiscal quarter, Purchaser and Sellers shall negotiate in good faith, and mutually agree in a timely manner on revised Business Revenue targets set forth in this Section 2.3 that reflects the proportion of the Business Revenue targets attributable to the assets divested as a result of the shut down, discontinuation or reduction (but, for the avoidance of doubt, no acceleration of Earn-Out Payments shall occur). For the sake of clarity, no adjustment pursuant to this Section 2.3(p) shall be made in the event of a Sale of the Business, Major Disposition or Minor Disposition.

(q) In the event that the parties are unable to reach an agreement with thirty (30) days after negotiations begin or there is any dispute, controversy or claim arising from or related to Section 2.3(m), Section 2.3(n), Section 2.3(o) or Section 2.3(p), such disagreement or dispute shall be submitted to a court of competent jurisdiction as set forth in Section 10.9(b).

Section 2.4 Purchase Price Adjustment. (a) Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Sellers shall prepare and deliver to Purchaser for its review a statement (the “Closing Statement”) of the Working Capital as of the Closing Date. The Closing Statement shall be prepared in a manner consistent with Exhibit A; Purchaser shall give Sellers and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records, and appropriate personnel of the Conveyed Entities and Purchaser for purposes of the preparation of the Closing Statement in accordance with this Section 2.4(a) (and during the periods contemplated by this Section 2.4(a)). Purchaser shall instruct its employees (including the Transferred Employees) and Representatives to cooperate with, and promptly respond to all reasonable requests and inquiries of, Sellers and their Representatives.

(b) Purchaser shall complete its review of the Closing Statement within thirty (30) days after the delivery thereof to Purchaser. In connection with the foregoing, Sellers shall give Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records, and appropriate personnel of Sellers and their Affiliates solely for purposes of its review of such Closing Statement. Sellers shall instruct their employees and Representatives that were responsible for preparation of the Closing Statement to cooperate with, and promptly respond to all reasonable requests and inquiries of, Purchaser and its Representatives, and, upon execution of a customary access letter if required by Sellers’ outside accountants, Purchaser and its Representatives shall have reasonable access, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Sellers or their Representatives (including its outside accountants) to the extent such materials have been prepared by Sellers or their Representatives and relate to the preparation of the Closing Statement. Promptly following completion of its review (but in no event later than ten (10) Business Days following the conclusion of the thirty (30) day period), Purchaser shall submit to Sellers a letter regarding its concurrence or disagreement with the accuracy of the Closing Statement; provided that, if Purchaser submits a letter of disagreement disputing any items set forth in the Closing Statement (such letter, a “Closing Statement Dispute Notice”), such Closing Statement Dispute Notice will specify (i) the item or items of the Closing Statement with which Purchaser disagrees and the basis therefor, (ii) the adjustments that Purchaser proposes to be made to the Closing Statement and (iii) the specific amount of such disagreement and all supporting documentation and calculations; and provided, further, that Purchaser may only submit a Closing Statement Dispute Notice to the extent that (i) Purchaser claims Sellers did not prepare the Closing Statement in accordance with Section 2.4(a) and/or (ii) Purchaser’s proposed calculation will result in an adjustment to the Purchase Price. If Purchaser delivers a letter stating its concurrence with the Closing Statement or if Purchaser does not deliver a Closing Statement Dispute Notice within ten (10) Business Days following the conclusion of such thirty (30) day period, the Closing Statement shall be final and binding upon the Parties.

(c) Following timely and proper delivery of a Closing Statement Dispute Notice, if any, Sellers and Purchaser shall attempt in good faith to resolve promptly any disagreement as to the computation of any item or items to which there was disagreement as set forth in the Closing Statement Dispute Notice (such items, the “Closing Statement Disputed Items”), and any item or items set forth in the Closing Statement as to which there is no disagreement shall be deemed agreed by the Parties. If the Parties cannot reach a resolution of any Closing Statement Disputed Items within fifteen (15) days (or longer, as mutually agreed by the Parties) after timely and proper delivery of a Closing Statement Dispute Notice by Sellers, then Sellers and Purchaser shall submit any such Closing Statement Disputed Items to the Accountant for determination. Each of Sellers and Purchaser shall execute a reasonably acceptable engagement letter, if requested to do so by the Accountant, and shall provide the Accountant with all information and documentation within its possession or control that the Accountant requests for making its determination as to the Closing Statement Disputed Items. The determination of the Accountant with respect to any Closing Statement Disputed Items shall be completed within thirty (30) days after the appointment of the Accountant and shall be determined in accordance with this Agreement and be final and binding upon the Parties. Each of Sellers and Purchaser shall have an opportunity to submit to the Accountant written memoranda setting forth their positions with respect to any Closing Statement Disputed Items. The Accountant shall adopt a position within the range of positions submitted by Sellers and

Purchaser with respect to any Closing Statement Disputed Item. The Accountant’s determination regarding any Closing Statement Disputed Item shall be based solely on whether Sellers included such Closing Statement Disputed Item in or excluded such Closing Statement Disputed Item from the Closing Statement or calculated such Closing Statement Disputed Item, as the case may be, in accordance with Section 2.4(a). The Working Capital as finally determined in accordance with this Section 2.4 shall be referred to as the “Closing Date Working Capital” for all purposes hereunder. The fees, costs, and expenses of the Accountant incurred with respect to this Section 2.4 shall be shared as follows:

(i) if the Accountant resolves all of the Closing Statement Disputed Items in favor of Purchaser’s position (the Closing Date Working Capital so determined is referred to herein as the “Low Value”), then Sellers shall be obligated to pay for all of the fees and expenses of the Accountant;

(ii) if the Accountant resolves all of the Closing Statement Disputed Items in favor of Sellers’ position (the Closing Date Working Capital so determined is referred to herein as the “High Value”), then Purchaser shall be obligated to pay for all of the fees and expenses of the Accountant; and

(iii) if the Accountant neither resolves all of the Closing Statement Disputed Items in favor of Purchaser’s position nor resolves all of the Disputed Items in favor of Sellers’ position (the Closing Date Working Capital so determined is referred to herein as the “Actual Value”), Sellers shall be responsible for such fraction of the fees and expenses of the Accountant for the Closing Date Working Capital equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, for the Closing Date Working Capital and Purchaser shall be responsible for the remainder of the fees and expenses of the Accountant.

(d) If Closing Date Working Capital:

(i) is equal to or greater than Sixty Three Million Eight Hundred Thousand Dollars ($63,800,000) (the “Lower Working Capital Limit”) and is equal to or less than Sixty Four Million Two Hundred Thousand Dollars ($64,200,000) (the “Upper Working Capital Limit”), then no adjustments will be made to the Purchase Price in respect of Working Capital; or

(ii) exceeds the Upper Working Capital Limit, then Purchaser shall be obligated to pay to Sellers the amount by which Closing Date Working Capital exceeds the Upper Working Capital Limit; or

(iii) is less than the Lower Working Capital Limit, then Sellers shall be obligated to repay to Purchaser the amount by which the Lower Working Capital Limit exceeds Closing Date Working Capital.

(e) Any payments to be made pursuant to this Section 2.4 shall be made by wire transfer of immediately available funds to the account designated in writing by Purchaser or Sellers, as the case may be, within five (5) Business Days after the determination of the Closing Date Working Capital in accordance with this Section 2.4. Any payment required to be made pursuant to this Section 2.4 shall be considered by the Parties as an adjustment to the Purchase Price.

Section 2.5 Closing. (a) The Closing shall take place at the offices of Jaeckle Fleischmann & Mugel, LLP, 12 Fountain Plaza, Buffalo, New York 14202, at 10:00 A.M., New York time on March 30, 2009 (or at such other time and place as the Parties may mutually agree). The date on which the Closing occurs is called the “Closing Date.” The parties agree that time is of the essence with respect to the Closing Date. The Closing shall be deemed to occur and be effective as of 11:59 P.M. New York time on the Closing Date (the “Effective Time”).

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

(i) the Closing Cash Consideration by wire transfer of immediately available funds to an account or accounts specified by Sellers;

(ii) the Secured Promissory Note duly and validly executed by Purchaser;

(iii) the Short Term Note duly and validly executed by Purchaser;

(iv) the Revolving Credit Agreement attached hereto as Exhibit K duly and validly executed by Purchaser;

(v) such agreements, documents and instruments as may be reasonably required by Sellers to evidence (A) a security interest in favor of Sellers in substantially all the assets of Purchaser and the Conveyed Entities to secure the Secured Promissory Note, the Short Term Note, the Revolving Credit Agreement and the Earn-Out Payments (except that no security interest in more than 66% of the shares of M/ACOM Cork or in the assets of M/ACOM Cork shall be granted), and (B) guarantees by John Ocampo and the Ocampo Family Trust to secure the Short Term Note;

(vi) an opinion of counsel by Wilson Sonsini Goodrich & Rosati, Professional Corporation in substantially the form attached hereto as Exhibit L with respect to the deliveries described in the preceding clauses (ii), (iii), and (iv); and

(vii) a certificate of the Secretary of Purchaser, in form and substance reasonably acceptable to Sellers, certifying as to the authorization of Purchaser of the execution, delivery and performance of this Agreement, the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

(c) At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

(i) all certificates (if any) representing the Shares duly endorsed in blank, or accompanied either by stock powers duly executed in blank by the respective Seller or by such other instruments of transfer as are reasonably acceptable to Purchaser (including any power of attorney or other authority under which any transfer has been executed);

(ii) unless otherwise directed by Purchaser, resignations and releases, in a form acceptable to Purchaser, of all of the directors and officers of the Conveyed Entities effective as of the Effective Time;

(iii) the Revolving Credit Agreement duly and validly executed by Seller;

(iv) a certificate of the Secretary of each Seller, in form and substance reasonably acceptable to Purchaser, certifying as to the authorization of the board of directors of each Seller of the execution, delivery and performance of this Agreement, the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including minutes of the board of directors of M/ACOM Cork of a meeting at which valid resolutions are passed (A) to approve the transfers of the Shares of for entry in the statutory books of M/ACOM Cork subject to stamping; and (B) to appoint with effect from the end of the meeting as directors and secretary of M/ACOM Cork such persons as Purchaser may nominate; and

(v) any other documents requested by Purchaser and reasonably necessary or appropriate to transfer and convey fully to Purchaser all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement (including the Non-Transferred Assets, if any) and the other Transaction Documents, other than the transfer of the Irish Shares.

(d) At the Closing, each of the Sellers and Purchaser shall enter, or cause their respective Subsidiaries or Affiliates to enter, into the Transaction Documents (other than this Agreement) to which they are a party.

Section 2.6 Further Conveyances. From time to time following the Closing, Sellers and Purchaser shall execute, acknowledge and deliver, without any further consideration, all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer, convey and record fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement (including the Non-Transferred Assets, if any) and the other Transaction Documents, and to otherwise make effective the transactions contemplated hereby and in the other Transaction Documents.

Section 2.7 Subsequent Transfers. (a) Upon the terms and subject to the conditions set forth herein, promptly after the Closing Date, but in no event later than March 25, 2010, without any further consideration, (i) Sellers shall convey, assign and transfer to Purchaser or its designee(s), or cause to be conveyed, assigned and transferred to Purchaser or its designee, and Purchaser or its designee(s) shall acquire and accept, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to the Delayed Transfer Assets, (ii) Sellers shall deliver or cause to be delivered to Purchaser such instruments of transfer, assignment and assumption as are reasonably necessary to convey to Purchaser or its designee(s) all right, title and interest in and to such Delayed

Transfer Assets, in form and substance reasonably satisfactory to Purchaser, and (iii) Purchaser shall, contemporaneously with the transfer of such Delayed Transfer Assets, assume and satisfy and discharge as and when due all of the Delayed Transfer Liabilities. From and after the Closing Date, Sellers shall hold and operate, or cause to be held and operated, the Delayed Transfer Assets and the portion of the Business relating thereto for the sole benefit and detriment of Purchaser, subject to and in accordance with the provisions of the Transition Services Agreement (to the extent the same is still in effect on and after any such transfer) and this Agreement.

(b) Notwithstanding anything to the contrary contained herein, (i) the Subsequent Transfer of all Delayed Transfer Assets and Delayed Transfer Liabilities are not required to occur on the same date, and (ii) such Subsequent Transfer shall occur on a date or dates prior to March 25, 2010, as determined by the Purchaser, in its sole discretion.

(c) Subject to the next sentence, the operation and maintenance of the Delayed Transfer Assets and the Delayed Transfer Liabilities shall be funded by Sellers. The Parties agree that, no later than fifteen (15) days following the end of each month (or later, if by such date Purchaser shall not have received a reasonably detailed itemization from Sellers setting forth such expenses), Purchaser will reimburse Sellers for direct expenses of the Business reasonably incurred in good faith by it or Tyco or its Affiliates in operating the Business in the ordinary course of business consistent with past practices in each Delayed Transfer Country as well as for allocations of costs to such portion of the Business by Sellers that are consistent with the historical allocation of costs to such portion of the Business by Sellers or Tyco or its Affiliates; provided that, there shall be no duplication of such expenses with any amounts paid or payable under the Transition Services Agreement.

Section 2.8 Purchase Price Allocation. (a) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Sellers a statement (the “Allocation”), allocating the Purchase Price among the Shares of each Conveyed Entity and any Non-Transferred Assets in accordance with Section 1060 of the Code. Sellers shall notify Purchaser of any disagreement within fifteen (15) Business Days of Sellers’ receipt of the proposed Allocation. Any dispute regarding the Allocation shall be resolved pursuant to the procedures set forth below in Section 2.8(b). Each of Sellers, on the one hand, and Purchaser, on the other hand, shall (x) be bound by the Allocation for purposes of determining any Taxes; (y) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation; and (z) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise. Each of Sellers, on the one hand, and Purchaser on the other hand, will each report, on the appropriate IRS form and any other corresponding state or local form, the federal, state and local income and other tax consequences of the purchase and sale contemplated by this Agreement. In the event that the Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and Sellers and Purchaser agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated to and among in the same proportion as the original Allocation of the Purchase Price among the Shares of each Conveyed Entity and any Non-Transferred Assets to the extent permitted by applicable Law. Notwithstanding the foregoing, prior to Closing, Sellers and Purchaser shall agree upon a valuation for the Irish Shares and any Real Property, to be used in connection with any Transfer Taxes and relevant Tax Returns. In addition, cooperation shall be given to Sellers to determine tentative allocations for purposes of any Transfer Taxes and relevant Tax Returns due prior to the ninety (90) days identified in the foregoing.

(b) If Sellers and Purchaser fail to agree on the Allocation, such matter shall be referred to the Accountant for binding arbitration. Sellers and Purchaser shall deliver to the Accountant copies of any schedules or documentation which may reasonably be required by the Accountant to make its determination. Purchaser and Sellers shall be entitled to submit to the Accountant a memorandum setting forth its position with respect to such arbitration. The Accountant shall render a determination within sixty (60) days. The determination of the Accountant shall be final and binding on all Parties. The costs incurred in retaining the Accountant pursuant to this Section 2.8 shall be shared equally, fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the letter (the “Seller Disclosure Letter”) delivered by Sellers to Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Seller Disclosure Letter will be deemed to be disclosed on any other Schedule of the Seller Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules, but shall expressly not be deemed to constitute an admission by either Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement), each of the Sellers hereby represents and warrants to Purchaser, as of the date hereof, as follows:

Section 3.1 Organization and Qualification. CDES is a corporation duly organized and validly existing and in good standing under the Laws of Massachusetts, and Lockman is a company duly organized and validly existing and in good standing (to the extent such concept is applicable) under the laws of England and Wales. Each of the Sellers has all requisite corporate power and authority to own, lease and otherwise hold, operate or sell its properties and other assets.

Section 3.2 Corporate Authority; Binding Effect. (a) Each Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of the Transaction Documents and each other document, agreement or instrument to be executed and delivered by such Seller pursuant to the Transaction Documents, and the performance by such Seller of its respective obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of such Seller. No approval or other proceeding of either Seller’s stockholders is necessary to authorize the Transaction Documents and the transactions contemplated thereby.

(b) The Transaction Documents, when executed and delivered by each Seller, assuming due execution and delivery hereof and thereof by Purchaser, constitute the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.3 Conveyed Entities; Capital Structure. (a) Schedule 3.3(a) of the Seller Disclosure Letter sets forth the name and jurisdiction of incorporation or formation of each Conveyed Entity. Each of the Conveyed Entities is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, except in jurisdictions where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Entities is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 3.3(b) of the Seller Disclosure Letter sets forth the authorized capitalization of the Conveyed Entities and the number of shares of each class of capital stock or other equity interests in each such Conveyed Entity, which are (to the extent applicable) validly issued and outstanding, fully paid and non-assessable. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any of the Conveyed Entities is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Conveyed Entities, and no equity securities or other equity interests of any of the Conveyed Entities are reserved for issuance for any purpose. Except as set forth on Schedule 3.3(b) of the Seller Disclosure Letter, the Conveyed Entities have no Subsidiaries, and all of the issued and outstanding capital stock of any Subsidiaries of the Conveyed Entities is owned beneficially and of record by the applicable Conveyed Entity. The Sellers own beneficially and of record the outstanding Shares as indicated on Schedule 3.3(b) of the Seller Disclosure Letter, free and clear of all Liens. Prior to the consummation of the transactions contemplated by the Tyco Agreement, none of the Conveyed Entities other than Laser Diode Incorporated carried on any business or had any Liabilities other than those activities and Liabilities carried out or incurred in connection with the Tyco Agreement.

Section 3.4 Non-Contravention. The execution, delivery and performance of the Transaction Documents by each of the Sellers and the Conveyed Entities (to the extent they are a party thereto), and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of either Seller or any of the Conveyed Entities, as applicable; (ii) subject to obtaining the consents or delivery of notices referred to in Schedule 3.4 of the Seller Disclosure Letter, conflict with, result in a breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Sellers or the Conveyed Entities under, or to a loss of any benefit of the Business to which the Sellers or the Conveyed Entities are entitled under, any Material Contract, Real Property Lease or material license of Intellectual Property; (iii) result in the creation of any Lien on any of the assets of either of the Sellers or any of the Conveyed Entities; and (iv) assuming the accuracy of Section 4.3, violate or result in a material breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller or Conveyed Entity is subject.

Section 3.5 Permits. Except as set forth on Schedule 3.5 of the Seller Disclosure Letter, the execution and delivery by Sellers and the Conveyed Entities of the Transaction Documents to which they are a party and each other document, agreement or instrument to be executed and delivered by a Seller or a Conveyed Entity pursuant to the Transaction Documents do not require any Permits. Each of the Sellers and the Conveyed Entities have all Permits required by any Governmental Authority for the operation of the Business, except where the failure to obtain such Permits would not reasonably be expected to be, individually or in the aggregate, material to the Business; and, except as set forth on Schedule 3.5 of the Seller Disclosure Letter, each such Permit will be, as of the Closing Date, held by a Conveyed Entity. None of the Sellers or the Conveyed Entities is in default, or received any written notice of any claim of default, with respect to any such Permit.

Section 3.6 Financial Information; Undisclosed Liabilities. (a) The internally prepared balance sheets of the Business as at September 26, 2008 and December 31, 2008 and the related statements of income for the fiscal year then ended (subject to normal year-end adjustments, which are not expected to be material, and the omission of footnotes to the financial statements) (December 31, 2008 being referred to herein as the “Balance Sheet Date”) (the internally prepared balance sheet of the Business at the Balance Sheet Date is hereinafter referred to as the “Balance Sheet”), are included as Schedule 3.6(a) of the Seller Disclosure Letter and were extracted from the accounting records of the Business provided to Seller by Tyco. The Balance Sheet and related statements of income are consistent with the Books and Records and present fairly, in all material respects, the current assets and current Liabilities of the Business as of the Balance Sheet Date and the results of operations of the Business as of and up to such date.

(b) Except as set forth on Schedule 3.6(b) of the Seller Disclosure Letter, the Business does not have any Liabilities (whether accrued, absolute, contingent or otherwise) required to be set forth on a consolidated balance sheet prepared in accordance with GAAP (or in the notes thereto), except for (i) those Liabilities reflected on the Balance Sheet, (ii) Liabilities incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date or which are included in the Closing Date Working Capital, or (iii) Liabilities specifically contemplated by this Agreement to be incurred in connection with the transactions contemplated hereby. For the avoidance of doubt, this Section 3.6(b) does not address any matters that are addressed by the specific language (as opposed to the topic matter) of the other representations contained elsewhere in this ARTICLE III.

Section 3.7 Absence of Certain Changes. Since the Balance Sheet Date to the date of this Agreement there has not occurred a Material Adverse Effect. Except as set forth on Schedule 3.7 of the Seller Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, the Business has been conducted in all material respects in the ordinary course of business and consistent with past practice. Since the Balance Sheet Date, neither the Conveyed Entities nor either of the Sellers has suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) with respect to the Business. From the Balance Sheet Date to the date of this Agreement, neither the Conveyed Entities nor either of the Sellers has (i) sold, assigned or transferred any of the assets primarily related to or necessary to conduct the

Business, singly or in the aggregate, other than sales, assignments or transfers from inventory in the ordinary course of the Business, (ii) amended, cancelled or terminated any Contract or Permit material to the operation of the Business (or committed to do so); or (iii) made any capital expenditure or incurred any obligation relating to the Business, in each case, in excess of $500,000 individually or in the aggregate.

Section 3.8 No Litigation. Except as set forth on Schedule 3.8 of the Seller Disclosure Letter, there is no action, suit, litigation, legal proceeding or arbitration (collectively “Litigation”) pending, or, to the Knowledge of Sellers, threatened against any Seller or any Conveyed Entity, or any officer, director or employee of a Seller or Conveyed Entity, in such Person’s capacity with respect to any Seller or any Conveyed Entity, by or before any Governmental Authority or arbitrator or in which any of the Conveyed Entities is a plaintiff or otherwise with respect to the Business, in each case, that would reasonably be expected to be material to the Conveyed Entities taken as a whole. No Conveyed Entity and no Seller is in Default with respect to or subject to any Court Order applicable to the Business, and there are no unsatisfied judgments against any of the Conveyed Entities.

Section 3.9 Compliance with Laws. (a) Except as set forth on Schedule 3.9(a) of the Seller Disclosure Letter, each Seller and each Conveyed Entity is and has been since September 26, 2008, and, to the Knowledge of Sellers, the Business was at all times prior to September 26, 2008, in compliance, in all material respects, with all Laws and Orders applicable to it or them, as applicable. No Seller or Conveyed Entity has received any notice to the effect that, or otherwise been advised in writing that, a Seller or Conveyed Entity is not in compliance with any Laws or Orders applicable to it in connection with the Business.

(b) Except as set forth on Schedule 3.9(b) of the Seller Disclosure Letter, each Seller and each Conveyed Entity is and has since September 26, 2008, and, to the Knowledge of Sellers, the Business has prior to September 26, 2008, at all times conducted their export transactions in material compliance with (i) all applicable export and re-export control laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the International Traffic in Arms Regulations maintained by the Department of State and (ii) all other applicable export controls in other countries in which the Business is conducted.

Section 3.10 Books and Records. Sellers have made available to Buyer true, correct and complete records of all material meetings held of, and corporate action taken by, the shareholders, board of directors and committees of the board of directors of each Conveyed Entity. Since September 26, 2008, each of the Sellers and the Conveyed Entities have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Business (collectively, the “Books and Records”) that accurately and fairly reflect, in all material respects, the business operations of the Business. Neither of the Sellers nor any Conveyed Entity has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in the normally maintained Books and Records relating to the Business. At the Closing, the minute books and other Books and Records of the Business will be in the possession of a Conveyed Entity.

Section 3.11 Environmental Matters. (a) Except as set forth on Schedule 3.11(a) of the Seller Disclosure Letter, to the Knowledge of Sellers, (i) the Business and the Conveyed Entities have since January 1, 2006 been and are currently in compliance, in all material respects, with all applicable Environmental Laws; and (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending or, to the Knowledge of Sellers, threatened in writing in connection with the operation of the Business or the Conveyed Entities under any applicable Environmental Law.

(b) Schedule 3.11(b) of the Seller Disclosure Letter accurately describes all of the Permits currently held by the Conveyed Entities necessary for the continued conduct of any activities of the Conveyed Entities involving Hazardous Substances or otherwise required by Environmental Laws (collectively “Environmental Permits”). All such Environmental Permits are valid and in full force and effect. The Conveyed Entities have complied, in all material respects, with all covenants and conditions of any Environmental Permit which is or has been in force with respect to any Hazardous Substances Activities. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the Conveyed Entities or the Business is bound as a condition to the performance and enforcement of this Agreement, have been obtained prior to the Closing.

(c) Other than the Real Property Leases and Contracts for the sale of goods or provision of services entered into in the ordinary course of the Business, none of the Business nor any of the Conveyed Entities have entered into any Contract that may require any of them to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or any Hazardous Substances Activities.

(d) Other than as set forth in this Section 3.11, Sellers do not make any representation or warranty with respect to environmental matters.

Section 3.12 Material Contracts. (a) Schedule 3.12(a) of the Seller Disclosure Letter sets forth, as of the date hereof, a list of all of the following Contracts that relate primarily to the Business or are necessary for the operation of the Business, in each case, to which a Seller or a Conveyed Entity is a party, or that has been entered into on behalf of the Business (collectively, together with each such Contract that is entered into after the date of this Agreement, the “Material Contracts”; and each a “Material Contract”), materially correct and complete copies of which (other than purchase orders for Business Products entered into in the ordinary course of the Business) have been made available to Purchaser:

(i) each equipment lease or other lease of personal property which entails annual rental payments in excess of $250,000 per annum or $500,000 in the aggregate;

(ii) each Contract for goods and/or services (including any intercompany Contracts) by and between any of the Sellers and/or the Conveyed Entities and/or any of their Affiliates (other than the Business) and/or any of the officers, directors or employees of either Seller or the Conveyed Entities and/or any of their Affiliates (other than the Business), on the one hand, and the Business, on the other hand;

(iii) each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee (excluding items set forth in Schedule 3.15(b) of the Seller Disclosure Letter) in respect of Indebtedness of the Conveyed Entities or the Business in excess of $250,000;

(iv) each customer, distribution, reseller or sales representative Contract expected to result in payment to the applicable Conveyed Entity or any other Person on behalf of the Business in excess of $1,000,000 per annum or that have resulted in such payments in excess of $2,000,000 in the aggregate over the last three years;

(v) each Contract with a Governmental Authority expected to result in payment to a Conveyed Entity in excess of $100,000;

(vi) each Contract with vendors (including OEMs) of the Business expected to result in payment by the applicable Conveyed Entity in excess of $1,000,000 per annum or that have resulted in such payments in excess of $2,000,000 in the aggregate over the last three years;

(vii) each Contract relating to capital expenditures and involving similar future payments in excess of $250,000 individually or $500,000 in the aggregate;

(viii) each Contract relating to the disposition of material assets of the Business or the acquisition or disposition of any assets or any interest in any Person or business enterprise;

(ix) each Contract limiting the ability of any Conveyed Entity or the Business to compete with any Person;

(x) each material joint venture Contract;

(xi) each Intellectual Property License;

(xii) each employment Contract, consulting Contract and severance agreement with any director, officer or employee of either Seller or its Affiliates, Tyco or its Affiliates or the Conveyed Entities, in each case, engaged primarily in the Business, which is likely to involve payments by or on behalf of the Seller or its Affiliates, Tyco or its Affiliates or the Conveyed Entities in excess of $150,000 per year, including Contracts (A) to employ or terminate executive officers or other key personnel (including key engineering staff), (B) with such present or former officers or directors pursuant to which the Conveyed Entities or the Business has current Liabilities or (C) that will result in the payment by, or the creation of any Liability to pay on behalf of the Conveyed Entities, the Business or the Purchaser any severance, termination, “golden parachute,” or other similar payments to any such present or former employees following termination of employment or otherwise as a result of the consummation of the transactions contemplated by Transaction Documents, provided that the information relating to the foregoing shall be as of the date specified in Schedule 3.12(a) of the Seller Disclosure Letter;

(xiii) each collective bargaining Contract or similar Contract, including any Contract with any union, works council or similar labor entity;

(xiv) each Contract of indemnification or hold harmless agreement (including with respect to any director, officer or employee of either Seller or its Affiliates, Tyco or its Affiliate or the Conveyed Entities, in each case, engaged primarily in the Business);

(xv) each power of attorney granted by any Conveyed Entity that is effective and outstanding as of the date hereof; and

(xvi) each other Contract, the loss of which would have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.12(a) of the Seller Disclosure Letter, all notices, approvals and consents that were agreed by the parties to the Tyco Agreement to be given or obtained pursuant to that agreement have been properly given or obtained as required by each Material Contract in order to validly assign, transfer or convey each such Contract to Sellers or the Conveyed Entities. Except as set forth on Schedule 3.12(a) of the Seller Disclosure Letter, each Material Contract is in full force and effect and is a valid and binding agreement of each of the Conveyed Entities (or, as applicable, the Affiliate of the Conveyed Entities party thereto) and, to the Knowledge of Sellers, any other party to any such Contract; and there exists no breach, violation, default or event of default (with or without notice, lapse of time or both) by the applicable Seller or a Conveyed Entity or, to the Knowledge of Sellers, any other party to any such Contract, with respect to any term or provision of any such Contract, in each case, which would have a Material Adverse Effect.

(c) There are no warranty claims or other uninsured claims pending or, to the Knowledge of Sellers, threatened against any of the Sellers, the Conveyed Entities or the Business under any Contracts which might involve a material monetary Liability which is not reserved against in the Balance Sheet.

Section 3.13 Top Customers. Except as set forth on Schedule 3.13 of the Seller Disclosure Letter, no Seller, Conveyed Entity or any of their Affiliates has received any written notice or other written communication indicating that any Top Customer intends to cease dealing with the Business or otherwise materially reduce the volume of business transacted by any Top Customer with the Business and, to the Knowledge of Sellers, no such Top Customer intends to do so.

Section 3.14 Intellectual Property. (a) Except for the Licensed Intellectual Property and except as set forth on Schedule 3.14(a) of the Seller Disclosure Letter, the Conveyed Intellectual Property includes all of the Intellectual Property of any Predecessor Entity or Sellers, that is used in the Business or by the Conveyed Entities, necessary to the operation of the Business or the operations of the Conveyed Entities, or which, absent a license or ownership thereof, would be infringed by the Business or the operations of the Conveyed Entities. The Conveyed Intellectual Property includes all Intellectual Property that was owned by Sellers or any Predecessor Entity that, as between such entities and the Conveyed Entities, is primarily related to the Business, which arose or was created in the course of the activities of an employee of the Predecessor Entities, Sellers or the Conveyed Entities engaged in the Business, or was acquired by any of them primarily for the Business.

(b) Schedule 3.14(b)(i) of the Seller Disclosure Letter and Schedule 3.14(b)(ii) of the Seller Disclosure Letter are, respectively, correct and complete lists of all Registered Intellectual Property that is Conveyed Intellectual Property or is Licensed Intellectual Property, including: (i) patents and patent applications, (ii) registrations and applications for any trademarks, service marks, logos, domain names and trade names, and (iii) registrations and applications for registration of any copyrights. The patents listed on Schedule 3.14(b)(i) of the Seller Disclosure Letter are all of the patents that meet the criteria of (ii) and (iii) of the definition of Conveyed Patents. Except as set forth in Schedule 3.14(b)(iii) of the Seller Disclosure Letter, all Conveyed Patents are, to the Knowledge of Sellers, valid and subsisting, and all Conveyed Patents have been or will be before Closing validly and properly assigned to a Conveyed Entity along with all rights therein, including the right to past damages for the infringement thereof. Except as set forth on Schedule 3.14(b)(iv) of the Seller Disclosure Letter, no Person other than the Conveyed Entities has, or has any right to obtain, any exclusive right in or ownership (including joint ownership) of, the Conveyed Intellectual Property. The Conveyed Intellectual Property includes the trademark M/A-Com and all goodwill appurtenant thereto, and includes the right to past damages for the infringement thereof, and except as permitted pursuant to Section 5.12 or pursuant to the Tyco Agreement, following the Closing Date, no entity will have the right to use the trademark M/A-Com or any other trademark that is Conveyed Intellectual Property.

(c) Except as set forth on Schedule 3.14(c)(i), Purchaser, an Affiliate of Purchaser or a Conveyed Entity will exclusively own as of the Closing Date, free and clear of all Liens other than Permitted Liens, all of the Conveyed Intellectual Property, including the right to past damages for the infringement thereof. The transfer of all Registered Intellectual Property that is Conveyed Intellectual Property to a Conveyed Entity was (or will be after Closing in accordance with this Agreement) properly filed and recorded with the PTO or other appropriate authority. Except as set forth on Schedule 3.14(c)(i) of the Seller Disclosure Letter, there is no claim, demand or proceeding by any Person which is currently pending or, to the Knowledge of Sellers, threatened in writing, which challenges the rights of Sellers or the applicable Conveyed Entity in respect of the Conveyed Intellectual Property or the Licensed Intellectual Property and Sellers have no Knowledge of any third party that is currently infringing, misappropriating, misusing or violating any Conveyed Intellectual Property in any material respect. Sellers and the Conveyed Entities have taken all reasonable measures to protect and preserve the Conveyed Intellectual Property. To the Knowledge of Sellers, the conduct of the Business (including the making, using selling and importing of any product by the Sellers or the Conveyed Entities) as currently conducted does not, and as conducted prior to the date hereof did not, infringe, misappropriate, misuse or violate in any material respect any Intellectual Property of any Person. Except as set forth on Schedule 3.14(c)(ii) of the Seller Disclosure Letter, within the last three (3) years, neither Sellers nor the Business has received written notice from any Person, challenging Sellers’, the Business’ or any Conveyed Entities’ claim to ownership or right to use or practice any Intellectual Property that is material to the Business.

(d) Schedule 3.14(d)(i) of the Seller Disclosure Letter lists all Contracts (“In-Licenses”) pursuant to which any third party has licensed to any Conveyed Entity, any Predecessor Entity or any Seller any technology or software or any Intellectual Property that is used in, necessary for, or related to the operation of the Business, other than non-exclusive licenses to commercially available software for an aggregate fee, royalty, or other consideration of less than $250,000; provided, however that the term In-License shall not include licenses for any technology or software or Intellectual Property to which the Business or the Conveyed Entities may have access to or the benefit of under the Transition Services Agreement. Schedule 3.14(d)(ii) of the Seller Disclosure Letter lists all Contracts (“Out-Licenses”) pursuant to which any Seller Entity, any Predecessor Entity or any Conveyed Entity has granted or agreed to grant any third party a right (including ownership right) or license (including cross licenses) to any Conveyed Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business. As of the Closing, all such In-Licenses and Out-Licenses (together, the “Intellectual Property Licenses”) will have been properly transferred to the Conveyed Entities and will continue in full force and effect following the Closing. The Conveyed Entities are not and, to the Knowledge of Sellers, the other parties to the Intellectual Property Licenses are not, in material breach of any Intellectual Property License. The Conveyed Entities will not assume, as of the Closing, any In-Licenses which by its term prohibits assignment or cannot be assigned or assumed without the consent of the other parties if such consent has not been obtained (non-assumed contracts) as of the Closing.

Section 3.15 Real Property. (a) Schedule 3.15(a) of the Seller Disclosure Letter sets forth a list as of the date hereof of all of the real property owned by any of the Conveyed Entities (collectively, the “Real Property”). A Conveyed Entity has title in fee simple (or its equivalent under applicable Law) to the Real Property, free and clear of all Liens, other than Permitted Liens and Liens that will be released after the Closing in accordance with this Agreement.

(b) Schedule 3.15(b) of the Seller Disclosure Letter sets forth a list as of the date hereof of all of the real property leased or subleased by the Conveyed Entities (the “Leased Real Property”) (including any options to renew or purchase in connection therewith) (each a “Real Property Lease”). Materially correct and complete copies of all Real Property Leases have been made available to Purchaser. Each Real Property Lease is in full force and effect and there exists no default or event of default by the applicable Conveyed Entity or, to the Knowledge of Sellers, any other party to any such lease. Except as set forth in Schedule 3.15(b) of the Seller Disclosure Letter, no party has the right to occupy all or any portion of any Leased Real Property other than one of the Conveyed Entities. The Leased Real Properties are in good condition and repair in all respects, ordinary wear and tear excepted.

Section 3.16 Employee Benefit Plans. (a) Schedule 3.16(a)(i) of the Seller Disclosure Letter contains an accurate and complete list of each material Benefit Plan.

(b) With respect to each Benefit Plan contributed to or maintained by a Conveyed Entity after September 26, 2008, or a Seller for the benefit of a Business Employee (in either case, a “Covered Benefit Plan”), the Sellers have provided or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, or, even if such copy does exist, but it does not reflect the current terms, an accurate description) thereof and any amendments thereto and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) for the three most recent years (A) Forms 5500 and attached schedules, (B) audited financial statements, (C) nondiscrimination testing results, (D) Forms PBGC-1, and (E) actuarial valuation reports, if any; (iii) the most recent summary plan description together with any summary of material modifications thereto, if any, and other written communications

(or a description of any oral communications) to the Business Employees concerning the extent of the benefits provided under a Benefit Plan; (iv) all material correspondence to or from any governmental entity and the most recent IRS determination, opinion, notification or advisor letter issued with respect to each Benefit Plan.

(c) (i) Each Covered Benefit Plan has been established and administered in material compliance with the terms of any document that affects such activity in respect of such Covered Benefit Plan, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, to the extent applicable to a Covered Benefit Plan; (ii) each Covered Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or the remedial amendment period for applying for such a determination has not yet expired, or its sponsor has received or applied for a favorable opinion letter as to its qualification (or, in the case of an opinion letter, its qualification in form), and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject any Conveyed Entity, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) no Conveyed Entity has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for the Business Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law; (v) each Covered Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser or the Conveyed Entities (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Sellers, threatened by the IRS, DOL, or any other governmental entity with respect to any Covered Benefit Plan; and (vi) the Conveyed Entities have timely made all contributions and other payments required by and due under the terms of each Covered Benefit Plan.

(d) Each Benefit Plan that has been adopted, contributed to, required to be contributed to, or maintained by a Conveyed Entity or any ERISA Affiliate, whether formally or informally, or with respect to which a Conveyed Entity or ERISA Affiliate will or may have any Liability, for the benefit of Business Employees who perform services outside the United States (each an “International Benefit Plan”) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory legal requirements that are applicable to such International Benefit Plan. No International Benefit Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by applicable Law, no condition exists that would prevent any Conveyed Entity or Purchaser from terminating or amending any International Benefit Plan at any time for any reason.

(e) Other than as set forth in this Section 3.16, Sellers do not make any representation or warranty with respect to employee benefits plan matters.

Section 3.17 Labor Matters. (a) Except as set forth on Schedule 3.17(a) of the Seller Disclosure Letter, each Conveyed Entity is in material compliance with all applicable Laws applicable to the ownership and operation of the Business respecting employment and employment practices, vacation and paid time off accrual and payment, meal and rest periods, immigration status, employee safety and health, other terms and conditions of employment and wages and hours (including overtime wages), and is not engaged in any unfair labor practice, other than any such unfair labor practice that would not reasonably be expected to be, individually or in the aggregate, material to the Conveyed Entities taken as a whole.

(b) No unfair labor practice complaint against any Conveyed Entity or any of its representatives or employees in connection with the ownership and operation of the Business is pending or, to the Knowledge of Sellers, has been threatened before the National Labor Relations Board or other Governmental Authority, other than any such complaint that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c) There is no labor strike, dispute, slowdown or stoppage actually pending, or to the Knowledge of Sellers, threatened or reasonably anticipated, against or involving the Conveyed Entities that would reasonably be expected to be, individually or in the aggregate, material to the Conveyed Entities taken as a whole.

(d) As of the date hereof, there are no collective bargaining and labor union agreements applicable to any Business Employee. No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.), or any similar law existing or, to the Knowledge of Sellers, threatened with respect to the Conveyed Entities.

(e) No grievance exists or, to the Knowledge of Sellers, has been threatened and no arbitration proceeding arising out of or under any collective bargaining agreement, works council or other similar agreement, of the Business is pending or, to the Knowledge of Sellers, has been threatened, other than any such grievance or arbitration proceeding that would not reasonably be expected to be, individually or in the aggregate, material to the Conveyed Entities taken as a whole. No Conveyed Entity is currently in material violation of any collective bargaining agreement, works council or similar agreement. There are no actions, suits, claims, charges or pending matters relating to any employment, safety or discrimination matters involving any Business Employees that would reasonably be expected to be, individually or in the aggregate, material to the Business.

(f) None of the Conveyed Entities have taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN Act”) or any similar state, local or foreign Law, or incurred any liability or obligation under the WARN Act or any similar state, local or foreign Law that remains unsatisfied. Sellers and each of their Affiliates complied with all obligations under the European Communities (Protection of Employees on Transfer of Undertaking) Regulations 2003 when each Business Employee in the European Union was transferred to the Conveyed Entities.

(g) The representations and warranties in this Section 3.17 are the sole and exclusive representations and warranties of Seller concerning labor matters.

Section 3.18 Taxes. (a) Except as set forth on Schedule 3.18, with respect to all amounts in respect of Taxes imposed upon the Conveyed Entities or the Non-Transferred Assets, or for which any of the Conveyed Entities are or could be liable, with respect to all taxable periods or portions thereof ending on or before the Closing Date, all applicable Tax Laws have been or will be complied with by the Closing and all amounts required to be paid by the Conveyed Entities or with respect to the Non-Transferred Assets to Taxing Authorities on or before the close of business on the Closing Date have been or will be timely paid on or before the Closing Date except Taxes not then due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet.

(b) Except as set forth on Schedule 3.18, Sellers or the Conveyed Entities have timely filed or caused to be filed, or will file or cause to be filed, all Tax Returns required to be filed on or before the Closing Date (taking into account applicable extensions) with respect to the Conveyed Entities or the Non-Transferred Assets, and all such Tax Returns were (or will be when filed) true, correct and complete in all material respects.

(c) There is no Contract, agreement, plan or arrangement to which a Conveyed Entities or any of ERISA Affiliates is a party, including the provisions of this Agreement, covering any Business Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(d) Schedule 3.18(d) of the Seller Disclosure Letter lists each Contract, agreement or arrangement between a Conveyed Entity or any ERISA Affiliate and any Business Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been amended to comply with Section 409A of the Code and neither the Conveyed Entities nor any ERISA Affiliate is reasonably expected to have any Tax withholding obligation in respect of Section 409A of the Code. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No compensation shall be includable in the gross income of any Business Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Effective Time. There is no Contract, agreement, plan or arrangement to which the Conveyed Entities or any of their ERISA Affiliates is a party, including the provisions of this Agreement, covering any Business Employee, which individually or collectively could require the Conveyed Entities or any of their ERISA Affiliates to pay a tax gross up payment to any Business Employee for Tax-related payments under Section 409A(a)(1)(B) of the Code.

(e) None of the Sellers, the Conveyed Entities or any of their ERISA Affiliates have made any payment to any Business Employee and is not party to a Contract, agreement or arrangement with any Business Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as an excess “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code. There is no agreement, plan, arrangement or other contract by which the Conveyed Entities or any of ERISA Affiliates is bound to compensate any Business Employee for excise taxes paid pursuant to Section 4999 of the Code.

(f) Other than as set forth in this Section 3.18, Sellers do not make any representation or warranty with respect to Tax matters.

Section 3.19 Brokers. Except for UBS Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of either Seller or any Conveyed Entity. Sellers are solely responsible for such fees and expenses of UBS Securities LLC.

Section 3.20 Title to Assets; Sufficiency. (a) Sellers and the Conveyed Entities own and have good title to, and, following the Closing Date, the Conveyed Entities will own and have good title to, all of the Transferred Assets free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth in Schedule 3.20 of the Seller Disclosure Letter, pursuant to the Tyco Agreement and the other agreements entered into in connection therewith, Sellers acquired from Tyco and its Affiliates all of the properties, rights, interest and other tangible and intangible assets necessary and sufficient to conduct the Business in the manner in which the Business was conducted as of immediately prior to the Tyco Closing Date. Except as set forth on Schedule 3.20 of the Seller Disclosure Letter, the assets owned (or, in the case of the Leased Real Property, leased) by the Conveyed Entities, together with the rights set forth in the Transaction Documents, the Non-Transferred Assets and the Conveyed Intellectual Property, will constitute, as of the Closing Date, all of the assets, properties, rights, interests and other tangible and intangible assets necessary and sufficient to enable the Purchaser to (i) own (or in the case of the Leased Real Property, lease) and use such assets, and exercise such rights, in all material respects, in a manner in which such assets and rights have historically been owned (or in the case of the Leased Real Property, leased), used and exercised in connection with the Business, and (ii) conduct the Business in the manner in which the Business was conducted during the period beginning immediately prior to the Tyco Closing Date through and including immediately prior to the Closing Date. Nothing in this Section 3.20(b) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of working capital or cash of the Business as of the Closing.

Section 3.21 Tangible Personal Property. Sellers and the Conveyed Entities have good and marketable title to, or a valid leasehold interest in, all of their tangible property and Inventory, in each case used primarily in connection with the Business, free and clear of any Liens, other than Permitted Liens, including the tangible personal property set forth on Schedule 3.21 of the Seller Disclosure Letter.

Section 3.22 Illegal Payments. (a) Except as set forth in Schedule 3.22(a) of the Seller Disclosure Letter, no Conveyed Entity, or any of their Subsidiaries or, to the Knowledge of Sellers, neither the Business, nor any of the officers, directors, employees, agents, or representatives of the Business or the Conveyed Entities, has, directly or indirectly, (i) made, offered to make, promised to make, or authorized the payment or giving of any bribes, kickbacks, rebates, payoffs, influence payments, gifts of money, illegal political contributions, other unlawful payments, or anything of value, to governmental officials, for the purpose of affecting their action or the action of the government they represent, to obtain or retain business, licenses, or special concessions, or (ii) taken any other action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder (the “FCPA”) or other similar applicable U.S. or non-U.S. regulations.

(b) Except as set forth in Schedule 3.22(b) of the Seller Disclosure Letter, (i) no Conveyed Entity, or any of their Subsidiaries has engaged in any transaction, maintained any bank account, or used any corporate funds, except as reflected in its normally maintained business records, (ii) the Conveyed Entity and its Subsidiaries have made and kept business records, which, in reasonable detail, accurately and fairly reflect the business activities of the Company, (iii) the business records of the Conveyed Entity and its Subsidiaries have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(c) Sellers have established and maintained a compliance program and internal controls and procedures which covers the Conveyed Entities and the Sellers believe is appropriate to the requirements of the FCPA and similar applicable non-U.S. regulations.

Section 3.23 Government Contracts. (a) Except as set forth in Schedule 3.23(a) of the Seller Disclosure Letter, to the Knowledge of Sellers, (i) none of the Business Employees is or during the last three (3) years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by a U.S. Governmental Authority, (ii) there is no pending audit or investigation by any U.S. Governmental Authority of the Conveyed Entities, the Business or any Business Employee with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract and (iii) since September 26, 2008 none of the Conveyed Entities has, and during the last three (3) years, to the Knowledge of Sellers, no prior owner of the Business has, made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract with respect to the Business, other than inquiries, audits and reconciliations that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither of the Sellers, nor to the Knowledge of Sellers any of the Business Employees, has made any intentional misstatement or omission in connection with any voluntary disclosure relating to the Conveyed Entities or the Business that has led to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(b) Except as set forth in Schedule 3.23(b) of the Seller Disclosure Letter, to the Knowledge of Sellers, there are no disputes between any Conveyed Entity or its Subsidiaries and a U.S. Governmental Authority under the Contract Disputes Act or any other federal statute or between Sellers and any of their Affiliates and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract with respect to the Business, except any such claim or dispute that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c) Except as set forth in Schedule 3.23(c) of the Seller Disclosure Letter, none of the Conveyed Entities and, to the Knowledge of Sellers, any of the Business Employees

is (or during the last two years has been) suspended or debarred from doing business with a U.S. Governmental Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting.

(d) Except as set forth in Schedule 3.23(d) of the Seller Disclosure Letter, none of the Conveyed Entities and, to the Knowledge of Sellers, any of the Business Employees, has received written notice of a termination for default or convenience, cure notice, or show cause notice from any U.S. Governmental Authority with respect to performance by the Company as a subcontractor of any portion of the obligation of a Government Contract.

(e) Except as set forth in Schedule 3.23(e) of the Seller Disclosure Letter, (i) the representations, certifications, and warranties made by the Conveyed Entities and, to the Knowledge of Sellers, any of the Business Employees, in any Government Contract, were accurate in all material respects as of their effective date, and Conveyed Entities and, to the Knowledge of Sellers, Business Employees have complied in all material respects with all such representations, certifications and warranties, (ii) no past performance evaluation received by Sellers, the Conveyed Entities and, to the Knowledge of Sellers, any of the Business Employees, with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof, and (iii) Conveyed Entities and, to the Knowledge of Sellers, the Business Employees, have complied in all material respects with all terms and conditions of any Government Contract.

(f) Except as set forth in Schedule 3.23(f) of the Seller Disclosure Letter, neither Sellers, the Conveyed Entities, any of their Subsidiaries, nor to the Knowledge of Sellers, any of the Business Employees, are aware of any facts or circumstances that are reasonably likely to give rise to the revocation of any security clearance of the Seller, the Conveyed Entities, or any of the Business Employees, either prior to or as a result of the transactions contemplated herein.

Section 3.24 Exclusivity of Representations. The representations and warranties made by Sellers in this ARTICLE III are the exclusive representations and warranties made by Sellers with respect to the Sellers, the Conveyed Entities and the Non Transferred Assets. Sellers hereby disclaim any other express or implied representations or warranties with respect to the Sellers, the Conveyed Entities, any of their respective Affiliates and the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each of the Sellers, as of the date hereof, as follows:

Section 4.1 Organization and Qualification. Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Corporate Authority. (a) Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery by

Purchaser of the Transaction Documents and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to the Transaction Documents, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Purchaser.

(b) The Transaction Documents to which it is a party, assuming due execution and delivery hereof and thereof by Sellers, constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3 Non-Contravention. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other comparable organizational document of Purchaser; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, or to a loss of any benefit of Purchaser to which Purchaser is entitled under, any Contract to which Purchaser is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Purchaser and its Affiliates is a party or is subject; and (iii) assuming the accuracy of Section 3.2(b), violate or result in a material breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.

Section 4.4 Permits. The execution and delivery by Purchaser of the Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to the Transaction Documents do not require any Permits.

Section 4.5 Third-Party Approvals. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to the Transaction Documents, and the transactions contemplated hereby and thereby, do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained or effected by Purchaser.

Section 4.6 Financial Capability. On the date hereof, Purchaser has sufficient funds to pay the Closing Cash Consideration.

Section 4.7 Investigation by Purchaser. Purchaser has conducted its own independent investigation, verification, review and analysis of the operations, assets, Liabilities, results of operations, financial condition, technology and the probable success or profitability of the ownership, use or operation of the Business and the Conveyed Entities by Purchaser after the Closing, which investigation, review and analysis was conducted by Purchaser and, to the extent Purchaser deemed appropriate, by its Affiliates and Bidder Representatives. Purchaser has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby. Purchaser acknowledges that it, its Affiliates and the Bidder Representatives have been provided adequate access to the personnel, properties, premises and records of the Business and the Conveyed Entities for such purpose.

Section 4.8 No Litigation. There is no Litigation pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates by or before any Governmental Authority or arbitrator which would reasonably be expected to delay or prevent the consummation of the transactions contemplated by the Transaction Documents.

Section 4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee, commission or expenses in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Purchaser.

Section 4.10 [RESERVED]

Section 4.11 Confidentiality Agreement. Except as has been disclosed to the Sellers prior to the date hereof, Purchaser and its Affiliates that are subject to the terms of the Confidentiality Agreement and the Bidder Representatives have complied in all material respects with the terms of the Confidentiality Agreement including the restrictions on contacting other potential acquirers of the Business and the restriction on limiting Purchaser’s financing sources from providing financing to, or arranging financing for, any other potential acquirer of the Business. Following the Closing all Confidential Information of Sellers or any of their Affiliates to the extent related to the Business shall be deemed the Confidential Information of the Conveyed Entities and of Purchaser.

Section 4.12 Absence of Arrangements with Management. As of the date hereof, there are no written Contracts, undertakings, commitments, or other written agreements between Purchaser or any of its controlled Affiliates, on the one hand, and any member of the management of the Business, on the other hand, relating to the transactions contemplated by the Transaction Documents or the operation of the Business after the Closing.

Section 4.13 Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

ARTICLE V

COVENANTS

Section 5.1 Information and Documents. (a) From and after the date hereof, subject to applicable Law and any applicable Order, upon reasonable advance notice to Sellers, Sellers shall permit Purchaser and its Representatives to have supervised, reasonable access, during regular normal business hours, to the Business Employees and to the assets, properties, books and records of Sellers and the Conveyed Entities to the extent relating primarily to the Business and shall, to the extent permitted by applicable Law any applicable Order, make available to Purchaser such financial and operating data and other available information with respect to the Business (to the extent such data or information is readily available under normal operating procedures), including such information relating to the employment of the Business Employees with respect to compensation, service and other similar information relating to Sellers’ or any of the Conveyed Entities’ employment of the Business Employees, as Purchaser shall from time to time reasonably request for the purposes of enabling Purchaser to (i) consummate the transactions contemplated by this Agreement, and (ii) operate the Business as operated prior to Closing, after Closing; provided, however, that no such access shall unreasonably interfere with Sellers’ operation of their respective businesses; and provided, further, that Sellers shall not be required to take any action which would reasonably be expected to constitute a waiver of attorney-client privilege where alternative measure are not available to preserve such privilege while granting such access.

(b) All information received by Purchaser and given by Sellers and the Conveyed Entities in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates and Representatives as “Evaluation Material,” as defined in, and pursuant to the terms of, the Confidentiality Agreement. From and after the Closing, Sellers shall not, and shall cause its Affiliates not to, make use of any such information or disclose any such information to any Person (except to the extent required by applicable Law or Order).

(c) It is expressly understood and agreed that, without the prior written consent of Sellers, which consent may be granted or withheld in Sellers’ sole and absolute discretion, nothing in this Agreement shall be construed to grant Purchaser the right to perform any Phase I, Phase II or other environmental testing on any of the properties of the Conveyed Entities.

Section 5.2 [RESERVED].

Section 5.3 Efforts to Close; Filings and Consents. Except as otherwise set forth in this Section 5.3, subject to the terms and conditions set forth herein, and to applicable Law, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Sellers shall, and shall cause their Representatives to, cooperate with the Purchaser and Purchaser’s Representatives, and use commercially reasonable efforts to comply with the reasonable requests of the Purchaser with respect to, and make, give and obtain on a timely basis, all filings, notices and consents required to be made, given or obtained in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation any such filings, notices or consents required or otherwise reasonably necessary to transfer or assign all Permits, Contracts and

Conveyed Intellectual Property currently held by Sellers or their Affiliates related to the Business. At all times after the execution of this Agreement, Sellers and their Representatives shall cooperate with the Purchaser and with Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may reasonably request, in connection with any filing, notice or consent that the Purchaser is required or elects to make, give or obtain or in connection with the transfer of any Non-Transferred Assets (which transfers shall be effected in accordance with the instructions of, and to the entities designated by, the Purchaser).

Section 5.4 Antitrust Laws. (a) Purchaser and Sellers shall as promptly as practicable take all actions necessary to file or cause to be filed the filings required of them or any of their Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby no later than fifteen (15) Business Days following the date hereof the notification and report forms required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith. Any such notification and report forms and supplemental information will be in substantial compliance with the requirements of the applicable Antitrust Laws. Sellers and Purchaser shall furnish to each other such necessary information and reasonable assistance as the other may request, in connection with its preparation of any filing or submission that is necessary under the applicable Antitrust Laws. Sellers and Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from the applicable Antitrust Authority and shall comply promptly with any such inquiry or request. Sellers and Purchaser will use their respective reasonable best efforts to obtain any clearance required under applicable Antitrust Laws for the transactions contemplated by this Agreement.

(b) Purchaser shall be responsible for the payment of all filing fees under any Antitrust Laws. Each Party shall be responsible for the fees and costs that it incurs in connection with making such filings under the Antitrust Laws.

(c) Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall be required to: (i) agree to sell, divest, hold separate, license, cause a third-party to acquire, or otherwise dispose of, the Business, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates, or any Conveyed Entity, (ii) take or commit to take such other actions that may limit Purchaser, its Affiliates, or any Conveyed Entity’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, or (iii) enter into any Order, consent decree or other agreement to effectuate any of the foregoing.

Section 5.5 Non-EU Business Employees and Employee Benefits. The provisions of this Section 5.5 shall apply only to Non-EU Business Employees.

(a) Transfer and Terms and Conditions of Employment. Purchaser shall cause the Conveyed Entities to continue the employment of each of their Non-EU Business Employees, commencing as of the Closing Date, in the same job or position and location as in effect immediately prior to the Closing Date (regardless of whether such job or position was with the Conveyed Entity, Sellers, Tyco, or an Affiliate of any of them) and (x) at a rate of pay at least equal to, (y) with severance entitlements not less favorable than, and (z) with other employee benefits, perquisites and terms and conditions of employment (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, deferred compensation arrangements and incentive compensation plans) not substantially less favorable in the aggregate than, the rate of pay, severance entitlements and other employee benefits, perquisites and terms and conditions of employment provided to the Non-EU Business Employee (regardless of whether provided by the Conveyed Entity, Sellers, Tyco, or an Affiliate of any of them), or to which the Non-EU Business Employee would be entitled, upon commencing employment with the applicable Conveyed Entity or applicable Affiliate of Sellers, immediately prior to the Closing Date. For purposes of this Section 5.5, (i) “pay” shall include base salary or wages plus any commission, variable pay target bonus, incentive compensation, premium pay, overtime and shift differentials, but not stock options or other equity-based compensation and (ii) there shall be no breach of this Section 5.5 if Purchaser does not grant stock options and other equity-based compensation and does not provide post-retirement health and post-retirement life insurance benefits to Non-EU Business Employees; provided, however, that, if and to the extent stock options or other equity-based compensation are provided by Purchaser to similarly situated employees of Purchaser, Purchaser shall grant (or shall cause to be granted) stock options and other equity-based compensation to Non-EU Business Employees (or other long-term incentive compensation, to the extent Purchaser cannot grant such stock options or other equity-based compensation to a Non-EU Business Employee pursuant to Law). Purchaser acknowledges that by purchasing the Conveyed Entities, Purchaser shall cause the Conveyed Entities or its Affiliates to continue to employ all Non-EU Business Employees of the Conveyed Entities commencing as of the Closing Date, and such Non-EU Business Employees shall be referred to as “Transferred Employees” for purposes of this Agreement. For a period of at least twelve (12) months following the Tyco Closing Date, Purchaser covenants and agrees to (or to cause the Conveyed Entities or their Affiliates to) continue to provide each Transferred Employee with the pay, severance, benefits, perquisites and terms and conditions of employment described in this Section 5.5 unless the Transferred Employee’s employment is sooner terminated (other than in the case of severance or similar termination pay and benefits). No provision in this Agreement shall give any Business Employee any right to continued employment with Purchaser or impair in any way the right of Purchaser to terminate the employment of any employee. With respect to matters described in this Section 5.5, the Sellers and the Conveyed Entities will consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials to the Non-EU Business Employees.

(b) Provision of Health Benefits. With respect to U.S. Business Employees, Purchaser shall provide or cause to be provided, effective commencing on the Closing Date, coverage to all Transferred Employees and their respective spouses and dependents, under a group health plan sponsored by Purchaser or its Affiliates, which plan shall have no pre-existing condition limitations or exclusions with respect to any such employee, spouse or dependant. Purchaser shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provision of continuation coverage, with respect to all such Transferred Employees, and their spouses and dependents, for whom a qualifying event occurs on or after the Closing Date. For purposes of this Section 5.5(b), the terms “group health plan,” “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.

(c) Severance; Retention; Bonuses. Without limiting the generality of the foregoing, (i) Purchaser shall, or shall cause its Affiliates to, have in effect until at least twelve (12) months following the Tyco Closing Date, severance and retention plans, practices and policies applicable to each Transferred Employee on the Closing Date that are not less favorable than such policies in effect immediately prior to the Closing Date with respect to such employee (whether provided by the Conveyed Entity, Seller, Tyco, or an Affiliate of any of them), and Purchaser shall indemnify, in accordance with ARTICLE VIII hereof, and hold harmless Seller and its Affiliates from any severance Liabilities with respect to Transferred Employees, and (ii) Purchaser shall, or shall cause the Conveyed Entities or their Affiliates to, ensure that each Transferred Employee who was notified of his or her target bonus for the current fiscal year prior to the Closing Date, and who meets the performance targets, if any, established at the time of such notification, receives an annual bonus at least equal to such target bonus if the Transferred Employee meets the performance targets. Seller agrees to reimburse Purchaser within thirty (30) days of demand for any payment made by Purchaser to a Non-EU Business Employee in respect of any retention, change in control or similar agreement or obligation entered into or otherwise agreed upon prior to the Closing or any Performance Bonus.

(d) Tax-Qualified Plans. In the event Transferred Employees are not permitted to continue to participate in the Predecessor Savings Plan following the Closing Date, each Transferred Employee who is a participant in the Predecessor Savings Plan shall cease to be an active participant under such plan effective as of the Closing Date, and each Conveyed Entity shall cease to be a participating employer in the Predecessor Savings Plan effective as of the Closing Date (Sellers shall have provided Purchaser with satisfactory evidence to this effect as of the date hereof). In such case, effective as of as soon as reasonably practicable after the Closing Date, Purchaser shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code with terms and conditions not substantially less favorable than those provided under the Predecessor Savings Plan as determined on an annualized basis (the “Purchaser Savings Plan”) in which Transferred Employees shall be eligible to participate. Effective as of the Closing Date, each Transferred Employee shall become fully vested in his or her account balance in the Predecessor Savings Plan. Notwithstanding anything to the contrary contained herein, Purchaser may modify the terms of, or terminate, the Purchaser Savings Plan subject to the limitations set forth in Section 5.5(a).

(e) Certain Welfare Plan Matters. Following the Closing Date, to the extent permitted by Law and the terms of the applicable Benefit Plan, Purchaser shall use its best efforts (i) to ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred Employees or their dependents or beneficiaries under any welfare benefit plans in which such Transferred Employees may be eligible to participate and (ii) to provide or cause to be provided that any costs or expenses incurred by the Transferred Employees (and their respective dependents and beneficiaries) up to (and including) the Closing Date shall be specifically applied for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

(f) Cafeteria Plan. Purchaser shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) that provides benefits to Transferred Employees not substantially less favorable than those provided by the Predecessor Cafeteria Plan. As soon as practicable following the Closing Date, Sellers shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the Predecessor Cafeteria Plan made during the year in which the Closing Date occurs by the Transferred Employees over the aggregate reimbursement payouts made for such year from such accounts to such Transferred Employees; provided, however, that, if the aggregate payouts from the flexible spending reimbursement accounts made during the year in which the Closing Date occurs to such Transferred Employees exceed the aggregate accumulated contributions to such accounts for such year by such employees, Purchaser shall cause such excess to be transferred to Sellers as soon as practicable following the Closing Date. Purchaser shall cause such amounts to be credited to each such Transferred Employees’ corresponding accounts under the Purchaser Cafeteria Plan in which such employees participate following the Closing Date. On and after the Closing Date, Purchaser shall assume and be solely responsible for all claims for reimbursement by Transferred Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan, and Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any and all claims by or with respect to Transferred Employees for reimbursement under the Predecessor Cafeteria Plan that have not been paid in full as of the Closing Date, subject to Sellers satisfying their obligations under this Section 5.5(f). Purchaser agrees to cause the Purchaser Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employees under the Predecessor Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.

(g) Supplemental Life and Long Term Disability. Effective on and for at least twelve (12) months after the Tyco Closing Date, Purchaser shall, or shall cause its Affiliates to, offer Transferred Employees coverage for supplemental life insurance and provide Transferred Employees with long-term disability policies that are not substantially less favorable than those offered immediately prior to the Closing Date by the Conveyed Entity, Sellers, Tyco, or an Affiliate of any of them, as applicable, and that cover Transferred Employees as of the date hereof, and Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any Liabilities, costs or expenses with respect to such policies.

(h) Credited Service. With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall recognize, for all Transferred Employees from and after the Closing Date, credit for all service with the Conveyed Entities and their respective predecessors (including, without limitation, Sellers, Tyco, and their Affiliates), prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

(i) No Third Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of Section 10.5, nothing in this Section 5.5(i), express or implied, is intended to constitute an amendment to any Benefit Plan or confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

Section 5.6 EU Business Employees. (a) Transfer via Transfer Regulations. The Purchaser shall cause the Conveyed Entities to continue the employment of each of the EU Business Employees with effect from the Closing Date, as provided in the Transfer Regulations as they would have applied to Sellers had the transactions contemplated by this Agreement not occurred or any applicable Laws. Notwithstanding the foregoing, with respect to such EU Business Employees, such employment shall be on terms and conditions that are not less favorable than the terms and conditions of employment provided to the EU Business Employees immediately prior to the Closing Date, regardless of whether by the Conveyed Entity, Sellers, Tyco, or an Affiliate of any of them. Notwithstanding the foregoing, and except to the extent required by Law, Purchaser shall not be obligated to establish a defined benefit retirement plan or arrangement for any EU Business Employees or any other Transferred Employees. If any EU Business Employees or any other Transferred Employees were covered by a defined benefit arrangement of Sellers or Tyco immediately prior to the Closing, Purchaser shall establish as of the Closing Date, a defined contribution arrangement for the benefit of such employees that provides reasonably comparable benefits, taking into account the difference in plan design, or such greater benefits as may be required by Law. For a period of at least twelve (12) months following the Tyco Closing Date, Purchaser covenants and agrees to, or to cause its Affiliates to, continue to provide each EU Business Employee with the terms and conditions of employment described in this Section 5.6(a). With respect to matters described in this Section 5.6, the Sellers and the Conveyed Entities will consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials to the EU Business Employees and will use commercially reasonable efforts to have Tyco consult with Purchaser in the same manner. Sellers agree to reimburse Purchaser within thirty (30) days of demand for any payment made by Purchaser to an EU Business Employee in respect of any retention, change in control or similar agreement or obligation entered into or otherwise agreed upon prior to the Closing or any Performance Bonus.

(b) Indemnity. Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any and all Losses incurred prior to, on or after the Closing Date, as a result of, arising out of, or in connection with (i) the EU Business Employees before the Closing Date, in respect of any breach of the information and consultation provisions of the Transfer Regulations by Purchaser or any Affiliate of Purchaser; or (ii) any claim by an EU Business Employee (whether or not such EU Business Employee resigns or objects to being employed by a Conveyed Entity under the Transfer Regulations) that a Conveyed Entity is in breach of contract and/or in breach of any statutory employment rights because of any change in, or any plans of Purchaser (or any relevant Affiliate of Purchaser) to change, any terms and conditions of employment or working conditions of any EU Business Employee after the Closing Date. The indemnity provided in this Section 5.6(b) shall not duplicate any obligation of Purchaser pursuant to ARTICLE VIII of this Agreement, and shall be governed by the provisions of such Article to the extent applicable.

(c) Non-Transfer of EU Business Employees. If a contract of employment has been offered by a Seller or a Conveyed Entity to an individual who would, upon the Closing Date be an EU Business Employee had the contract taken effect on its intended effective date, and if the contract is found (or alleged) not to have effect after the Closing Date, as originally made with Sellers or the Conveyed Entity, Purchaser agrees that (i) in consultation with Sellers, it will within seven (7) days of being informed of such finding or allegation make to the relevant individual an offer in writing to employ him or her under a new contract of employment to take effect on the termination referred to below and (ii) any such offer made by Purchaser will be on terms and conditions which taken as a whole do not differ in any material way from the terms and conditions of employment of that individual immediately before the Closing Date, (save as to the identity of the employer). Upon that offer being made, Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any Losses arising directly or indirectly out of the employment of that individual from the Closing Date, until such termination and the termination of such employment.

(d) No Third Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of Section 10.5, nothing in this Section 5.6, express or implied, is intended to constitute an amendment to any Benefit Plan or confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.6A Subsequent Transfer of Employees in Certain Countries. (a) Except for this Section 5.6A, for purposes of applying Section 5.5 or Section 5.6 with respect to the Business Employees, if any, located in each of the Delayed Transfer Countries and Finland, Germany, Hong Kong, Italy, Malaysia, Russia, South Africa, Sweden, Taiwan, the United Kingdom and, but only if designated in Schedule 5.6A of the Seller Disclosure Letter, the United States (each an “Applicable Employee”), the term “Subsequent Employee Transfer Date” shall be substituted for all references to the terms “Closing” and “Closing Date.” With respect to each Applicable Employee, on the Subsequent Employee Transfer Date, Sellers shall take the actions necessary to make such Applicable Employee an employee of a Seller immediately prior to the transfer of the employee to Purchaser or one of the Conveyed Entities, unless Tyco has agreed to a transfer directly from Tyco to Purchaser or one of the Conveyed Entities. With respect to matters described in this Section 5.6A, the Sellers and the Conveyed Entities will consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials to the Applicable Employees.

(b) Purchaser hereby covenants and agrees for the benefit of Sellers and their Affiliates to take any and all actions necessary or desirable in order to ensure that persons conducting business or otherwise interacting or having contact with the Applicable Employees prior to the Subsequent Employee Transfer Date are informed and understand that the Applicable Employees have no power or authority to bind, commit or otherwise obligate Sellers or Purchaser or any of their respective Affiliates in respect of any transaction or Liability.

(c) In respect of the Applicable Employees, Purchaser and Sellers hereby covenant and agree for the benefit of each other and each other’s Affiliates to use commercially reasonable efforts to authorize and enable each Applicable Employee, effective from and after the Closing, to perform his or her duties and obligations substantially as performed on behalf of Sellers and their Affiliates prior to the Closing.

(d) In connection with the payments contemplated by Section 2.7(c), Purchaser shall reimburse Sellers for any and all reasonable and documented out-of-pocket costs and expenses incurred by Sellers, whether directly or indirectly, in respect of the Applicable Employees after the Closing and prior to the Subsequent Employee Transfer Date, including, without limitation, all payroll, pension, and other benefits and related costs and expenses in respect of the Applicable Employees as well as for allocations of any other cost related to such Applicable Employees that are consistent with the historical allocation of costs to the Business by Sellers or Tyco or its Affiliates.

(e) CDES shall, directly or indirectly, provide in France to Purchaser, the Conveyed Entities, or their Affiliates, such services with respect to the Business as to which CDES and Purchaser agree from time to time (the “Services in France”). CDES makes no warranties with respect to the Services in France, and CDES’s obligation to provide Services in France shall be contingent upon its continued ability to obtain services from Tyco. Purchaser shall reimburse CDES for any and all reasonable and documented out-of-pocket costs and expenses incurred by CDES for the provision of the Services in France, whether directly or indirectly, including, without limitation, the fee charged by Tyco for provision of underlying services to CDES.

(f) Purchaser shall indemnify and hold harmless Sellers and their Affiliates from and against any and all Losses arising out of or in connection with, directly or indirectly: (t) any act or omission (or alleged act or omission) of any Applicable Employee that occurs (or is alleged to have occurred) after the Closing, regardless of legal theory, and whether based in tort, contract, strict liability or otherwise, to the extent that Purchaser would have liability if it were the employer of such Applicable Employee, (u) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of any Applicable Employee in respect of his or her employment and based upon facts or circumstances during the period from the Closing until the Subsequent Employee Transfer Date (including, without limitation, any claim of discrimination on any basis, harassment or unlawful termination) except that such indemnification shall not apply with respect to acts or omissions of Sellers or their Affiliates, (v)

any and all Losses (including any severance costs) associated with the termination of employment of any Applicable Employee for any reason after the Closing and prior to the Subsequent Transfer Date, (w) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of any Applicable Employee or Purchaser against Sellers in respect of any failure to inform and consult under the Transfer Regulations, or (x) any act or omission (or alleged act or omission) of CDES or Tyco or an Affiliate of either in connection with or related to the provision of the Services in France, regardless of legal theory, and whether based in tort, contract, strict liability or otherwise, (y) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of any person based upon facts or circumstances related to the provision of the Services in France, or (z) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of any employee of CDES or Tyco or Affiliate of either or the representative of such employee through whom CDES directly or indirectly provides the Services in France, or by Purchaser, against Sellers or Tyco or an Affiliate of either in respect of any failure to inform and consult under applicable law.

Section 5.7 Post-Closing Information. For a period of seven (7) years following the Closing, upon written request delivered to Purchaser, Purchaser shall, and Purchaser shall cause the Conveyed Entities and the Affiliates of Purchaser to afford to Sellers and their Representatives reasonable access during regular normal business hours, upon reasonable advance notice subject restrictions under applicable Law, to the properties, books and records and employees of Purchaser, the Conveyed Entities and the Affiliates of Purchaser with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business or to enable Sellers and their Representatives to satisfy Sellers’ and their Affiliates’ financial reporting and Tax planning, preparation and reporting obligations.

Section 5.8 Exclusive Dealing. (a) Immediately following the execution of this Agreement, Sellers shall, and shall cause their Affiliates, and each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Purchaser (and its Affiliates and the Bidder Representatives), concerning the purchase of the Business, and material assets of the Business or the Shares.

Section 5.9 No Hire and Non-Solicitation of Employees. (a) No Seller nor any of their controlled Affiliates will at any time prior to two (2) years from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Business Employees without Purchaser’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the Business Employees, who is not first terminated by Purchaser or any of its Affiliates subsequent to the Closing, to the extent such no-hire covenants are permitted by applicable Law, without Purchaser’s prior written consent.

(b) Except as contemplated by the Transition Services Agreement, neither Purchaser nor any of its controlled Affiliates will at any time prior to two (2) years from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the employees of Sellers and its Affiliates (other than the Business Employees) without Sellers’ prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the employees of Sellers and their Affiliates (other than the Business Employees), who is not first terminated by Sellers or any of their Affiliates subsequent to the Closing, to the extent such no-hire covenants are permitted by applicable Law, without Sellers’ prior written consent.

(c) For purposes of this Section 5.9, the term “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise; provided, that, such searches are not focused or targeted on the Business Employees or the employees of Sellers and their Affiliates (other than the Business Employees), as applicable.

Section 5.10 Post-Closing Obligations for Leases. Purchaser shall not, without the prior written consent of Sellers (not to be unreasonably withheld or delayed), exercise any right with regard to, or enter into, any amendment, renewal, modification or waiver of any Real Property Lease that could extend the term thereof beyond its then current term (which current term shall be deemed to include the term of any future renewal options existing as of the date hereof in any Real Property Lease) with respect to any Real Property Lease as to which Sellers or one of their Affiliates remains the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee, under such lease. Notwithstanding the foregoing, with respect to any Real Property Lease that involves a month to month tenancy and with respect to which Sellers or one of their Affiliates remains the leasing party, or a guarantor or is otherwise secondarily liable, in no event shall Purchaser extend such Real Property Lease (or otherwise continue or renew such month to month tenancy) later than the date that is twelve (12) months after the Closing Date. Nothing in this Agreement shall be deemed to prevent Purchaser from seeking a novation of, or entering into a new lease for the Leased Real Property relating to any Real property Lease as to which Sellers remain the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee under such lease so long as such novation or new lease contains a full release of all obligations of Sellers and/or their Affiliates, as the case may be, under such Real Property Lease.

Section 5.11 Pre-Closing Transfers. (a) To the extent not transferred at or prior to the Closing, as soon as possible after the Closing, Sellers shall, and shall cause their Affiliates to, as the case may be, transfer (and record where applicable such transfers) all of Sellers’ or its Affiliates’ right, title and interest in and to such Non-Transferred Assets, including, without limitation, the assets set forth on Schedule 5.11(a) hereof, to a Conveyed Entity or other Person (as directed by Purchaser), for no additional consideration and free and clear of all Liens (other than Permitted Liens and Liens arising under the Secured Promissory Note, the Short Term Note and the Revolving Credit Agreement), and provide Purchaser with evidence of such transfers and recording.

(b) To the extent not conveyed and transferred on or prior to the Closing Date, except as otherwise provided in this Agreement, as soon as possible after the Closing, Sellers shall, and shall cause their Affiliates to, as the case may be, convey and transfer (and record where applicable such transfers), in a form reasonably acceptable to Purchaser, to the relevant Conveyed Entity or other Person (as directed by Purchaser), each and every item of Intellectual Property that is Conveyed Intellectual Property, for no additional consideration and free and clear of all Liens (other than Permitted Liens and Liens arising under the Secured Promissory Note, the Short Term Note and the Revolving Credit Agreement), such that the representation and warranty in Section 3.14(a) is true and correct. All such transfers with respect to Registered Intellectual Property shall be pursuant to an assignment recorded in the PTO and with any other relevant authority anywhere in the world in a form reasonably acceptable to Purchaser.

Section 5.12 Purchaser Trademarks and Trade Names. Effective upon the Closing, Purchaser hereby grants to Sellers and their Affiliates (A) for a period of one (1) year, a non-exclusive, worldwide, fully-paid and royalty-free license (i) to use the trademark “M/A-COM” (the “Mark”) in connection with their business solely in the same manner such term is currently used (other than in connection with the Business), provided that, in connection with their RFID business, Sellers and its Affiliates shall only use the Mark adjacent to the term “RFID” as part of a compound mark (e.g., M/A-COM RFID), and (ii) to reproduce the Mark solely as currently included in the mask works for Sellers’ and its Affiliates’ semiconductor products (including RFID products) that are to be imbedded in other products which are not visible to the general public, and (B) for a period of three (3) years from the Tyco Closing Date, a non-exclusive, worldwide, fully-paid and royalty-free license solely to sublicense the Mark to Tyco as provided under Section 5.17 of the Tyco Agreement. All goodwill arising from such use of the Mark shall inure to the sole benefit of the Purchaser and the Conveyed Entities, as the case may be. Sellers acknowledge that the products manufactured and services provided by or on behalf of Sellers and their Affiliates and licensees in respect of which the Mark is used shall be of a quality and nature comparable to such products manufactured and services provided prior to the Closing. Except in connection with transfers or sales to Affiliates, (1) Purchaser agrees not to sell or transfer the Mark except in connection with a Sale of the Business; and (2) Sellers and their Affiliates agree not to sub-license the use of the Mark, except that Sellers may grant a sub-license of the use of the Mark in connection with a sale of the RFID business, the scope of use of which shall be as set forth above. The Mark is licensed to Sellers and their Affiliates on an “as is” basis and without any representations, warranties or indemnities of any kind.

Section 5.13 Novation and Assignment of Contracts. (a) Purchaser and Sellers shall cooperate in seeking the transfer (by novation or assignment) from Sellers or any of its Affiliates (other than the Conveyed Entities) of all Contracts which are Transferred Assets (each a “Post-Closing Transferred Contract”), effective as of or as soon as practicable after the Closing Date. For each Government Contract directly between any Seller or its Affiliates and any one or more U.S. Governmental Authorities which is a Post-Closing Transferred Contract, Sellers and Purchaser shall use commercially reasonable efforts to obtain the consents and approvals of the other party or parties to that Government Contract to novate the obligations and rights to Purchaser, consistent with 48 C.F.R. § 42.1204 et seq. For each other Post-Closing Transferred Contract, Sellers and Purchaser shall use commercially reasonable efforts to obtain all required consents and approvals of the other party or parties to novate such Contracts, and if such novation cannot be obtained, Sellers and Purchaser shall use commercially reasonable efforts to obtain all required consents and approvals of the other party or parties to such other Contracts for the assignment of such other Contracts, it being understood that neither Sellers nor any of its Affiliates shall be required to expend money, commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third party to obtain such consents and approvals. Nothing in this Agreement shall be deemed to constitute a novation or assignment of any Post-Closing Transferred Contract if the attempted novation or assignment thereof without the consent of the other party or parties thereto would constitute a breach thereof, would be ineffective with respect to any party or parties to such Contract or affect the rights of the Sellers or their Affiliate thereunder.

(b) In the event that the transfer of one or more Post-Closing Transferred Contracts as described in this Section 5.13 cannot be made, or if such attempted novation or assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Sellers, their Affiliates or Purchaser under such Contract, or would not novate or assign all of Sellers or their Affiliate’s rights thereunder at the Closing, from and after the Closing, Sellers and Purchaser shall continue to cooperate and use commercially reasonable efforts to obtain all consents and approvals required to provide Purchaser with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such novation or assignment are resolved, to the extent permitted by applicable Law and the terms of such Post-Closing Transferred Contract, Sellers shall and shall cause their Affiliates to use commercially reasonable efforts (but without any obligation to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise)) to (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Contract to the extent related to the Business, including entering into a subcontract with Purchaser for the performance of such Post-Closing Transferred Contract until such Contract is transferred in accordance with Section 5.13(a); (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and take all necessary steps and actions to provide Purchaser with the benefits of such Post-Closing Transferred Contract and to relieve Sellers or their Affiliate of the performance and other obligations thereunder; and (iii) enforce, at the request of and for the account of Purchaser, any rights of Sellers or their Affiliate arising from any such Post-Closing Transferred Contract against any third party (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser is provided the benefits of any Post-Closing Transferred Contract referred to in this Section 5.13 (whether from Sellers or otherwise), Purchaser shall perform on behalf of Sellers or their Affiliate and for the benefit of any third party (including any Governmental Authority) the obligations of Sellers or their Affiliate thereunder. Purchaser agrees to pay, perform and discharge, and defend and indemnify Sellers and their Affiliates against and hold Sellers and their Affiliates harmless from, all Liabilities of Sellers and their Affiliates relating to such performance or failure to perform, and in the event of a failure of such indemnity, Sellers and their Affiliates shall cease to be obligated under this Agreement with respect to the Post-Closing Transferred Contract that is the subject of such failure. This Section 5.13 shall also apply to any Real Property Lease, equipment leases of the Conveyed Entities, Intellectual Property License or Permit as if such lease, license or permit was a Post-Closing Transferred Contract.

Section 5.14 Manifest Error with Respect to Purchased Assets. To the extent that, during the six- (6)-month period following the Closing Date, Sellers or Purchaser, in good faith, identifies an asset that is owned by Sellers or their Affiliates (other than a Conveyed Entity) and was owned by Sellers or their Affiliates (other than a Conveyed Entity) as of the Closing Date that is or should be a Transferred Asset (any such asset, an “Omitted Asset”), then such Seller or the Purchaser, as the case may be, shall promptly deliver to the other party written notice describing the Omitted Asset and the facts supporting that party’s determination that such asset is an Omitted Asset (the “Omission Notice”). Promptly following its delivery or receipt of an Omission Notice, such Seller shall transfer such Omitted Asset to Purchaser, at no cost to the Purchaser and in a manner mutually agreeable to Sellers and Purchaser, as promptly as practicable after such Seller delivers or receives the Omission Notice. If Purchaser delivers an Omission Notice to a Seller and such Seller disagrees with Purchaser’s assertion that the asset referred to in the Omission Notice is an Omitted Asset, Purchaser and such Seller shall escalate the disagreement to their respective Chief Financial Officers or similar level executives who shall consider the dispute in a mutually agreeable location and shall attempt in good faith to resolve the dispute. If such officers are unable to resolve such dispute within ten (10) calendar days, Purchaser and such Seller shall submit for arbitration any and all matters that remain in dispute and were properly included in the Omission Notice to submit such dispute to a court of competent jurisdiction as set forth in Section 10.9(b).

Section 5.15 Intercompany Accounts. The Parties agree that Purchaser will be deemed to have contributed to the Conveyed Entities, immediately upon Closing, an amount of the Closing Cash Consideration necessary to repay all intercompany balances owing to or owed by the Conveyed Entities to any Seller or any of their Affiliates or Subsidiaries (and any intercompany Contracts relating thereto), in each case, other than such intercompany balances that are due or incurred on a current basis (i.e. as a current asset or current liability of the Business), in the ordinary course of business consistent with past practice and necessary for the day-to-day operations of the Business, and that are included in the Closing Date Working Capital, and from and after the Closing, all intercompany balances owing to or owed by the Conveyed Entities to any Seller or any of their Affiliates or Subsidiaries shall be forgiven, eliminated and otherwise terminated (including, any intercompany Contracts relating thereto). Such amounts to be repaid, as well as the relevant Conveyed Entity that is the obligor and the entity that is the creditor, are set forth on Schedule 5.15 hereto, it being understood and agreed that such Schedule 5.15 may be updated within ten (10) Business Days after Closing, in order to adjust for the final amounts through Closing.

Section 5.16 Liabilities Covered by Sellers Insurance. With respect to events relating to the Business that occurred or existed prior to the Closing Date that are covered by Sellers or their Affiliates’ occurrence-based third-party liability insurance policies (other than policies of the Conveyed Entities that remain in full force and effect after the Closing), Purchaser may make claims on behalf of the Business to the extent such coverage and limits are available under such policies; Purchaser and Sellers shall cooperate in connection with making such claim and each party shall provide the other with all reasonably requested information necessary for Sellers to make such claim. Sellers agree to take actions that it believes in good faith are commercially reasonable to permit Purchaser acting on behalf of the Business to make claims under such insurance policies of Sellers and their Affiliates solely in respect of Liabilities of the Business that existed or occurred prior to the Closing Date.

Section 5.17 Release of Liens. Each Seller shall use its commercially reasonable efforts to cause to be released all Liens on the Shares, the Transferred Assets or any of the other assets of the Conveyed Entities (other than: (i) the Leased Real Property and (ii) the Liens arising under the Secured Promissory Note, the Short Term Note and the Revolving Credit Agreement), and shall provide to Purchaser duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary to evidence the release of all such Liens.

Section 5.18 ISRA Compliance. Seller shall comply with the N.J.S.A. 13:1K-6 et seq. and applicable rules at N.J.A.C. 7:26B (collectively, “ISRA”) with respect to its leased real property located at 2 and 4 Olsen Ave., Edison, New Jersey (“NJ Sites”). Seller shall submit a General Information Notice as described at N.J.A.C. 7:26B-3.3(a) and an Application for Remediation Agreement by the Closing Date with respect to the NJ Sites. Seller shall comply with the confidentiality provisions of N.J.A.C. 7:26B-7.1 when filing the General Information Notice and the Application for Remediation. Seller shall further obtain a Remediation Agreement executed by the New Jersey Department of Environmental Protection (“NJDEP”) prior to the Closing Date or as soon as possible after the Closing Date, promptly sign said Remediation Agreement, and thereafter submit the executed Remediation Agreement to the NJDEP in accordance with ISRA. Thereafter, Seller shall take, at its own cost and expense, all such steps as are required to obtain a No Further Action approval letter from the NJDEP with respect to the NJ Sites.

Section 5.19 Non-Competition. (a) Except as otherwise set forth in this Section 5.19(a), for a period of three (3) years after the Closing (the “Noncompete Term”), Purchaser agrees not to, and agrees that it shall cause the Conveyed Entities and their Subsidiaries (including those Subsidiaries of Purchaser or the Conveyed Entities formed after the date hereof to which the assets of the Business are transferred after the date hereof) (collectively the “Purchaser Group”) not to engage directly in any of the activities set forth in Paragraph 2 of Schedule 5.19(a) hereof (the “Purchaser Group Restricted Activities”). During the Noncompete Term, each Seller agrees not to and agrees that it shall cause its Subsidiaries and controlled Affiliates and their Subsidiaries and controlled Affiliates (collectively the “Seller Group”) not to engage directly in any of the activities set forth in Paragraph 3 of Schedule 5.19(a) of the Seller Disclosure Letter (the “Seller Group Restricted Activities”). Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), except to the extent specifically provided in the proviso contained at the end of this sentence, the restrictions on Purchaser Group Restricted Activities and Seller Group Restricted Activities contained in this Section 5.19 and in Schedule 5.19(a) shall only apply so as to limit the applicable party’s sale of the products of CDES or MTS, as applicable, which were in existence at the time of the Closing, provided, however, that the Purchaser Group Restrictions set forth in Paragraph 2(c) of Schedule 5.19(a) shall not only apply so as to limit the applicable party’s sale of the products of CDES or MTS, as applicable, which were in existence at the time of the Closing, but shall be limited by the terms of Section 5.19(e) and Section 5.19(f) hereof.

(b) The Parties recognize that their failure to comply with the provisions of this Section 5.19 and Schedule 5.19(a) and the attachments thereto shall cause irreparable harm to the other Parties hereto and that money damages alone would be insufficient to compensate such other Parties. The Parties therefore agree that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against either or both of the Parties in the event of any actual or threatened breach of any of the provisions of this Section 5.19 or Schedule 5.19(a). Any such relief shall not preclude a Party hereto from seeking any other relief at law or equity, subject to applicable standards of pleading and proof, with respect to any such claim.

(c) If any provision of this Section 5.19 or Schedule 5.19(a) is deemed to be in violation of any law or unenforceable for any reason, then such provision shall not be construed to be null, void and of no effect, and shall remain in full force and effect and shall continue to be binding upon the Parties, and the court shall substitute a reasonable, judicially enforceable limitation in place of the unenforceable provision in order to serve the intent of the Parties as expressed herein.

(d) The covenants of the Parties in this Section 5.19 and Schedule 5.19(a) are not intended to supersede any covenant in any other agreement that they may enter into. The covenants in this Section 5.19 and Schedule 5.19(a) shall be cumulative with any covenants given pursuant to any other agreement that the Parties may enter into.

(e) Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), the restrictions contained in this Section 5.19 and its associated schedules shall not apply to any Person or any business lines, product lines or similar groups of assets acquired by Purchaser or any of its Subsidiaries after the date hereof (except so as to limit for the remaining Noncompete Term, if any, their sale of the products of MTS in existence as of the Closing), even if such Person or business lines, product lines or similar groups of assets have engaged in activities that would otherwise constitute Purchaser Group Restricted Activities prior to their acquisition by Purchaser, provided that such products are not misrepresented as products of MTS in existence as of the Closing. Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), the restrictions contained in this Section 5.19 and its associated schedules shall not apply to any Person or any business lines, product lines or similar groups of assets acquired by Seller or any of its Subsidiaries after the date hereof (except so as to limit for the remaining Noncompete Term, if any, their sale of the products of CDES in existence as of the Closing), even if such Person or business lines, product lines or similar groups of assets have engaged in activities that would otherwise constitute Seller Group Restricted Activities prior to their acquisition by Seller, provided that such products are not misrepresented as products of CDES in existence as of the Closing.

(f) Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), the restrictions contained in this Section 5.19 and its associated schedules shall not apply to any Person that acquires after the date hereof, by merger, asset purchase, stock purchase or otherwise, the Purchaser Group or any business lines, product lines or similar groups of assets or other portion thereof (except so as to limit for the remaining Noncompete Term, if any, their sale of the products of the Purchaser Group in existence as of the Closing), even if such Person has engaged in activities that would otherwise constitute Purchaser Group Restricted Activities prior to such acquisition, provided that such products are not misrepresented as products of MTS in existence as of the Closing. Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), the restrictions contained in this Section 5.19 and its associated schedules shall not apply to any Person that acquires after the date hereof, by merger, asset purchase, stock purchase or otherwise, the Seller Group or any business lines, product lines or similar groups of assets or other portion thereof (except so as to limit for the remaining Noncompete Term, if any, their sale of the products of the Seller Group in existence as of the Closing), even if such Person has engaged in activities that would otherwise constitute Seller Group Restricted Activities prior to such acquisition, provided that such products are not misrepresented as products of CDES in existence as of the Closing.

ARTICLE VI

[RESERVED]

ARTICLE VII

TAX MATTERS

Section 7.1 Allocation of Taxes to Sellers. Except to the extent reflected in the calculation of Closing Date Working Capital, Sellers shall be responsible for and will pay or cause to be paid, and will indemnify Purchaser and its Affiliates from and against, any and all of the following (collectively, “Sellers’ Taxes”):

(a) any and all Taxes imposed on the Sellers with respect to any taxable period, and any and all Taxes of, or relating to, the Conveyed Entities or the Non-Transferred Assets with respect to all Pre-Closing Periods, including (i) any Liability arising under Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise, and (ii) for the avoidance of doubt, (A) any Taxes of Sellers or the Conveyed Entities or imposed on the Non-Transferred Assets relating to the payment of any Performance Bonus and (B) any Taxes of Sellers or the Conveyed Entities or imposed on the Non-Transferred Assets relating to the matters set forth in Section 5.15 (Intercompany Accounts);

(b) the portion of the Taxes for any Straddle Period allocated to Sellers as determined under Section 7.3; and

(c) one-half (50%) of all Transfer Taxes;

provided, however, that Sellers’ Taxes shall not include any Taxes arising as a result of actions taken by any Conveyed Entity, Purchaser, or any of their Affiliates with respect to any Conveyed Entity, the Business or the Non-Transferred Assets after the Closing Date and not expressly contemplated by this Agreement.

Section 7.2 Allocation of Taxes to Purchaser. (a) Purchaser shall be responsible for, will pay or cause to be paid, and will indemnify Sellers and their Affiliates from and against (i) any and all Taxes of, or relating to, the Conveyed Entities or the Non-Transferred Assets with respect to all periods that begin after the Closing Date, (ii) one-half (50%) of all Transfer Taxes, and (iii) any and all Taxes of, or relating to, the Conveyed Entities or the Non-Transferred Assets arising as a result of actions taken by any Conveyed Entity, Purchaser or any of their Affiliates on the Closing Date, after the Effective Time of such Closing, excluding, for the avoidance of doubt, any Taxes relating to the Section 338(h)(10) Election.

Section 7.3 Allocation of Straddle Period Taxes. (a) With respect to any taxable period of a Conveyed Entity or applicable to the Non-Transferred Assets relating to Taxes that would (absent an election) include, but not end until after, the Closing Date (a “Straddle Period”), Sellers may or may cause one or more of the Conveyed Entities, at their sole option, to elect with any relevant Taxing Authority to close such Straddle Period as of the end of the Closing Date; provided, however, that any such election shall not materially alter the allocation of Taxes from that set forth in Section 7.3(b) and Section 7.3(c) below.

(b) Sellers will be allocated any Income Taxes imposed on the Conveyed Entity for the portion of the Straddle Period up to and including the Closing Date. For purposes of this Section 7.3(b), Income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon an interim closing of the books of a Conveyed Entity as of 11:59 p.m. on the Closing Date based upon Tax accounting methods, practices, and procedures last used by such Conveyed Entity in preparing its Tax Returns.

(c) As to any Tax other than an Income Tax for any Straddle Period, Sellers will be allocated:

(i) for any such Tax that is determined based upon specific transactions (including, but not limited to, value added, goods and services, sales, and use Taxes), all such Taxes applicable to transactions that have been consummated during the period through the end of the Closing Date; and

(ii) for any such Tax that is not based upon specific transactions (including, but not limited to, license, real property, personal property, franchise and doing business Taxes), any such Tax equal to the full amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Section 7.4 Tax Returns; Payment of Taxes. (a) Except as set forth on Schedule 7.4(a) of the Seller Disclosure Letter, Sellers shall, and shall cause the Conveyed Entities to, prepare and file, or cause to be prepared and filed, within applicable statutory limits and consistent with prior practice, (i) all Tax Returns of or which include the Conveyed Entities or the Non-Transferred Assets (including any amendments thereto) that are required to be filed on or prior to the Closing Date; (ii) all Income Tax Returns of or which include the Conveyed Entities (including any amendments thereto) for all taxable periods ending on or prior to the Closing Date, whether required to be filed before, on or after the Closing Date ((i) and (ii), the “Pre-Closing Period Tax Returns”); and (iii) all Transfer Tax Returns required to be filed by Sellers. Sellers shall, and shall cause the Conveyed Entities to, pay all Taxes shown on such Pre-Closing Period Tax Returns when due. Sellers shall file all such Pre-Closing Period Tax Returns that are Income Tax Returns; provided, however, that if any such Income Tax Returns are filed after the Closing and the Sellers are not authorized to file and execute such Income Tax Return by Law, Purchaser shall file (or cause to be filed) such Income Tax Return with the appropriate Taxing Authority.

(b) (i) Purchaser shall, and shall cause its Affiliates to, prepare and file, or cause to be prepared and filed, all Tax Returns (other than Pre-Closing Period Tax Returns which shall be the responsibility of Sellers) relating to the Conveyed Entities or the Non-Transferred Assets that are required to be filed (giving effect to any extensions of time to file) after the Closing Date and Transfer Tax Returns required to be filed by Purchaser. Purchaser shall, and shall cause its Affiliates to, permit Sellers to review and comment on any Tax Return that includes any taxable period ending on or before or beginning before and ending after the Closing Date (collectively, the “Straddle Period Returns”) no fewer than thirty (30) Business Days prior to the due date of the applicable Straddle Period Return for which Sellers or any of their Affiliates has any obligation under this Agreement, and Purchaser shall, and shall cause its Affiliates to, make such revisions to such Tax Returns as are reasonably requested by Sellers. Purchaser shall pay or cause to be paid all Taxes with respect to such Straddle Period Returns when due and Sellers shall pay over to Purchaser no fewer than three (3) Business Days prior to the due date of the applicable Straddle Period Return, an amount of cash sufficient for the payment of any Taxes shown as due on such Tax Return and for which Sellers bear responsibility pursuant to Section 7.1.

(ii) Purchaser and Sellers shall, and shall cause their Affiliates to, permit each other to review and comment on the portion of any Tax Returns related to the determination of any Transfer Tax, and Purchaser and Sellers shall, and shall cause their Affiliates to, make such revisions to such Tax Returns as are reasonably requested by the other party, and shall reimburse the other party for one-half (1/2) of such Transfer Taxes.

(c) Purchaser agrees that, with respect to each of the Conveyed Entities and any successor thereto:

(i) except as provided in Section 7.7(d), neither Purchaser nor any of its Affiliates or any successor thereto will file any claim for refund of Taxes with respect to (a) any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date;

(ii) Purchaser, its Affiliates, and any successor thereto must make any election available to them to waive the right to claim in respect of any period ending on or before the Closing Date any carryback with respect to Taxes arising in (a) any period beginning after the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

(iii) neither Purchaser nor any of its Affiliates or any successor thereto will file any amended Tax Return in respect of (a) any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

Section 7.5 Tax Contests. (a) Sellers and Purchaser shall provide notice within fifteen (15) Business Days to the other of any pending or threatened Contest of which it becomes aware related to Taxes for any period for which it is indemnified by the other Party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents it has received from any Taxing Authority in respect of any such matters. If a Party hereto has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified under Section 7.6 hereof and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting such asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount that the indemnifying Party is otherwise required to pay the indemnified Party pursuant to Section 7.6 hereof shall be reduced by the amount of such detriment.

(b) Sellers or their designee shall have the right, upon written notice to Purchaser within thirty (30) days after delivery by Purchaser to Sellers of notice, to represent a Conveyed Entity’s interests in any Contest relating to a Tax matter arising with respect to a Pre-Closing Period Tax Return to the extent such Contest is in connection with any Taxes for which Sellers may be liable pursuant to Section 7.1 hereof, to employ counsel of its choice at its expense and to control the conduct of such Contest, including settlement or other disposition thereof.

(c) Purchaser shall have the right to control the conduct of any Contest relating to a Tax matter of a Conveyed Entity or the Non-Transferred Assets arising with respect to a period ending after the Closing Date and of any Contest in respect of which Sellers have not elected to represent the interests of a Conveyed Entity pursuant to Section 7.5(b) and of any Tax Contest relating to Transfer Taxes; provided, however, that Sellers shall have the right, at Sellers’ own expense, to consult with Purchaser regarding any such Contest that may affect a Conveyed Entity for any Pre-Closing Period or for any portion of a Straddle Period ending on the Closing Date or for Transfer Taxes; and provided, further, that any settlement or other disposition of any such Contest that may affect a Conveyed Entity for any Pre-Closing Period or any portion of a Straddle Period ending on the Closing Date may only be made with the consent of Sellers, which consent will not be unreasonably withheld or delayed. As with all other disputes under this Agreement, it is understood by the Parties that any disputes arising under this Section 7.5(c), including, but not limited to, disputes regarding consent being unreasonably withheld, delayed or conditioned, shall constitute disputes regarding matters in this ARTICLE VII that require the agreement of the Parties within the meaning of Section 7.10 of this Agreement and, therefore, shall be resolved in accordance with Section 7.10 of this Agreement.

(d) Sellers and Purchaser agree, in each case at no cost to the other Party, to cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other Party, during normal business hours, all books, records, returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

(e) Where there is a dispute with a Taxing Authority regarding liability for Tax for a Pre-Closing Period and for which Sellers have an indemnification obligation, Purchaser shall, or shall cause the appropriate Conveyed Entity to, as the case may be, at the request of Sellers, pay the amount of the disputed Tax to the Taxing Authority, and Purchaser or the Conveyed Entity shall be reimbursed by Sellers in a manner to be agreed upon by the Parties at such time as Sellers make such request.

Section 7.6 Indemnification. (a) The indemnification provisions set forth in this ARTICLE VII are the exclusive remedy for obligations of the Parties arising under this Agreement that relate to Taxes and ARTICLE VIII of this Agreement shall not apply to such obligations, except that ARTICLE VIII of this Agreement shall apply to breaches of Section 3.18. The covenants contained in this ARTICLE VII shall survive the Closing until the expiration of the applicable statute of limitations.

(b) Sellers shall be liable for, and covenants and agrees to indemnify and hold harmless Purchaser and its Affiliates from and against, any and all Losses incurred by Purchaser or any of its Affiliates:

(i) to the extent arising out of, in connection with or related to any breach by Sellers of any covenant contained in ARTICLE VII hereof; or

(ii) for Taxes for which Sellers bear responsibility pursuant to Section 7.1 hereof.

(c) Purchaser shall be liable for, and covenants and agrees to indemnify and hold harmless Sellers and their Affiliates from and against, any and all Losses incurred by any of Sellers or any of their Affiliates:

(i) to the extent arising out of, in connection with or related to any breach by Purchaser of any covenant contained in ARTICLE VII hereof; or

(ii) for Taxes for which Purchaser bears responsibility pursuant to Section 7.2 hereof.

(d) If a Party (the “Tax Indemnified Party”) determines that it or any of its Affiliates is or may be entitled to indemnification by another Party (the “Tax Indemnifying Party”) under Section 7.6(b) or Section 7.6(c) hereof, the Tax Indemnified Party will promptly deliver to the Tax Indemnifying Party a written notice and demand therefore (the “Tax Notice”) specifying the basis for indemnification and, if known, the amount for which the Tax Indemnified Party reasonably believes it or any of its Affiliates is entitled to be indemnified (a “Tax Claim”), together with any supporting documentation (including, if applicable, any relevant notice from any Taxing Authority). The Tax Notice must be received by the Tax Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Tax Indemnified Party does not receive notice from the applicable Taxing Authority (“Taxing Authority Notice”) that an item exists that could give rise to a Tax Claim more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Tax Notice must be received by the Tax Indemnifying Party as promptly as practicable after the Tax Indemnified Party receives the Taxing Authority Notice (but in no event more than five (5) Business Days after the Tax Indemnified Party receives the Taxing Authority Notice). If the Tax Indemnifying Party objects to the Tax Claim in the manner set forth in Section 7.6(e) hereof or if either the Tax Indemnifying Party or the Tax Indemnified Party exercises Contest rights as contemplated by Section 7.5(b), then the Tax Indemnifying Party shall not be liable to make an indemnification payment to the Tax Indemnified Party until there is a determination by the Accountant or a Final Determination regarding the Tax Claim, as the case may be. In all other cases, the Tax Indemnifying Party will pay the Tax Indemnified Party the amount set forth in the Tax Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Tax Notice; provided, however, that if the amount for which the Tax Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Tax Notice, the Tax Indemnifying Party shall pay the amount known to be due and the Tax Indemnified Party will deliver to the Tax Indemnifying Party a further Tax Notice specifying the unknown amount as soon as reasonably practicable after such amount is known and payment will then be made as set forth above.

(e) The Tax Indemnifying Party may object to the Tax Claim (or the amount thereof) set forth in any Tax Notice by giving the Tax Indemnified Party, within thirty (30) days following receipt of such Tax Notice, written notice setting forth the Tax Indemnifying Party’s grounds for so objecting (the “Tax Objection Notice”). If the Tax Indemnifying Party does not give the Tax Indemnified Party the Tax Objection Notice within such thirty (30) day period, the Tax Indemnified Party may exercise any and all of its rights under applicable Law and this Agreement to collect such amount.

(f) The amount of a Tax Claim shall be the amount of Taxes payable by the Tax Indemnified Party net of any net Tax benefit, if any, actually recognized and attributable to such Loss in the year in which the Tax Claim is made after taking into account any reduction in future Tax deductions.

(g) If the Tax Indemnified Party and the Tax Indemnifying Party are unable to settle any dispute regarding a Tax Claim within thirty (30) days after receipt of the Tax Objection Notice, the Tax Indemnified Party and the Tax Indemnifying Party will, in accordance with Section 7.10, jointly request the Accountant to resolve the dispute as promptly as possible.

(h) Failure by the Tax Indemnified Party to promptly deliver to the Tax Indemnifying Party a Tax Notice in accordance with Section 7.6(d) hereof will not relieve the Tax Indemnifying Party of any of its obligations under this Agreement except to the extent the Tax Indemnifying Party is prejudiced by such failure.

(i) Each of the Parties, on behalf of itself and its Affiliates, agrees not to bring any actions or proceedings, at law, in equity or otherwise, against any other Party or its Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this ARTICLE VII, except pursuant to and subject to the express provisions of this Section 7.6.

Section 7.7 Refunds. (a) Purchaser shall, and shall cause its Affiliates to, hold in trust for the benefit of Sellers all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax liability for other taxable periods) of any Taxes not reflected as an asset in the calculation of Closing Date Working Capital for which Purchaser is entitled to indemnification pursuant to this Agreement (“Sellers’ Refunds”), and, within five (5) Business Days after receipt by Purchaser or any of its Affiliates of any such Sellers’ Refund, Purchaser or its Affiliate, as applicable, shall pay over to Seller the amount of such Seller’s Refund without right of set off or counterclaim.

(b) Sellers shall, and shall cause their Affiliates to, hold in trust for the benefit of Purchaser and its Affiliates all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax Liability for other taxable periods) of any Taxes for which Sellers are entitled to indemnification pursuant to this Agreement (“Purchaser’s Refunds”) and, within five (5) Business Days of receipt by Sellers or any of their Affiliates of any such Purchaser’s Refund, Sellers or and their Affiliate, as applicable, shall pay over to Purchaser the amount of Purchaser’s Refund without right of set off or counterclaim.

(c) Upon the request of Sellers, Purchaser will file, or cause a Conveyed Entity or its Affiliate to file, claims for Sellers’ Refunds, in such form as Sellers may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Purchaser or its Affiliates. Sellers will have the sole right to prosecute any claims for Sellers’ Refunds (by suit or otherwise) at Sellers’ expense and with counsel of Sellers’ choice. Purchaser will cooperate, and cause the appropriate Conveyed Entity or Affiliate to cooperate, fully, at Sellers’ expense, with Sellers and their counsel in connection therewith.

(d) Upon the request of Purchaser, Sellers shall and shall cause their Affiliates to file, claims for Purchaser’s Refunds, in such form as Purchaser may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Sellers or their Affiliates. Purchaser will have the sole right to prosecute any claims for Purchaser’s Refunds (by suit or otherwise) at Purchaser’s expense and with counsel of Purchaser’s choice. Sellers will cooperate, and cause their Affiliates to cooperate, fully, at Purchaser’s expense, with Purchaser and its counsel in connection therewith.

(e) Except as provided in Section 7.7(a) and Section 7.7(b) hereof, any refunds of Taxes other than Sellers’ Refunds and Purchaser’s Refunds will be the property of the payee of such refunds and no other Party or its Affiliates will have any right to such refunds.

(f) To the extent reasonably requested by Sellers, and within (30) days of such request, Purchaser and its Affiliates shall grant to Sellers appropriate powers of attorney as may reasonably be necessary to prosecute or defend its rights hereunder.

Section 7.8 Assistance and Cooperation. After the Closing Date, Sellers and Purchaser shall cooperate (and shall cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Conveyed Entities or the Non-Transferred Assets including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession related to the Conveyed Entities and the Non-Transferred Assets available to the other, as provided in Section 7.9 hereof. Sellers and Purchaser also shall (and shall cause their respective Affiliates to) make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes. Any information or documents provided under this Section 7.8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

Section 7.9 Tax Records. Tax records in possession of Sellers relating to the Conveyed Entities or the Non-Transferred Assets shall be transferred to Purchaser, however such records may be redacted to eliminate items regarding CDES. Sellers may make and retain copies of such Tax records. Sellers, Purchaser, and their respective Affiliates shall make available to each other (at no cost to the requesting Party) for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession relating to the Conveyed Entities or the Non-Transferred Assets to the extent reasonably required by the other Party in connection with the preparation of Tax Returns, audits, litigations, or the resolution of items under this ARTICLE VII. Sellers, Purchaser, and their respective Affiliates shall preserve and keep such Tax records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by Law, but in any event for a period of not less than ten (10) years after the Closing Date.

Section 7.10 Dispute Resolution. If Sellers and Purchaser fail to agree on the resolution of any of the matters in this ARTICLE VII that require the agreement of the Parties or otherwise disagree about the proper interpretation or operation of any provision of this ARTICLE VII, then such matter shall be referred to the Accountant for binding arbitration. Sellers and Purchaser shall deliver to the Accountant copies of any schedules or documentation that may reasonably be required by the Accountant to make its determination. Each of Purchaser and Sellers shall be entitled to submit to the Accountant a memorandum setting forth its position with respect to such arbitration. The Accountant shall render a determination within sixty (60) days of the referral of such matter for binding arbitration. Sellers or Purchaser, as the case may be, shall pay to the other Party the amount determined by the Accountant within ten (10) days of the date on which the Accountant makes its determination. The determination of the Accountant shall be final and binding on all Parties. The costs incurred in retaining the Accountant shall be shared equally, fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

Section 7.11 Payment. All amounts required to be paid to a Party under this ARTICLE VII shall be paid in Dollars and translated from local currency at the spot rate. If a Party (the “Payor”) fails to make a payment due and owing under this ARTICLE VII to the other Party or any of its Affiliates (the “Payee”) within thirty (30) days of the date prescribed by this ARTICLE VII, the Payor will pay to the Payee interest (such interest to be calculated on the basis of a year of 360 days and the actual number of days elapsed) on such payment from and including the date on which such payment was due, but excluding the day the Payor makes such payment, at a rate equal to eight percent (8%) per annum.

Section 7.12 Termination of Tax Allocation Agreements. Immediately prior to the close of business on the Closing Date, (i) all Tax allocation or sharing agreements or arrangements existing between any of Sellers or any of their Affiliates, on the one hand, and any of the Conveyed Entities, on the other hand, shall be terminated; and (ii) amounts due under such agreements or arrangements shall be settled as of the Closing Date in such manner as Sellers shall determine (including capitalization or distribution of amounts due or receivable under such agreements or arrangements). Upon such termination and settlement, no further payments by or to the Conveyed Entities with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Conveyed Entities and others shall cease at such time.

Section 7.13 Adjustment. All amounts paid, or caused to be paid, by one Party or its Affiliates to another Party or its Affiliates pursuant to this Agreement (other than interest in accordance with Section 7.11 hereof, but including amounts payable under ARTICLE VIII hereof) shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by Law.

Section 7.14 Section 338(h)(10) Election. (a) Purchaser shall join with Sellers in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax Law (collectively the “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares of the Conveyed Entities that are domestic corporations.

(b) Sellers shall prepare all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, Purchaser and Sellers each shall execute two (2) copies of Internal Revenue Service Form 8023 (or successor form) and timely file such Form 8023 in accordance with IRS guidelines. Purchaser shall execute (or cause to be executed) and deliver to Sellers such additional documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least ten (10) days prior to the date such documents or forms are required to be filed.

(c) The Parties agree that, for purposes of the Section 338(h)(10) Election, the ‘aggregate deemed sales price’ with respect to the assets of the Conveyed Entities that are domestic corporations based upon the amount of the Purchase Price allocated to the Shares of the Conveyed Entities pursuant to Section 2.8, shall be allocated for purposes of Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Tax Law, as appropriate) (the “ADSP Allocation”) in accordance with the procedures provided in Section 2.8, substituting “ADSP Allocation” for “Allocation” therein, which allocation shall be binding upon Sellers the Conveyed Entities and Purchaser.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. (a) The respective representations and warranties of Sellers and Purchaser contained in ARTICLE III and ARTICLE IV shall survive the Closing until the date that is fifteen (15) months from the Closing Date; provided that the representations and warranties set forth in (i) (A) Section 3.1 (Organization and Qualification), Section 3.2 (Corporate Authority; Binding Effect), Section 3.3 (Conveyed Entities; Capital Structure), Section 3.20(a) (Title to Assets), Section 3.22 (Illegal Payments) and Section 3.23 (Government Contracts) shall survive for the statute of limitations applicable thereto; and (B) Section 3.6(b) (Undisclosed Liabilities), Section 3.14 (Intellectual Property) and Section 3.20(b) (Sufficiency) shall survive the Closing until the date that is twenty-four (24) months from the Closing; (ii) Section 4.1 (Organization and Qualification) and Section 4.2 (Corporate Authority; Binding Effect) (such representations and warranties, the “Purchaser Specified Representations”) shall survive for the statute of limitations applicable thereto; and (iii) Section 3.11 (Environmental Matters) shall survive as set forth in Section 8.2(c) hereof. The applicable date on which the periods referenced in this Section 8.1 expire shall be referred to collectively, and in each case as the context may require, as the “Expiration Date.” The representations and warranties contained in Section 3.1 (Organization and Qualification),

Section 3.2 (Corporate Authority; Binding Effect), Section 3.3 (Conveyed Entities; Capital Structure), Section 3.6(b) (Undisclosed Liabilities), Section 3.14 (Intellectual Property) and Section 3.20 (Title to Assets; Sufficiency) shall be referred to as the “Seller Specified Representations.”

(b) Neither Sellers nor Purchaser shall have any liability whatsoever with respect to any representation and warranty unless a claim is made hereunder prior to the applicable Expiration Date for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.2 Indemnification by Sellers. (a) Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, each Seller shall, jointly and severally, defend and indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, partners and agents, as the case may be (the “Purchaser Indemnitees”), and save and hold each of them harmless against, any Losses incurred by them to the extent arising out of, in connection with or related to: (i) any failure of any representation or warranty made by Sellers contained in ARTICLE III to be true and correct when made (or, with respect to those representations and warranties as of a specified date, as of such date) (it being agreed that any materiality or Material Adverse Effect qualification in a representation and warranty (other than the representation and warranty at Section 3.12(a)(xvi) hereof) shall be disregarded in determining whether any such representation and warranty has been breached); (ii) any breach of any covenant or agreement by Sellers contained in this Agreement (other than covenants contained in ARTICLE VII, which are addressed by ARTICLE VII exclusively); (iii) any Liability, whether arising out of facts or circumstances existing before or after the Closing, of the Conveyed Entities, Sellers or any of their Affiliates to the extent not related to the Business, including any Liability of Sellers or their Affiliates or Tyco or its Affiliates, and any Liabilities relating to the matters set forth in Schedule 8.2(a)(iii) hereof (any such Liabilities, the “Unassumed Liabilities”); (iv) any Excluded Environmental Liabilities; and (v) any Unpaid Transaction Expense of the Conveyed Entities to the extent not included in the calculation of Closing Date Working Capital.

(b) Subject to the rights and limitations set forth in Section 8.2(c) and Section 8.4(b), Section 8.4(d), Section 8.6, Section 8.7 and Section 8.8, after the Closing, each Seller agrees, jointly and severally, to defend and indemnify the Purchaser Indemnitees and save and hold each of them harmless against any Losses incurred by to the extent arising out of, in connection with or related to: (i) the presence or release of, or human exposure to, Hazardous Substances in, on, or beneath any Leased Real Property or any Real Property, in each case, to the extent existing or occurring on or prior to the Closing Date; and (ii) any violation of any Environmental Law by the Business or any Conveyed Entity, to the extent relating to or arising from acts or omissions occurring on or prior to the Closing Date; provided it is understood that no Losses relating to or arising from any violation if occurring for the first time after the Closing Date are recoverable under clause (ii) of this Section 8.2(b).

(c) Certain Limitations. (i) Notwithstanding anything to the contrary contained in this Agreement, (x) for any claim for indemnity made pursuant to Section 8.2(b) (an “Environmental Standalone Claim”), or a claim based on a failure of any representation or warranty made by Sellers in Section 3.11 (collectively an “Environmental Representations Claim” an Environmental Standalone Claim and an Environmental Representations Claim shall hereinafter be collectively referred to as “Environmental Indemnity Claims”), Sellers shall not be liable for such claims unless and until the aggregate amount of all indemnifiable Losses relating to such claims equals or exceeds Four-Hundred Fifty Thousand Dollars ($450,000), in which case Sellers shall be liable only for the amount of the Losses in excess of such amount; (y) from and after the Closing, the maximum aggregated amount of indemnifiable Losses which may be recovered under Section 8.2(b) shall be Thirteen Million Five Hundred Thousand Dollars ($13,500,000); and (z) Sellers shall not be liable for any Environmental Standalone Claim or Environmental Representation Claim unless such claim is made hereunder prior to September 25, 2028.

(ii) With respect to any and all Environmental Indemnity Claims, Purchaser and Sellers, as the case may be, shall act only in a “Commercially Reasonable Manner” which shall mean the most cost-effective and commercially reasonable method for investigation, remediation, removal, corrective action, containment, monitoring and/or other response action permitted by applicable Environmental Laws, determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance with Environmental Laws in effect as of the Closing (it being understood that Commercially Reasonable Manner shall include the use of risk-based remedies, institutional or engineering controls, or deed restrictions, based on the use of the property at Closing).

(iii) Sellers shall have no obligations for any Environmental Indemnity Claim to the extent Losses thereunder result from or are the consequence of any action (including disclosure, report or other communication from the Purchaser and its Affiliates (or their agents) to any Governmental Authority or other third party or any Phase II or other intrusive investigations or sampling, testing or monitoring of the soil, surface water or groundwater performed by Purchaser or its Affiliates (or their agents)) that is not (A) required by an Environmental Law; or (B) necessary to address a condition first discovered as a result of construction activities at, on or beneath a Leased Real property or Real Property.

(iv) Sellers shall have no obligation for any Environmental Indemnity Claim to the extent Losses result, in whole or in part, from any change in use of any Leased Real Property, any Real Property or the property subject to the Sublease Agreement from its current use to any non-industrial use after the Closing Date.

(v) From and after the Closing Date, with respect to the Business, any Leased Real Property or any Real Property, Purchaser shall, and will cause each of its Affiliates and Subsidiaries to, comply with all applicable Environmental Laws in all material respects.

(vi) The Purchaser Indemnitees shall be permitted to assign all of their rights to bring an Environmental Indemnity Claim; provided that no more than one such assignment may be made by all the Purchaser Indemnitees, taken as a whole, and; provided, further, that any such assignment, if made, shall be effective if, and only if, the assignee agrees in writing to be bound to all of the limitations applicable to Environmental Indemnity Claims set forth in this ARTICLE VIII.

(d) Environmental Procedures. (i) Sellers shall have the right, but not the obligation, to conduct and control the defense or negotiation (including any investigatory, monitoring, response or remedial actions) of any Environmental Indemnity Claim for which Purchaser Indemnitees are entitled to indemnification pursuant to Section 8.2(a) or Section 8.2(b), including its resolution, compromise or settlement, with counsel and environmental consultant selected, if any, by Sellers. No resolution, compromise or settlement in respect of such Environmental Indemnity Claim may be reached by Sellers without Purchaser’s prior consent (which consent shall not be unreasonably withheld or delayed). In the event Sellers elect to control the defense or negotiation of any Environmental Indemnity Claim, Purchaser shall provide Sellers with reasonable access to its properties and employees. In the event Sellers elect not to control the defense of any Environmental Indemnity Claim, Purchaser shall control the defense of such Environmental Indemnity Claim, including its resolution, compromise or settlement, and no resolution, compromise or settlement in respect of such Environmental Indemnity Claim may be reached by Purchaser without a Seller’s prior consent (which consent shall not be unreasonably withheld or delayed).

(ii) Purchaser and Sellers, at their sole cost, as the case may be, with respect to any matter managed and controlled by the other, shall have the right to (x) participate in any meetings or material negotiations with any third party (excluding counsel, consultants or other experts retained by the controlling party) with respect to any Environmental Indemnity Claim and shall be provided with reasonable advance notice of the same and (y) review in advance and provide comments on any documents proposed to be submitted to Governmental Authorities or other third parties.

(iii) Sellers and Purchaser agree that the issuance in respect of an Environmental Indemnity Claim of a “no further action” letter or the equivalent indicia of completion issued by any Governmental Authority having jurisdiction over remediation (“NFA Letter”) shall constitute completion of a Seller’s obligation for such Environmental Indemnity Claim; provided, however, that in the event the NFA Letter contains re-openers or other provisions that reserve the right of the issuing Governmental Authority to require additional investigation and/or remediation of Hazardous Substances or seek additional damages (“Re-Opener”) and that Re-Opener is triggered before the twentieth anniversary of the Closing Date, Seller shall not invoke the receipt of the NFA Letter to avoid fulfilling its obligations with respect to such Environmental Indemnity Claim.

(iv) In the event of any inconsistency between the terms of this Section 8.2 and the other provisions in ARTICLE VIII, the provisions of this Section 8.2 shall control.

Section 8.3 Indemnification by Purchaser. Subject to the limitations set forth in this ARTICLE VIII, after the Closing, Purchaser agrees to defend and indemnify Sellers, their Affiliates and each of their respective officers, directors, employees, stockholders, partners and agents, as the case may be (“Seller Indemnitees”) and save and hold each of them harmless against any Losses incurred by them to the extent arising out of, in connection with or related to: (i) any failure of any representation or warranty made by Purchaser contained in ARTICLE IV to be true and correct when made (or, with respect to those representations and warranties as of a specified date, as of such date); (ii) any breach of any covenant or agreement by Purchaser contained in this Agreement other than covenants contained in ARTICLE VII, which are addressed in ARTICLE VII exclusively; and (iii) events occurring on or after the Closing Date to the extent such events are in connection with the operation of the Business by the Purchaser and its Affiliates or the Shares (provided that, any services provided by the Sellers or any of their Affiliates under any of the Transaction Documents other than this Agreement shall not be deemed to be “the operation of the Business by the Purchaser and its Affiliates”).

Section 8.4 Limitation on Indemnification, Mitigation. (a) Notwithstanding anything to the contrary contained in this Agreement, neither Sellers nor Purchaser shall be liable for any claim for indemnification pursuant to Section 8.2(a)(i) (other than with respect to the Seller Specified Representations) or Section 8.3(i) (other than with respect to the Purchaser Specified Representations), as the case may be, (i) for any individual item where the Loss relating thereto is less than Ten Thousand Dollars ($10,000) (the “Per-Claim Deductible”) and (ii) unless and until the aggregate amount of all such indemnifiable Losses which may be recovered from Sellers or Purchaser, as the case may be, equals or exceeds Four-Hundred Fifty Thousand Dollars ($450,000), in which case Sellers or Purchaser, as the case may be, shall be liable only for the amount of the Losses in excess of such amount. It is further agreed that the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification (A) pursuant to Section 8.2(a)(i) (other than with respect to the Seller Specified Representations), shall be an amount equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000) and (B) pursuant to Section 8.3(i) shall be an amount equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000). It is understood and agreed that the limitations contained in this Section 8.4 are separate and distinct from those contained in Section 8.2(c)(i).

(b) Purchaser acknowledges and agrees that Sellers shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to any action taken by Purchaser (other than actions taken by Purchaser to exercise or enforce its rights under this Agreements and any actions related thereto) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss required to be taken in accordance with applicable Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including, if so required, incurring costs only to the minimum extent necessary pursuant to applicable Law to remedy the breach which gives rise to the Loss.

(c) Sellers acknowledge and agree that Purchaser shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to any action taken by a Seller (other than actions taken by any such Seller to exercise or enforce its rights under this Agreements and any actions related thereto) after the Closing Date. Each Seller shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss required to be taken in accordance with applicable Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including, if so required, incurring costs only to the minimum extent necessary pursuant to applicable Law to remedy the breach which gives rise to the Loss.

(d) Notwithstanding anything in this Agreement to the contrary, except for any liability of Sellers under ARTICLE VII, Section 8.2(a)(iii) and Section 8.2(a)(iv), the aggregate liability of Sellers under this Agreement with respect to Losses to Purchaser Indemnitees for indemnification with respect to this Agreement shall not be in excess of the

Overall Cap Amount, provided, however, that the aggregate liability of Sellers pursuant to Section 8.1(a)(i) in respect of any representation and warranty contained in Section 3.6(b) (Undisclosed Liabilities) and Section 3.14 (Intellectual Property), but only clauses (a) and (c) thereof, shall be fifty percent (50%) of the Overall Cap Amount, provided, further, that the aggregate liability of Sellers pursuant to Section 8.1(a)(i) in respect of any representation and warranty contained in Section 3.14 (Intellectual Property), but only clauses (b) and (d) thereof, shall be Thirteen Million Five Hundred Thousand ($13,500,000). Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Purchaser under this Agreement with respect to Losses to Seller Indemnitees for indemnification with respect to this Agreement shall not be in excess of the Overall Cap Amount. For purposes of this Agreement, “Overall Cap Amount” shall mean, at any time, the sum of (i) the Closing Cash Consideration; plus (ii) the principal amount of the Short Term Note and all interest accrued or paid thereon at or prior to such time, plus, (iii) the principal amount of the Secured Promissory Note and all interest accrued or paid thereon at or prior to such time, plus (iv) the aggregate amount of any Earn-Out Payments paid at or prior to such time (to a maximum of the Earn-Out Cap), plus (v) the aggregate amount of any Sellers’ Profit on Sale paid or converted into a note prior to such time (as determined in accordance with the terms of the letter attached as Exhibit J hereto), provided, however, that to the extent the Losses recoverable pursuant to this Agreement by the Purchaser Indemnitees or Seller Indemnitees, as the case may be, exceeds the Overall Cap Amount at any given time, such Purchaser Indemnitees or Seller Indemnitees, as the case may be, shall have the right to recover such excess (through the Set-Off Right or otherwise) from Sellers or Purchaser, as the case may be, if the Overall Cap Amount increases at a later time (e.g. through the payment of additional Earn-Out Payments).

(e) Notwithstanding anything to the contrary contained in this ARTICLE VIII, nothing in this Agreement will limit any remedy or claim for Losses that an Indemnified Party may have against any other Person to the extent arising out of fraud or willful breach of this Agreement.

(f) All indemnification payments made hereunder shall be treated by all Parties as an adjustment to the Purchase Price.

Section 8.5 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 7.6, Section 8.2(a), Section 8.2(b) or Section 8.3 shall be net of (i) any accruals or reserves on the Balance Sheet or included in the determination of the Closing Date Working Capital with respect to the specific Loss in question, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party, (iii) any insurance proceeds or other sources of reimbursement actually received or realized by an Indemnified Party as an offset against such Loss (other than pursuant to this Agreement), but after reduction for costs of collection and net of any increase in insurance premiums, in each case, to the extent related to the payment of such insurance proceeds or source of reimbursement (each Person named in clauses (ii) and (iii), a “Collateral Source”; it being understood and agreed that no party will be obligated to seek any payment, indemnification or reimbursement from any Collateral Source), and (iv) an amount equal to the net Tax benefit, if any, actually recognized and attributable to such Loss in the year in which the claim is made after taking into account any reduction in future Tax deductions. The Indemnifying Party may request an Indemnified Party to assign the rights to seek recovery from any available Collateral Source, which may be granted or denied in the Indemnified Party’s sole discretion; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.6, Section 8.2(a), Section 8.2(b) or Section 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 7.6, Section 8.2(a), Section 8.2(b) or Section 8.3. Notwithstanding anything herein to the contrary, in no event shall “Losses” be calculated based upon any multiple of lost earnings or similar methodology used to value the Business or the Conveyed Entities.

Section 8.6 Indemnification Procedure. (a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 5.5(c), Section 5.6(b), Section 8.2 or Section 8.3 hereof (an “Indemnified Party”), including any claim by a third party described in Section 8.7, which might give rise to indemnification hereunder, then such Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or other claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The failure of an Indemnified Party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice of objection (an “Objection Certificate”) to such effect, which Objection Certificate shall specify in reasonable detail the basis for such objection. Upon timely delivery by an Indemnifying Party of an Objection Certificate, such Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such Objection Certificate, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected in an Objection Certificate. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts specified in an Objection Certificate within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 10.9(b).

(c) Claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(b), claims for Losses the validity and amount of which have been resolved by a court of competent jurisdiction as described in Section 8.6(b), claims for Losses set forth in a Claim Certificate which were not timely objected to in an Objection Certificate pursuant to Section 8.6(b) or claims for Losses which have been settled with the consent of the Indemnifying Party (not to be unreasonably withheld or delayed) as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment, provided, however, during such time as any principal amount of the Secured Promissory Note or the Short Term Note remains outstanding, Purchaser shall first seek recourse for any Agreed Claims pursuant to the Set-Off Right by way of a reduction in the principal amount of the Secured Promissory Note or the Short Term Note.

Section 8.7 Third-Party Claims. (a) If a claim by a third-party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this ARTICLE VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any such third party claim, action, suit or proceeding (a “Third-Party Claim”). If the Indemnifying Party elects to conduct and control any Third-Party Claim, it shall, within thirty (30) days of receipt of notice of such Third-Party Claim, notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to conduct and control any Third Party Claim, the Indemnified Party may conduct and control any Third-Party Claim. Notwithstanding the foregoing, if any Purchaser Indemnitee is an Indemnified Party in connection with a Third-Party Claim involving any Intellectual Property, any then current employee, any then current customer or supplier, or any Taxes, in each case, of the Business, Purchaser may control the defense of such Third Party Claim through counsel of its choosing, subject to reasonable input from Sellers, and at its own expense. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit which the Indemnifying Party has elected to assume the defense of through counsel chosen by the Indemnifying Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. Notwithstanding anything in this Section 8.7(a) to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any Third-Party

Claim unless the settlement or compromise involves only the payment of monetary damages. Notwithstanding anything in this Section 8.7(a) to the contrary, the Indemnified Party shall not, without the written consent of the Indemnifying Party, settle or compromise any Third-Party Claim.

(b) The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third-Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.8 Sole Remedy/Waiver. The Parties acknowledge and agree that the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy for any misrepresentation or breach of the warranties or covenants contained in this Agreement. In furtherance of the foregoing, the Parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) for breach of the warranties or covenants contained in this Agreement; provided, however, that the foregoing shall not apply to deliberate misrepresentations by any Party or any of its Affiliates.

Section 8.9 Transaction Documents. The Parties acknowledge that any liability of any Party under any Transaction Documents (other than this Agreement) shall be governed solely by the terms of such Transaction Documents and shall not impact any Party’s rights under this ARTICLE VIII (which shall be without duplication).

ARTICLE IX

[RESERVED]

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. Except as otherwise expressly provided in this Agreement, any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

To Sellers:

Cobham Defense Electronic Systems Corporation

58 Main Street, Route 117

Bolton, Massachusetts 01740

Attn: President

Facsimile: (978) 779-2906

and

Lockman Electronic Holdings Limited

Brook Road

Wimborne

Dorset BH21 2BJ

ENGLAND

Attn: Chief Legal Officer

Facsimile: +44 1202 840523

with a copy (which shall not constitute notice) to:

Cobham plc

Brook Road

Wimborne

Dorset BH21 2BJ

ENGLAND

Attn: Chief Legal Officer

Facsimile: +44 1202 840523

and

Jaeckle Fleischmann & Mugel, LLP

12 Fountain Plaza

Suite 800

Buffalo, New York 14202

Attn:    Joseph P. Kubarek, Esq.

            Kristen M. Birmingham, Esq.

Facsimile: (716) 856-0432

To Purchaser:

Kiwi Stone Acquisition Corp.

c/o GaAs Labs, LLC

28013 Arastradero Road

Los Altos Hills, California, 94022

Attn: John Ocampo

Facsimile: (831) 324-9410

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attn:    Steven V. Bernard, Esq.

            Lawrence M. Chu, Esq.

            Selwyn B. Goldberg, Esq.

Facsimile: (650) 493-6811

Section 10.2 Amendment; Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Sellers or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3 Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Purchaser may assign its rights and delegate its obligations hereunder to its Affiliates, provided, that Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder.

Section 10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits), together with the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters except for any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 10.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Sellers or their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

Section 10.6 Public Disclosure. Notwithstanding anything herein to the contrary, each of Purchaser and Sellers agrees that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of such Party is listed, if any, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto.

Section 10.7 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Sellers all books and records furnished by Sellers, any Conveyed Entity or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 10.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

Section 10.9 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles of such state.

(b) With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each of Sellers and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.9(b).

(c) EACH OF PURCHASER AND SELLERS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF PURCHASER AND SELLERS (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(c).

(d) The Parties agree that the prevailing party or parties, as the case may be, in any suit, action or proceeding relating to this Agreement shall be entitled to reimbursement of all costs of litigation, including reasonable attorneys’ fees, from the non-prevailing party. For purposes of this Section 10.9(d), each of the “prevailing party” and the “non-prevailing party” in any suit, action or proceeding shall be the party designated as such by the court or other appropriate official presiding over such suit, action or proceeding, such determination to be made as a part of the judgment rendered thereby.

Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 10.11 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.12 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.14 Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.15 Set-Off. In addition to any other remedies Purchaser may have hereunder, Purchaser shall have the right (exercisable in its sole discretion) to set off against any amount required to be paid to Purchaser hereunder (including any Losses to which any Purchaser Indemnitee is entitled to payment from the Sellers under ARTICLE VIII) against amount required to be paid by Purchaser (including any Earn-Out Payment or by seeking recourse by way of a reduction in the principal amount of the Secured Promissory Note or the Short Term Note, or against any Sellers’ Profit on Sale, whether payable in cash or in a the form of a note) (such right, the “Set-Off Right”); provided, however, that the Set-Off Right may not be exercised by Purchaser for amounts due to Purchaser unless (a) all Parties agree with respect to the amount to which Purchaser is entitled under this Agreement in accordance with the procedures set forth in this Agreement, or for amounts due under ARTICLE VIII, such amounts are Agreed Claims, or (b) a court of competent jurisdiction issues a judgment establishing Purchaser’s rights (provided that, if such judgment is subsequently overturned by a proper court of appeal, Purchaser shall promptly pay such amounts that have been set off under the Set-Off Right back to Sellers).

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION

By:	/s/ David L. Fuller
Name: David L. Fuller
Title: Clerk and Treasurer

LOCKMAN ELECTRONIC HOLDINGS LIMITED

By:	/s/ Charles P. Stuff
Name: Charles P. Stuff
Title: Director

KIWI STONE ACQUISITION CORP.

By:	/s/ John Ocampo
Name: John Ocampo
Title: President

EXHIBIT A

Specified Accounting Principles & Policies

“Closing Date Working Capital,” for purposes of the Purchase Agreement (the “Agreement”) by and among Cobham Defense Electronic Systems Corporation, Inc., Lockman Electronic Holdings Limited and Kiwi Stone Acquisition Corp., will be calculated using the specific accounting principles and significant accounting policies set out below. Unless otherwise defined herein, capitalized terms used but not defined shall have the meaning ascribed to them in the Agreement.

Closing Date Working Capital will be prepared in a manner consistent (including the use of a consistent level of judgment) with the policies, practices, classifications (e.g., short-term and long-term) and methods used in the preparation of the Balance Sheets of the conveyed entities, including those as at September 26, 2008 and December 26, 2008. The business units’ product line management and finance organization are collectively involved in the preparation and review of the Closing Date Working Capital calculations.

For the avoidance of doubt, Closing Date Working Capital shall exclude the impact of any restructuring initiatives, strategic plan changes (e.g., discontinuance of a product for strategic reasons) or purchase accounting adjustments as a result of Purchaser initiatives or the transactions contemplated by the Purchase Agreement.

Specific accounting principles

For the purposes of the preparation of the statement of the Closing Date Working Capital the following specific principles shall apply:

1.	All accruals and prepayments in respect of payments and receipts of a periodic nature shall be apportioned on a basis of time as at the Closing Date.

2.	The following items, without limitation, do not form part of the Closing Date Working Capital and accordingly no adjustment will be made in respect of them:

(a)	Tangible and intangible fixed assets;

(b)	Environmental liabilities;

(c)	provisions (including warranty provisions) other than as specified below;

(d)	deferred taxation;

(e)	pension provisions or deficit or accrual for any pensions payments, costs or contributions other than pursuant to accruals (payroll) below;

(f)	any accruals or other liabilities (including interest) relating to the Siemens AG Matter (as described in Schedule 3.8 of the Seller Disclosure Letter;

(g)	all intercompany balances owing to or owed by the Conveyed Entities to any Seller or any of their Affiliates or Subsidiaries in each case, other than such intercompany balances that are due or incurred on a current basis (i.e. as a current asset or current liability of the Business), in the ordinary course of business consistent with past practice and necessary for the day-to-day operations of the Business, and that are agreed by the parties to be included in the Closing Date Working Capital;

EXHIBIT A

Specified Accounting Principles

(h)	Any liabilities associated with the first quarter employee bonus payment, retention bonuses or reduction in force severance packages; or

(i)	any other long term assets or liabilities.

3.	No account shall be taken of liabilities (or potential or contingent liabilities) which are not transferred to Purchaser or the Conveyed Entities under the Purchase Agreement or which are indemnified by Sellers under the Purchase Agreement. Conversely, there shall be no right of indemnification by either Purchaser or Sellers for any amounts as adjusted pursuant to the working capital adjustment in Section 2.4 of the Purchase Agreement.

4.	Individual items may only be included once in the Closing Date Working Capital.

Significant accounting policies

1.	Closing Cash

Closing Date Working Capital will exclude Conveyed Entities Closing Cash Balances, with the exception of any Cash Balances retained within Laser Diode Inc. and M/ACOM Technology Solutions (Cork) Limited which will be included in Closing Date Working Capital. For the avoidance of doubt, no retrospective adjustment to the working capital peg shall be made in respect of this item.

2.	Accounts Receivable and Allowance for Doubtful Accounts

a. Accounts Receivable (including intercompany trading accounts receivable)

Revenue from the sale of products is recognized at the time title, risks and rewards of ownership pass. This is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable, and collection is reasonably assured. For those items where title has not yet transferred, the Business defers the recognition of revenue.

Accounts receivables include trade accounts receivable, intercompany accounts receivable (in respect of shipments of products), unbilled accounts receivable that have not been billed at the time of shipment but have been shipped in accordance with the paragraph above and other accounts receivable required to be recognized in accordance with GAAP.

b. Allowance for Doubtful Accounts, Pricing Disputes and Business Unit Specific Reserves

Accounts receivables are recorded net of allowances for (i) doubtful accounts, (ii) pricing disputes and (iii) business unit specific reserves. Allowances against accounts receivable for doubtful accounts, pricing disputes and business unit specific reserves are calculated as set out below. No additional types of accounts receivable reserves other than the types of accounts receivable reserves included in the Balance Sheet shall be included in the Closing Date Working Capital.

A general reserve for doubtful trade accounts receivable is determined by applying certain percentages to the older aging categories. As outlined in Annex 5, the general reserve for receivables is calculated as follows: 5% of receivables 61 to 90 days past due, 10% of receivables 91 to 120 days past due, 15% of receivables 121 to 210 days past due, and 50% of receivables 211 to 300 days past due. For receivables over 301 days past due the reserve is calculated at 100%. Customers known to be in bankruptcy (or similar protection from creditors) or that have announced an intention to file for bankruptcy (or similar protection from creditors) are written off 100% in the month of bankruptcy declaration or announcement regardless of the days outstanding. The aging category totals are reduced by the business unit specific reserve and pricing dispute reserve balances, which are calculated as detailed below.

EXHIBIT A

Specified Accounting Principles

A business unit specific reserve is calculated as referenced in Annex 5. For the purposes of calculating Closing Date Working Capital, no change will be made to the business unit specific reserve.

A reserve for pricing disputes is calculated as referenced in Annex 5. The reserve is calculated by (i) quantifying the total price adjustments for previous six month period, (ii) calculating the six month price adjustments as a percentage of revenue for the previous six months and (iii) multiplying the calculated percentage by the accounts receivable balance to calculate the amount reserved. The calculation is performed separately for Inventory returned by direct customers and distributors.

3.	Inventory

a. Gross Inventory

Inventory includes costs that are incurred, either directly or indirectly, to purchase or manufacture Inventory as well as to bring Inventory to a condition and location for sale calculated according to a standard costing system. No adjustment will be made to standard costs for the purposes of calculating the Closing Date Working Capital.

Inventory is adjusted for the capitalization of manufacturing variances (which include volume, spending, efficiency, tooling, depreciation, material burden, other labor and overhead and material usage variance) and purchase price variances based upon the number of months of gross Inventory on hand. Inventory includes all Inventory items irrespective of whether they are expected to be consumed within the next twelve months.

b. Inventory Reserves

The Business recognizes Inventory reserves for excess and obsolete Inventory, aged WIP and other Inventory reserves.

Reserve for excess and obsolete Inventory - The reserve for excess and obsolete Inventory is based on historical Inventory usage and not future forecasted usage, except for the locations that have historically used Materials Resource Planning (“MRP”) quantities to calculate Inventory reserves. As an example of the reserve calculations performed, the Inventory excess and obsolete Inventory reserve methodology for the Diodes, GaAs Sige, Components, PHO and Laser Diodes product lines have been described below and outlined in Annexes 1 to 4.

The reserve for excess and obsolete Inventory for the Diodes and GaAs Sige product lines of M/A-COM Technology Solutions Inc. (“MTS”) are calculated by (i) determining the period of last activity for a part number followed by (ii) calculating the last twelve months usage for the part number followed by (iii) calculating the current Inventory in stock for the part number followed by (iv) subtracting the last twelve months usage from the current Inventory in stock for the part number and then multiplying by the percentage provision which is listed in the table below.

Period of Last Activity	How Applied to Inventory	Percentage Provision
0 to 6 Months	Inventory held in Excess of Last 12 Months Usage	25%

EXHIBIT A

Specified Accounting Principles

7 to 12 Months	Inventory held in Excess of Last 12 Months Usage	100%
13 to 18 Months	All Inventory	100%
19 Months and Over	All Inventory	100%

The Components product line includes an excess and obsolete reserve for standard parts and custom parts as outlined in Annex 4.

The reserve for excess and obsolete Inventory for standard parts in the Components product line is calculated by (i) determining the last three month usage of a part number (multiplied by four) followed by (ii) calculating the annualized Inventory usage based on the last three month usage of a part number followed by (iii) calculating the current Inventory in stock for the part number followed by (iv) calculating the surplus quantity by subtracting the annualized Inventory usage from the current Inventory in stock for the part number and multiplying by a 100% provision. The excess and obsolete Inventory for custom parts in Components is calculated by (i) determining the current Inventory in stock for the custom part number followed by (ii) determining the total required Inventory quantity for the custom part number based on the MRP requirement followed by (iii) calculating the surplus quantity by subtracting the MRP requirement from the current Inventory in stock for the part number and multiplying by a 100% provision. In addition, a reserve for parts on order in Components is calculated by (i) determining the quantity of parts on order for a part number followed by (ii) determining if the parts on order combined with the current Inventory in stock for the custom part number exceeds the MRP requirement followed by (iii) calculating the surplus quantity by subtracting the MRP requirement from the combined Inventory in stock and on order and multiplying by a 100% provision.

The Laser Diodes product line recognizes a reserve for excess and obsolete Inventory for raw material component Inventory, work in process and finished goods Inventory. The reserve for excess and obsolete Inventory is calculated by (i) calculating the last eighteen months Inventory usage (calculated by taking the twelve months of prior fiscal years usage, dividing by twelve and multiplying by eighteen), (ii) calculating the excess of Inventory on hand, if any, over the calculated eighteen month usage and (iii) multiplying the excess calculated by the product standard cost. Where the calculation is performed during a fiscal year, the year to date usage is divided by the number of months year to date (e.g., March would be month 6 of 12) and then multiplied by eighteen to calculate the eighteen-month Inventory usage.

4.	Prepaid Items and other Current Assets

The Balance Sheet includes prepaid assets for items such as rent and operational overheads and includes other debtors for items such as loans to employees. These assets and liabilities are allocated to the business unit to which they specifically relate. Any shared assets and liabilities, which are listed below, are allocated using appropriate assumptions.

	December 26, 2008 $	Shared element $	Basis of allocation
1206180 Ppd Other	1,634,724	900,600	Ratio of specific prepaid assets
1305001 Loans to Employees	81,938	81,938	Headcount

EXHIBIT A

Specified Accounting Principles

At closing, all prepaid items and other current assets will be calculated in a manner consistent, including a consistent level of judgment, with the previously prepared Balance Sheets.

Where these assets are specific to the Conveyed Entities, they will be allocated accordingly. Where these assets are shared assets, they will allocated on a consistent basis with the Balance Sheet.

5.	Accounts Payable

The Balance Sheet includes liabilities for trade accounts payable to suppliers for goods or material received, goods that have been received but not yet invoiced (based upon the purchase order price), outstanding checks and consignment payables. For all locations, these are recorded at the value of the underlying transaction. For accounts payable, outstanding checks and consignment payables, this is the value of the underlying invoice. For goods received but not invoiced, a liability is recognized at the value of the purchased Inventory.

Any shared accounts payable balances, have been allocated in the balance sheets based upon the underlying ratio of accounts payable. For the December balance sheet, these were:

December 26, 2008
2030000 Accounts Payable Trade	(1,400,781)
2030020 A/P - Trade – Unvouched	(794,066)
2030130 Goods Received - Not Invoiced	(46,046)

Trade accounts payable, unvouchered trade accounts payable, goods received but not invoiced, consignment payables and outstanding checks amounts in the Closing Date Working Capital will be recognized on a consistent basis with the above.

Where these liabilities are shared liabilities they will be allocated on a consistent basis with the Balance Sheet. Where the invoice in relation to these liabilities is to be received by Cobham Defense Electronic Systems-M/A-COM Inc. (“CDESM”), the liability allocated to the Conveyed Entities in respect of this invoice will therefore be payable to CDESM.

6.	Accrued Liabilities and Accrued Payroll Liabilities

The Balance Sheet includes an accrual for direct and indirect payroll earned but not paid at month end, accrued vacations and holidays, bonuses, commissions, un-invoiced transportation expenses, utilities, supplier’s liabilities and other liabilities.

The liabilities for accrued payroll for MTS up until December 26, 2008 were allocated to the Business using an allocation methodology based on the ratio of the MTS headcount to the total of the MTS and CDESM headcount. Subsequent to December 26, 2008, a separate payroll has been set up for MTS and the liabilities in the Closing Date Working Capital relating to post December payroll runs will be specific to the business.

The balance sheets of MTS also include a payable to Tyco in respect of payroll and associated liabilities that were settled directly by Tyco Electronics. These liabilities will be excluded from the calculation of Closing Date Working Capital and allocated in their entirety to CDESM. For the avoidance of doubt, no retrospective adjustment to the working capital peg shall be made in respect of this item

The remaining Conveyed Entities all carry payroll liabilities relevant to that business unit.

EXHIBIT A

Specified Accounting Principles

The following liabilities, relating to shared costs between MTS and CDESM have been split equally between the two businesses.

December 26, 2008 $
2312021 Accrued Insurance	(60,000)
Total Accrued Sales and Use Tax	(68,277)
2312000 Other Accrued Liabilities	(72,001)

Where these liabilities are shared liabilities they will be allocated on a consistent basis with the Balance Sheet. Where the invoice in relation to these liabilities is to be received by CDESM, the liability allocated to the Conveyed Entities in respect of this invoice, will therefore be payable to CDESM. will be payable to CDESM.

7.	All Other Current Assets and Current Liabilities

For any current assets or current liabilities not specifically included above, the calculation in the Closing Date Working Capital will be on a consistent basis with the methodology used to calculate the balance included in the Balance Sheets as at September 26, 2008 and December 26, 2008, and otherwise in accordance with GAAP.

EXHIBIT A

Specified Accounting Principles & Policies

Annex 1
Reserve for Excess and Obsolete Inventory
Diodes as at September 28, 2007
USD in 000’ Quantities in 000’s

Standard Products				(A)	(B)	( C)	(D = A-C)	(E)	(F)	(D x E x F)
Period of Last Activity / Usage	How Applied to Inventory	% Provision	Period of last Inventory activity / usage	Total on Hand Quantity	6 month Usage Quantity	12 Month Usage Quantity	Excess Inventory Quantity	Weighted average excess unit cost	Reserve Percentage	Reserve
0 to 6 months	Inventory held in excess of last 12 months usage	25%	Usage in last 6 months	17,229	3,688	5,358	11,871	$0.08	25%	$233
7 to 12 months	Inventory held in excess of last 12 months usage	100%	Usage in last 6 months (no Reserve)*	17,101	61,855	146,941	—	—	25%	$—
13 Months and over	All Inventory	100%	Usage in last 12 months	5,459	—	841	4,618	$0.08	100%	$388
			Usage in last 12 months (no reserve)*	533	—	2,993	—		100%	$—
			Remaining Inventory (over 12 months)	6,718	—	—	6,718	$0.15	100%	$1,022

			Inventory Total	47,040	65,543	156,133	23,207			$1,643
* 12 Month usage exceeds inventory on hand; as such no reserve is required								Less:
								New Parts less than 6 months		0
								Precious Metals’		(28)

								Total Standard Reserve		$1,615

Custom Products					(1)	(2)	(3 = 1-2)	(4)	(5)	(3 x 4 x 5)
Type of Inventory	How Applied to Inventory	% Provision	Inventory Activity		Total on Hand Quantity	MRP Quantity	Excess Inventory Quantity	Weighted average excess unit cost	Reserve Percentage	Reserve
Custom Products	All Inventory in excess of MRP	100%	Custom Products without reserve	(X)	8,551	34,844	0	$—	100%	$—
			Custom Products with reserve		918	351	567	$0.06	100%	$35
			Custom Products without MRP	(Y)	901		901	$0.14	100%	$124

			Inventory Total		10,370	35,195	1,468			$159

(X) - MRP requirements exceed total inventory quantity on hand; as such no reserve is required.								Total Custom Reserve		$159

(Y) - There is no MRP requirement for these part numbers so all inventory is reserved at 100%
								Additional Reserves:
								Specific Reserve 1		441
								Specific Reserve 2		231
Note: The excess and obsolete inventory report is a system generated report which calculates the reserve for each individual part number. This summary Schedule (i) aggregates the inventory reserve data as of September 28, 2007 into the respective categories and (ii) illustrates the calculation methodology Both quantities and USD amounts have been disclosed in thousands. Weighted average unit costs have been shown for illustrative purposes - actual calculations are at the individual part number level. The excess and obsolete inventory report is also referred to as the provision for obsolete (“PFO”) report
								Total Diodes E&O Reserve		$2,446
								Total per General Ledger		2446
								Variance		$(0)

EXHIBIT A

Specified Accounting Principles

Annex 2
Reserve for Excess and Obsolete Inventory
GaAs Sige as at September 28, 2007
USD in 000’ Quantities in 000’s

Standard Products				(A)	(B)	( C)	(D = A-C)	(E)	(F)	(D x E x F)
Period of Last Activity / Usage	How Applied to Inventory	% Provision	Period of last Inventory activity / usage	Total on Hand Quantity	6 month Usage Quantity	12 Month Usage Quantity	Excess Inventory Quantity	Weighted average excess unit cost	Reserve Percentage	Reserve
0 to 6 months	Inventory held in excess of last 12 months usage	25%	Usage in last 6 months	13,269	2,185	3,056	10,213	$0.06	25%	$147
7 to 12 months	Inventory held in excess of last 12 months usage	100%	Usage in last 6 months (no Reserve)*	25,936	106,496	224,359	—	—	25%	$—
13 Months and over	All Inventory	100%	Usage in last 12 months	660	—	147	513	$0.27	100%	$138
			Usage in last 12 months (no reserve)*	541	—	4,173	—	$—	100%	$—
			Remaining Inventory (over 12 months)	4,439	—	—	4,439	$0.36	100%	$1,579

			Inventory Total	44,845	108,681	231,735	15,165			$1,864
* 12 Month usage exceeds inventory on hand; as such no reserve is required								Less:
								New Parts less than 6 months		(32)
								Precious Metals’		(26)

								Total Standard Reserve		$1,806

Custom Products					(1)	(2)	(3 = 1-2)	(4)	(5)	(3 x 4 x 5)
Type of Inventory	How Applied to Inventory	% Provision	Inventory Activity		Total on Hand Quantity	MRP Quantity	Excess Inventory Quantity	Weighted average excess unit cost	Reserve Percentage	Reserve
Custom Products	All Inventory in excess of MRP	100%	Custom Products without reserve	(X)	21	725	0	$—	100%	$—
			Custom Products with reserve		389	28	361	$0.74	100%	$266
			Custom Products without MRP	(Y)	369		369	$0.47	100%	$172

			Inventory Total		779	753	730			$438

(X) - MRP requirements exceed total inventory quantity on hand; as such no reserve is required.								Total Custom Reserve		$438

(Y) - There is no MRP requirement for these part numbers so all inventory is reserved at 100%
								Additional Reserves:
								Specific Reserve		352
Note: The excess and obsolete inventory report is a system generated report which calculates the reserve for each individual part number. This summary Schedule (i) aggregates the inventory reserve data as of September 28, 2007 into the respective categories and (ii) illustrates the calculation methodology Both quantities and USD amounts have been disclosed in thousands. Weighted average unit costs have been shown for illustrative purposes - actual calculations are at the individual part number level. The excess and obsolete inventory report is also referred to as the provision for obsolete (“PFO”) report								Reserve Adjustment		(110)

								Total GaAs Sige E&O Reserve		2,486
								Total per General Ledger		2,486
								Variance		$0

EXHIBIT A

Specified Accounting Principles

Annex 3
Reserve for Excess and Obsolete Inventory
Components as at September 28, 2007
USD in 000’ Quantities in 000’s

Standard Products				(A)	(B)	( C)	(D = A-C)	(E)	(F)	(D x E x F)
Period of Last Activity / Usage	How Applied to Inventory	% Provision	Period of last Inventory activity / usage	Total on Hand Quantity	6 month Usage Quantity	12 Month Usage Quantity	Excess Inventory Quantity	Weighted average excess unit cost	Reserve Percentage	Reserve
0 to 6 months	Inventory held in excess of last 12 months usage	25%	Usage in last 6 months	1,416	220	518	898	$0.57	25%	$128

7 to 12 months	Inventory held in excess of last 12 months usage	100%	Usage in last 6 months (no Reserve)*	2,188	2,718	6,704	—		25%	$—
13 Months and over	All Inventory	100%	Usage in last 12 months	249	—	47	202	$0.60	100%	$122
			Usage in last 12 months (no reserve)*	388	—	1,807	—		100%	$—
			Remaining Inventory (over 12 months)	709	—	—	709	$1.09	100%	$776

			Inventory Total	4,950	2,938	9,076	1,809			$1,026

* 12 Month usage exceeds inventory on hand; as such no reserve is required								Less:
								New Parts less than 6 months		(7)
								Precious Metals’		(9)

								Total Standard Reserve		$1,010

Custom Products					(1)	(2)	(3 = 1-2)	(4)	(5)	(3 x 4 x 5)
Type of Inventory	How Applied to Inventory	% Provision	Inventory Activity		Total on Hand Quantity	MRP Quantity	Excess Inventory Quantity	Weighted average excess unit cost	Reserve Percentage	Reserve
Custom Products	All Inventory in excess of MRP	100%	Custom Products without reserve	(X)	36	96	—	$—	100%	$—
			Custom Products with reserve		442	43	399	$0.47	100%	$186
			Custom Products without MRP	(Y)	424	—	424	$2.18	100%	$926

			Inventory Total		902	139	823			$1,112

(X) - MRP requirements exceed total inventory quantity on hand; as such no reserve is required.								Total Custom Reserve		$1,112

(Y) - There is no MRP requirement for these part numbers so all inventory is reserved at 100%
								Additional Reserves:
								Specific Reserve 1		49
								Specific Reserve 2		52
Note: The excess and obsolete inventory report is a system generated report which calculates the reserve for each individual part number. This summary Schedule (i) aggregates the inventory reserve data as of September 28, 2007 into the respective categories and (ii) illustrates the calculation methodology Both quantities and USD amounts have been disclosed in thousands. Weighted average unit costs have been shown for illustrative purposes - actual calculations are at the individual part number level. The excess and obsolete inventory report is also referred to as the provision for obsolete (“PFO”) report								Std Cost Adjustments		99
								Reserve Adjustment		(6)

								Total GaAs Sige E&O Reserve		$2,315
								Total per General Ledger		2315
								Variance		(0)

EXHIBIT A

Specified Accounting Principles

Annex 4
Reserve for Excess and Obsolete Inventory
PHO as at September 28, 2007
USD in 000’ Quantities in 000’s

Standard Products				(A)	(B)	( C)	(D = A-C)	(E)	(F)	(D x E x F)
Period of Last Activity /Usage	How Applied to Inventory	% Provision	Period of last Inventory activity / usage	Total on Hand Quantity	6 month Usage Quantity	12 Month Usage Quantity	Excess Inventory Quantity	Weighted average excess unit cost	Reserve Percentage	Reserve
0 to 6 months	Inventory held in excess of last 12 months usage	25%	Usage in last 6 months	886	125	227	659	$2.00	25%	$329
7 to 12 months	Inventory held in excess of last 12 months usage	100%	Usage in last 6 months (no Reserve)*	1,499	5,096	10,488	—		25%	$—
13 Months and over	All Inventory	100%	Usage in last 12 months	183		20	163	$2.41	100%	$393
			Usage in last 12 months (no reserve)*	45		126	—		100%	$—
			Remaining Inventory (over 12 months)	572			572	$2.37	100%	$1,357

			Inventory Total	3,184	5,221	10,860	1,393			$2,079

* 12 Month usage exceeds inventory on hand; as such no reserve is required								Additional Reserve Recommindation:
								Internal Wafer & Die		$81
								Motorola & EPI Material		69
								External Procurement		249
								Ceram Stock		227

								Total Standard Reserve		$626

								Scrap Recommendation
								Internal Wafer & Die		$3
								External Procurement		83
								Intternal Wafer & Die		49
								Motorola & EPI Material		11
Note: The excess and obsolete inventory report is a system generated report which calculates the reserve for each individual part number. This summary Schedule (i) aggregates the inventory reserve data as of September 28, 2007 into the respective categories and (ii) illustrates the calculation methodology Both quantities and USD amounts have been disclosed in thousands. Weighted average unit costs have been shown for illustrative purposes - actual calculations are at the individual part number level. The excess and obsolete inventory report is also referred to as the provision for obsolete (“PFO”) report								Esternal Procurement		73
								MRO Items		218

										$437

								Total PHO E&O Reserve		$3,142
								Total per General Ledger		3,072
								Variance		$70

EXHIBIT A

Specified Accounting Principles

Annex 5
Reserve for Accounts Receivable as at September 28, 2007
In USD thousands

ACCOUNTS RECEIVABLE AGED ANALYSIS:	Ref		Calculation			Total *	Current	1 - 30	31 -60	61 -90	91 -120	121 - 210	211 - 300	301 - 390	291 - 480	Over 480
Total Accounts Receivable Aged Analysis as at September 28, 2007	(A	)				36,837	23,905	8,059	3,092	934	80	361	284	138	-33	17
Less: Auto Sensors Accounts Receivable	(B	)				-2,963	-1,314	-780	-580	-66	-15	48	-47	-190	-25	6

TOTAL CPS ACCOUNTS RECEIVABLE AGED ANALYSES AS AT SEPTEMBER 28, 2007	(C	)	(A	) + (B)		33,874	22,591	7,279	2,512	868	65	409	237	-52	-58	23

LESS SPECIFIC RESERVES:
Business Unit Specific Items	(D	)				-1,360	-1,360	0	0	0	0	0	0	0	0	0
LESS: Auto Sensors Business Unit Specific Items	(E	)				470	470	0	0	0	0	0	0	0	0	0

Pricing Disputes (0.7%)	(F	)	(A) + (D) * -.7%		%	-248	-158	-56	-22	-7	-1	-3	-2	-1	0	-0
Less: Auto Sensors Pricing Disputes (0.7%)	(G	)	(B) + (E) * -.7%		%	17	6	5	4	0	0	-0	0	1	0	-0

TOTAL SPECIFIC RESERVES	(H	)	(D) + (E) + (F) + (G) (G)			-1,121	-1,042	-51	-18	-6	-0	-3	-2	0	0	-0

UNRESERVED IPBU ACCOUNTS RECEIVABLE TRADE	(I	)	(C) + (H)			32,752	21,548	7,228	2,494	862	65	406	235	-52	-58	23

Accounts Receivable Reserve Percentage										5%	10%	15%	50%	100%	100%	100%
										(Q)	(R)	(S)	(T)	(U)	(V)	(W)

General Reserve Calculation			(T	)		-251				43	6	61	118	0	0	23

Total Specific Reserve			(H	)		-1,121			(T) =	(J) * (Q)	(K) * (R)	(L) * (S)	(M) * (T)	(N) * (U)	(O) * (V)	(P) * (W)

TOTAL CPS REQUIRED RESERVE						-1,372

Exhibit B

IP CROSS LICENSE AGREEMENT

This IP CROSS LICENSE AGREEMENT (this “Agreement”), dated as of March 30, 2009 (the “Effective Date”), is entered into by and between Cobham Defense Electronic Systems Corporation, a Massachusetts corporation (“CDES”), Kiwi Stone Acquisition Corp., a Delaware corporation (“Kiwi Stone”), Cobham Defense Electronic Systems – M/A-COM Inc., a Delaware corporation (“CDES M/A-COM”) and M/A-COM Technology Solutions Inc., a Delaware corporation (“MTS”) (each a “Party” and collectively, the “Parties”).

Terms that are not defined in this Agreement shall have the meaning set forth in the Purchase Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, CDES, Lockman Electronic Holdings Limited and Kiwi Stone entered into a Purchase Agreement dated of even date herewith (the “Purchase Agreement”), whereby Kiwi Stone purchased all of the outstanding Shares of MTS and M/ACOM (Cork) Technology Solutions Limited.

WHEREAS, CDES and CDES M/A-COM have retained ownership of certain Patents, Intellectual Property and Technology used by the MTS Group as of the Closing;

WHEREAS, Kiwi Stone and MTS have obtained ownership of certain Patents, Intellectual Property and Technology used by CDES and its Subsidiaries and Affiliates as of the Closing;

WHEREAS, the Purchase Agreement contemplates that each Party shall enter into this Agreement at Closing for the purpose of granting licenses as further described herein; and

WHEREAS, each Party is willing to grant the licenses contemplated by the Purchase Agreement and this Agreement upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. Certain terms are defined in context throughout this Agreement. In addition, the following terms, as used herein, have the following meanings:

“CDES Group” means CDES, Cobham Defense Electronic Systems – M/A-COM Inc., Cobham Defense Electronic Systems–M/A-COM SIGINT Products Inc., and Cobham MAL Limited.

“CDES Patents” means (A) each Patent listed on Exhibit A hereto, (B) any other Patent purchased by or transferred to CDES or its Affiliates under the Tyco Agreement or which is owned or licensable by the CDES Group, and which is or was practiced by the Business as of or prior to the Effective Date, (C) any other Patent that should have been transferred to CDES in connection with the transactions contemplated by the Tyco Agreement which is or was practiced by the Business as of or prior to the Effective Date, to the extent that such a Patent is transferred or licensed to CDES by Tyco after the date hereof, and (D) any patents referenced in the last sentence of Section 2.01; and (E) any Patent that directly or indirectly claims priority to any such of such Patent or to which any such Patents directly or indirectly claim priority, including all reissues, divisions, renewals, extensions, continuations, and continuations-in-part of any of the foregoing.

“CDES Product” means any (A) products manufactured, distributed, sold or developed by or for the CDES Group, or any of their Subsidiaries as of the Effective Date, or (B) services provided by or on behalf of the CDES Group, or any of their Subsidiaries as of the Effective Date or thereafter.

“Confidential Information” means all Technology belonging to the CDES Group and all Technology belonging to the MTS Group (and all other trade secrets of the CDES Group and the MTS Group and their respective Affiliates and Subsidiaries that the Receiving Party (defined in Section 4.01 hereof) has in its possession as of the Effective Date that are not licensed hereunder) without the need for any further notice or marking, together with any confidential or proprietary information exchanged between the Parties after the Effective Date (it being understood that if any such confidential or proprietary information exchanged after the Effective Date is disclosed pursuant to a non-disclosure agreement other than this Agreement, then the terms of such non-disclosure agreement and not the terms of this Agreement shall govern the disclosure of such information), excluding any information that: (i) the Receiving Party independently develops without reference to the disclosed information; (ii) the Receiving Party independently receives on a non-confidential basis; (iii) becomes public knowledge through no fault of the Receiving Party or any of its Affiliates; or (iv) is in the public domain at the time the Receiving Party receives the disclosed information.

“Intellectual Property of CDES” means Intellectual Property (as defined in the Purchase Agreement) owned or licensable by the CDES Group relating to the Business (as defined in the Purchase Agreement) as of the Effective Date.

“Intellectual Property of MTS” means Intellectual Property (as defined in the Purchase Agreement) owned or licensable by the MTS Group as of the Effective Date.

“Licensing Party” means the Party granting the other Party the applicable license set forth in Article 2.

“MTS Group” means Kiwi Stone Acquisition Corp., M/A-COM Technology Solutions Inc., M/A-COM Auto Solutions Inc., Laser Diode Incorporated and M/ACOM Technology Solutions (Cork) Limited.

“MTS Patents” means (A) each Patent listed on Exhibit B hereto, (B) any patents referenced in the last sentence of Section 2.02; and (C) any Patent that directly or indirectly claims priority to any such Patent or to which any such Patents directly or indirectly claim priority, including all reissues, divisions, renewals, extensions, continuations, and continuations-in-part of the foregoing.

“MTS Product” means any (A) products manufactured, distributed, sold or developed by or for the MTS Group, as of the Effective Date or (B) services provided by or on behalf of the MTS Group as of the Effective Date or thereafter.

“Patent” means a United States or foreign patent or application therefor.

“Purchaser Group” means M/A-COM Technology Solutions Inc., M/A-COM Auto Solutions Inc., Laser Diode Incorporated and M/ACOM Technology Solutions (Cork) Limited.

“Seller Group” means Cobham Defense Electronic Systems – M/A-COM Inc., Cobham Defense Electronic Systems–M/A-COM SIGINT Products Inc., and Cobham MAL Limited.

“Technology” shall mean rights in and all instantiations and disclosures in any form and embodied in any media, and all documentation related to any of the following: trade secrets and proprietary information including unpatented inventions, mask works, tooling, special test equipment, jigs, technology, drawings, specifications, processes, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“Technology of CDES” shall mean Technology owned by a member of the CDES Group used in the Business (as defined in the Purchase Agreement) as of the Effective Date, including but not limited to the items set forth on Exhibit C-1.

“Technology of MTS” shall mean Technology owned by a member of the MTS Group as of the Effective Date, including but not limited to the items set forth on Exhibit C-2.

Section 1.02 Other Definitional And Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words

(including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed to include any and all Law.

ARTICLE 2

GRANT OF RIGHTS

Section 2.01 From CDES and CDES M/A-COM to MTS. (a) Subject to the terms and conditions of this Agreement, CDES and CDES M/A-COM, as applicable, hereby grant to the MTS Group a perpetual, irrevocable, worldwide, nonexclusive, sub-licensable (subject only to the restrictions set forth below), transferable (subject only to the restrictions set forth below), royalty-free, fully paid-up license under the CDES Patents, the mask works included in the Technology of CDES and the Intellectual Property of CDES, to make, have made, use, sell, offer for sale and import, any MTS Product or any other products of the MTS Group and their Affiliates in the future and to otherwise conduct their business (the “CDES License”). For the avoidance of doubt, the Parties acknowledge that any patentable invention included in the Technology of CDES as of the Effective Date (but not thereafter), which becomes the subject of a Patent applied for by a member of the CDES Group after the Effective Date, shall be included in the CDES License as if such Patent constitutes a CDES Patent.

Section 2.02 From Kiwi Stone and MTS to CDES. Subject to the terms and conditions of this Agreement, Kiwi Stone and MTS, as applicable, hereby grant to the CDES Group a perpetual, irrevocable, worldwide, nonexclusive, sublicensable (subject only to the restrictions set forth below), transferable (subject only to the restrictions set forth below), royalty-free, fully paid-up license under the MTS Patents, the mask works included in the Technology of MTS and the Intellectual Property of MTS, to make, have made, use, sell, offer for sale and import, reproduce, perform, display or distribute any CDES Product or any other products of the CDES Group and their Affiliates in the future and to otherwise conduct their business (the “MTS License”). For the avoidance of doubt, the Parties acknowledge that any patentable invention included in the Technology of MTS as of the Effective Date (but not thereafter), which becomes the subject of a Patent applied for by a member of the MTS Group after the Effective Date, shall be included in the MTS License as if such Patent constitutes an MTS Patent.

Section 2.03 Sublicense Rights. Each of, Kiwi Stone, MTS, CDES and CDES M/A-COM (in such capacity a “Sub-Licensor”), may grant sublicenses under the CDES License and the MTS License, respectively, subject solely to the following restrictions:

(a) A sublicense may be granted solely together with and on the same terms as a license under material other Intellectual Property owned by Sub-Licensor; and

(b) Upon written notice by CDES or Kiwi Stone to the other that it, as owner of a patent licensed to Sub-Licensor that it is asserting such patent against a third party, the Sub-Licensor shall not, following the receipt of such notice, sublicense such patent to such third party until such time as the claim is resolved.

Section 2.04 Use of Certain Intellectual Property. The Intellectual Property of CDES and the Intellectual Property of MTS contain proprietary designs, manufacturing and engineering drawings, manufacturing and assembly instructions, process control and similar documents (collectively the “Manufacturing Instructions”) that are used by the other Party hereto in connection with CDES Products and MTS Products, as the case may be. Each Party shall continue to have access to the other Party’s Manufacturing Instructions to the extent such Party used the Manufacturing Instructions at the time of the Closing; provided, however, that within eighteen (18) months of Closing each Party shall create its own Manufacturing Instructions with respect to products or parts used or produced by it and give the products or parts manufactured using such Manufacturing Instructions a new part number. At all times, each Party will have full ability to make any revisions to the Manufacturing Instructions owned by it.

Section 2.05 Disclaimers; Limitation of Liability. FOR THE PURPOSES OF THIS AGREEMENT AND WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES MADE UNDER THE PURCHASE AGREEMENT, THE LICENSES GRANTED HEREIN ARE MADE ON AN “AS IS” BASIS, AND THE CDES GROUP AND THE MTS GROUP HEREBY DISCLAIM ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 2.04 SHALL MODIFY, ALTER, OR LIMIT IN ANY MANNER THE REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES UNDER THE PURCHASE AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR ANY LOST PROFITS, LOST REVENUES, LOST OPPORTUNITIES, AMOUNTS BASED ON MULTIPLES OF LOST EARNINGS, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) OF ANY OTHER PARTY HERETO, ITS SUCCESSORS, ASSIGNS OR ITS RESPECTIVE AFFILIATES, TO THE EXTENT AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE.

Section 2.06 No Other Licenses. Except as expressly provided in this Agreement, no other licenses are granted to either Party under this Agreement. Without limiting the Party’s obligations under any other agreement between them, including the Purchase Agreement, and nothing set forth in this Agreement requires one party to transfer to the other any Technology.

Section 2.07 Retained Rights. Each party retains the right, including during the Term, to practice and license its respective Intellectual Property and Technology for any uses without restrictions, other than those restrictions set forth in Section 5.19 of the Purchase Agreement and Schedule 5.19 of the Seller Disclosure Letter (including the attachments thereto).

ARTICLE 3

TERM TERMINATION

Section 3.01 Term. The license granted under each Patent under this Agreement shall remain in full force and effect until the expiration of the statutory term (including all extensions and renewals) of such Patent. Licenses of Technology shall remain in full force and effect for so long as such know-how and trade secrets remain non-public.

Section 3.02 Termination. Any Party (the “Non-Defaulting Party”) may terminate this Agreement by providing notice in writing to any other Party (the “Defaulting Party”) if the Defaulting Party is in material breach of a material term of this Agreement, and fails to remedy the same within 60 days after receipt of a written notice giving particulars of the material breach to be remedied.

Section 3.03 Effect of Termination; Survival. Notwithstanding anything in this Agreement to the contrary, all licenses granted under this Agreement (including under Sections 2.01 and 2.02) and Sections 2.03, 2.05, 3.03 and Article 4 shall survive any expiration or termination of this Agreement.

ARTICLE 4

GENERAL PROVISIONS

Section 4.01 Confidentiality. Each Party that receives Confidential Information (“Receiving Party”) from the other Party (“Disclosing Party”) may use and disclose such Confidential Information of the Disclosing Party in the exercise of the licenses granted to it hereunder or as otherwise permitted in this Agreement. The Receiving Party shall treat and protect the Confidential Information of the Disclosing Party in the same manner as the Receiving Party treats its own like information but with no less than reasonable care. The Receiving Party shall give prompt notice of any legal requirement that it disclose information that it knows to be material Confidential Information of the Disclosing Party, and shall disclose such Disclosing Party’s Confidential information only to the extent required by Law. If a Receiving Party knows that material Confidential Information of the Disclosing Party has been misappropriated from the Receiving Party, the Receiving Party will provide the Disclosing Party with prompt notice thereof. The obligations of the parties under this Section 4.01 shall expire on the fifth anniversary of the Effective Date.

Section 4.02 Cooperation. In any suit or proceeding by a Party (the “Initiating Party” involving the enforcement or defense of the Patents and Technology of the Initiating Party, , other than a suit or proceeding between the Parties hereunder, the other Party hereto (the “Assisting Party”) agrees, at the request and expense of the Initiating Party , to reasonably cooperate and to make available relevant records, papers, information, samples, specimens, and personnel as requested, provided that the Initiating Party reimburses the Assisting Party for any reasonable costs and expenses incurred in providing such assistance.

Section 4.03 Abandonment of a Patent. CDES shall give Kiwi Stone forty (40) days’ written notice in the event that CDES makes a determination to abandon a CDES Patent which is a part of the CDES License. Kiwi Stone shall give CDES forty (40) days’ written notice in the event that Kiwi Stone makes a determination to abandon an MTS Patent which is a part of the MTS License. During the forty (40) day period after notice, the Party which owns the Patent shall continue to take the actions necessary to keep the Patent in effect. In each instance the Party giving notice of such abandonment is the “Abandoning Party.” Upon notice from the Abandoning Party that it plans to abandon a Patent which is subject to a license granted hereunder, the other Party (the “Assignee”) shall, within thirty (30) days, determine whether it wants such Patent to be assigned to it from the Abandoning Party and shall give the Abandoning Party written notice to this effect. If the Assignee gives written notice to the Abandoning Party to assign the abandoned Patent to the Assignee, then the Abandoning Party shall execute all documents necessary to assign such Patent at the expense of Assignee. If the Assignee does not give written notice within such thirty (30) days to the Abandoning Party to assign the abandoned Patent to the Assignee, then the Abandoning Party shall be entitled to abandon the Patent in question with no liability to the Assignee. Upon assignment of the Abandoned Patent to the Assignee: (i) such Patent shall automatically be included in the Assignee’s license to the Abandoning Party pursuant to this Agreement and shall be automatically removed from the Abandoning Party’s license to the Assignee hereunder; and (ii) the Attachments to this Agreement shall be updated, as necessary.

Section 4.04 Prosecution And Maintenance. Each Party shall, at its own expense, control and be solely responsible for the prosecution and maintenance of its Patents or any of its other Technology licensed hereunder. Nothing in this Agreement implies an obligation on either Party to apply for, prosecute or maintain any Patent or any other Technology.

Section 4.05 Actions Against Third Parties. Neither Party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any Patent or any other Technology or to defend any action or suit brought by a third party which challenges or concerns the validity or enforceability of such Patents or Technology. Each Party shall have and retain the exclusive right to institute and prosecute any claim, action or suit against third parties for the infringement of any Patent or any other Technology that such Party owns.

Section 4.06 Notices. Except as otherwise expressly provided in this Agreement, any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

To CDES or CDES M/A-COM:

Cobham Defense Electronic Systems Corporation

58 Main Street, Route 117

Bolton, Massachusetts 01740

Attn:

Facsimile: (978) 779-6963

with a copy to:

Cobham plc

Brook Road

Wimborne

Dorset BH21 2BJ

ENGLAND

Attn:    Chief Legal Officer

Facsimile: 011 44 1202 840523

with a copy (which shall not constitute notice) to:

Jaeckle Fleischmann & Mugel, LLP

12 Fountain Plaza

Suite 800 Buffalo, New York 14052

Attn:    Joseph P. Kubarek, Esq.

            Kristen M. Birmingham, Esq.

Facsimile:  (716) 856-0432

To Kiwi Stone or MTS:

Kiwi Stone Acquisition Corp.

c/o M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, Massachusetts 01854

Attn: Joe Thomas

Facsimile: (978) 442-4431

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Facsimile:  650 493-6811

Attn:  Selwyn B. Goldberg

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 4.07 Assignment. (i) Neither Party may assign this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that (a) CDES and/or CDES M/A-COM may assign their rights, in whole or part, to an Affiliate or a Subsidiary without the consent of Kiwi Stone and/or MTS provided, however, that any Affiliate of CDES and/or CDES M/A-COM that is granted such an assignment or who uses the MTS License pursuant to Section 2.02 shall be bound by the non-competition provisions of Section 5.19 of the Purchase Agreement and Schedule 5.19 of the Seller Disclosure Letter (including the attachments thereto), but only so as to limit for the remaining Noncompete Term, if any, such Affiliate’s sale of the products of the Seller Group in existence as of the Closing, and expressly not so as to apply to such Affiliate’s own pre-existing or later developed or acquired business lines or product lines; (b) Kiwi Stone and/or MTS may assign their rights, in whole or part, to an Affiliate or a Subsidiary without the consent of CDES and/or CDES M/A-COM, provided, however, that any Affiliate of Kiwi Stone and/or MTS that is granted such an assignment or who uses the CDES License pursuant to Section 2.01 shall be bound by the non-competition provisions set forth in Section 5.19 of the Purchase Agreement and Schedule 5.19 of the Seller Disclosure Letter (including the attachments thereto), but only so as to limit for the remaining Noncompete Term, if any, such Affiliate’s sale of the products of the Purchaser Group in existence as of the Closing, and expressly not so as to apply to such Affiliate’s own pre-existing or later developed or acquired business lines or product lines; (c) Kiwi Stone and/or MTS may assign their rights, in whole or part, to a third party without the consent of CDES and/or CDES M/A-COM in the event that such third party acquires, whether by a stock sale, an asset sale, or a merger or consolidation, Kiwi Stone (or its successor), MTS or a business unit or product line included in the business of the MTS Group (an “MTS Divested Business”); (d) CDES and/or CDES M/A-COM may assign their rights, in whole or part, to a third party without the consent of Kiwi Stone and/or MTS in the event that such third party acquires, whether by a stock sale, an asset sale, or a merger or consolidation, CDES (or a successor), CDES M/A-COM or a business unit or product line included in the business of the CDES Group or its Subsidiaries and Affiliates (a “CDES Divested Business”); and provided, further, that such third party agrees to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, neither Party shall be entitled to assign to such third party rights which are broader in scope than those granted to such Party under this Agreement and in each case, the CDES License and the MTS License (as applicable) shall be limited solely to the extent necessary for such third party to conduct the MTS Divested Business or the CDES Divested Business, as applicable. Each Party shall promptly notify the other Party of any assignment made pursuant to this Section 4.07.

(ii) In the event that Kiwi Stone or any member of the MTS Group assigns its rights under this Agreement to an Affiliate pursuant to Section 4.07(b), revenue generated by such Affiliate from products that use the CDES Patents, the Technology of CDES or Intellectual Property of CDES shall be deemed Business Revenue (as defined in the Purchase Agreement) to the extent earned during the Earnout Period (defined in the Purchase Agreement). All calculations of Business Revenue resulting from products which use CDES Patents, the Technology of CDES or Intellectual Property of CDES shall be in accordance with the provisions set forth in Section 2.3 of the Purchase Agreement.

Section 4.08 Amendments And Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) Except as otherwise expressly provided for herein, no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 4.09 Successors And Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 4.10 Bankruptcy. All licenses granted under the Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under the Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

Section 4.11 Governing Law. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles of such state.

(b) With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement. Each party irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such party’s address set forth in Section 4.06 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 4.11(b).

(c) EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY

JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.11.

(d) The Parties agree that the prevailing party or parties, as the case may be, in any suit, action or proceeding relating to this Agreement shall be entitled to reimbursement of all costs of litigation, including reasonable attorneys’ fees, from the non-prevailing party. For purposes of this Section 4.11(d), each of the “prevailing party” and the “non-prevailing party” in any suit, action or proceeding shall be the party designated as such by the court or other appropriate official presiding over such suit, action or proceeding, such determination to be made as a part of the judgment rendered thereby.

Section 4.12 Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed by facsimile and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 4.13 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof.

Section 4.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.15 Waiver. No waiver of any provision of this Agreement (or any right or default hereunder shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced, and then shall be effective only for the instance given.

881426.10

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION

By:
Name:
Title:

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION – M/A-COM INC.

By:
Name:
Title:

KIWI STONE ACQUISITION CORP.

By:
Name:
Title:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

Signature Page to IP Cross License Agreement

Exhibit C

SUB-SUBLEASE

THIS SUB-SUBLEASE (the “Sub-Sublease”), dated the 30th day of March, 2009, is made by and between COBHAM DEFENSE ELECTRONIC SYSTEMS-M/A-COM INC., a Delaware corporation (“Sub-Sublandlord”), and M/A-COM TECHNOLOGY SOLUTIONS INC., a Delaware corporation (“Sub-Subtenant”).

RECITALS:

A. 1001 Pawtucket L.L.C., as landlord, and M/A-COM, Inc., as tenant, entered into that certain Master Lease dated as of February 1, 1997 with respect to that certain building, land and improvements located at 1001 Pawtucket Boulevard, Lowell, Massachusetts (“Master Lease” and the premises described therein the “Overlease Premises”). A copy of the Master Lease is attached hereto as Exhibit A-1.

B. By Sublease dated September 26, 2008 (the “Prime Sublease”), Sub-Sublandlord, as tenant, Subleased from M/A-COM, Inc. (“Prime Sublandlord,” which term shall include the named Prime Sublandlord’s successors and assigns as holders from time to time of the estate held by Prime Sublandlord on the date of the Prime Sublease), as landlord, certain premises known as a portion of land known as 1001 Pawtucket Boulevard, Lowell, Massachusetts. A copy of the Prime Sublease is attached hereto as Exhibit A-2.

C. Sub-Subtenant now desires to sublease from Sub-Sublandlord certain square footage which shall be deemed as of the Commencement Date (as defined below) to be 185,000 square feet regardless of any measurement to the contrary, the parties hereto acknowledging that the Sub-Subtenant shall occupy an initial space that is commingled with the premises shown on Exhibit B attached hereto which are the subject of the Prime Sublease (the “Premises”) and that following any relocation undertaken pursuant to Section 4, shall be in one or more separately demised spaces in the Premises, excluding certain common areas (the portion of the Premises occupied by Sub-Subtenant prior to the separate demise during such period of occupancy by Sub-Subtenant, and then the portion occupied by Sub-Subtenant following the separate demise during such period of occupancy by Sub-Subtenant collectively referred to herein as the “Sub-Subleased Premises”) and Sub-Sublandlord desires to sublet the Sub-Subleased Premises to Sub-Subtenant on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter contained, the parties hereby agree as follows:

1. Demise.

a. Sub-Sublandlord hereby demises and sublets the Sub-Subleased Premises to Sub-Subtenant for the Term (as defined below).

b. Sublandlord shall deliver the Sub-Subleased Premises to Subtenant on the Commencement Date in “AS IS” condition, with the exception of the Demising Work to be completed pursuant to Section 1(c) below.

c. Within sixty (60) days of the Commencement Date, Sub-Sublandlord shall, in accordance with the provisions of the Overlease, the Prime Sublease and all Applicable Laws, use its commercially reasonable best efforts to complete the Phase I Demising Work as hereinafter defined. Each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, including entering into access agreements, and assisting and cooperating with the other party in separating their respective employees and meeting Department of Defense security control requirements in connection with the completion of the Phase I Demising Work. The cost of the Phase I Demising Work shall be borne by Sub-Sublandlord and Sub-Subtenant equally. Sub-Subtenant shall pay Sub-Sublandlord its share of the cost of the Phase I Demising Work within ten (10) Business Days following Sub-Subtenant’s receipt of Sub-Sublandlord’s reasonably detailed bill. In addition, Sub-Subtenant shall pay, at its sole cost and expense, for the relocation of Sub-Subtenant’s operations to the separately demised portion of the Sub-Subleased Premises affected by the Phase I Demising Work. The Phase I Demising Work shall be based on a plan developed by Sub-Sublandlord in consultation with Sub-Subtenant and agreed to by Sub-Subtenant, such approval not to be unreasonably withheld or delayed. The Phase I Demising Work shall consist of the demising of the chemical dispensing room, stock room and receiving areas located in Level G Area 8 through means of floor to ceiling cage type fencing with appropriate doorways for ingress and egress to common areas.

d. If applicable, Sub-Sublandlord shall, in accordance with the provisions of the Master Lease, the Prime Sublease and all Applicable Laws, use its commercially reasonably best efforts to complete any Phase II Demising Work (as defined in Section 4 below) undertaken and paid for pursuant to Section 4 below. Each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, including entering into access agreements, and assist and cooperate with the other party in separating their respective employees and meeting Department of Defense security control requirements. In addition, Sub-Subtenant shall pay, at its sole cost and expense, for relocation of Sub-Subtenant’s operations to the separately Substituted Sub-Subleased Premises.

2. Incorporation By Reference.

To the extent not inconsistent with the provisions of this Sub-Sublease, the terms, provisions, covenants and conditions of the Prime Sublease are hereby incorporated by reference on the following basis: Sub-Subtenant hereby assumes all of the obligations of Sub-Sublandlord as subtenant under the Prime Sublease with respect to the Premises, accruing or payable during the term, with the following exceptions and modifications:

a. The term “Sublandlord” in the Prime Sublease shall refer to Sub-Sublandlord hereunder, its successors and assigns; and the term “Subtenant” therein shall refer to Sub-Subtenant hereunder, its successors and assigns.

b. The following terms defined in section 1.01 of the Sublease are modified to have the following meanings:

(i) Demising Work: Described on attached Exhibit C.

(ii) Fixed Rent: $4.50 per square foot per annum during the Term which shall be $69,375 per month commencing on the Commencement Date, subject to (y) reduction or increase in accordance with any square footage reduction or increase of the Sub-Subleased Premises pursuant to Section 4 below and (z) any increase in the Fixed Rent per square foot rate in accordance with Section 4 below if the Phase II Demising Work is completed.

(iii) Sublease Premises: The Sub-Subleased Premises hereunder together with non-exclusive easements for ingress and egress to the Sub-Subleased Premises, the use of utility, telephone and data lines running through the Overlease Premises to provide service to the Sub-Subleased Premises and the non-exclusive right to use common area improvements on the Overlease Premises together with a non-exclusive easement for ingress and egress to the Sub-Subleased Premises over the remainder of the Premises as defined in the Prime Sublease which are not included within the Sub-Subleased Premises described on Exhibit B.

(iv) Sub-Subleased Premises: 185,000 rentable square feet subject to reduction or increase as provided in Section 4 below. This area is agreed upon by Sub-Sublandlord and Sub-Subtenant and shall be used for purposes of this Sublease regardless of the actual area of the Sub-Subleased Premises. Sub-Sublandlord shall not be deemed to have represented the accuracy of the Sub-Subleased Premises rentable area.

(v) Where the Prime Sublease refers to the “Subtenant’s Proportionate Share”, as incorporated herein such percentage shall be deemed to be 22.26% with reference to matters relating to the Overlease Premises as a whole and 41.31% with reference to matters relating to its share of the Premises and shall be referred to herein as “Sub-Subtenant’s Proportionate Share”, subject to proportionate reduction consistent with any reduction in the square footage in the Sub-Subleased Premises as provided in Section 4 below.

(vi) Sub-Subtenant shall be entitled to Sub-Subtenant’s Proportionate Share of Sub-Sublandlord’s parking rights.

c. In connection with section 2.02:

(i) Section 2.02(a) is modified to provide that the term of this Sublease will commence on the date hereof (the “Commencement Date”) and expire on September 29, 2009, unless this Sub-Sublease is sooner terminated in accordance with the terms hereof or the Prime Sublease is sooner terminated in accordance with its terms, and subject to extension as provided in Section 2.c(ii) below.

(ii) Section 2.02(b) is modified to provide that, unless this Sub-Sublease is sooner terminated in accordance with the terms hereof or the Prime Sublease is sooner terminated in accordance with its terms, the Sub-Subtenant shall have the right to extend this Sub-Sublease two (2) times for an additional year by notifying the Sub-Sublandlord of its intent to renew four (4) months prior to the expiration of the then current term.

Sub-Sublandlord shall endeavor to negotiate an extension of the term of its rights to occupy the Premises by either a direct lease with the Overlandlord or an amendment of the Prime Sublease with the Prime Sublandlord upon terms and conditions acceptable in the sole discretion of the Sub-Sublandlord (the “Prime Lease Extension”). In the event that the Sub-Sublandlord is successful in obtaining the Prime Lease Extension, the Sub-Subtenant shall have the right to extend this Sub-Sublease two (2) additional times for an additional year each by notifying the Sub-Sublandlord of its intent to renew four (4) months prior to the expiration of the then current term (jointly and severally a “Further Extension”) provided that the Rent rate for each year on a per square foot basis shall be equal to the Rent rate per square foot charged to Sub-Sublandlord under the applicable terms of the Prime Lease Extension.

d. Section 3.03 is modified to provide that Sub-Subtenant shall pay to Sub-Sublandlord Sub-Subtenant’s Proportionate Share of Expenses charged by Overlandlord to Sub-Sublandlord and Sub-Subtenant’s Proportionate Share of any Expenses incurred separate from the Overlandlord by Sub-Sublandlord for the Sub-Subleased Premises, provided, however, that (i) in no event shall Sub-Subtenant be required to pay any such Expenses that relate to a period of time before or after the Term of this Sublease, (ii) in no event shall Sub-Subtenant pay for any such Expenses to the extent covered by the Transition Services Agreement entered into on the date hereof by Sub-Sublandlord and Sub-Subtenant, and (iii) notwithstanding the provisions of the Sublease and the foregoing provisions of this paragraph, with regard to the portion of the Expenses which relate to charges for gas, electric and other energy costs (“Energy Expenses”), such Energy Expenses shall (y) to the extent that such Energy Expenses are separately metered for the Sub-Subleased Premises, be paid directly by Sub-Subtenant and (z) to the extent that such Energy Expenses are not separately metered be borne by Sub-Sublandlord and Sub-Subtenant equally. Sub-Subtenant shall pay Sub-Sublandlord its share of such non-separately metered Energy Expenses within ten (10) Business Days following Sub-Subtenant’s receipt of Sub-Sublandlord’s reasonably detailed bill.

e. The first sentence of Section 7.10 of the Sublease is modified to add the phrase “or the Transition Services Agreement between Sub-Sublandlord and Sub-Subtenant”.

f. In addition to the provisions of Section 8.01 of the Sublease, Sub-Subtenant acknowledges and agrees that Sub-Subtenant shall have the sole obligation to repair and maintain certain nitrogen, ammonia and helium chemical tanks that are located at the Premises and are used solely for Sub-Subtenant’s operations.

g. Notwithstanding the provisions of section 2(a) of this Sub-Sublease, in connection with section 8.02(a) of the Sublease, all references therein to Sublandlord shall mean the Prime Sublandlord. Sub-Sublandlord shall have no liability to Subtenant under said section 8.02 other than to notify Prime Sublandlord of any repairs and maintenance which Subtenant requests to be performed.

h. Section 16.01 is modified to provide in subparagraph (a) that any notice to Sub-Sublandlord shall be delivered to:

David Fuller

Finance Director

Cobham Defense Electronic Systems Division

58 Main Street

Route 117

Bolton, Massachusetts 01740

With a copy to:

Jaeckle Fleischmann & Mugel, LLP

12 Twelve Fountain Plaza

Suite 800

Buffalo, New York 14202

Attention: Joseph P. Kubarek, Esq.

                 Kristen M. Birmingham, Esq.

i. Section 16.01 is modified to provide in subparagraph (b) that any notice to Sub-Subtenant shall be delivered to:

Kiwi Stone Acquisition Corp.

c/o GaAs Labs, LLC

28013 Arastradero Road

Los Altos Hills, California 94022

Attention: John Ocampo

With a copy to:

Wilson Sonsini Goodrich & Rosati,

  Professional Corporation

630 Page Mill Road

Palo Alto, California 94304

Attn.: Steven V. Bernard, Esq.

          Lawrence M. Chu, Esq.

          Marc E. Gottschalk, Esq.

j. At the expiration or earlier termination of this Sub-Sublease, Sub-Subtenant shall return the Sub-Subleased Premises to Sub-Sublandlord in the same condition as received (either at the Commencement Date with respect to the initial configuration of the Sub-Subleased Premises, or upon the date of relocation pursuant to Section 4 for the portions of the Sub-Subleased Premises that are relocated within the Premises during the Term), subject to the removal of Sub-Subtenant’s trade fixtures, equipment and personal property which shall be solely governed by the next succeeding sentence. At the end of the Term, Sub-Subtenant shall remove all trade fixtures, equipment and personal property from slab to roof line and any alterations, additions or improvements made to the Sub-Subleased Premises (excluding in all cases the Phase I Demising Work or Phase II Demising Work) that are required to be removed by Sub-Sublandlord, clean the floor area, disconnect and cap off all utility lines and process piping and seal off any roof penetrations relating to any ducting or piping to prevent leakage.

k. Sub-Subtenant shall not take any action, or fail to take any action, in connection with the Premises, as a result of which Sub-Sublandlord would be in violation of any of the provisions of the Prime Sublease.

l. Notwithstanding the foregoing, or anything to the contrary contained herein, the following provisions of the Prime Sublease shall not be incorporated by reference: Section 1.01(c), (d), (h), (i), (j), Sections 2.01, 5.02, 7.02, the second sentence of Section 7.07(b), the provisions of Section 7.08 other than the first sentence, Section 17.01(a), Exhibit A and Exhibit B.

3. Security Deposit. [Intentionally Omitted]

4. Relocation of Premises.

The Overlease Premises is in the process of being converted from a single user facility to a multi-tenant/multi-use facility. In connection with the transition, it is the Sub-Sublandlord’s intention, in conjunction with the Overlandlord and/or Prime Sublandlord, to reconfigure the Building, including the Premises from time to time in order to improve the efficient use and redevelopment of the Building and to separately demise the Sub-Subleased Premises from the Premises. In this regard, Sub-Sublandlord, in its sole discretion, shall have the right from time to time to change the location of the Sub-Subleased Premises, with the exception of the portion of the Sub-Subleased Premises in which the Tech Ceram/Diode Areas, as defined below, is located to other space (the “Substituted Sub-Subleased Premises”) in the Building, subject to the terms and conditions set forth below:

(i) Sub-Sublandlord and Sub-Subtenant agree and acknowledge that no relocation and Phase II Demising Work, as hereinafter defined, shall occur for a period of two (2) months following the Commencement Date, other than Phase I Demising Work (the “Planning Stage”) but that the parties hereto shall consult on an ongoing basis in good faith with respect to all Phase I Demising Work or Phase II Demising Work and the planned relocation. At the end of the Planning Stage and if Sub-Subtenant has made a Ratification Election, as hereinafter defined, the amount of square footage required by Sub-Subtenant post completion of the Phase II Demising Work and relocation, taking into account operations Sub-Subtenant may relocate to other locations or otherwise remove (the “Removal”), shall be determined by Sub-Subtenant and may result in a reduction to the square footage of the Sub-Subleased Premises for the purposes of this Sub-Sublease upon completion by Sub-Subtenant of such Removal, provided that the size of the Sub-Subleased Premises shall not be less than 100,000 square feet.

(ii) Within sixty (60) days of the Commencement Date, Sub-Subtenant shall notify Sub-Sublandlord in writing of its intention to either (a) terminate this Sub-Sublease effective within six (6) months of the date of delivery of the notice of election to terminate (a “Termination Election” and the end of such six month period the “Election Termination Date”) or (b) ratify the Sub-Sublease and continue to be bound by its terms (a “Ratification Election”). In the event of a Termination Election by Sub-Subtenant, Sub-

Subtenant shall vacate all of the Sub-Subleased Premises with the exception of (i) the Tech Ceram manufacturing line area consisting of approximately 37,800 square feet of space located in Level 2 Area 8 of the building and the Diode manufacturing line consisting of about 37,800 square feet of space located on Level G Area 7 of the Building (collectively the “Tech Ceram/Diode Areas). Sub-Subtenant may continue to lease the Tech Ceram/Diode Areas for the remainder of the Term of this Sub-Sublease and otherwise upon the same terms as contained in this Sub-Sublease except that the rate of Fixed Rate for the Tech Ceram/Diode Areas shall be calculated at the rate of $6.50 per square foot commencing on the Election Termination Date. Sub-Sublandlord shall be permitted to demise the Tech Ceram/Diode Areas by constructing demising walls to separate the Tech Ceram/Diode Areas from adjacent common areas and with appropriate means of ingress and egress. The cost of such demising shall be shared equally by the Sub-Sublandlord and Sub-Subtenant.

(iii) If Sub-Subtenant makes a Ratification Election then, in such event the demising work mutually agreed upon by the parties for the relocation of their respective office, administrative and manufacturing facilities within the Premises (the “Phase II Demising Work”) shall be completed as follows:

(a) The Sub-Subleased Premises shall be relocated by Sub-Sublandlord to the Substituted Sub-Subleased Premises. The cost of the Phase II Demising Work applicable to the Substituted Sub-Subleased Premises shall be paid by Sub-Subtenant within ten (10) Business Days following Sub-Subtenant’s receipt of Sub-Sublandlord’s reasonably detailed bill; provided, however, that (a) the cost of any demising walls between the Substituted Sub-Subleased Premises and the Sub-Sublandlord’s operational areas (excluding walls that adjoin common areas) shall be paid equally by each party and (b) if Sub-Sublandlord obtains an allowance for the Phase II Demising Work under the terms of the Prime Lease Extension, which allowance is reflected in the Rent, the cost of the Phase II Demising Work for the Substituted Sub-Subleased Premises shall be reduced by the amount of the applicable allowance which shall then be amortized over a term of four (4) years, provided further, that if Sub-Subtenant does not exercise either of the Further Extension options or the Sub-Sublease is otherwise terminated, Sub-Subtenant shall pay the unamortized and unpaid portion of the Phase II Demising Work applicable to the Substituted Subleased Premises in a lump sum on the date of termination of this Sub-Sublease. In addition, Sub-Subtenant shall pay at its sole cost and expense for relocation of Sub-Subtenant’s Office Space operations to the Substituted Subleased Premises.

(iv) The floor plan for the Substituted Sub-Subleased Premises shall to be laid out in a reasonably efficient manner and shall be of materially equivalent operational functionality as the Sub-Subleased Premises as existing on the Commencement Date. For the purposes of payment of any Rent hereunder, in no event shall the square footage of the Sub-Subleased Premises be increased beyond 185,000 square feet, provided that in the event such square footage is decreased below 185,000 square feet, Sub-Sublandlord shall agree to proportional reductions in Rent and other related material matters or Expenses, other than Energy Expenses, under this Sub-Sublease.

(v) With the exception of the Phase I Demising Work, Sub-Sublandlord shall give Sub-Subtenant not less than thirty (30) days prior notice of Sub-Sublandlord’s decision to relocate Sub-Subtenant and Sub-Subtenant agrees that within (y) such thirty (30) day period or (z) such other time period as mutually agreed by the parties, Sub-Subtenant shall relocate to the Substituted Sub-Subleased Premises.

(vi) Sub-Subtenant shall bear and pay the cost and expense of any relocation (including without limitation, moving expenses, cost of space planning and design, costs associated with installation of telephone system, computers and other equipment, and Sub-Subtenant’s personnel costs associated with the relocation), provided further that Sub-Subtenant shall not be entitled to any compensation for damages for any interference with or interruption of its business during or resulting from such relocation, provided that Sub-Sublandlord has made reasonable efforts to minimize such interference. Sub-Subtenant shall cooperate with Sub-Sublandlord to facilitate the prompt completion by Sub-Sublandlord and Sub-Subtenant of their respective obligations under this section. Without limiting the generality of the foregoing, Sub-Subtenant agrees to provide promptly to Sub-Sublandlord such approvals, instructions, plans, specifications and other information as may be reasonably requested by Sub-Sublandlord. In connection with any relocation, Sub-Subtenant shall at its cost and expense furnish and install in (or if practicable, relocate to) the Substituted Sub-Subleased Premises all wall partitions, floor coverings, if any, trade fixtures, equipment, furniture, furnishings and other personal property belonging to Sub-Subtenant or its invitees.

(vii) Any payments of new Fixed Rent and additional rent amounts resulting from the difference in the size of the Substituted Sub-Subleased Premises shall commence ten (10) days after Sub-Subtenant has completed its physical relocation to the Substituted Sub-Subleased Premises, taking into account any adjustment in Rent resulting from the Prime Lease Extension.

(viii) Sub-Sublandlord and Sub-Subtenant shall promptly execute an amendment to this Sub-Sublease reciting the relocation of the Sub-Subleased Premises and any changes to the Fixed Rent or Sub-Subtenant’s Proportionate Share resulting therefrom.

(ix) Sub-Subtenant shall not negotiate for nor enter into any agreement for use of additional space in the Building directly with Overlandlord and/or Prime Sublandlord without the prior written consent of Sub-Sublandlord. In addition, Sub-Sublandlord will cooperate with Sub-Subtenant in good faith in connection with negotiations (y) with the Overlandlord or Prime Landlord to amend the terms of the Overlease and/or Prime Lease or enter into a direct lease with the Overlandlord for space in the Building which may not be subject to the Overlease or Prime Sublease, and (z) amend this Sub-Sublease to incorporate any corresponding change in the rate of Rent or additional rent resulting from such amendment or direct lease to the extent applicable to the Sub-Subleased Premises.

5. Signs.

Sub-Subtenant shall have the right, at Sub-Subtenant’s sole cost, to place such neat, professionally prepared signs at the main entrance to the Premises and/or in the parking area of the Premises as shall adequately advertise Sub-Subtenant’s occupancy of the Sub-Subleased Premises, provided, however, that (a) any such signs shall comply with any and all laws and ordinances applicable thereto, and any applicable provisions of the Master Lease and Prime Sublease and (b) the specifications and location of any sign shall be subject to the prior written consent of Sub-Sublandlord, which consent shall not be unreasonable withheld or delayed.

6. Broker.

a. Sub-Subtenant and Sub-Sublandlord each hereby represents and warrants to the other that it dealt with no broker in connection with this Sub-Sublease, and each hereby agrees to defend, indemnify and hold the other harmless from any liability or loss, including reasonable attorneys’ fees, to any broker or salesman claiming a commission as a result of having interested Sub-Subtenant in the Sub-Subleased Premises. This Section shall survive and extend beyond the termination of this Sub-Sublease.

7. Rights of Lessor; No Sublet or Assignment.

a. Sub-Subtenant acknowledges any rights specifically reserved by Overlandlord under the Overlease or Prime Sublandlord under the Prime Sublease, and Sub-Subtenant further acknowledges that its possession and use of the Premises shall at all times be subject to such rights.

b. Sub-Subtenant will have no right to sublet all or any part of the Premises or to assign this Sub-Sublease without the prior consent of Sub-Sublandlord and Prime Sublandlord, which consent may be withheld as provided in the Prime Sublease. In the event of an unauthorized assignment or sublet, Sub-Sublandlord may terminate this Sub-Sublease and obtain all remedies, including reasonable attorneys fees.

8. Remedies.

A violation or breach by Sub-Subtenant of any of its covenants under this Sub-Sublease or the taking of any action by Sub-Subtenant or the failure to act by Sub-Subtenant, which would be a default under the Prime Sublease if taken by Sub-Sublandlord, or if occurring or failing to occur in regard to Sub-Sublandlord, shall entitle Sub-Sublandlord to take all action with regard to Sub-Subtenant under this Sub-Sublease which Prime Sublandlord is permitted to take against Sub-Sublandlord under the terms of the Prime Sublease.

9. Conditions Precedent.

This Sub-Sublease is expressly conditioned upon receipt by the Sub-Sublandlord of the consent of the Prime Sublandlord in writing.

10. Miscellaneous.

a. Each provision of this Sub-Sublease shall extend to and shall bind and inure to the benefit of Sub-Sublandlord and Sub-Subtenant and their respective heirs, or permitted successors and assigns.

b. In the event that any provision of this Sub-Sublease is deemed to be invalid or unenforceable for any reason, this Sub-Sublease shall be construed as not containing such provision, and the invalidity or unenforceability thereof shall not render any other provision of this Sub-Sublease invalid or unenforceable.

c. Sub-Sublandlord agrees to use commercially reasonable efforts to keep the Prime Sublease in full force and effect until the end of the term of such Prime Sublease, including any extensions provided for in Section 2.02(b) thereof.

d. In the event of any conflict between the terms, conditions, obligations and indemnities of this Sub-Sublease and that certain Purchase Agreement by and among Cobham Defense Electronic Systems Corporation, Lockman Electronic Holdings Limited and Kiwi Stone Acquisition Corp. dated as of March 30, 2009 (“Purchase Agreement”), the terms of the Purchase Agreement shall prevail.

[balance of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Sub-Sublease as of the date first above written.

Sub-Sublandlord:	COBHAM DEFENSE ELECTRONIC SYSTEMS – M/A-COM INC.

By:
Name:
Title:

Sub-Subtenant:	M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

PRIME LANDLORD CONSENT

Prime Sublandlord hereby consents to this Sub-Sublease:

Prime Sublandlord:	M/A-COM, INC.

By:
Name:
Title:

Exhibit D

MUTUAL FOUNDRY, SUPPLY, PURCHASING AND SERVICES AGREEMENT

THIS MUTUAL FOUNDRY, SUPPLY, PURCHASING AND SERVICES AGREEMENT (this “Agreement”) is made and entered into as of March 30, 2009 (“Effective Date”) by and between Cobham Defense Electronic Systems-M/A-COM Inc., a Delaware corporation, with an address at 1001 Pawtucket Boulevard, Lowell, MA 01854 (“CDES”), and M/A-COM Technology Solutions Inc., a Delaware corporation, with an address at 100 Chelmsford Street, Lowell, MA 01851 (“MTS”). For purposes of this Agreement, CDES and MTS are hereinafter known as either “Seller” or “Purchaser” dependent on whether CDES or MTS is the purchaser of a Product(s) or Services (as defined in Section 7.1 hereof) under the terms of this Agreement or is the seller of a Product(s) or Services under the terms of this Agreement. Terms that are not defined in this Agreement shall have the meaning set forth in the Purchase Agreement (as defined below).

BACKGROUND

A. Cobham Defense Electronic Systems Corporation, Lockman Electronic Holdings Limited and Kiwi Stone Acquisition Corp. (“Kiwi Stone”) entered into a Purchase Agreement dated of even date herewith (the “Purchase Agreement”), whereby Kiwi Stone purchased all of the outstanding Shares of (i) MTS and (ii) M/ACOM Technology Solutions (Cork) Limited.

B. The Purchase Agreement contemplates that CDES and MTS shall enter into this Agreement at Closing.

For and in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0 TERM AND SCOPE

1.1 Term. Unless otherwise terminated in accordance with provisions herein, this Agreement will become effective as of the date set forth above and remain in effect for three (3) years (the “Term”). The parties may extend the Term of this Agreement by mutual written agreement only.

1.2 Scope. This Agreement shall govern (i) each sale of the products and/or services listed on Attachment A-1 (CDES Foundry Products), Attachment A-2 (CDES Non-Foundry Products) and Attachment A-3 (CDES Services), as amended by mutual written agreement of the parties from time to time (“CDES Product(s)”) by CDES to MTS during the Term and (ii) each sale of the products and services listed on attached Attachment B-1 (MTS Foundry Products), Attachment B-2 (MTS Non-Foundry Products) and Attachment B-3 (MTS Services), as amended by mutual written agreement of the parties from time to time (“MTS Product(s)”) by MTS to CDES during the Term. CDES Products and MTS Products shall be referred to as “Products” throughout this Agreement, and shall imply CDES Products and/or MTS Products, as the context requires. In the event that a party hereto discovers that a product or service, which has been historically provided by Seller to Purchaser prior to the Closing, has been omitted from Attachment A-1, A-2, A-3, B-l, B-2 or B-3, such product or service shall be added to the applicable Attachment hereto and shall be deemed a “Product” to be sold at a price derived from the formula set forth on the relevant Attachment hereto. Each of the CDES subsidiaries and affiliates listed on Attachment C hereto and their successors and assigns (“CDES Subsidiaries”) and each of the MTS subsidiaries and affiliates listed on Attachment C hereto and their successors and assigns (“MTS Subsidiaries”), shall be entitled to purchase Products from CDES or MTS, as applicable, for their own account on the same terms and conditions as are applicable to CDES or MTS, as applicable.

2.0 PURCHASE AND SALE OF PRODUCTS; INSPECTION AND ACCEPTANCE

2.1 Forecasts and Ordering Procedure. Purchaser will provide Seller with a rolling twenty-six (26) week forecasted estimate of its order requirements for Products (“Forecast”) on a monthly basis. A Forecast will not create any binding obligation on Purchaser. Seller shall take the Forecast into account for its capacity planning. Seller shall not be obligated to accept any order in excess of Forecast requirements as adjusted pursuant to the following chart (the “Permitted Forecast Change”).

Forecast change by comparison to the previous Forecast	Requested delivery in excess of Standard Lead Time:
Up to 25 % increase	More than 3 weeks but less than 6 weeks
Up to 50 % increase	More than 6 weeks but less than 8 weeks
Up to 75 % increase	More than 8 weeks but less than 14 weeks
Up to 100 % increase	More than 14 weeks

Binding purchase orders will be placed separately by Purchaser (“Order” or “Orders”). Seller’s Standard Lead Times as defined in Attachment A-1 for CDES and Attachment B-1 for MTS, as applicable, shall apply in determining the minimum time required between placement of an Order and the delivery dates requested in the Order, if not expressly agreed otherwise between the parties in a particular case. Seller shall accept any Order which: (i) is in compliance with the projected requirement for Products as set out in the latest Forecast, together with the Permitted Forecast Change; (ii) is placed in compliance with the minimum required Standard Lead Time for deliveries; and (iii) is otherwise in compliance with this Agreement.

Seller shall acknowledge Orders within five (5) working days of their receipt. If after ten (10) working days no formal acknowledgement has been received from Seller, then the Order will be deemed to be accepted by Seller unless Seller has otherwise provided written reasons for rejection of such Order. If the acknowledgement differs from the Order for reasons other than non-compliance with the terms of this Agreement, it shall only be binding on Purchaser upon Purchaser’s written consent thereto. An Order may be rejected by Seller only if such Order does not comply with the terms and conditions of this Agreement or proposes new, different, or additional terms that are not acceptable to Seller.

2.2 No Exclusivity. This Agreement is neither a requirements nor an output contract. Except as set forth in Section 10.2 and Section 15 below, this Agreement shall not impose any obligation or exclusivity on either party hereto, and each party shall be free to purchase and sell goods and services similar or identical to the Products and Services from and to third parties, at its sole discretion. The parties hereto acknowledge that they are subject to the non-compete provisions of the Stock Purchase Agreement set forth in the Purchase Agreement, a copy of which provisions are attached hereto as Attachment F.

2.3 Orders in Excess of Forecast. The issuance of any Order by Purchaser for a quantity of Products which places the total of Products ordered in excess of a Forecast as adjusted by the Permitted Forecast Change, will be deemed a request for additional quantities subject to Seller’s approval. In the event that Seller is unable to reasonably support Purchaser’s request for such additional quantities, the parties will discuss alternative solutions that will enable Purchaser to satisfy its customer’s requirements.

2.4 Orders. Purchaser shall purchase only those Products set forth on Orders duly issued by an authorized representative of Purchaser. Each Order shall, at a minimum, specify the following information for each Product listed thereon: (i) the applicable part number and Product name; (ii) the quantity ordered; (iii) the total Purchase Price, as defined in Section 3.1 below; (iv) shipping instructions; (v) delivery destination (the “Delivery Destination”); and (vi) the required delivery date for the Product at the Delivery Destination (the “Delivery Date”). Orders shall be submitted to Seller in writing and may be sent electronically, by facsimile, or by mail.

2.5 Mutual Agreement to other Terms. The terms and conditions set forth in this Agreement shall be the sole terms and conditions with respect to the transactions contemplated by this Agreement and any Orders pursuant hereto. No terms and conditions on any Order or Orders, sales acknowledgement or other documents shall be binding or effective unless the parties mutually agree in writing to such terms and conditions, provided; however, that such written agreement of the parties shall not be based on the signatures of the parties on an Order or sales acknowledgement and such written agreement must be set forth on a separate document.

2.6 Change in Delivery Terms. Except as expressly provided in Section 9.0, changes to the delivery schedule shall only be upon mutual written agreement. If any such changes cause an increase or decrease in the cost or the time required for performance of an Order, Seller shall notify Purchaser in writing (stating the cost and/or delivery impact of the change) within thirty (30) days after receipt of such notice. An equitable adjustment shall be made to the price and/or delivery, and the Order shall be modified in writing accordingly. Seller is not required to ship any Product(s) that is/are the subject matter of any change until a written change order is received from Purchaser.

2.7 Order Cancellation for Convenience. Purchaser may at any time terminate any or all Orders, or any portion thereof for its convenience, upon prior written notice to Seller. Upon receipt of such notice, Seller shall immediately stop work as specified in the notice to Seller. Unless otherwise specified in this Agreement, Purchaser’s liability to Seller with respect to such terminated Order or Orders for Products as defined in Attachment A-1 and A-2 or Attachment B-1 and B-2, as applicable (which are not otherwise usable in Seller’s other operations or salable to Seller’s other customers) shall be limited as follows:

2.7.1 For Foundry Products (Attachment A-1 and Attachment B-1)

Either:

(a) If less than 50% of the Standard Lead Time is remaining between the date of Order placement and the earliest requested delivery date, a cancellation charge of 100% of the Purchase Price of the cancelled portion of the Order shall apply, or

(b) If more than 50% of the Standard Lead Time is remaining between the date of Order placement and the earliest requested delivery date, a cancellation charge of 50% of the Purchase Price of the cancelled portion of this Order shall apply;

and in addition to (a) or (b);

(c) The direct cost of any parts and materials that the parties mutually agreed at the time an order was placed were necessary to protect delivery schedules or support the Order price or volume pricing plus a material handling charge equal to 5% of the direct cost of those parts and materials.

Purchaser shall have no liability to Seller with respect to such terminated Order or Orders for quantities scheduled to be shipped outside of the Standard Lead Time.

2.7.2 For Non-Foundry Products (Attachment A-2 and Attachment B-2)

Once 50% of the Standard Lead Time has expired from the date of the Order placement, a 15% restocking charge shall apply to the cancelled portion of the Order. No other cancellation charges shall apply to any other portion of the Order.

2.7.3 For Services (Attachment A-3 and Attachment B-3)

No cancellation charges will apply.

2.8 Inspection and Acceptance. Purchaser shall have the right to inspect the Products and to reject any or all of said Products in accordance with Section 6.0, Product Warranty. In the event Purchaser’s final inspection and acceptance does not occur at the time of delivery, such final inspection and acceptance shall be conclusively presumed sixty (60) days after the date of delivery unless Purchaser has notified Seller in writing as to the reasons for rejection.

3.0 PURCHASE PRICES; TAXES AND FEES

3.1 Amount. During the Term, Seller shall sell the Products and Services to Purchaser at the Purchase Prices set forth in the appropriate section of Attachment A-1, Attachment A-2, Attachment A-3 or Attachment B-1, Attachment B-2 or Attachment B-3, as applicable (as such prices may be adjusted hereunder, “Purchase Price” or “Purchase Price(s)”). All

Purchase Prices set forth in the above referenced Attachments are firm and fixed for the term of this Agreement; provided, however, that with respect to Foundry Products where the Purchase Price is a “per-wafer” price, the parties may, upon mutual agreement, adjust such prices to be the equivalent “per-good die” price.

3.2 All-Inclusive. The Purchase Price for each Product shall be all-inclusive and represents the sole and exclusive consideration to Seller hereunder for the Products or otherwise, except for (i) any freight and insurance costs for which Purchaser is responsible under Section 5.2 (collectively, “Freight Charges”), and (ii) certain taxes assessed on the Purchase Prices for which Purchaser is responsible under Section 3.3 and Section 3.6.

3.3 Taxes and Duties. Any tax, duty, custom, or other fee of any nature imposed upon Orders by any federal, state or local government authority shall be paid by Purchaser, in addition to the price quoted or invoiced. In the event that Seller is required to prepay any such tax, duty, custom or other fee, Purchaser will reimburse Seller therefore upon receipt of evidence of payment therefor by Seller.

3.4 Payment in U.S. Dollars. Unless specifically otherwise agreed in writing by Purchaser and Seller, all payments are to be made in United States Dollars (USD$). If made by check, the check must be drawn on a U.S. bank. All banking charges, if any, are to be pre-paid by Purchaser.

3.5 Resale Exemption Certificates. Purchaser agrees to furnish Seller with an exempt purchase or resale certificate or, in the absence of same, assume all liabilities for all foreign, Federal, state and local taxes and duties, other than taxes based upon Seller’s net income.

3.6 Foreign Taxes and Fees. Except as expressly agreed to in writing by Seller, any and all customs, duties, taxes or other fees in any form which may be charged or assessed with respect to the importation into any foreign country of any Product, documentation or information furnished or sold shall be for the account of and paid for by Purchaser. In the event that Seller is required to prepay any such custom, duty, tax or other such fees, Purchaser will reimburse Seller therefore upon receipt of evidence of payment by Seller.

3.7 Qualification Tests. Unless specifically noted on Attachment A-1, Attachment A-2, Attachment B-1 or Attachment B-2, as applicable, and expressly agreed in writing by the parties, qualification tests and any test data are not included in the Purchase Price. Qualification tests may be performed by Seller and test data supplied at the specific request and expense of Purchaser at the rates specified in Attachment A-3 or Attachment B-3, as applicable.

4.0 MODIFICATION OF PRODUCTS AND MANUFACTURING PROCESSES

4.1 Product Modifications by Seller. After the Effective Date, Seller shall not modify any of the Products in a manner that affects class 1 changes in form, fit or function, without Purchaser’s prior written consent. If Purchaser does consent to a modification of a Product after the Effective Date, Seller will assure that such Product as modified (“Modified Product”) is “compatible” (as defined below) in such modified form with all hardware and software utilized by

Purchaser in conjunction with such Modified Product (including monitoring software) prior to the modification thereof (collectively, (“Existing Systems”). For the purposes of this Agreement, a Product shall be “compatible” if it will continue to perform all significant functions when used in conjunction with Existing Systems, without any modification to such Existing Systems.

4.2 Product Modifications Initiated by Purchaser. With respect to any Product at any time, Purchaser may request a change in the specifications for such Product. If Purchaser does request a change in specifications, Seller shall as promptly as practicable evaluate such change and provide Purchaser with a good faith estimate of the incremental increase or decrease to the Purchase Price of the Product that would result from such change. At the same time, Seller shall also provide a good faith estimate of any material non-recurring engineering costs that would be incurred by Seller in connection with such change. Upon receipt of Seller’s good faith estimates, Purchaser may elect to have Seller incorporate such specification change into the applicable Product.

4.3 Manufacturing Process Modifications. After the Effective Date, Seller shall not modify any manufacturing process used to manufacture a Product without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed.

5.0 SHIPMENT AND DELIVERY

5.1 Packing. All Products shall be prepared, marked (bar coded), and packed for shipment in accordance with standard commercial packing, unless otherwise specified by Purchaser, on a case by case basis on a specific order and agreed to by Seller in writing.

5.2 Shipping Terms; Freight Charges. Seller shall ship all Products to Purchaser in new and unused condition. Seller shall fill each Order in accordance with its terms and the provisions hereof. The carrier and mode of shipment for each Product will be included in the shipping instructions on the applicable Order. All Products shall be shipped to Purchaser F.O.B. Origin, Seller’s factory, with all freight and insurance costs (“Freight Charges”) paid by Purchaser; provided, however that all Freight Charges shall be billed to Purchaser at Seller’s actual cost, without mark-up, and shall be separately itemized on each invoice. Seller agrees to use commercially reasonable efforts to minimize Freight Charges.

5.3 Delivery. Delivery of a Product shall occur upon Purchaser’s physical receipt of such Product at the Delivery Destination. Seller shall cause all Products to be delivered to the Delivery Destination on their Delivery Date and shall also comply with any special shipping instructions provided by Purchaser.

5.4 Title. Title to and risk of loss with respect to the Products shall pass to Purchaser at the time of shipment, F.O.B. Origin, Seller’s factory. Seller may perfect a security interest in such Products until all applicable payments for such Products have been made in full. If requested, Purchaser shall assist Seller in perfecting such security interest at Seller’s expense.

5.5 Shipping Delays. Seller will immediately notify Purchaser in writing of any event or condition that could delay delivery of the Products beyond the Delivery Date; provided, however, that such notification shall not require Purchaser to accept any late shipment or waive any of its rights or remedies with respect thereto.

5.6 Excess, Early and Late Deliveries. Purchaser shall not be obligated to accept or pay for and may, in its sole discretion and at Seller’s sole cost, reject and return to Seller: (i) any Products in excess of the quantity specified on the Order, (ii) any Products arriving more than five (5) days in advance of the Delivery Date specified on the Order or (iii) any Products not received at the Delivery Location by the Delivery Date specified on the Order. In the event that the Products described above are not returned to Seller then Purchaser shall pay for such Products in accordance with the provisions of Section 2.0 hereof provided, however, that if Purchaser does not return any of the Products described in this Section 5.6 than Purchaser must pay Seller for such Products in accordance with the terms of this Agreement.

6.0 PRODUCT WARRANTY

6.1 For the products covered by Attachments A-1, A-2, B-1, or B-2, Seller warrants for a period of twelve (12) months from the date of original shipment that the Products will be free from defects in design, material and workmanship and will be in conformity with applicable specifications and drawings (the “Specifications”), provided, however, that this warranty shall not apply to any defect in design or defects in the manufacturing process, if such manufacturing process is the same as that used prior to the Effective Date. The forgoing warranty shall not apply to any Product which shall have been abused, misused or altered by Purchaser physically or electrically, or on which the trademark shall have been defaced or obliterated. Purchaser shall request written return material authorization within the warranty period prior to the return of any nonconforming Products.

6.2 If a Product is found not in conformance with this warranty, it will be covered by this warranty only if written authorization is requested within a period of twelve (12) months from the date of original shipment by Seller. Authorization for return must be secured from Seller and will not commit Seller to the making of any repair or replacement hereunder. Requests for return authorization should list types and quantities of Products involved, the reason for the request, information concerning operating conditions involved, and the period of use. In addition, the Order number and, where possible, the original invoice number covering the original purchase of the Products involved must be shown. Returned Products must be shipped, transportation prepaid, by the most practical method of shipment. Shipping costs will be credited to the Purchaser for all Products found to be subject to warranty adjustment. Excessive transportation costs will not be allowed. Seller will not accept charges for packing, inspection, labor charges or other incidental costs in connection with any Products returned.

6.3 Unless otherwise requested by Purchaser, returned Products found not subject to this warranty will be sent back to Purchaser, transportation collect. In all cases, Seller’s determination will be final. With respect to Products found not in conformity with this warranty, the remedy will take the form, at Seller’s option, of a replacement or repair of the defective or nonconforming Product. In the event that it is not economical to replace or repair warranted Products, Seller may, at its sole option, remit the dollar equivalent based upon the original Product sales price and said remittance will be calculated by applying the pro rata percentage of the unexpired warranty to the original Product sales price.

6.4 WITHOUT LIMITING ANY WARRANTY SET FORTH IN THE PURCHASE AGREEMENT, THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). THE FOREGOING CONSTITUTES PURCHASER’S SOLE REMEDY AND SELLER’S SOLE LIABILITY FOR BREACH OF WARRANTY.

6.5 In the event of replacement pursuant to the foregoing warranty, a new twelve (12) month warranty, in accordance with the provisions above shall apply to the replaced Product. In the event of repair pursuant to the foregoing warranty, the validity of the foregoing warranty will be twelve (12) months from the date of shipment of the repaired Product less the period of time between the date of original shipment and the date on which Seller received return of the Product for repair.

6.6 This warranty does not include repair of damage resulting from failure to provide a suitable installation environment, accident, disaster, neglect, abuse, misuse, transportation, alterations, attachments, accessories, supplies, repairs or activities not performed by Seller. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SELLER BE LIABLE FOR ANY LOST PROFITS, LOST REVENUES, LOST OPPORTUNITIES, AMOUNTS BASED ON MULTIPLES OF LOST EARNINGS, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) OF PURCHASER, ITS SUCCESSORS, ASSIGNS OR ITS RESPECTIVE AFFILIATES, AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE.

7.0 PURCHASE OF TESTING SERVICES & TECHNICAL ASSISTANCE

7.1 Testing Services. During the Term, upon receipt of an Order, Seller shall provide the Testing Services set forth on Attachment A-3 or Attachment B-3, as applicable (“Testing Services”) to Purchaser and its subsidiaries and affiliates set forth on Attachment C hereto at the rates set forth on such Attachments. Testing Services and the Technical Assistance described in Section 7.2, at prices to be calculated using the formula set forth therein, shall be collectively referred to herein as the “Services”.

7.2 Technical Assistance. Purchaser may request that Seller provide it with technical assistance and support in the integration of the Product(s) into Purchaser’s products (“Technical Assistance”) and Seller shall provide the Technical Assistance in accordance with this Section 7.2. The Technical Assistance shall be provided at the facilities of CDES or MTS, as applicable, and shall be provided by the categories of personnel set forth on Attachment D at the rates set forth therein. Each Party shall use personnel possessing the skill and capability required to perform the Technical Assistance.

7.3 Damages in Performance of Services. In the event the Seller shall cause damage during provision of Services, Purchaser’s sole remedy shall be to have such Services reperformed by Seller at no charge.

7.4 Costs. Purchaser does not undertake and shall have no obligation to hire any of Seller’s employees. CDES and MTS agree to make available personnel within the categories set forth on Attachment D for the Term of this Agreement. Purchaser agrees to reimburse Seller at the applicable billing rate by labor category as set forth in Attachment D plus any costs of all actual and reasonable travel expenses to and from Purchaser’s designated facilities by the Technical Personnel and for all actual and reasonable subsistence costs of the Technical Personnel while at Purchaser’s designated facilities during the term of this Agreement, including coach class airfare, if applicable, rental cars for commuting purposes and actual and reasonable lodging and meal costs incurred by the Technical Personnel in connection with pre-approved travel. All such expenses shall be reimbursed by Purchaser within seven (7) days of Seller’s invoice therefore. Purchaser shall not be entitled to setoff, offset, reduce or otherwise withhold any payment due to Seller pursuant to this Section 7.4 on account of any other claim under this Agreement or otherwise. CDES’ Technical Personnel are not and shall in no way, be considered employees of MTS and MTS’ Technical Personnel are not and shall in no way be considered employees of CDES.

7.5 Performance and Service Limitations. Seller shall perform the Services using a level of care and diligence that is commercially reasonable. Seller shall maintain the process, equipment and tooling in good order and repair. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICE PROVIDED HEREUNDER. In providing the Services, neither Seller nor any of its affiliates nor any third parties shall be obligated to: (a) hire any additional employees; (b) maintain the employment of any specific employee; or (c) purchase, lease or license any additional equipment, hardware, intellectual property or software (other than such equipment, hardware or software that is necessary to replace damaged or broken equipment or hardware or software necessary to perform the Services, in which case Purchaser shall bear the cost of, and shall own, any such replacement equipment, hardware or software). Without limitation of the provisions of Section 17.8 hereof, Seller shall not be required to provide any Service to the extent and for so long as the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of Seller, including unfeasible technological requirements, or to the extent the performance of such Services would require Seller or the provider of the Service to violate any applicable law.

8.0 BILLING AND PAYMENT

8.1 Billing; Invoices. Seller shall invoice Purchaser for all Products at the time of shipment. Seller shall issue a separate invoice for each Order containing the following information (“Invoice(s)”): (i) the description and quantity of Products ordered; (ii) the quantity of Products shipped; (iii) the Delivery Destination: (iv) the Order number, (v) the Purchase Price for each Product; (vi) the total Purchase Price for the Order; and (vii) any applicable taxes, Freight Charges, and discounts. All Invoices, bills of lading, and freight bills for the Products shall be delivered to Purchaser at the “Bill To” address shown on the face of Purchaser’s Order.

8.2 Payment. Subject to the terms and conditions contained herein, Purchaser will remit payment of the Purchase Price due hereunder for each conforming Product within forty-five (45) days of the later to occur of (i) Purchaser’s receipt of the Invoice therefore and (ii) Purchaser’s receipt of such conforming Product. Any payment not made in accordance with the time limits in the previous sentence will be considered delinquent and a late payment charge of the lesser of two percent (2%) of the delinquent balance due and the maximum amount permissible by law will be assessed per month on the amounts that remain delinquent.

9.0 RESCHEDULING ORDERS

Purchaser may, free of charge, reschedule the Delivery Date for any Product one time prior to Seller’s shipment thereof by providing Seller with notice thereof (the “Rescheduling Notice”) electronically, by facsimile, or by mail. The new Delivery Date specified in such Rescheduling Notice shall then become the new Delivery Date for the Order, which shall in all other respects remain in full force and effect. Such new Delivery Date shall in no event (a) be greater than forty five (45) days after the original delivery dates or be accelerated without the Seller’s consent, or (b) result in an inconsistency with the Forecast provisions set forth in Section 2.1.

10.0 ADDITIONAL WARRANTIES AND COVENANTS

10.1 Additional Warranties. In addition to the warranty provided in Section 6, the parties hereby represent and warrant that:

(a) Seller has and will convey to Purchaser good title to the Products, free and clear of all liens and other security interests;

(b) All information provided by Seller to Purchaser with respect to the Products is complete and accurate in all material respects;

(c) All Products shall conform in all material respect to the Quality Assurance Requirements as set forth on attached Attachment E, to the extent such Products have historically conformed to such Quality Assurance Requirements;

(d) Seller and Purchaser are duly organized and validly existing under the laws of each of their jurisdiction of incorporation;

(e) Seller and Purchaser have the legal power and authority to execute and deliver this Agreement and to fully perform their obligations hereunder;

(f) The execution, delivery and performance of this Agreement by Seller and Purchaser has been duly authorized by all necessary actions and do not violate their organizational documents, as applicable, or any other material agreements to which Seller or Purchaser, as applicable, is a party; and

(g) This Agreement constitutes a legal, valid and binding obligation of Seller and Purchaser enforceable against Seller and Purchaser in accordance with its terms, except as such enforcement may be limited by applicable law.

10.2 Delivery of Documentation to MTS. Without in any way limiting, and in addition to, CDES’ obligations under the Purchase Agreement, during the term of this Agreement, when MTS needs to obtain documentation relating to the Technology of CDES in order to use the Technology of CDES in a manner consistent with the terms of this Agreement, MTS shall request a copy of such information from CDES. CDES may provide the requested information to MTS in any media format that CDES chooses. For two (2) years after the Effective Date, this information shall be provided to MTS free of charge and for the remainder of the term of this Agreement, MTS shall reimburse CDES for the reasonable expenses incurred by CDES, including but not limited to personnel time, in providing such information. Unless otherwise expressly permitted by this Agreement, MTS agrees not to access or use any Technology belonging to CDES which is included on the media that CDES provides to MTS or which is included in any CDES system, software and/or database to which MTS otherwise has access pursuant to this Agreement or the IP Agreement dated of even date herewith by and between Cobham Defense Electronic Systems Inc. and MTS (the “IP Agreement”). In the event of inadvertent access to or receipt of Technology belonging to CDES or Cobham Defense Electronic Systems Inc., which MTS is not permitted to use pursuant to this Agreement or the IP Agreement, MTS shall promptly report such access or receipt to CDES and shall safeguard such Technology in accordance with this Agreement.

10.3 Delivery of Documentation to CDES. During the term of this Agreement, when CDES needs to obtain documentation relating to the Technology of MTS in order to use the Technology of MTS in a manner consistent with the terms of this Agreement, CDES shall request a copy of such information from MTS. MTS may provide the requested information to CDES in any media format that MTS chooses. For two (2)years after the Effective Date, this information shall be provided to CDES free of charge and for the remainder of the term of this Agreement, CDES shall reimburse MTS for the reasonable expenses incurred by MTS, including but not limited to personnel time, in providing such information. Unless otherwise expressly permitted by this Agreement, CDES agrees not to access or use any Technology belonging to MTS which is included on the media that MTS provides to CDES or which is included in any MTS system, software and/or database to which CDES or Cobham Defense Electronic Systems Inc. otherwise has access pursuant to this Agreement or the IP Agreement. In the event of inadvertent access to or receipt of Technology belonging to MTS which CDES or Cobham Defense Electronic Systems Inc. is not permitted to use pursuant to this Agreement or the IP Agreement, CDES shall promptly report such access or receipt to MTS and shall safeguard such Technology in accordance with this Agreement.

10.4 Definitions Used in Section 10.3 and Section 10.4. For purposes of Section 10.3 and Section 10.4, the following terms shall have the following meanings.

“Technology” shall mean any of the following: trade secrets and proprietary information including unpatented inventions, mask works, tooling, special test equipment, jigs, technology, drawings, specifications, processes, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“Technology of CDES” shall mean Technology owned by CDES as of the Effective Date, including but not limited to the items set forth on Exhibit A-4.

“Technology of Cobham Defense Electronic Systems Inc.” shall mean Technology owned by Cobham Defense Electronic Systems Inc. as of the Effective Date.

“Technology of MTS” shall mean Technology owned by MTS as of the Effective Date, including but not limited to the items set forth on Exhibit B-4.

11.0 INDEMNIFICATION

11.1 The parties agree that they will be responsible for their own acts and the results thereof and shall not be responsible for the acts of the other party and the results thereof. Each party therefore agrees that it will assume all risk and liability to itself, its agents, or employees for any injury to persons or property resulting in any manner from conduct of its own operations and the operations of its agents or employees under this Agreement, and for any loss, cost, damage, or expense due to any act or acts, negligence, or the failure to exercise proper precautions, of or by itself or its own agents or its own employees.

11.2 Intellectual Property Indemnity.

11.2.1 CDES AS SELLER AGREES TO INDEMNIFY AND HOLD MTS AS PURCHASER HARMLESS AGAINST ALL CLAIMS THAT THE PRODUCTS PROVIDED TO MTS AS PURCHASER UNDER THIS AGREEMENT INFRINGE ANY U.S., EU, KOREAN OR JAPANESE PATENT, COPYRIGHT, MASK WORK RIGHT, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, EXCEPT TO THE EXTENT THAT THE PRODUCTS USE INTELLECTUAL PROPERTY PROVIDED BY MTS AS PURCHASER TO CDES AS SELLER OR LICENSED BY MTS AS PURCHASER TO CDES AS SELLER WHICH INTELLECTUAL PROPERTY WAS NOT ACQUIRED BY MTS FROM CDES OR LICENSED TO MTS BY CDES IN CONNECTION WITH THE PURCHASE AGREEMENT, IN WHICH CASE SELLER SHALL HAVE NO LIABILITY TO PURCHASER. CDES AS SELLER SHALL ASSUME THE DEFENSE OF ANY SUIT, ACTION, PROCEEDING OR OBJECTION BASED ON ANY SUCH CLAIM OF INFRINGEMENT BROUGHT AGAINST MTS AS PURCHASER RELATING TO THE PRODUCTS, BY QUALIFIED COUNSEL RETAINED AT SELLER’S OWN EXPENSE, AND SHALL PAY ANY DAMAGES ASSESSED AGAINST OR OTHERWISE PAYABLE BY MTS AS PURCHASER IN ANY SUCH SUIT AS A RESULT OF THE FINAL DISPOSITION OF ANY SUCH CLAIM, SUIT, ACTION, PROCEEDING OR OBJECTION, UPON MTS AS PURCHASER NOTIFYING CDES AS SELLER OF SUCH CLAIM OR OF THE COMMENCEMENT OF ANY SUCH SUIT, ACTION, PROCEEDING OR OBJECTION, OR THREATS THEREOF. CDES AS SELLER SHALL BE AFFORDED THE OPPORTUNITY, IN ITS SOLE AND ABSOLUTE DISCRETION, TO DETERMINE THE MANNER IN WHICH SUCH CLAIM, SUIT, ACTION, PROCEEDING OR OBJECTION SHALL BE HANDLED OR OTHERWISE DISPOSED OF. PURCHASER SHALL GIVE SELLER THE COOPERATION SELLER REQUIRES, AT SELLER’S SOLE COST AND EXPENSE FOR ALL COSTS AND EXPENSES INCURRED BY PURCHASER, EXCEPT FOR SALARIES OF THE EMPLOYEES OF PURCHASER AND FEES AND EXPENSES OF ANY COUNSEL RETAINED BY PURCHASER IN THE DEFENSE OF ANY SUCH CLAIM, SUIT, ACTION, PROCEEDING OR OBJECTION. NOTWITHSTANDING THE FOREGOING, PURCHASER MAY BE REPRESENTED IN ANY SUCH SUIT BY ITS OWN COUNSEL AT ITS OWN COST AND

EXPENSE. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SELLER BE LIABLE FOR ANY LOST PROFITS, LOST REVENUES, LOST OPPORTUNITIES, AMOUNTS BASED ON MULTIPLES OF LOST EARNINGS, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) OF PURCHASER, ITS SUCCESSORS, ASSIGNS OR ITS RESPECTIVE AFFILIATES, AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE.

11.2.2 PURCHASER AGREES TO INDEMNIFY AND HOLD SELLER HARMLESS AGAINST ALL CLAIMS THAT THE SERVICES AND RESULTING MODIFICATIONS MADE BY PURCHASER TO THE PRODUCTS PROVIDED BY SELLER UNDER THIS AGREEMENT INFRINGE ANY U.S., EU, KOREAN OR JAPANESE PATENT, COPYRIGHT, MASK WORK RIGHT, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES UNLESS SUCH SERVICES AND MODIFICATIONS WERE MADE PURSUANT TO SELLER’S DESIGN OR SPECIFICATION OR WERE MADE USING INTELLECTUAL PROPERTY LICENSED OR PROVIDED BY SELLER TO PURCHASER. PURCHASER SHALL ASSUME THE DEFENSE OF ANY SUIT, ACTION, PROCEEDING OR OBJECTION BASED ON ANY SUCH CLAIM OF INFRINGEMENT BROUGHT AGAINST CUSTOMER RELATING TO THE SERVICES, BY QUALIFIED COUNSEL RETAINED AT PURCHASER’S OWN EXPENSE, AND SHALL PAY ANY DAMAGES ASSESSED AGAINST OR OTHERWISE PAYABLE BY SELLER IN ANY SUCH SUIT AS A RESULT OF THE FINAL DISPOSITION OF ANY SUCH CLAIM, SUIT, ACTION, PROCEEDING OR OBJECTION, UPON SELLER NOTIFYING PURCHASER OF SUCH CLAIM OR OF THE COMMENCEMENT OF ANY SUCH SUIT, ACTION, PROCEEDING OR OBJECTION, OR THREATS THEREOF. PURCHASER SHALL BE AFFORDED THE OPPORTUNITY, IN ITS SOLE AND ABSOLUTE DISCRETION, TO DETERMINE THE MANNER IN WHICH SUCH CLAIM, SUIT, ACTION, PROCEEDING OR OBJECTION SHALL BE HANDLED OR OTHERWISE DISPOSED OF. SELLER SHALL GIVE PURCHASER THE COOPERATION PURCHASER REQUIRES, AT PURCHASER’S SOLE COST AND EXPENSE FOR ALL COSTS AND EXPENSES INCURRED BY SELLER, EXCEPT FOR SALARIES OF THE EMPLOYEES OF SELLER AND FEES AND EXPENSES OF ANY COUNSEL RETAINED BY SELLER IN THE DEFENSE OF ANY SUCH CLAIM, SUIT, ACTION, PROCEEDING OR OBJECTION. NOTWITHSTANDING THE FOREGOING, SELLER MAY BE REPRESENTED IN ANY SUCH SUIT BY ITS OWN COUNSEL AT ITS OWN COST AND EXPENSE. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PURCHASER BE LIABLE FOR ANY LOST PROFITS, LOST REVENUES, LOST OPPORTUNITIES, AMOUNTS BASED ON MULTIPLES OF LOST EARNINGS, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) OF SELLER, ITS SUCCESSORS, ASSIGNS OR ITS RESPECTIVE AFFILIATES, AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE.

11.2.3 Entire Liability. THIS SECTION 11.2 AND SECTION 18.0 CONTAIN (A) EACH PARTY’S ENTIRE LIABILITY AND ALL OBLIGATIONS RELATED TO

INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION, AND (B) EACH PARTY’S EXCLUSIVE REMEDIES AGAINST THE OTHER PARTY FOR INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION. THESE REMEDIES ARE PROVIDED IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE. FOR THE ABSENCE OF DOUBT, IT IS UNDERSTOOD AND AGREED THAT MTS SHALL HAVE NO LIABILITY OR INDEMNIFICATION OBLIGATION UNDER THIS SECTION 11.2 ARISING FROM THE SUPPLY OF PRODUCTS OR SERVICES TO CDES AFTER THE EFFECTIVE DATE WHERE SUCH PRODUCTS ARE THE SAME AS THE PRODUCTS OR SERVICES BEING SUPPLIED BY MTS TO CDES PRIOR TO THE EFFECTIVE DATE.

12.0 CONFIDENTIALITY

In connection with the performance of this Agreement, Seller and Purchaser may disclose certain information to one another. All such disclosures of information shall be deemed non- confidential by the receiving party unless such information pertains to the disclosing party or its business and satisfies all of the following requirements (“Confidential Information”): (i) such information is disclosed in written or graphic form or, if disclosed in oral form, is reduced to written or graphic form within thirty (30) days of such oral disclosure, (ii) such information is clearly labeled “confidential” or “proprietary” when furnished by the disclosing party, (iii) such information is owned or controlled by the disclosing party, and (iv) such information was not previously published or disclosed to others without restrictions. Seller and Purchaser each agree not to use, other than for purposes related to this Agreement, or disclose to third parties (except on a “need to know” basis) any Confidential Information, in each case, during the Term and for a period of five (5) years thereafter. Notwithstanding anything in the foregoing to the contrary, the following information shall not constitute “Confidential Information” hereunder, and neither party shall have any obligation under this Section 12 with respect thereto: (i) information already in the possession of the receiving party at the time of disclosure hereunder; (ii) information that is independently developed by the receiving party without the use of disclosing party’s information; (iii) information that becomes lawfully known or available to the receiving party from another source without breach of this Agreement; or (iv) information that becomes publicly available without a breach of this Agreement by the receiving party. The standard of care for protecting Confidential Information shall be that standard of care used by the receiving party to prevent the disclosure, publication or dissemination of its own information of a similar character, or at least reasonable care. Notwithstanding anything contained herein to the contrary, neither party may issue, make, or release any written, oral, electronic, or other press release, advertisement, promotional material announcement or other statement in any medium disclosing or relating to this Agreement, the terms of this Agreement, or any of the transactions consummated or to be contemplated hereunder, without the other party’s prior written consent, which consent may be given or withheld by such other party in its sole discretion.

13.0 PRIVATE LABELING

Upon Purchaser’s request, Seller agrees to private label the Products and Product Documentation with Purchaser’s trademarks and trade names (collectively, “Purchaser

Trademarks”), all at no additional charge to Purchaser (“Private Labeling”). All use of Purchaser Trademarks by Seller in connection with any Private Labeling hereunder shall be subject to a limited, personal, non-exclusive, non-transferable, non-assignable license or sublicense (in each case, without right of sublicense) granted by Purchaser to Seller to use the Purchaser Trademarks during the Term solely and exclusively from Seller’s performance of Private Labeling as described herein and for such other purposes as Purchaser may expressly authorize in advance in writing (the “Limited Trademark License”) All Private Labeling shall be submitted to Purchaser for review in advance, and no Purchaser Trademark shall be utilized in any Private Labeling without Purchaser’s specific prior written consent to such use. Each item of documentation or other tangible material (with each copy thereof constituting a separate item) on which any Purchaser Trademark appears shall contain a prominent legend stating that the Purchaser Trademarks are registered trademarks of Purchaser or Purchaser’s Affiliates. The registered symbol ® appearing each time as part of the Purchaser Trademark will constitute a sufficient legend. Seller acknowledges that Purchaser is, and shall at all times remain, the sole and exclusive owner of the Purchaser Trademarks and all goodwill contained therein, and that neither the Limited Trademark License, nor any Private Labeling shall convey any right, title or interest in or to any of the Purchaser Trademarks or such goodwill to Seller. All goodwill arising from Seller’s use of the Purchaser Trademarks shall inure solely to the benefit of Purchaser, and Seller shall not assert any claim to any right, title or interest in or to the Purchaser Trademarks or the goodwill associated therewith, nor shall Seller at any time take any action that could be detrimental to the goodwill associated with any Purchaser Trademark, either during the Term or after the termination or expiration of this Agreement. Purchaser may revoke the Limited Trademark License as to any Product or Product Documentation not then in production upon written notice to Seller at any time with or without cause. Upon any such revocation, or upon any termination or expiration of this Agreement for any reason whatsoever, including any termination resulting from the material breach of either party hereto, the Limited Trademark License shall automatically terminate, and Seller shall immediately cease all further use of the Purchaser Trademarks.

14.0 TERMINATION FOR DEFAULT

If either party is in default of any material provision of this Agreement and such default is not corrected by the defaulting party within thirty (30) days of receipt of written notice given by the non-defaulting party, this Agreement and all outstanding Orders may be terminated by the party not in default. In the event of a dispute regarding payment hereunder, it shall not be considered a breach of this Agreement, if the amount reasonably in dispute is paid into escrow pending the resolution of such dispute.

15.0 DISCONTINUATION OF PRODUCT LINE

15.1.1 Except as set forth in Section 15.1.2 below with respect to Roanoke foundry products, in the event Seller is unable or unwilling to supply Purchaser with any Product hereunder, Seller, to the extent it can reasonably do so, shall provide Purchaser with twelve (12) months’ advance notification of such intent and (a) permit Purchaser an opportunity to purchase an end-of-life Product buy-out for delivery up to six (6) months thereafter, unless otherwise agreed to by the parties; or (b) at Seller’s option, enter into negotiations to license to Purchaser or a third party acting on behalf of Purchaser, manufacturing and technical data rights to produce and sell said discontinued Product.

15.1.2 Notwithstanding the notice requirements set forth in Section 15.1.1 above, MTS acknowledges that CDES has given notice that its landlord at 7625 Plantation Road, Roanoke, Virginia will re-claim the leased premises, in February 2010 and that, therefore, the Roanoke facility will likely need to be closed or moved and therefore the following last time buy provisions shall apply to Roanoke foundry products:

15.1.2.1 MTS shall place orders with CDES for wafers manufactured at the Roanoke facility (the “Applicable Wafers”) as follows:

(a) 500 minimum Applicable Wafers no later than April 15, 2009;

(b) 500 minimum Applicable Wafers no later than May 15, 2009;

(c) the remainder of the Applicable Wafers, up to a total of 2,250 (including those set forth in (a) and (b) above), no later than July 15, 2009;

provided, however, that MTS may order more than 2,250 wafers by July 15, 2009 (such excess over 2,250 wafers, the “Excess Applicable Wafers”), and CDES will use commercially reasonable efforts to fill the orders for Excess Applicable Wafers but only to the extent production capacity at the Roanoke facility is available.

15.1.2.2 CDES shall deliver the Applicable Wafers ordered pursuant to Section 15.1.2.1 in a time frame reasonably determined by CDES, taking into account the timing reasonably requested by MTS based on its current demand projections. Upon the receipt of an Applicable Wafer, MTS shall perform its customary testing procedures. If MTS does not, within 30 days of receipt of each Applicable Wafer, reject such Applicable Wafer, it shall be deemed to be conforming. With respect to Applicable Wafers that are not conforming, (i) if MTS gives notice that an Applicable Wafer is non-conforming on or prior to October 31, 2009, CDES will replace the non-conforming Applicable Wafer with a conforming Applicable Wafer, and (ii) if MTS gives notice that an Applicable Wafer is non-conforming on or after November 1, 2009, and the Applicable Wafer is found to be not in conformity with the warranty set forth in Section 6.1 hereof, then the sole remedy of MTS under such warranty shall be, at CDES’ option, a refund of the purchase price, if paid or replacement of the non-conforming Applicable Wafers with conforming Applicable Wafers. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, each warranty provided by CDES as Seller hereunder for Product sales generally also applies to any Applicable Wafer delivered hereunder, and the delivery of a “conforming” Applicable Wafer hereunder does not, by itself, vitiate any otherwise warrantable claim arising within the applicable warranty period for such Applicable Wafer; provided, however, that with respect to any claim made on or after November 1, 2009 under the warranty provided in Section 6.1 hereof with respect to an Applicable Wafer, and the Applicable Wafer is found to be not in conformity with the warranty set forth in Section 6.1 hereof, the sole remedy of MTS under such warranty shall be, at CDES’ option, a refund of the purchase price, if paid or replacement of the non-conforming Applicable Wafers with conforming Applicable Wafers.

15.1.2.3 Until MTS pays for an Applicable Wafer in accordance with Section 15.1.2.4, the Applicable Wafers shall be the property of CDES. MTS shall maintain the Applicable Wafers at its facility at 100 Chelmsford Street, Lowell, Massachusetts; and shall not keep the Applicable Wafers at any other location.

MTS shall be responsible for the custody and care of the Applicable Wafers. MTS shall be responsible for all losses to the Applicable Wafers, whether by damage, casualty, theft or otherwise (whether or not such loss was a result of negligence), and shall notify CDES immediately of any such loss. MTS shall insure the Applicable Wafers. MTS shall bear all costs and expenses in connection with the storage of the Applicable Wafers. MTS shall keep and store the Applicable Wafers clearly separate from its other inventory, under such conditions customary in the microwave integrated circuit business.

15.1.2.4 MTS shall keep accurate records with respect to the Applicable Wafers. A physical inventory of the Applicable Wafers may be requested by CDES from time to time and CDES shall be entitled to inspect the inventory of Applicable Wafers from time to time upon reasonable notice to MTS and during normal business hours. Within five (5) days after the fifteenth of each month, MTS shall provide CDES with a detailed report of the number of Applicable Wafers that MTS used in its business during the month ended on such date, and no later than the 30th day of such month, MTS shall pay CDES the price of the Applicable Wafers used during such month at the per wafer price listed therefor on Attachment A-1 hereto. In the event MTS has not used all of the conforming Applicable Wafers delivered to it in accordance with this Section 15 in its business by February 28, 2012, it shall pay CDES for all such remaining Applicable Wafers and they will become the property of MTS.

16.0 EXPORT CONTROL

All Orders are subject to any applicable export approval as may be required by the U.S. Government or any Foreign Government.

17.0 GENERAL PROVISIONS

17.1 Entire Agreement; Amendment. The Attachments hereto as provided herein are all hereby incorporated as part of this Agreement (collectively, the “Attachments”). This Agreement, together with the Attachments and any other documents specifically incorporated by reference herein set forth the complete and final agreement and understanding of the parties relating to the subject matter hereof, and supersede and merge all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written. The terms of this Agreement shall supersede any terms and conditions in any acknowledgment form, invoice or other document of Seller. Neither party has relied upon any agreement, understanding, representation, warranty or covenant not expressly set forth in writing herein. This Agreement may be amended only by a written instrument duly executed by both parties and may not be amended orally or in the course of performance.

17.2 Compliance with Law. Each Party shall perform its obligations hereunder in material compliance with all applicable laws, regulations and other legal requirements.

17.3 Cumulative Rights and Remedies. Each party’s rights and remedies hereunder shall be cumulative with, and may be exercised without prejudice to, such party’s other rights and remedies under this Agreement, at law, or in equity.

17.4 Survival. The Terms of Section 3.3, 3.6, 6.0, 8.0, 10.0, 11.0, 12.0, 15.0, 16.0, 17.0 and 18.0 shall survive any termination of this Agreement for any reason whatsoever.

17.5 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder (collectively, “Notices”) shall be (i) in writing, (ii) sent to the other party at its address listed on the first page of this Agreement, or to such different address as such party may designate in writing on thirty (30) days prior written notice to the other party, and (iii) transmitted to the other party via hand-delivery, nationally recognized commercial overnight courier, or United States registered or certified mail, postage prepaid, return receipt requested. Notices shall be deemed given when actually delivered to the recipient party or when such recipient party refuses delivery thereof as shown on the delivery receipt.

17.6 Relationship of Parties. Each party shall be an independent contractor of the other party. Nothing in this Agreement shall create, or be construed as creating, a joint venture, partnership, agency, or employment relationship between the parties hereto. Neither party shall have any right or authority to assume or create any obligations of any kind or to make any agreements, representations, or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

17.7 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole and exclusive benefit of the parties to this Agreement and all of their respective successors and permitted assigns. Nothing contained herein shall be construed to give any person not a party to this Agreement any legal or equitable right, remedy, interest or claim under or with respect to this Agreement.

17.8 Force Majeure. Neither party shall be in default or liable for any delay or failure of compliance with this Agreement due to an act of terrorism, nature, public enemy, freight embargo, capacity constraints including component availability, strikes or other cause if such act of terrorism, nature, public enemy, freight embargo, capacity constraints, strike or other cause is beyond the control of the defaulting party. A defaulting party shall cure the default as soon as practical. In the event such default is not cured within six (6) months after its first occurrence. either party may terminate this Agreement or affected Order or Orders without further obligations to the other party save those provisions which otherwise survive its termination and provided, however that the defaulting party shall be required to pay the non-defaulting party for the costs incurred by the non-defaulting party in connection with the outstanding Order or Orders, in each case not to exceed the value of such Order or Orders.

17.9 Assignment. The parties’ rights and obligations under this Agreement shall not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld, except in the event that a third party acquires the stock of a party hereto (whether by stock sale, merger or consolidation) or all or substantially all of the assets related to the business of a party relevant to this Agreement, in which case this Agreement will automatically be transferred to such purchasing party and no consent of either party hereunder shall be required. In addition, notwithstanding the foregoing sentence, a party as Purchaser hereunder may assign its right to purchase Products hereunder to a third party that acquires a business or assets from such party in which such Products are used, in which case such rights will automatically be transferred to such purchasing party and no consent of either party hereunder shall be required. Any purported assignment without such consent, where required, shall be void and of no effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Upon any assignment permitted by this Section 17.9 without consent, the assigning party shall provide the other party with notice of such assignment within fifteen (15) days.

17.10 Legal Costs and Expenses. If any suit or legal proceeding is brought by either party to enforce any of the terms of this Agreement or any of its rights hereunder, the prevailing party in such action or proceeding shall be entitled to recover all of its reasonable costs and expenses incurred in such suit or legal proceeding, including reasonable attorneys’ fees.

17.11 Severability. In the event that any provision of the Agreement is determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, under applicable law, such provision shall be deemed severed from this Agreement, and all remaining provisions shall remain binding, enforceable, and in full force and effect.

17.12 Waiver. No waiver of any provision of this Agreement (or any right or default hereunder shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced, and then shall be effective only for the instance given.

17.13 Counterparts and Facsimile. This Agreement may be executed by facsimile and in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

17.14 Construction. Terms defined herein in the singular shall have a comparable meaning when used in the plural, and vice versa. As used herein, the words, “include, includes, including” and all variations thereof shall be deemed to mean “including, but not limited to”. As used herein, the word “or” shall be deemed to include the meaning “and/or”. The terms “herein”, “hereof”, “hereunder”, “hereto”, “herewith” and other similar terms shall be deemed to refer to this Agreement. All references to Sections in this Agreement shall refer to the corresponding Section in this Agreement and all subsections contained therein. All captions contained in this Agreement are for convenience only and shall not be deemed to be part of this Agreement. Each party has substantially participated in the drafting and negotiation of this Agreement, and no provision hereof shall be construed against either party by virtue of the fact that such provision was drafted by such party.

17.15 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles of such state. With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement. Each party irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such party’s address set forth on the first page of this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 17.15.

17.16 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 17.15 AND THIS SECTION 17.16.

18.0 LIMITATION OF LIABILITY

Without limiting any obligations of CDES under the Purchase Agreement, the aggregate cumulative total liability for which Seller is obligated to pay Purchaser for any specific Order, Orders, Service request or Service requests issued hereunder which gave rise to such liability, whether for breach of warranty or contract, indemnification (including Intellectual Property indemnification), tort (including negligence), or otherwise, is limited to Purchaser’s actual proven damages not to exceed the payments for Products or Services purchased by Purchaser in connection with such Order, Orders, Service request or Service requests over the immediate preceding twelve (12) months from the time such liability first became known to Purchaser. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SELLER BE LIABLE FOR ANY LOST PROFITS, LOST REVENUES, LOST OPPORTUNITIES, AMOUNTS BASED ON MULTIPLES OF LOST EARNINGS, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) OF PURCHASER, ITS SUCCESSORS, ASSIGNS OR ITS AFFILIATES, AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE.

(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Mutual Foundry, Supply, Purchasing and Services Agreement to be duly executed by each of their duly authorized representatives as of the Effective Date.

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION - M/A-COM	M/A-COM TECHNOLOGY SOLUTIONS INC.INC.

By:	By:

Name:	Name:

Title:	Title:

Exhibit E

TRANSITION SERVICES AGREEMENT

by and between

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION

and

KIWI STONE ACQUISITION CORP.

DATED MARCH 30, 2009

-i-

-ii-

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (together with the Services and Pricing Schedules attached hereto, this “Agreement”), dated March 30, 2009 (the “Effective Date”), is by and between Cobham Defense Electronic Systems Corporation, a Massachusetts corporation (“Seller”) and Kiwi Stone Acquisition Corp., a Delaware corporation (“Purchaser”).

R E C I T A L S

WHEREAS, the parties hereto and Lockman Electronic Holdings Limited have entered into a Purchase Agreement dated March 30, 2009 (the “Purchase Agreement”);

WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, the parties hereto are entering into this Agreement contemporaneously with, and as a condition to, the Closing of the transactions contemplated by the Purchase Agreement;

WHEREAS, Purchaser will require Seller’s assistance with respect to certain operations of the Business during periods specified herein following the Closing Date; and

WHEREAS, subject to the terms and conditions of this Agreement, Seller has agreed to provide, by itself or through its Affiliates or other third parties, and Purchaser desires to contract for the use of, the Services (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows:

Section 1. Services to be Performed; Term; Performance and Cooperation

(a) Services. In accordance with the terms and provisions of this Agreement, Seller shall perform or cause its Affiliates or other third parties that have been identified by Seller to Purchaser prior to the Effective Date or that are reasonably approved by Purchaser after the Effective Date with which Seller has contractual relationships (“Third Parties”) to perform for Purchaser the services described in the Services and Pricing Schedules (the “Services and Pricing Schedules”) (including Additional Services) (collectively, the “Services”). The service(s) described in a particular row of the table in the Services and Pricing Schedules will be referred to in this Agreement as a “Service.” Seller shall remain responsible, in accordance with the terms of this Agreement, for performance of any Services it causes to be so provided by its Affiliates or Third Parties. For each Service, the parties shall set forth in the Services and Pricing Schedule, among other things, the time period during which the Service will be made available, a description of the Service, and the estimated charge, if any, for the Service and any other terms applicable thereto. To the extent any service is described in more than one row in the Services and Pricing Schedule, Purchaser will only be charged for the service once, regardless of the overlapping entries.

(b) Real Estate. For any Services that constitute access to real property owned or leased by Seller (the “Premises”) or any of its Affiliates or Third Parties, the real estate provisions set forth on the Services and Pricing Schedules shall apply to use of the Premises.

(c) Term.

(i) Unless earlier terminated in accordance with Section 1(c)(ii) below, the term of this Agreement shall commence immediately after the Closing and shall terminate on the latest date that a Service is to be provided as set forth in the Services and Pricing Schedules (the “Expiration Date”).

(ii) The parties agree that if Purchaser chooses to discontinue any Service (in part or in its entirety) prior to the Expiration Date, then Purchaser shall have the right to do so and shall give Seller prior written notice within the notice period specified in the Services and Pricing Schedules, or if no such notice period is specified, at least thirty (30) days prior to the proposed date of termination of that particular Service or portion thereof, which termination shall be effective on the proposed date of termination set forth in Purchaser’s notice; provided, however, that at the time Purchaser elects to terminate any particular Service or portion thereof, it may also elect to terminate any related Services that are expressly described as such in the Services and Pricing Schedules. Purchaser shall pay Seller the fees and costs as set forth in the Services and Pricing Schedules related to any terminated Service up until the effective date of termination of such Service, provided that in the event that Purchaser chooses to discontinue a portion of a Service, the parties hereto shall, during the aforementioned notice period, negotiate in good faith the amount of the reduction in the applicable fees and costs that results from such discontinuation. As to any particular Service or portion thereof, notice of early termination shall be provided to Seller in accordance with Section 7(j).

(d) Termination. Notwithstanding anything to the contrary contained herein, but subject to Purchaser’s rights set forth in Section 1(c)(ii), this Agreement may be terminated, in whole or in part, at any time:

(i) by the mutual written consent of Purchaser, on the one hand, and Seller, on the other hand;

(ii) by Purchaser in the event of any material breach or default by Seller of any of Seller’s obligations or representations under this Agreement and the failure of Seller to cure such breach or default within thirty (30) days after receipt of written notice from Purchaser requesting such breach or default be cured; or

(iii) by Seller if Seller has not received any undisputed payment from Purchaser pursuant to Section 2 by the applicable payment date set forth therein and Purchaser fails to make such payment within thirty (30) days after receipt of notice from Seller indicating that such payment is past due and requesting that such payment be made, Seller may immediately terminate this Agreement.

Seller acknowledges that its termination of any Service for any reason may cause Purchaser irreparable harm. Accordingly, Seller’s sole remedy for a breach by Purchaser of this Agreement, except as expressly set forth in Section 1(d)(iii) above, shall be a claim for monetary damages.

(e) Performance. Seller shall maintain sufficient resources to perform its obligations under this Agreement. Seller shall use commercially reasonable efforts to provide the Service in accordance with the metrics, policies, procedures and practices in effect before the Closing Date. Except as set forth in this Agreement or the Services and Pricing Schedules, Seller shall perform the Services using substantially the same level of care and diligence it uses in performing similar tasks in its own businesses, but in no event with less than reasonable care and diligence. Purchaser shall use commercially reasonable efforts to maintain industry standard protections against viruses and other forms of malignant or disabling code and content on the data systems, servers and networks of Purchaser that are used to input and provide data and content to the data systems, servers and networks of Seller in connection with the Services. In connection with such input and provision of data, Purchaser shall abide by all terms and conditions of Seller’s user and access policies for their data systems, servers and networks.

(f) Service Limitations.

(i) Except as otherwise agreed by the parties in writing, in providing the Services, except for maintaining those resources and personnel as may be necessary to perform the Services,neither Seller nor any of its Affiliates or Third Parties shall be obligated to: (A) hire any additional employees; (B) maintain the employment of any specific employee; (C) purchase, lease or license any additional equipment, hardware, Intellectual Property or software (other than such equipment, hardware or software that is necessary to replace damaged or broken equipment or hardware or software necessary to perform the Services, in which case Seller shall bear the cost of any such replacement equipment, hardware or software); or (D) pay any costs related to the transfer or conversion of Purchaser’s data to Purchaser or any alternate supplier of Services (except with respect to expenses that are included in the Services set forth in the Services and Pricing Schedules). Except as provided in a Services and Pricing Schedules, in providing the Services, at no time shall any data network of Purchaser (other than as acquired from Seller) be connected to any data network of Seller without the prior written consent of Seller, and Seller shall have sole control of any connection mechanism between such data networks.

(ii) Without limitation of the provisions of Section 7(e) hereof, Seller shall not be required to provide any Service to the extent and for so long as the performance of such Service would require Seller or the provider of the Service to violate any material applicable Law.

(iii) Seller’s obligation to provide the Services described in the Services and Pricing Schedule under “Continued Coverage under US Benefit Plans” and “COBRA(US)”shall be contingent upon Purchaser’s compliance with the terms of the Seller Benefit Plans (as defined in the Services and Pricing Schedule) to the extent applicable to Purchaser, Purchaser’s cooperation with Seller with respect to the administration of the Seller Benefit Plans as they apply to Purchaser’s employees, and Purchaser’s provision of responses which are complete and accurate in all material respects to requests by Seller for information in connection with its administration of the Seller Benefit Plans.

(iv) With respect to the Services described in the Services and Pricing Schedules under “EH&S Management & Day to Day Support of Operations” and “Trade Compliance Management & Full Staff Support” (the “Specified Services”), Seller’s obligations shall only be to process information supplied to it by Purchaser. It will be the obligation of Purchaser to supply Seller with complete and accurate information necessary to perform the Specified Services, and Seller will not audit, otherwise verify or have any obligation for such information.

(v) Seller shall take any and all actions necessary to permit the Transferred Employees and any new employees hired between the Closing and the termination date of any 401k-related Service (the “Purchasers’ Employees”) to participate in the Cobham Defense Electronic Systems - MA-COM Inc. 401(k) Plan during the period commencing on the Closing and ending on the four (4) month anniversary of the Closing. During this period, the portion of the 401(k) Plan related to the Purchasers’ Employees shall be considered Purchaser’s 401(k) Plan for purposes of applying the remaining provisions of this Agreement. At the end of the 4-month transition service period applicable to the 401(k) Plan, the assets and liabilities attributable to the Purchasers’ Employees shall be assumed by Purchaser.

(vi) With respect to the Services described in the Services and Pricing Schedules under Item 9, “IT/MIS,” Cdes tsa services” (the “CDES IT/MIS Services”), to the extent Seller’s license to certain software expires and Seller elects not to renew its license (each, an “Expired License”), Seller may discontinue the functionality relating to the Expired License from the CDES IT/MIS Services as long as it provides Purchaser at least sixty (60) days written notice prior to the date the functionality is discontinued. The notice must identify the software license that is being discontinued and the reason for the discontinuance, the cost to Purchaser for acquiring a replacement license, and the effect the discontinuance will have on the CDES IT/MIS Services. If Seller discontinues the functionality relating to an Expired License from the CDES IT/MIS Services as set forth in this Section 1(f)(vi), the monthly price for the CDES IT/MIS Services will be reduced based on good faith negotiation of the parties, but in any event by no less than the monthly maintenance price set forth in Exhibit A to the Services and Pricing Schedules for the applicable Expired License. As to any portion of the CDES IT/MIS Services discontinued, Seller shall provide notice of the discontinuance to Purchaser in accordance with Section 7(j).

(g) Title to Equipment; Management and Control.

(i) All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used and owned by Seller and any of its Affiliates or Third Parties in connection with the provision of Services hereunder shall remain the property of Seller and such Affiliates or Third Parties and, except as otherwise provided herein (including in the Services and Pricing Schedules attached hereto), shall at all times be under the sole direction and control of Seller and its Affiliates.

(ii) Except as otherwise provided herein (including in the Services and Pricing Schedules attached hereto), management of, and control over, the provision of the Services (including the determination or designation at any time of the equipment, employees and other resources of Seller and its Affiliates and Third Parties to be used in connection with the provision of the Services) shall reside solely with Seller.

(h) Cooperation. The parties hereto shall use their respective commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Purchaser and Seller shall cooperate in obtaining all consents, licenses, sublicenses or approvals necessary or desirable to permit Seller to provide the Services. Except as otherwise set forth in the Services and Pricing Schedules attached hereto, to the extent not included in Seller’s charge for a particular Service, if provision of such Service by Seller requires payment of any consent, license, sublicense or approval fee, Seller shall be responsible for such payment.

(i) Alternative to Support Data System Function. If Seller reasonably believes it is unable, in the case of data systems, to support the function to which the data system relates because of a failure to obtain necessary consents, licenses, sublicenses or approvals, the parties hereto shall cooperate in good faith to determine the best alternative approach. To the extent a mutually agreed upon written alternative approach requires payment that is materially greater than that which is included in Seller’s charge for the Service in question, Purchaser shall be responsible for such payment in an amount of Seller’s direct costs incurred as a result of such alternative approach; provided that such costs are set forth in a mutually agreed upon written agreement detailing the alternative approach. Purchaser shall not modify its business processes or data systems in any way that would cause Seller to have to alter or modify Seller’s data systems or business processes. For the avoidance of doubt, the term “data systems,” as used in this Agreement, shall refer to all computer application and software systems, hardware, networks, servers, voicemail systems and other similar items that are capable of storing or manipulating data of any kind, including but not limited to the enterprise resource planning and other financial systems, information technology, human resources, and related systems.

(j) Modification of Services. The parties hereto will consult and negotiate with each other in good faith, as required, with respect to amending or modifying the Services, the furnishing of and payment for special or additional services, extraordinary items and the like, which shall be added to the Services and Pricing Schedules attached hereto (collectively, “Additional Services”), and will establish pre-approval routines to the extent reasonably feasible; provided that no party shall incur or be obligated to pay for any additional fees or expenses that have not been pre-approved by the other party in writing and which relate to the amendment or modification of the Services.

Section 2. Payments.

(a) In consideration for the Services to be provided by Seller hereunder, Purchaser shall pay to Seller such fees and costs as are set forth in the Services and Pricing Schedules. Notwithstanding the foregoing and any other provision in this Agreement, Seller shall be solely responsible for all other costs associated with the personnel and representatives who perform Services (including but not limited to payment of wages, payment for travel time, benefits and severance costs) during the term of this Agreement and all cost of equipment, licenses and other expenses incurred in providing the Services. All employees and representatives of Seller and its Affiliates and Third Parties shall be deemed for purposes of all employment, compensation and employee benefits matters to be employees of Seller and its Affiliates and Third Parties and not employees of Purchaser. The fees for the Services shall be invoiced monthly to Purchaser. Seller or its Affiliates or Third Parties shall forward to Purchaser separate invoices for the Services, listing the Services provided hereunder and listing the fees for such Services. Invoices shall be payable within sixty (60) days after receipt by Purchaser of the invoice. Each invoice will be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Any fees or other compensation owed to Seller under this Agreement which are not paid within sixty (60) days of their due date will be considered delinquent and a late payment charge of the lesser of two percent (2%) of the delinquent balance due and the maximum amount permissible by Law will be assessed per month on the amounts that remain delinquent.

(b) For any payroll payment Service or 401(k) contribution Service that requires Seller to make a payment in excess of $25,000 on behalf of Purchaser, Seller shall be under no obligation to provide such Service unless Purchaser shall have funded Seller with payment for such Service at least forty-eight (48) hours prior to the date on which such Service is to be provided.

(c) Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not be charged under this Agreement for any obligations that are specifically required to be performed by Seller under the Purchase Agreement or the other Transaction Documents (as defined in the Purchase Agreement) and any such obligations shall be performed and charged for (if applicable) in accordance with the terms of the Purchase Agreement and such other Transaction Documents, as applicable.

(d) Seller shall permit Purchaser and its employees and agents access, during regular business hours upon reasonable prior written notice, to books and records of Seller to the extent relating to the provision of Services under this Agreement as Purchaser may reasonably request for the purposes of confirming the fees set forth on invoices provided by Seller for the Services under this Agreement.

(e) Should Purchaser dispute any portion of any invoice, Purchaser shall promptly notify the Seller in writing of the nature and basis of such dispute. Purchaser may withhold payment of any fees that Purchaser reasonably disputes in good faith by providing notice to Seller with a description of the particular fees in dispute and an explanation of the reason why Purchaser disputes such fees. If Seller shall request in writing that such withheld amounts be deposited into a third-party escrow account, (i) Purchaser shall, within thirty (30) days following Purchaser’s receipt of such request, deposit such withheld amounts into a third-party escrow account, and (ii) the parties shall each use their best efforts to meet and negotiate in good faith in an attempt to resolve the disputes relating to the withheld amounts within forty-five (45) days following Purchaser’s receipt of Seller’s request. If any dispute is resolved in favor of Seller and Purchaser has withheld payment, Purchaser shall, or shall direct the escrow agent to, pay such amounts as soon as reasonably practicable. If a dispute is resolved in favor of Purchaser and Purchaser has previously made payment to Seller or deposited such amount in escrow, Seller shall, (x) for amounts previously paid to Seller, credit such amounts on the next invoice cycle after resolution of such dispute, and (y) with respect to amounts deposited in escrow, direct the escrow agent to release such amounts to Purchaser as soon as reasonably practicable. The escrow agreement shall require that all disputed fees that are withheld by Purchaser and deposited into escrow pursuant to this Section shall remain in escrow until the dispute relating to each such amount is resolved.

(f) Each party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement. Neither the failure to dispute any fees or amounts prior to payment nor the failure to withhold any amount will constitute, operate, or be construed as a waiver of any right Purchaser may otherwise have to dispute any fee or amount or recover any amount previously paid.

Section 3. Relationship of Parties.

(a) Seller’s Employees and Representatives. Seller or its Affiliates, or Third Parties as the case may be, shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of their employees and representatives who perform Services.

(b) Parties are Independent Contractors. Except as specifically provided herein, (i) none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other party or its Affiliates or (ii) in any way bind or commit or purport to bind or commit the other party or its Affiliates to any obligations or agreement. The parties hereto are independent contractors, and none of the parties or their respective employees, representatives or agents will be deemed to be employees, representatives or agents of the any other party for any purpose or under any circumstances. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication. The parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

(c) Seller’s Employees. Seller shall be responsible for the Services-related performance of all personnel and representatives assigned to provide Services under this Agreement and shall have the sole and exclusive right to direct and control the management of such personnel and representatives. With respect to all personnel and representatives assigned by Seller to provide Services under this Agreement, Seller shall be solely and exclusively responsible for: (a) determining and paying all applicable wages and salaries, including applicable overtime and other premium pay; (b) providing welfare and retirement benefits, as it deems necessary or desirable; (c) complying with applicable Tax Laws, including income Tax and employment Tax withholding Laws; (d) complying with all applicable Laws governing the employment relationship between Seller and its employees and representatives, including, but not limited to, Laws, as applicable, relating to accommodation of disabilities, equal pay, provision of leave (e.g., FMLA, jury duty, etc.), unlawful discrimination, as well as wage and hour requirements; (e) complying with all workers’ compensation insurance coverage Laws; (f) filing all applicable reports with federal, state and local agencies and authorities as required by applicable Law; (g) maintaining all required employment records, including I-9s, personnel and medical files consistent with applicable Law and customary business practices; and (h) complying with all applicable equal employment opportunity Laws. Seller shall indemnify and hold harmless Purchaser and its respective officers, directors and employees from any claims, demands, proceedings, liabilities obligations and expenses, including attorneys’ fees, arising from any failure by Seller to comply with their obligations relating to or regarding Seller’s employees, personnel, representatives, and agents performing Services under this Agreement, and the provision of this Section shall survive the termination or expiration of this Agreement. Purchaser shall not take any action that it intends to cause Seller to breach its obligations under this Agreement.

Section 4. Use of Information, Confidentiality.

(a) Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all information, data, materials, products, Intellectual Property and processes disclosed by a party, or its agents, to the other party, or its agents, or obtained by a party, or its agents, from the other party, during the term of this Agreement, to the extent the same (i) is not and does not become generally available to the public other than as a result of a breach of this Agreement, (ii) was not already known by the recipient without any obligation of confidentiality when received or obtained from the party and (iii) was not independently acquired or developed by the recipient without violating the terms of this Agreement or any other obligation of confidentiality.

(b) Use of Confidential Information. Purchaser and Seller shall, and shall cause their respective Affiliates and, in Seller’s case, Third Parties to, hold all Confidential Information relating to the other party confidential, and not use such Confidential Information for any purpose other than to perform its obligations under this Agreement, unless legally compelled or required to disclose such information, in which event the party legally compelled or required to disclose shall provide the other party with written notice of such legal compulsion to disclose and shall use commercially reasonable efforts to afford the other party a reasonable period of time to contest such disclosure.

(c) Data Systems. Data systems used by Seller to perform the Services provided hereunder (and not owned or leased by Purchaser) are confidential and proprietary to Seller or third parties. Purchaser shall treat these data systems and all related procedures and documentation as Confidential Information and proprietary to Seller or its respective third party vendors, subject to the exceptions of Sections 4(a)(i) – (iii).

(d) Return of Information. Upon expiration or termination of the Services or the termination or expiration of this Agreement, each of the parties hereto shall promptly return or destroy all proprietary information or other Confidential Information of the other party relating to such terminated or expired Service(s); provided that all information related to the Business (as such term is defined in the Purchase Agreement) shall be deemed the Confidential Information of Purchaser. Upon expiration or termination of this Agreement, Seller shall promptly return, or cause to be returned, to Purchaser all of Purchaser’s data which is in the possession of Seller or third parties performing Services on behalf of Seller on the date of expiration or termination of this Agreement.

(e) Intellectual Property.

(i) This Agreement and the performance of this Agreement will not affect the ownership of any Intellectual Property allocated in the Purchase Agreement or the other Transaction Documents.

(ii) Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other party.

Section 4A. Transition Plan Services. (a) Due to the limitations of the information technology systems of Cobham Defense Electronic Systems – M/A-COM Inc. (“CDES M/A-COM”) that are currently used in connection with the Business, the parties agree to undertake the actions set forth in Sections 4A(b), 4A(c) and 4A(d) below after the Closing (“Transition Plan Services”) to enable M/A-COM Technology Solutions Inc. (“MTS”) to continue operating the Business until such time as information technology services are available such that the Transition Plan Services are no longer needed by MTS or Purchaser, provided, however, that in no event shall the Transition Plan Services be provided by CDES M/A-COM to MTS or Purchaser for more than sixty (60) days after MTS launches its own general ledger within an SAP or similar software application from which to issue MTS-specific orders, invoices and similar documents. In taking the actions set forth below CDES M/A-COM shall act in the ordinary course of business consistent with practices in place immediately prior to the Closing Date.

(b) Transition Plan Services Relating to Sales of Products. When MTS receives a request for quote from a customer, to avail itself of the Transition Plan Services, it shall prepare and provide the quote to the customer on behalf of CDES M/A-COM. At the point the quote is placed with the customer by MTS, a quote is deemed to have been placed by MTS to CDES M/A-COM. MTS will negotiate with the customer in order to secure the customer’s order (including payment terms and other terms and conditions of sale), obtain necessary end user documentation (i.e., the documentation required from customers prior to the Effective Date), and MTS will cause the customer to place the order with CDES M/A-COM (each such post-Closing Date customer order, a “Customer Order”). Upon CDES M/A-COM’s receipt of the Customer Order and a confirmation from MTS, with the necessary end user documentation, that MTS wishes to perform such Customer Order, CDES M/A-COM will book the order. At the same time, an order with identical terms and conditions will be deemed to have been placed by CDES M/A-COM to MTS (the “Internal Order”). MTS will be responsible for producing the goods subject to the order and preparing the order for delivery to the customer, including any testing and/or packaging requirements. MTS will be obligated to deliver all sales documentation to CDES M/A-COM. At the point the inventory is drawn to a delivery note by MTS, title will transfer from MTS to CDES M/A-COM under the Internal Order, a sale from MTS to CDES M/A-COM will have been made, and the goods will be moved by MTS to the physical CDES M/A-COM finished goods location within CDES M/A-COM’s facility in Lowell, Massachusetts. On CDES M/A-COM’s shipment of the goods to the MTS customer, CDES M/A-COM will issue shipping documentation and prepare an invoice for issue to the customer. CDES M/A-COM will also provide MTS with a copy of the invoice. Within a reasonable time after the end of each business day, the sales documentation will be prepared by MTS for the sales made that day to CDES MA/-COM. MTS will, if requested by CDES, use commercially reasonable efforts to assist CDES M/A-COM to collect any amount relating to a Customer Order. The sale from MTS to CDES M/A-COM and from CDES M/A-COM to the customer will be made under the terms set forth in the Customer Order. Subject to the right of set off described in Section 4A(c), CDES M/A-COM shall match customer receipts against invoices and pay the matched payments on to MTS within five (5) business days after receipt of the customer’s payment.

(c) Transition Plan Services Relating to Materials Procurement. MTS and CDES M/A-COM will continue to capture material requirements through the material resource planning function of the information technology system. When MTS desires to place an order for materials, a purchase order approved by MTS in writing will be placed with the supplier on behalf of CDES M/A-COM (“Supplier Order”). CDES M/A-COM will not add or remove any terms from a Supplier Order without MTS’ prior written consent. At the point an MTS approved purchase order is placed by CDES M/A-COM, a purchase order is deemed to have been placed by MTS to CDES M/A-COM. MTS will be bound by all of the terms and conditions in the Supplier Order, including price. MTS will supply all necessary documentation (i.e., all documentation supplied by MTS for similar purchases prior to the Effective Date) to CDES M/A-COM for import purposes. When CDES M/A-COM receives the materials pursuant to the Supplier Order it will deliver the materials to MTS in accordance with customary delivery times, but at least within three (3) business days, and will process a goods receipt transaction in the information system. At the point the goods receipt transaction takes place, title will be deemed to have transferred from CDES M/A-COM to MTS and MTS will pay CDES M/A-COM for the price of those goods as specified in the Supplier Order. At the end of each day, CDES M/A-COM will provide a summary to MTS of all inventory ordered by MTS and received by CDES M/A-COM. MTS will pay CDES M/A-COM for goods purchased under a Supplier Order within the time period that CDES M/A-COM must remit payment under the Supplier Order. CDES M/A-COM may elect to set off amounts owed to MTS pursuant to Section 4A(b) in order to make payments on Supplier Orders, provided that CDES M/A-COM provides MTS at least three business days prior written notice of any such set off.

(d) Shared Inventory Practices. CDES M/A-COM and MTS will keep accurate records of the purchases and uses of materials and goods in inventory in a manner consistent with practices in place immediately prior to the Closing Date. Use of shared inventory shall be reconciled and invoiced on at least a monthly basis so that the costs and expenses are allocated in a manner consistent with each party’s use. Prior to using inventory ordered by another party, permission must first be granted by the party that owns the inventory. In the event of the obsolescence of inventory ordered by a party, the costs of such obsolescence shall be borne by the party that ordered the inventory. The parties will use their reasonable efforts to physically demise their respective inventory and develop an electronic record keeping system for inventory as soon as practical after Closing.

(e) Miscellaneous. The Transition Plan Services are to be provided on a purely pass through basis. As between CDES M/A-COM and Purchaser and MTS, MTS shall be solely responsible for all product warranties, fulfillment obligations and other obligations and liabilities arising from the Customer Orders and MTS and Purchaser will indemnify and hold harmless CDES M/A-COM from any claim, obligation or liability (including damages awarded to customers based on customer claims for lost profits, lost revenues, lost opportunities, amounts based on a multiple of lost earnings or any incidental, indirect, special, exemplary, punitive or consequential damages) arising from a Customer Order other than claims, obligations or liabilities arising from a breach of this Agreement by CDES M/A-COM or the negligence of CDES M/A-COM. As between CDES M/A-COM and MTS, MTS is solely responsible for all payment obligations arising from authorized post-Closing Date purchase orders submitted by CDES M/A-COM on MTS’ behalf, and MTS and Purchaser will indemnify and hold harmless CDES M/A-COM from any claim by a supplier for non-payment under such a purchase order other than claims arising from a breach of this Agreement by CDES M/A-COM or the negligence of CDES M/A-COM. Purchaser and MTS will have full and complete control over the defense and settlement of any claim, obligation or liability for which Purchaser and MTS have an obligation to indemnify CDES M/A-COM under this Section 4(A)(e). CDES M/A-COM will provide assistance in connection with the defense and settlement of such claims as Purchaser or MTS may reasonably request.

Section 5. Compliance with Laws. Each of the parties hereto shall, with respect to its obligations and performance hereunder, comply with all applicable requirements of Law, including, without limitation, import and export control, environmental and occupational safety requirements. Purchaser shall be responsible for (a) compliance with all Laws affecting its business and (b) any use Purchaser may make of the Services to assist it in complying with such Laws.

Section 6. Damages.

(a) Maximum Amount of Damages of Purchaser. Notwithstanding anything to the contrary contained herein, in no event shall either party have any liability for monetary damages hereunder or otherwise in respect of the Services in excess of the greater of (i) $4,227,450 and (ii) the aggregate amount invoiced by Seller to Purchaser and actually received by Seller in payment for the performance of the Services hereunder; provided, however, that in no event shall such amount exceed $8,454,900. The limitations set forth in this Section 6(a) shall not apply to MTS and Purchaser’s indemnity obligations under Section 4A(e).

(b) Limitation of Liability. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR ANY LOST PROFITS, LOST REVENUES, LOST OPPORTUNITIES, AMOUNTS BASED ON MULTIPLES OF LOST EARNINGS, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES, TO THE EXTENT AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE.

(c) Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS IS” AND SELLER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF

MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES AND MAKE NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

(d) Third Party Provider. With respect to any Services provided by a Third Party that is not an Affiliate of Seller, Seller shall have no liability in respect of any action or omission of such Third Party in the provision of such Services; provided, however, that (i) if such Third Party fails to perform such Services to the same extent as Seller is obligated to perform such Services under this Agreement, Seller shall perform such Services or cause its Affiliate or an alternative Third Party to perform such Services, and (ii) upon the written request of Purchaser, Seller shall diligently pursue, and use all commercially reasonable efforts to obtain, on behalf and for the benefit of Purchaser and at Purchaser's expense, such monetary and equitable remedies as may be available to Seller and/or Purchaser. For the avoidance of doubt, Seller shall be liable for any action or omission of its Affiliates.

Section 7. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without regard to the conflicts of Law principles of such State. The parties hereto consent and submit to the exclusive jurisdiction of the courts (State and Federal) located in the State of New York in connection with any controversy arising under this Agreement or its subject matter. The parties hereby waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum. The parties further agree that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth above or in the Purchase Agreement shall be effective legal service for any litigation brought in such courts.

(b) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall agree to injunctive relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

(d) Taxes. Purchaser shall bear all sales, use, transfer, value-added goods and services and other similar taxes imposed on the Services under this Agreement. Except as set forth in the preceding sentence, each party shall bear all taxes, duties, levies, imposts, assessments and other similar charges (including any related interest, penalties and other liabilities related thereto), imposed on it as a result of the Services under this Agreement (collectively, “Taxes”). Purchaser may withhold or deduct any and all Taxes it is required to withhold or deduct by Law or by the interpretation or administration thereof.

(e) Force Majeure. Except for Purchaser’s obligation to make timely payments for Services performed in accordance with the terms hereof, no party hereto will have any liability for any Losses or delay due to fire, explosion, lightning, pest damage, power failure or surges, strikes or labor disputes, water or flood, acts of God, the elements, war, civil disturbances, changes in the Law that make provision of the Services illegal, acts of civil or military authorities or the public enemy, acts or omissions of communications or other carriers, or any other cause beyond such party’s reasonable control, whether or not similar to the foregoing that prevent such party from materially performing its obligations hereunder. If any party claims a condition of force majeure as an excuse for non-performance of any provision of Services, the party asserting the claim must notify the other parties hereto as soon as practicable of the force majeure condition, describing the condition in reasonable detail and, to the extent known, the probable extent and duration of the condition. For so long as a condition of force majeure continues, the party invoking the condition as an excuse for non-performance hereunder will use commercially reasonable efforts to cure or remove the condition as promptly as possible so as to resume performance of its obligations hereunder.

(f) Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other party hereto, and any such unauthorized assignment or transfer will be void ab initio; provided, however, that (i) Seller shall be entitled to assign its rights and obligations hereunder to any Affiliate of Seller without the consent of Purchaser or to any other Third Party performing any Services hereunder if and so long as Seller remains fully liable for the fulfillment of all such obligations, (ii) Purchaser may assign this Agreement to a successor in the event of a change of control of Purchaser or the sale of substantially all of the assets of Purchaser if and so long as Purchaser remains fully liable for the fulfillment of all such obligations, and (iii) in the event that Purchaser sells or transfers part of the business acquired from Seller pursuant to the Purchase Agreement and the other Transaction Documents, Purchaser may assign its right to receive Services under this Agreement to the acquirer of such business to the extent such Services relate to such business.

(g) Entire Agreement; Modification; Waivers. This Agreement and the Services and Pricing Schedules attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiation, commitments and writings (other than the Purchase Agreement) with respect to Services. This Agreement and the Service and Pricing Schedules attached hereto may not be altered, modified or amended except by a written instrument signed by all affected parties. The failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(h) No Duty of Verification. Seller shall not have any responsibility for verifying the correctness of any information given to it by or on behalf of Purchaser for the purpose of providing the Services.

(i) Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect, unless the deletion of such provision shall cause this Agreement to become materially adverse to Seller, on the one hand, or Purchaser, on the other hand, in which event the parties shall use their respective commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

(j) Notices. All notices and other communications hereunder will be in writing and deemed to have been duly given if given in accordance with the provisions of the Purchase Agreement.

(k) Survival of Obligations. The obligations of the parties under Sections 2, 3, 4, 6 and 7 shall survive the expiration of this Agreement.

(l) Inconsistency. In the event of any inconsistency between the terms of this Agreement and any of the Services and Pricing Schedules hereto, the terms of this Agreement, other than charges for the Services, shall control. In the event of any inconsistency between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control.

(m) Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(n) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION

By:

Name:
Title:

KIWI STONE ACQUISITION CORP.

By:

Name:
Title:

(Signature page to Transition Services Agreement)

Exhibit F

MTS - January Working Capital
$m	23 Jan 2009 Balance Sheet	Interco Funding	Warranty Reserves	Payroll normalisation	Corporation tax	Final working capital
	(1)	(2)	(3)	(4)	(5)
Working capital
Net accounts receivable	40.2	—	—	—	—	40.2
Intercompany receivables	1.1	—	—	—	—	1.1
Inventory	44.0	—	—	—	—	44.0
Prepaid items	0.6	—	—	—	—	0.6
Other current assets	0.3	—	—	—	—	0.3
Trade accounts payable	(13.3)	—	—	—	—	(13.3)
Intercompany payable	(8.2)	7.5	—	—	—	(0.6)
Accrued liabilities	(8.2)	—	2.5	—	0.2	(5.5)
Accrued payroll liabilities	(8.1)	—	—	3.8	—	(4.3)

Net working capital	48.3	7.5	2.5	3.8	0.2	62.3

(1)	Represents SAP trial balance accounts containing working capital
(2)	Represents exclusion from working capital of intercompany funding balances
(3)	Represents exclusion from working capital of all warranty provisions
(4)	Represents normalisation of payroll from the higher than average payroll liabilities as at 23 January 2008 to the average level of payroll liabilties - as per documentation in the data room
(5)	Represents exclusion of Ireland Corporation tax from working capital

MTS - December Working Capital

$m	26 Dec 2008 Balance Sheet	Interco Funding	Accrued management fee	Warranty Reserves	Payroll normalisation	Corporation tax	Final working capital
	(1)	(2)	(3)	(4)	(5)	(6)
Working capital
Net accounts receivable	44.5	—	—	—	—	—	44.5
Intercompany receivables	1.7	—	—	—	—	—	1.7
Inventory	42.4	—	—	—	—	—	42.4
Prepaid items	0.7	—	—	—	—	—	0.7
Other current assets	0.3	—	—	—	—	—	0.3
Trade accounts payable	(11.8)	—	—	—	—	—	(11.8)
Intercompany payable	(10.8)	9.2	1.1	—	—	—	(0.6)
Accrued liabilities	(7.7)	—	—	2.5	—	0.2	(5.0)
Accrued payroll liabilities	(8.4)	—	—	—	4.1	—	(4.3)

Net working capital	50.9	9.2	1.1	2.5	4.1	0.2	67.9

(1)	Represents SAP trial balance accounts containing working capital
(2)	Represents exclusion from working capital of intercompany funding balances
(3)	Represents exclusion from working capital of liability in respect of management fee levied by Cobham Holdings Inc
(4)	Represents exclusion from working capital of all warranty provisions
(5)	Represents normalisation of payroll from the higher than average payroll liabilities as at 23 January 2008 to the average level of payroll liabilties - as per documentation in the data room
(6)	Represents exclusion of Ireland Corporation tax from working capital

MTS - September Working Capital

$m	26 Sept 2008 Balance Sheet			Warranty Reserves	Payroll normalisation	Corporation tax	Final working capital
	(1)			(2)	(3)	(4)
Working capital
Net accounts receivable	51.8			—	—	—	51.8
Intercompany receivables	0.7			—	—	—	0.7
Inventory	41.2			—	—	—	41.2
Prepaid items	0.5			—	—	—	0.5
Other current assets	0.0			—	—	—	0.0
Trade accounts payable	(15.7)			—	—	—	(15.7)
Intercompany payable	(0.1)			—	—	—	(0.1)
Accrued liabilities	(7.2)			2.5	—	0.2	(4.5)
Accrued payroll liabilities	(2.8)			—	(1.5)	—	(4.3)

Net working capital	68.5	—	—	2.5	(1.5)	0.2	69.7

(1)	Represents SAP trial balance accounts containing working capital
(2)	Represents exclusion from working capital of all warranty provisions
(3)	Represents normalisation of payroll from the lower than average payroll liabilities as at 26 September 2008 to the average level of payroll liabilties - as per documentation in the data room
(4)	Represents exclusion of Ireland Corporation tax from working capital

	MTS - Working Capital PEG
$m	Forecast peg basis assumptions	Dec 2008 Balance Sheet	March forecast peg
Working capital
Net accounts receivable	Based upon December metrics and March forecasts (1)	44.5	40.0
Intercompany receivables	Based upon December metrics and March forecasts (1)	1.7	1.5
Inventory	Based upon December metrics and March forecasts (1)	42.4	43.7
Prepaid items	Assume normalised December as average	0.7	0.7
Other current assets	Assume normalised December as average	0.3	0.3
Trade accounts payable	Based upon December metrics and March forecasts (1)	(11.8)	(12.4)
Intercompany payable	Based upon December metrics and March forecasts (1)	(0.6)	(0.6)
Accrued liabilities	Assume normalised December as average	(5.0)	(5.0)
Accrued payroll liabilities	Assume normalised December as average	(4.3)	(4.3)

Net working capital		67.9	64.0

(1)	Calculations supporting the December Metrics and the forecast March peg are in the data room

Exhibit G

SHORT TERM PROMISSORY NOTE

$5,000,000.00	March 30, 2009

FOR VALUE RECEIVED, KIWI STONE ACQUISITION CORP, a Delaware corporation having a mailing address at 28013 Arastradero Road, Los Altos Hills, California 94022 (“Debtor”), promises to pay to the order of COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION, a Massachusetts corporation having an address at 58 Main Street, Route 117, Bolton, Massachusetts 07140 (“Creditor”), the sum of FIVE MILLION and 00/100 Dollars ($5,000,000.00), together with interest on the unpaid principal balance at the times and in the amounts hereinafter specified.

Article 1

Certain Definitions

1.1 Defined Terms. In addition to capitalized terms defined in context, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Capital Event” shall mean any sale of assets or equity securities of any Loan Party (other than Debtor) that results in Net Proceeds in excess of $1,000,000 paid or payable to any Loan Party or the holder(s) of equity securities of Debtor from such transaction.

“Default Rate” shall mean four percentage points per annum above the otherwise applicable per annum rate of interest.

“Interest Payment Date” shall mean April 30, 2009, July 31, 2009 and September 30, 2009.

“Loan Party” shall mean any of Debtor and its Subsidiaries.

“Net Proceeds” shall mean any cash proceeds actually received by a Loan Party, (including any cash payments received by way of deferred payment or contingent payment, but only as and when received) with respect to a Capital Event less (a) the reasonable fees and expenses of the Capital Event, and (b) the taxes paid or payable with respect to the Capital Event as reasonably estimated as at the time of the closing of the Capital Event.

“Note” shall mean this Short Term Promissory Note.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Purchase Agreement” shall mean that certain Purchase Agreement dated the date hereof among Creditor, Lockman Electronic Holdings Limited and Debtor.

“Subsidiary” shall mean, as to a Person, any corporation, partnership, limited liability company or other entity in which equity interests having ordinary voting power (other than equity interests having said power only by reason of the happening of a contingency) to elect a majority of the board of directors, the managers or other governing body of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by a Person.

Article 2

Interest

2.1 Rate. Interest shall accrue on the unpaid principal balance hereof from time to time at the rate of 9.5% per annum; provided, however, if the maturity date of this Note is extended until November 30, 2009 pursuant to Section 3.1 below, interest shall accrue on the unpaid principal balance hereof at 13.0% per annum from October 1, 2009 until this Note is paid in full. Following the occurrence and during the continuance of an Event of Default, the rate of interest rate hereunder shall immediately be automatically increased to the Default Rate, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at the Default Rate; provided, however, that following the cure of any such Event of Default or the waiver of any such Event of Default by Creditor, the Default Rate shall no longer apply and the applicable interest as set forth in this Section 2.1 shall be applicable.

2.2 Maximum Interest. If at any time the rate of interest would exceed the maximum interest rate allowed by law to be charged, the interest payable shall be limited to the maximum amount permitted by law. Any interest received by Creditor in excess of the maximum amount permitted by law shall be applied to the outstanding principal balance or, if required by law, returned to Debtor.

Article 3

Payments

3.1 Payment of Principal. Debtor shall pay the entire unpaid principal balance of this Note to Creditor on September 30, 2009; provided, however, if Debtor elects, by sending written notice thereof to Creditor no later than August 31, 2009, to extend the maturity date of this Note, and Creditor consents to such extension, Debtor shall pay the entire unpaid principal balance of this Note to Creditor on November 30, 2009.

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3.2 Payment of Interest. Accrued interest shall be due and payable to Creditor on each Interest Payment Date and upon maturity of this Note, whether by acceleration or otherwise.

3.3 Other Amounts Payable. If at any time the entire unpaid principal balance hereof is due and payable or is paid, all accrued interest, late payment charges and other amounts owing hereunder shall be immediately due and payable.

3.4 Late Payment Charge. If any payment of any amount due under this Note is overdue for a period in excess of five days, Debtor shall immediately pay to Creditor a late payment charge equal to 1% of the amount of the overdue payment.

3.5 Payments from Capital Event Net Proceeds. Within one business day following the receipt of Net Proceeds from a Capital Event, Debtor shall pay to Creditor as a principal payment the lesser of (a) the Net Proceeds so received and (b) the aggregate outstanding principal balance under this Note.

3.6 Prepayment. This Note may be prepaid at any time in full or in part, without penalty.

Article 4

Default

4.1 Events of Default. The occurrence of any of the following specified events shall be an “Event of Default” as set forth herein:

(a) Failure of Debtor to make any payment required hereunder when due; or

(b) The occurrence of any Event of Default as such term is defined in the Secured Promissory Note dated as of the date hereof in the original principal amount of $30,000,000 issued by Debtor to Secured Party as it may be amended, supplemented or otherwise modified from time to time; or

(c) The occurrence of any Event of Default as such term is defined in the Revolving Credit Agreement dated as of the date hereof among Creditor, Debtor, M/A-COM Technology Solutions Inc., M/A-COM Auto Solutions Inc. and Laser Diode Incorporated; or

(d) The making of a general assignment by any Loan Party for the benefit of creditors, or the institution by any Loan Party of any type of bankruptcy, reorganization or insolvency proceeding under any state or federal law or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of any Loan Party; or

(e) The appointment of a receiver or trustee for any Loan Party or for any assets of any Loan Party or the institution against any Loan Party of any type of bankruptcy, reorganization or insolvency proceeding for the liquidation or winding up of the affairs of any Loan Party and the failure to have such appointment vacated, or such proceeding dismissed within sixty days; or

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(f) The occurrence of any event of default under the terms of any security agreement or other agreement securing indebtedness of Debtor to Creditor pursuant to this Note.

4.2 Acceleration. Upon the occurrence and during the continuance of an Event of Default, the entire unpaid balance of principal of and interest on this Note and all other amounts owing hereunder shall become immediately due and payable at the option of Creditor.

4.3 Certain Events of Default. Upon the occurrence of any Event of Default described in Section 4.1(d) or Section 4.1(e), the entire unpaid balance of principal of and interest on this Note and all other amounts owing hereunder shall immediately become due and payable, without notice or demand.

Article 5

General Provisions

5.1 Identification. This Note is the Short Term Promissory Note referred to in the Purchase Agreement.

5.2 Security. This Note and the obligations of Debtor hereunder are intended to be secured by substantially all of the assets of Debtor and its Subsidiaries, whether now or hereafter existing or acquired. Debtor agrees to take all action, and to cause each other Loan Party to take all action, reasonably requested by Creditor from time to time to create and perfect any such security interest.

5.3 Manner of Payment. All payments hereunder shall be made in lawful money of the United States by wire transfer of immediately available funds to one or more accounts specified from time to time by the holder hereof.

5.4 Application of Prepayments. Any prepayments hereunder shall be applied first to accrued but unpaid interest and then to the principal payment under Section 3.1.

5.5 Limitation on Right of Set Off. Debtor acknowledges that any set off under this Note is permitted only in the circumstances specifically allowed under the Purchase Agreement. Any amounts so set off by Debtor shall, absent mutual agreement as to application, be applied as set forth in Section 5.4.

5.6 Expenses. Debtor promises to pay all costs and expenses incurred by the Creditor in collecting this Note or in enforcing its rights hereunder, including reasonable attorneys’ fees and disbursements.

5.7 No Waiver by Creditor. No omission or delay by Creditor or other holder hereof in exercising any right or power under this Note will impair such right or power or be construed to be a waiver of or acquiescence in any default hereunder, and no waiver by Creditor or other holder hereof of any breach or default hereunder shall be deemed to be a waiver of any right or power upon the later occurrence or recurrence of any such breach or default.

5.8 Presentment. Debtor waives presentment of this Note.

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5.9 Governing Law; Venue. This Note and the rights of Creditor and the obligations of Debtor hereunder shall be construed and interpreted in accordance with the laws of the State of New York, without regard to the principles of conflicts of law. Debtor consents to jurisdiction in the State of New York and agrees that any action to enforce this Note may be commenced against Debtor in federal or state courts in Erie County, New York.

5.10 Assignment. The rights and obligations under this Note may not be assigned or transferred by Debtor or Creditor without the other party’s prior written consent; provided, however, Creditor may assign this Note to an Affiliate of Creditor formed under the laws of any state of the United States.

5.11 Waiver of Jury Trial. DEBTOR HEREBY EXPRESSLY WAIVES ALL RIGHTS TO TRIAL BY JURY ON ANY CAUSE OF ACTION DIRECTLY OR INDIRECTLY INVOLVING THE TERMS OR CONDITIONS OF THIS NOTE, OR ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE OR ANY DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS NOTE.

[Remainder of page intentionally left blank. Signature Page to follow]

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KIWI STONE ACQUISITION CORP.

By:

Name:

Title:

[Signature Page to Short Term Promissory Note]

Exhibit H

SECURED PROMISSORY NOTE

$30,000,000.00	March 30, 2009

FOR VALUE RECEIVED, Kiwi Stone Acquisition Corp., a Delaware corporation having a mailing address at 28013 Arastradero Road, Los Altos Hills, California 94022 (“Debtor”), promises to pay to the order of Cobham Defense Electronic Systems Corporation, a Massachusetts corporation having an address at 58 Main Street, Route 117, Bolton, Massachusetts 01740 (“Creditor”), the sum of THIRTY MILLION and 00/100 Dollars ($30,000,000.00) together with interest on the unpaid principal balance at the times and in the amounts hereinafter specified.

Article 1

Certain Definitions

1.1 Defined Terms. In addition to capitalized terms defined in context, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Revenue” shall have the meaning given to such term in the Stock Purchase Agreement.

“Capital Event” shall mean any sale of assets or equity securities of any Loan Party (other than Debtor) that results in Net Proceeds in excess of $1,000,000 paid or payable to any Loan Party or the holder(s) of equity securities of Debtor from such transaction.

“Change in Control” shall mean: (a) any merger, consolidation, reorganization, recapitalization, transfer of securities or other similar transaction as a result of which: (i) Debtor or an Affiliate of Debtor ceases to be record or direct or indirect beneficial owner of more than 50% of the outstanding equity securities of the Loan Parties (other than Debtor) which at the time of the transaction own assets that generated more than 80% of the consolidated Business Revenue of the Loan Parties taken as a whole for the twelve month period ending as of Debtor’s then most recently completed fiscal quarter or (ii) the present equity holders of Debtor cease to be the direct or indirect holders of more than 50% of the equity interests, however classified, of Debtor; or (b) the sale, transfer or other disposition of assets of the Loan Parties taken as a whole that generated more than 80% of the consolidated Business Revenue of the Loan Parties taken as a whole for the twelve month period ending as of Debtor’s then most recently completed fiscal quarter.

“Default Rate” shall mean four percentage points per annum above the otherwise applicable per annum rate of interest.

“EBITDA” shall mean, for any period, the net income (or loss) for the applicable period of measurement of Debtor and its Subsidiaries calculated on a consolidated basis determined in accordance with GAAP, excluding: (a) the income (or loss) of any Person which is not a Subsidiary of Debtor, except to the extent of the amount of dividends or other distributions actually paid to Debtor or any of its Subsidiaries in cash by such Person during such period; (b) gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of Debtor and its Subsidiaries, and related tax effects in accordance with GAAP; and (c) any other extraordinary or non-recurring gains or losses of Debtor or its Subsidiaries, and related tax effects in accordance with GAAP; plus (i) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period; (ii) interest expense (less interest income) deducted in calculating net income (or loss) for such period; (iii) all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period; (iv) all management fees or other similar payments to the extent deducted in calculating net income (or loss) for such period.

“EBITDA Reference Period” shall mean the calendar quarter ending immediately prior to each Interest Payment Date.

“Equity Payment” shall mean any dividend, redemption or other distribution of property or rights, direct or indirect, on account of any equity security (whether denominated as membership interests, units, shares or otherwise) of Debtor or any Subsidiary (to the extent not paid to Debtor or a Subsidiary), other than those made exclusively in equity securities of that entity.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States from time to time, consistently applied in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financing Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Indebtedness” of any Person shall mean, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by

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the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) provided that operating leases shall not be considered to be such agreements; (f) all monetary obligations under any capital lease (as required to be so treated under GAAP); (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above, all contingent obligations with respect thereto, including any guarantee, if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Interest Payment Date” shall mean the thirtieth day of each January, April, July and October.

“Laser Diode Sale” shall mean a sale of all the stock or substantially all the assets of Laser Diode Incorporated.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether arising by agreement or operation of law, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan Party” shall mean any of Debtor and its Subsidiaries.

“Net Proceeds” shall mean any cash proceeds actually received by a Loan Party, (including any cash payments received by way of deferred payment or contingent payment, but only as and when received) with respect to a Capital Event less (a) the reasonable fees and expenses of the Capital Event, and (b) the taxes paid or payable with respect to the Capital Event as reasonably estimated as at the time of the closing of the Capital Event.

“Note” shall mean this Secured Promissory Note.

“Permitted Encumbrances” shall mean (a) Liens securing the payment of taxes (other than payroll taxes), assessments, customs duties and other governmental charges either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Person shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; (b) deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds or to secure indemnity

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performance or other similar bonds, all only to the extent incurred in the ordinary course of business; (c) Liens in favor of Creditor; (d) zoning restrictions, easements, licenses, covenants and other restrictions which do not substantially affect the value or use of the Person’s real property, (e) mechanics’, landlords’ and other like Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested by the Person in good faith and by appropriate proceedings; (f) the rights of collecting banks or other financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Person on deposit with or in the possession of such bank or other financial institution; (g) attachments remaining unstayed, unbonded or undischarged for no longer than thirty (30) days after written or actual notice thereof has been received by the Person or attachments in connection with litigation which is being defended by the Person in good faith and by appropriate proceedings, provided that the aggregate amount sought to be secured by such attachments that are unstayed, unbonded or undischarged does not exceed $250,000 at any one time outstanding; (h) Liens in respect of judgments or awards relative to claims which have been in force for less than the applicable appeal period, provided execution is not levied thereunder, with respect to which an appeal or similar proceeding for review is being prosecuted in good faith by the Person and a stay of execution has been obtained pending such appeal or review; (i) leases or subleases and licenses or sublicenses granted in the ordinary course of business; (j) the interests of lessors under capital leases to the extent that (i) such capital lease is permitted under the terms of this Note; (ii) such Lien attaches only to the asset acquired and the proceeds thereof, and (iii) such Lien only secures that capital lease and any capital lease in replacement thereof; (k) Liens securing Working Capital Indebtedness or guaranties of such Working Capital Indebtedness to the extent permitted by Section 4.3 hereof; (l) Liens existing immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement on assets of Subsidiaries; and (m) cash collateral to secure standby letters of credit permitted under the terms of this Note; provided, however, that, in the case of Permitted Encumbrances described under the foregoing clauses (a), (e), (g) or (h) of this definition of Permitted Encumbrances, to the extent the same is permitted as a result of a contest, appeal, defense or similar action undertaken by the Person in good faith and the face amount or amount secured by such Permitted Encumbrances exceeds $500,000 in the aggregate, the Creditor may in its sole discretion, effective upon 30 days notice to Person, determine the same to not constitute a Permitted Encumbrance if it reasonably determines that, as a result thereof, the priority or realizable value of its Lien on any collateral securing this Note is adversely affected.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“PIK Principal” shall mean unpaid accrued interest that is added to the principal balance of this Note pursuant to Section 2.2 hereof.

“Short Term Note” shall mean that certain Short Term Promissory Note in the original principal amount of $5,000,000 dated the date hereof from Debtor to Creditor.

“Stock Purchase Agreement” shall mean that certain Purchase Agreement dated the date hereof, by and among Creditor, Lockman Electronic Holdings Limited and Debtor.

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“Subsidiary” shall mean, as to a Person, any corporation, partnership, limited liability company or other entity in which equity interests having ordinary voting power (other than equity interests having said power only by reason of the happening of a contingency) to elect a majority of the board of directors, the managers or other governing body of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by a Person. “U.S. Subsidiary” shall mean a Subsidiary formed under the laws of any state of the United States of America. A “non-U.S. Subsidiary” shall mean a subsidiary formed under any other law.

“Subordinated Indebtedness” shall mean Indebtedness subordinated in right of payment and lien priority to Creditor on commercially reasonable terms and conditions satisfactory to Creditor and the holder of such Subordinated Indebtedness, provided that such terms will include, without limitation, (a) the right of the holder of such Subordinated Indebtedness to receive regularly scheduled payments of principal and interest so long as there is no Event of Default and (b) a final maturity date with respect to such Subordinated Indebtedness that is not earlier than ninety (90) days following the maturity date of this Note.

“Working Capital Indebtedness” shall mean Indebtedness, other than Indebtedness to Creditor, secured as permitted by Section 4.3 in the maximum principal amount equal to (a) $15,000,000 less (b) Indebtedness described in Section 4.1(b)(6) outstanding from time to time.

Article 2

Interest

2.1 Rate. Interest shall accrue on the unpaid principal balance hereof from time to time at the following rates:

(a) For the period commencing the date hereof, through December 31, 2010, 7.5% per annum;

(b) For the period commencing January 1, 2011, through December 31, 2011, 8.5% per annum;

(c) For the period commencing January 1, 2012 and thereafter, 9.5 % per annum.

(d) Following the occurrence and during the continuance of an Event of Default, the rate of interest rate hereunder shall immediately be automatically increased to the Default Rate, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at the Default Rate, provided, however, that following the cure of any such Event of Default or the waiver of any Event of Default by Creditor, the Default Rate shall no longer apply and the applicable rate of interest as set forth in Sections 2.1(a) through 2.1(c) shall be applicable.

2.2 Payment of Interest; PIK. Accrued interest shall be due and payable on each Interest Payment Date and at maturity, whether by acceleration or otherwise. Notwithstanding

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the foregoing, if on an Interest Payment Date Debtor’s EBITDA for the relevant EBITDA Reference Period is less than the accrued interest otherwise due and payable, the amount of the accrued interest otherwise due and payable in excess of Debtor’s EBITDA for the relevant EBITDA Reference Period (but not more than the accrued interest otherwise due and payable) shall not be payable in cash and shall be added to the outstanding principal balance hereof as PIK Principal. PIK Principal shall accrue interest from and after the relevant Interest Payment Date in the same manner as the original principal balance hereof and shall be principal of this Note for all purposes hereof.

2.3 Maximum Interest. If at any time the rate of interest would exceed the maximum interest rate allowed by law to be charged, the interest payable shall be limited to the maximum amount permitted by law. Any interest received by Creditor in excess of the maximum amount permitted by law shall be applied to the outstanding principal balance or, if required by law, returned to Debtor.

Article 3

Principal and Payments

3.1 Regular Payments. Debtor shall pay to Creditor:

(a) on December 31, 2011, a principal payment of $15,000,000.00 minus one-half the aggregate amount of any mandatory prepayments of principal made pursuant to Section 3.3 hereof; and

(b) on December 31, 2012, the entire unpaid principal balance hereof.

3.2 Mandatory PIK Principal Payments. If on an Interest Payment Date Debtor’s EBITDA for the relevant EBITDA Reference Period is greater than the accrued interest then due and payable, Debtor shall make an additional principal payment equal to the lesser of (a) 50% of the amount of the Debtor’s EBITDA for the relevant EBITDA Reference Period in excess of accrued interest then due and payable and (b) (i) the aggregate of all PIK Principal that was added to the principal of this Note pursuant to Section 2.2 less (ii) all mandatory PIK principal payments previously made by Debtor under this Section 3.2.

3.3 Payments from Capital Event Net Proceeds. Within one business day following the receipt of Net Proceeds from a Capital Event, Debtor shall pay to Creditor as a principal payment the lesser of (a) the Net Proceeds so received and (b) the sum of the aggregate outstanding principal balance under this Note and under the Short Term Note, provided, that in all cases, such Net Proceeds shall be applied (i) first to any outstanding principal balance under the Short Term Note and (ii) second to any outstanding principal balance under this Note

3.4 Other Amounts Payable. If at any time the entire unpaid principal balance hereof is due and payable or is paid, all accrued interest, late payment charges and other amounts owing hereunder shall be immediately due and payable.

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3.5 Late Payment Charge. If any payment of any amount due under this Note is overdue for a period in excess of five days, Debtor shall immediately pay to Creditor a late payment charge equal to 1% of the amount of the overdue payment.

3.6 Prepayment. This Note may be prepaid at any time in full or in part, without penalty.

Article 4

Covenants

4.1 Negative Covenants. Debtor agrees that so long as any amounts hereunder remain unpaid, it will comply with and cause the other Loan Parties to comply with the covenants set forth in this Section 4.1:

(a) No Loan Party shall, at any time, create, incur, assume or suffer to exist any Lien on any of its assets except, in each case, for Permitted Encumbrances.

(b) No Loan Party shall, at any time, create, incur, assume or suffer to exist any Indebtedness, except

(1)	from and after the payment in full of all amounts owing under the Short Term Note, the Working Capital Indebtedness or Subordinated Indebtedness,

(2)	Indebtedness owing to Creditor,

(3)	Indebtedness owing by a Loan Party to another Loan Party,

(4)	endorsement of negotiable instruments in the ordinary course of business,

(5)	Indebtedness arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, but not for speculative purposes,

(6)	the following types of Indebtedness incurred in the ordinary course of business provided that the aggregate of these obligations which are at any one time outstanding is less than $2,000,000: (A) capital leases, (B) performance, surety, statutory and appeal bonds, (C) reimbursement obligations in connection with letters of credit, (D) amounts secured or claimed in connection with clauses (a), (e), (g) and (h) in the definition of Permitted Encumbrances and (E) other indebtedness not to exceed $250,000 in the aggregate outstanding at any time,

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(7)	Guaranties of any Indebtedness that is otherwise permitted by this Section 4.1(b),

(8)	Indebtedness of Subsidiaries existing immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement (except that such Indebtedness that consists of capital lease obligations shall be deemed outstanding under Section 4.1(b)(6)), and

(9)	Indebtedness consisting of indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets.

(c) No Loan Party shall, at any time prior to the payment in full of the Short Term Note, sell or agree to sell or otherwise divest (other than to a Loan Party) any line of business (whether in a stock or asset transaction) that represents a material portion of the worldwide business of all Loan Parties, taken as a whole, except for a Laser Diode Sale.

(d) Other than transactions by and between Loan Parties, no Loan Party shall, at any time, enter into any transaction with any member, manager, director, officer, employee, shareholder, or Affiliate of any Loan Party except transactions upon terms which are fair and reasonable and which shall be at least as favorable as would result in a comparable arm’s-length transaction with a Person not a member, manager, director, officer, employee, shareholder or Affiliate of the Loan Party. Without limitation, if the holder of the Working Capital Indebtedness is a member, manager, director, officer, employee, shareholder or Affiliate of any Loan Party, the interest charged on the Working Capital Indebtedness shall not exceed the interest charged under this Note.

(e) The Loan Parties shall not pay to John Ocampo compensation for services, management fees or otherwise except that the Loan Parties individually or in the aggregate are permitted to pay up to $300,000 per year to John Ocampo for bona fide executive services.

(f) Debtor shall not, at any time, make any Equity Payment except Debtor may make Equity Payments (i) to each owner of Debtor in amounts not greater than the income taxes on Debtor’s income allocable to such owner if Debtor has made the election referred to in Section 4.1(i)(i) hereof, and (ii) not to exceed $250,000 in any calendar year for the following purposes: (A) the purchase of fractional shares of its equity interests arising out of the conversion of convertible securities or the exercise of options or warrants, and (B) the repurchase of equity interests from former employees, consultants or directors in connection with or pursuant to any of its option plans (or other employee incentive plans or compensation arrangements) other than for payments to John Ocampo.

(g) No Loan Party shall create, acquire or suffer to exist any new U.S. Subsidiary without giving prior written notice to Creditor and causing the execution and delivery by such Subsidiary and/or such Loan Party, as the case may be, of a guarantee of the amounts hereunder, a security agreement with respect to such Subsidiary’s assets, a pledge of all of the equity securities in such Subsidiary, such other documents, certificates and/or instruments and satisfactory results of due diligence with respect to liens, title and environmental matters relating to such entity and its assets and equity securities.

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(h) No Loan Party that is not a non-U.S. Subsidiary shall transfer any assets to any non-U.S. Subsidiary, except for: (i) investments in an amount necessary to cover the operating expenses of such non-U.S. Subsidiaries in the ordinary course of business, (ii) licenses of property in the ordinary course of business and (iii) sales of inventory in the ordinary course of business.

(i) No Loan Party shall change its name, corporate, limited partnership or limited liability company form, as the case may be, or jurisdiction of incorporation, formation or organization without the prior written consent of Creditor, which consent will not be withheld except and unless the attachment, perfection or priority of any security interest intended to be created or existing securing the obligations hereunder would be adversely affected. Notwithstanding the foregoing, Debtor shall be permitted to make any election that is effective solely for income tax purposes, including (i) an election to be treated as an S corporation within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended (the “Code”), and any similar provisions of applicable law, (ii) elections to treat any of its U.S. Subsidiaries as a qualified Subchapter S subsidiary within the meaning of Section 1361 of the Code and any similar provisions of applicable law, or otherwise as a disregarded entity for income tax purposes and (iii) elections to treat any of its non-U.S. Subsidiaries as a disregarded entity income tax purposes.

(j) No Loan Party shall, without the prior written consent of Creditor, guarantee, endorse or otherwise in any way become or be responsible for any obligations of any other Person, other than another Loan Party, whether directly or indirectly, by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of equity purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.

(k) No Loan Party shall lend to, invest in, or otherwise advance funds to any Person, except for:

(1)	investments in, or advances or loans to, Subsidiaries,

(2)	advances or loans to, Debtor,

(3)	travel advances to employees,

(4)	non-cash loans to employees, officers, and directors of a Loan Party for the purpose of purchasing equity interests in Debtor so long as the proceeds of such loans are used in their entirety to purchase such equity interests,

(5)	prepaid rent made on commercially reasonable terms in the ordinary course of business,

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(6)	security deposits and similar advances made on commercially reasonable terms in the ordinary course of business,

(7)	advances made in connection with the purchases of goods or services made on commercially reasonable terms in the ordinary course of business,

(8)	investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business,

(9)	securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(10)	investments consisting of the deferred purchase price of property or other similar investments or advances in connection with any asset sale by Loan Parties that is otherwise not prohibited pursuant to the terms of this Note, including, without limitation, Section 4.1(c),

(11)	other investments in the ordinary course of business at arm’s length in an amount not exceeding $250,000 at any one time outstanding, and

(12)	deposit accounts maintained in the ordinary course of business.

(l) Debtor will not adopt any material change in accounting principles other than as required by GAAP.

(m) No Loan Party shall engage in any Capital Event except where the consideration (other than assumption of debt and obligations related to the assets or Person sold) consists solely of cash or deferred payments of cash.

(n) No Loan Party shall fail to promptly pay all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments or make all required withholding and other tax deposits, except as to any liabilities being contested in good faith and taxes less than $250,000 in the aggregate at any one time collectively for all Loan Parties.

4.2 Affirmative Covenants. Debtor agrees that so long as any amounts hereunder remain unpaid, it will comply with and cause the other Loan Parties to comply with the covenants set forth in this Section 4.2:

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(a) As soon as practicable, and in any event within one hundred twenty (120) days after the close of each fiscal year of Debtor, Debtor shall deliver to Creditor reviewed consolidated statements of income, cash flows and changes in stockholder equity of Debtor and its consolidated Subsidiaries for such fiscal year, a consolidated balance sheet of Debtor as of the close of such fiscal year, and notes thereto, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year (except that comparative figures shall not be required for Debtor’s first fiscal year) and the annual statutory financial statements of M/ACOM Technology Solutions (Cork) Limited. Such financial statements shall be accompanied by a standard form statement of review by independent certified public accountants of recognized national or regional standing selected by Debtor. Such statement shall be free of exceptions or qualifications other than exceptions for accounting changes.

(b) As soon as practicable, and in any event within twenty (20) days after the close of each fiscal quarter of each fiscal year of Debtor, Debtor shall deliver to Creditor unaudited consolidated statements of income and cash flows for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and unaudited consolidated balance sheets of Debtor as of the close of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the balance sheets, which shall set forth in comparative form the corresponding balance sheets as of the prior fiscal year end) and including a calculation of EBITDA for that fiscal quarter (except that comparative figures shall not be required for Debtor’s first fiscal year). Such financial statements shall be certified by the chief financial officer of Debtor as presenting fairly in all material respects the financial position of Debtor as of the end of such fiscal quarter and the results of operations and cash flows for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments and the absence of footnotes. With respect to those financial statements which are required to be certified by the chief financial officer of Debtor, such certification shall be in his corporate capacity only and shall state that such financial statements were prepared in accordance with GAAP (except for year end adjustments and the absence of footnotes) and fairly present the financial condition at the respective dates indicated therein and the results of operations for the respective periods indicated therein of Debtor (and its Subsidiaries).

(c) Within 45 days after the end of each fiscal year of Debtor, Debtor shall submit to Creditor an annual budget for Debtor for the next fiscal year in detail reasonably satisfactory to Creditor.

(d) Upon reasonable prior notice to Debtor, each Loan Party shall permit Creditor and/or its accountants, attorneys or other agents to visit and inspect the Loan Party’s property, to examine its books and records and take copies and extracts therefrom and to discuss its affairs with each Loan Party (and the officers and managers thereof) and its independent accountants at such times as Creditor may reasonably request. Each Loan Party hereby authorizes such officers and managers and independent accountants to discuss with Creditor the affairs of such Loan Party. Creditor shall have the right to examine and verify accounts, equipment, inventory and other properties and liabilities of each Loan Party from time to time, and Debtor shall cooperate with Creditor in such verification.

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(e) Each Loan Party shall keep adequate records and books of account, in which complete records will be made in accordance with GAAP consistently applied, reflecting all financial transactions of such Loan Party.

(f) Promptly upon becoming aware of any of the following, Debtor shall give Creditor notice thereof, together with a written statement of the chief financial officer of Debtor setting forth the details thereof and any action with respect thereto taken or proposed to be taken by Debtor:

(1)	Any Event of Default or any event which with the lapse of time or notice (or both) would become an Event of Default;

(2)	Any pending or threatened in writing action, suit, proceeding or investigation against or affecting any Loan Party seeking an uninsured recovery in excess of $1,000,000.

4.3 Collateral for Working Capital Indebtedness. Debtor agrees that the collateral with respect to the Working Capital Indebtedness shall comply with the provisions of this Section 4.3. The Working Capital Indebtedness is permitted to be secured by (a) a first priority security interest in the accounts receivable, cash and bank accounts of the Loan Parties and (b) a security interest, subordinated to Creditor on commercially reasonable conditions satisfactory to Creditor, in all other assets of the Loan Parties. The first priority security interest described in the preceding clause (a) and the terms of the Working Capital Indebtedness shall allow Creditor to have a security interest in the Loan Parties’ accounts receivable, cash and bank accounts subordinated in lien priority to the holder of the Working Capital Indebtedness on commercially reasonable terms and conditions satisfactory to Creditor and the holder of the Working Capital Indebtedness. The foregoing priorities and subordinations shall be evidenced by written subordination and intercreditor agreements on commercially reasonable terms and conditions satisfactory to Creditor and the holder of the Working Capital Indebtedness.

Article 5

Default

5.1 Events of Default. The occurrence of any of the following specified events shall be an “Event of Default” as set forth herein:

(a) Failure of Debtor to make any payment required hereunder when due which failure remains uncured for a period of five days; or

(b) Failure of Debtor to comply with any of the terms and conditions of this Note, other than payment, which failure continues for 30 days following notice from the holder of this Note; or

(c) The occurrence of any Event of Default as such term is defined in the Revolving Credit Agreement dated as of the date hereof among Creditor, Debtor, M/A-COM Technology Solutions Inc., M/A-COM Auto Solutions Inc. and Laser Diode Incorporated; or

(d) The occurrence of a Change in Control; or

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(e) The liquidation of Debtor or the discontinuance of the normal operations of Debtor; or

(f) The making of a general assignment by any Loan Party for the benefit of creditors, or the institution by any Loan Party of any type of bankruptcy, reorganization or insolvency proceeding under any state or federal law or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of any Loan Party; or

(g) The appointment of a receiver or trustee for any Loan Party or for any assets of any Loan Party or the institution against any Loan Party of any type of bankruptcy, reorganization or insolvency proceeding for the liquidation or winding up of the affairs of any Loan Party and the failure to have such appointment vacated, or such proceeding dismissed within 60 days; or

(h) Entry of a judgment or cumulative judgments against any Loan Party in excess of $500,000 in the aggregate (other than any judgment for which the Loan Party is fully insured), which is not stayed, discharged or dismissed within 45 days after the date thereof; or

(i) Default (after giving effect to all applicable cure periods) in the performance of any covenant, term or condition related to the Working Capital Indebtedness if the effect of such default is to cause or permit the holder of the Working Capital Indebtedness to cause such obligation to become due prior to its stated maturity or to permit realization on any collateral securing the Working Capital Indebtedness, provided, however, that if any such default under the Working Capital Indebtedness is cured or waived by the holder of such Working Capital Indebtedness, then any breach of this Section 5.1(i) shall be deemed cured; or

(j) The failure of the Debtor to pay any Earn-Out Payments as set forth and defined in the Stock Purchase Agreement when due which failure remains uncured for 30 days from the date of final determination of the amount of such Earn-Out Payment in accordance with the terms of the Stock Purchase Agreement (including any final determination made pursuant to the terms of the dispute mechanism process set forth in such Stock Purchase Agreement); provided, however, that if Debtor issues additional promissory notes in lieu of making payments with respect to any Earn-Out Payments pursuant to the terms of the Stock Purchase Agreement or any other documents entered into in connection thereto, then the issuance of such promissory notes in lieu of payment shall not be deemed an Event of Default hereunder; or

(k) Any amounts of Working Capital Indebtedness remain outstanding following the second anniversary of the date of this Note; or

(l) The occurrence of any event of default (other than any Event of Default arising from a failure to pay any Earn-Out Payments as described in Section 5.1(j)), after applicable cure periods, under (i) the Short Term Note, (ii) any mortgage, security agreement or other agreement securing this Note or the Short Term Note or (iii) any other agreement amending, replacing or refinancing either of the foregoing which creates in Creditor a right to require immediate payment in full of any Indebtedness so evidenced or secured.

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5.2 Acceleration. Upon the occurrence and during the continuance of an Event of Default, the entire unpaid balance of principal of and interest on this Note and all other amounts owing hereunder shall become immediately due and payable at the option of Creditor.

5.3 Certain Events of Default. Upon the occurrence of any Event of Default described in Section 5.1(f) or Section 5.1(g), the entire unpaid balance of principal of and interest on this Note and all other amounts owing hereunder shall immediately become due and payable, without notice or demand.

Article 6

General Provisions

6.1 Identification. This Note is the Secured Promissory Note referred to in the Stock Purchase Agreement.

6.2 Security. This Note and the obligations of Debtor hereunder are intended to be secured by substantially all of the assets of Debtor and its Subsidiaries (except assets of controlled foreign corporation Subsidiaries and only 66% of the equity securities of controlled foreign corporation Subsidiaries), whether now or hereafter existing or acquired. Debtor agrees to take all action, and to cause each other Loan Party to take all action, reasonably requested by Creditor from time to time to create and perfect any such security.

6.3 Manner of Payment. All payments hereunder shall be made in lawful money of the United States by wire transfer of immediately available funds to one or more accounts specified from time to time by the holder hereof.

6.4 Application of Prepayments. Any prepayments hereunder shall be applied first to accrued but unpaid interest for the current period and then ratably to principal payments under Section 3.1.

6.5 Limitation on Right of Set Off. Debtor acknowledges that any set off under his Note is permitted only in the circumstances specifically allowed under the Stock Purchase Agreement. Any amounts so set off by Debtor shall, absent mutual agreement as to application, be applied as set forth in Section 6.4.

6.6 Expenses. Debtor promises to pay all costs and expenses incurred by the Creditor in collecting this Note or in enforcing its rights hereunder, including reasonable attorneys’ fees and disbursements.

6.7 No Waiver by Creditor. No omission or delay by Creditor or other holder hereof in exercising any right or power under this Note will impair such right or power or be construed to be a waiver of or acquiescence in any default hereunder, and no waiver by Creditor or other holder hereof of any breach or default hereunder shall be deemed to be a waiver of any right or power upon the later occurrence or recurrence of any such breach or default.

6.8 Presentment. Debtor waives presentment of this Note.

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6.9 Governing Law; Venue. This Note and the rights of Creditor and the obligations of Debtor hereunder shall be construed and interpreted in accordance with the laws of the State of New York, without regard to the principles of conflicts of law. Debtor consents to jurisdiction in the State of New York and agrees that any action to enforce this Note may be commenced against Debtor in federal or state courts in Erie County, New York.

6.10 Assignment. The rights and obligations under this Note may not be assigned or transferred by Debtor or Creditor without the other party’s prior written consent; provided, however, Creditor may assign this Note to an Affiliate of Creditor formed under the laws of any state of the United States.

6.11 Waiver of Jury Trial. DEBTOR HEREBY EXPRESSLY WAIVES ALL RIGHTS TO TRIAL BY JURY ON ANY CAUSE OF ACTION DIRECTLY OR INDIRECTLY INVOLVING THE TERMS OR CONDITIONS OF THIS NOTE, OR ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE OR ANY DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS NOTE.

[Remainder of page intentionally blank – Signature page to follow.]

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KIWI STONE ACQUISITION CORP.

By:

Name:

Title:

[Signature Page to Secured Promissory Note]

Exhibit I

FINANCE SERVICES AGREEMENT

by and between

M/A-COM TECHNOLOGY SOLUTIONS INC.

and

COBHAM DEFENSE ELECTRONIC SYSTEMS - M/A-COM INC.

DATED MARCH     , 2009

-i-

-ii-

FINANCE SERVICES AGREEMENT

THIS FINANCE SERVICES AGREEMENT (together with the Services and Pricing Schedules attached hereto, this “Agreement”), dated March     , 2009 (the “Effective Date”), is by and between M/A-COM TECHNOLOGY SOLUTIONS INC., a Delaware corporation (“MTS”) and COBHAM DEFENSE ELECTRONIC SYSTEMS - M/A-COM INC., a Delaware corporation (“CDES M/A-COM”).

R E C I T A L S

WHEREAS, Cobham Defense Electronic Systems Corporation (“Seller”), Kiwi Stone Acquisition Corp. (“Purchaser”) and Lockman Electronic Holdings Limited have entered into a Purchase Agreement dated March     , 2009 (the “Purchase Agreement”);

WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, CDES M/A-COM is an Affiliate of Seller and MTS is an Affiliate of Purchaser and the parties hereto are entering into this Agreement contemporaneously with, and as a condition to, the Closing of the transactions contemplated by the Purchase Agreement;

WHEREAS, CDES M/A-COM will require MTS’s assistance with respect to certain finance functions of its business during periods specified herein following the Closing Date; and

WHEREAS, subject to the terms and conditions of this Agreement, MTS has agreed to provide, by itself or through its Affiliates or other third parties, and CDES-M/A-COM desires to contract for the use of, the Services (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows:

Section 1. Services to be Performed; Term; Performance and Cooperation.

(a) Services. In accordance with the terms and provisions of this Agreement, MTS shall perform or cause its Affiliates or other third parties (“Third Parties”) to perform for CDES-M/A-COM the services described in the Services and Pricing Schedules (the “Services and Pricing Schedules”) (including Additional Services) (collectively, the “Services”). The service(s) described in a particular row of the table in the Services and Pricing Schedules will be referred to in this Agreement as a “Service.” MTS shall remain responsible, in accordance with the terms of this Agreement, for performance of any Services it causes to be so provided by its Affiliates or Third Parties. For each Service, the parties shall set forth in the Services and Pricing Schedule, among other things, the time period during which the Service will be made available, a description of the Service, and the estimated charge, if any, for the Service and any other terms applicable thereto.

(b) Term.

(i) Unless earlier terminated in accordance with Section 1(b)(ii) below, the term of this Agreement shall commence immediately after the Closing and shall terminate on the latest date that a Service is to be provided as set forth in the Services and Pricing Schedules (the “Expiration Date”).

(ii) The parties agree that if CDES-M/A-COM chooses to discontinue any Service (in part or in its entirety) prior to the Expiration Date, then CDES-M/A-COM shall have the right to do so and shall give MTS prior written notice within the notice period specified in the Services and Pricing Schedules, or if no such notice period is specified, at least thirty (30) days prior to the proposed date of termination of that particular Service or portion thereof, which termination shall be effective on the proposed date of termination set forth in CDES-M/A-COM’s notice; provided, however, that at the time CDES-M/A-COM elects to terminate any particular Service or portion thereof, it may also elect to terminate any related Services that are expressly described as such in the Services and Pricing Schedules. CDES-M/A-COM shall pay MTS the fees and costs as set forth in the Services and Pricing Schedules related to any terminated Service up until the effective date of termination of such Service, provided that in the event that CDES-M/A-COM chooses to discontinue a portion of a Service, the parties hereto shall, during the aforementioned notice period, negotiate in good faith the amount of the reduction in the applicable fees and costs that results from such discontinuation. As to any particular Service or portion thereof, notice of early termination shall be provided to MTS in accordance with Section 7(j).

(c) Termination. Notwithstanding anything to the contrary contained herein, but subject to CDES-M/A-COM’s rights set forth in Section 1(b)(ii), this Agreement may be terminated, in whole or in part, at any time:

(i) by the mutual written consent of CDES-M/A-COM, on the one hand, and MTS, on the other hand;

(ii) by CDES-M/A-COM in the event of any material breach or default by MTS of any of MTS’s obligations or representations under this Agreement and the failure of MTS to cure such breach or default within thirty (30) days after receipt of written notice from CDES-M/A-COM requesting such breach or default be cured; or

(iii) by MTS if MTS has not received any undisputed payment from CDES-M/A-COM pursuant to Section 2 by the applicable payment date set forth therein and CDES-M/A-COM fails to make such payment within thirty (30) days after receipt of notice from MTS indicating that such payment is past due and requesting that such payment be made, MTS may immediately terminate this Agreement.

(d) Performance. MTS shall maintain sufficient resources to perform its obligations under this Agreement. MTS shall use commercially reasonable efforts to provide the Service in accordance with the metrics, policies, procedures and practices in effect before the Closing Date. Except as set forth in this Agreement or the Services and Pricing Schedules, MTS shall perform the Services using substantially the same level of care and diligence it uses in performing similar tasks in its own businesses, but in no event with less than reasonable care and diligence. CDES-M/A-COM shall use commercially reasonable efforts to maintain industry standard protections against viruses and other forms of malignant or disabling code and content on the data systems, servers and networks of CDES-M/A-COM that are used to input and provide data and content to the data systems, servers and networks of MTS in connection with the Services. In connection with such input and provision of data, CDES-M/A-COM shall abide by all terms and conditions of MTS’s user and access policies for their data systems, servers and networks.

(e)	Service Limitations.

(i) Except as otherwise agreed by the parties in writing, in providing the Services, except for maintaining those resources and personnel as may be necessary to perform the Services, neither MTS nor any of its Affiliates or Third Parties shall be obligated to: (A) hire any additional employees; (B) maintain the employment of any specific employee; (C) purchase, lease or license any additional equipment, hardware, Intellectual Property or software (other than such equipment, hardware or software that is necessary to replace damaged or broken equipment or hardware or software necessary to perform the Services, in which case MTS shall bear the cost of any such replacement equipment, hardware or software); or (D) pay any costs related to the transfer or conversion of CDES-M/A-COM’s data to CDES-M/A-COM or any alternate supplier of Services (except with respect to expenses that are included in the Services set forth in the Services and Pricing Schedules). Except as provided in a Services and Pricing Schedules, in providing the Services, at no time shall any data network of CDES-M/A-COM (other than as acquired from MTS) be connected to any data network of MTS without the prior written consent of MTS, and MTS shall have sole control of any connection mechanism between such data networks.

(ii) Without limitation of the provisions of Section 7(e) hereof, MTS shall not be required to provide any Service to the extent and for so long as the performance of such Service would require MTS or the provider of the Service to violate any material applicable Law.

(f) Title to Equipment; Management and Control.

(i) All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used and owned by MTS and any of its Affiliates or Third Parties in connection with the provision of Services hereunder shall remain the property of MTS and such Affiliates or Third Parties and, except as otherwise provided herein (including in the Services and Pricing Schedules attached hereto), shall at all times be under the sole direction and control of MTS and its Affiliates.

(ii) Except as otherwise provided herein (including in the Services and Pricing Schedules attached hereto), management of, and control over, the provision of the Services (including the determination or designation at any time of the equipment, employees and other resources of MTS and its Affiliates and Third Parties to be used in connection with the provision of the Services) shall reside solely with MTS.

(g) Cooperation. The parties hereto shall use their respective commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of Services. CDES-M/A-COM and MTS shall cooperate in obtaining all consents, licenses, sublicenses or approvals necessary or desirable to permit MTS to provide the Services. Except as otherwise set forth in the Services and Pricing Schedules attached hereto, to the extent not included in MTS’s charge for a particular Service, if provision of such Service by MTS requires payment of any consent, license, sublicense or approval fee, MTS shall be responsible for such payment.

(h) Modification of Services. The parties hereto will consult and negotiate with each other in good faith, as required, with respect to amending or modifying the Services, the furnishing of and payment for special or additional services, extraordinary items and the like, which shall be added to the Services and Pricing Schedules attached hereto (collectively, “Additional Services”), and will establish pre-approval routines to the extent reasonably feasible; provided that no party shall incur or be obligated to pay for any additional fees or expenses that have not been pre-approved by the other party in writing and which relate to the amendment or modification of the Services.

Section 2. Payments.

(a) In consideration for the Services to be provided by MTS hereunder, CDES-M/A-COM shall pay to MTS such fees and costs as are set forth in the Services and Pricing Schedules. Notwithstanding the foregoing and any other provision in this Agreement, MTS shall be solely responsible for all other costs associated with the personnel and representatives who perform Services (including but not limited to payment of wages, payment for travel time, benefits and severance costs) during the term of this Agreement and all cost of equipment, licenses and other expenses incurred in providing the Services. All employees and representatives of MTS and its Affiliates and Third Parties shall be deemed for purposes of all employment, compensation and employee benefits matters to be employees of MTS and its Affiliates and Third Parties and not

employees of CDES-M/A-COM. The fees for the Services shall be invoiced monthly to CDES-M/A-COM. MTS or its Affiliates or Third Parties shall forward to CDES-M/A-COM separate invoices for the Services, listing the Services provided hereunder and listing the fees for such Services. Invoices shall be payable within sixty (60) days after receipt by CDES-M/A-COM of the invoice. Each invoice will be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Any fees or other compensation owed to MTS under this Agreement which are not paid within sixty (60) days of their due date will be considered delinquent and a late payment charge of the lesser of two percent (2%) of the delinquent balance due and the maximum amount permissible by Law will be assessed per month on the amounts that remain delinquent.

(b) MTS shall permit CDES-M/A-COM and its employees and agents access, during regular business hours upon reasonable prior written notice, to books and records of MTS to the extent relating to the provision of Services under this Agreement as CDES-M/A-COM may reasonably request for the purposes of confirming the fees set forth on invoices provided by MTS for the Services under this Agreement.

(c) Should CDES-M/A-COM dispute any portion of any invoice, CDES-M/A-COM shall promptly notify the MTS in writing of the nature and basis of such dispute. CDES-M/A-COM may withhold payment of any fees that CDES-M/A-COM reasonably disputes in good faith by providing notice to MTS with a description of the particular fees in dispute and an explanation of the reason why CDES-M/A-COM disputes such fees. If MTS shall request in writing that such withheld amounts be deposited into a third-party escrow account, (i) CDES-M/A-COM shall, within thirty (30) days following CDES-M/A-COM’s receipt of such request, deposit such withheld amounts into a third-party escrow account, and (ii) the parties shall each use their best efforts to meet and negotiate in good faith in an attempt to resolve the disputes relating to the withheld amounts within forty-five (45) days following CDES-M/A-COM’s receipt of MTS’s request. If any dispute is resolved in favor of MTS and CDES-M/A-COM has withheld payment, CDES-M/A-COM shall, or shall direct the escrow agent to, pay such amounts as soon as reasonably practicable. If a dispute is resolved in favor of CDES-M/A-COM and CDES-M/A-COM has previously made payment to MTS or deposited such amount in escrow, MTS shall, (x) for amounts previously paid to MTS, credit such amounts on the next invoice cycle after resolution of such dispute, and (y) with respect to amounts deposited in escrow, direct the escrow agent to release such amounts to CDES-M/A-COM as soon as reasonably practicable. The escrow agreement shall require that all disputed fees that are withheld by CDES-M/A-COM and deposited into escrow pursuant to this Section shall remain in escrow until the dispute relating to each such amount is resolved.

(d) Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement. Neither the failure to dispute any fees or amounts prior to payment nor the failure to withhold any amount will constitute, operate, or be construed as a waiver of any right CDES-M/A-COM may otherwise have to dispute any fee or amount or recover any amount previously paid.

Section 3. Relationship of Parties.

(a) MTS’s Employees and Representatives. MTS or its Affiliates, or Third Parties as the case may be, shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of their employees and representatives who perform Services.

(b) Parties are Independent Contractors. Except as specifically provided herein, (i) none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other party or its Affiliates or (ii) in any way bind or commit or purport to bind or commit the other party or its Affiliates to any obligations or agreement. The parties hereto are independent contractors, and none of the parties or their respective employees, representatives or agents will be deemed to be employees, representatives or agents of the any other party for any purpose or under any circumstances. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication. The parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

(c) MTS’s Employees. MTS shall be responsible for the Services-related performance of all personnel and representatives assigned to provide Services under this Agreement and shall have the sole and exclusive right to direct and control the management of such personnel and representatives. With respect to all personnel and representatives assigned by MTS to provide Services under this Agreement, MTS shall be solely and exclusively responsible for: (a) determining and paying all applicable wages and salaries, including applicable overtime and other premium pay; (b) providing welfare and retirement benefits, as it deems necessary or desirable; (c) complying with applicable Tax Laws, including income Tax and employment Tax withholding Laws; (d) complying with all applicable Laws governing the employment relationship between MTS and its employees and representatives, including, but not limited to, Laws, as applicable, relating to accommodation of disabilities, equal pay, provision of leave (e.g., FMLA, jury duty, etc.), unlawful discrimination, as well as wage and hour requirements; (e) complying with all workers’ compensation insurance coverage Laws; (f) filing all applicable reports with federal, state and local agencies and authorities as required by applicable Law; (g) maintaining all required employment records, including I-9s, personnel and medical files consistent with applicable Law and customary business practices; and (h) complying with all applicable equal employment opportunity Laws. MTS shall indemnify and hold harmless CDES-M/A-COM and its respective officers, directors and employees from any claims, demands, proceedings, liabilities obligations and expenses, including attorneys’ fees, arising from any failure by MTS to comply with their obligations relating to or regarding MTS’s employees, personnel, representatives, and agents performing Services under this Agreement, and the provision of this Section shall survive the termination or expiration of this Agreement.

Section 4. Use of Information, Confidentiality.

(a) Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all information, data, materials, products, Intellectual Property and processes disclosed by a party, or its agents, to the other party, or its agents, or obtained by a party, or its agents, from the other party, during the term of this Agreement, to the extent the same (i) is not and does not become generally available to the public other than as a result of a breach of this Agreement, (ii) was not already known by the recipient without any obligation of confidentiality when received or obtained from the party and (iii) was not independently acquired or developed by the recipient without violating the terms of this Agreement or any other obligation of confidentiality.

(b) Use of Confidential Information. CDES-M/A-COM and MTS shall, and shall cause their respective Affiliates and, in MTS’s case, Third Parties to, hold all Confidential Information relating to the other party confidential, and not use such Confidential Information for any purpose other than to perform its obligations under this Agreement, unless legally compelled or required to disclose such information, in which event the party legally compelled or required to disclose shall provide the other party with written notice of such legal compulsion to disclose and shall use commercially reasonable efforts to afford the other party a reasonable period of time to contest such disclosure.

(c) Data Systems. Data systems used by MTS to perform the Services provided hereunder (and not owned or leased by CDES-M/A-COM) are confidential and proprietary to MTS or third parties. CDES-M/A-COM shall treat these data systems and all related procedures and documentation as Confidential Information and proprietary to MTS or its respective third party vendors, subject to the exceptions of Sections 4(a)(i) – (iii).

(d) Return of Information. Upon expiration or termination of the Services or the termination or expiration of this Agreement, each of the parties hereto shall promptly return or destroy all proprietary information or other Confidential Information of the other party relating to such terminated or expired Service(s); provided that all information related to the Business (as such term is defined in the Purchase Agreement) shall be deemed the Confidential Information of CDES-M/A-COM. Upon expiration or termination of this Agreement, MTS shall promptly return, or cause to be returned, to CDES-M/A-COM all of CDES-M/A-COM’s data which is in the possession of MTS or third parties performing Services on behalf of MTS on the date of expiration or termination of this Agreement.

(e) Intellectual Property.

(i) This Agreement and the performance of this Agreement will not affect the ownership of any Intellectual Property allocated in the Purchase Agreement or the other Transaction Documents.

(ii) Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other party.

Section 5. Compliance with Laws. Each of the parties hereto shall, with respect to its obligations and performance hereunder, comply with all applicable requirements of Law, including, without limitation, import and export control, environmental and occupational safety requirements. CDES-M/A-COM shall be responsible for (a) compliance with all Laws affecting its business and (b) any use CDES-M/A-COM may make of the Services to assist it in complying with such Laws.

Section 6. Damages.

(a) Maximum Amount of Damages. Notwithstanding anything to the contrary contained herein, in no event shall either party have any liability for monetary damages hereunder or otherwise in respect of the Services in excess of the greater of (i) $35,700 and (ii) the aggregate amount invoiced by MTS to CDES-M/A-COM and actually received by MTS in payment for the performance of the Services hereunder; provided, however, that in no event shall such amount exceed $71,400.

(b) Limitation of Liability. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR ANY LOST PROFITS, LOST REVENUES, LOST OPPORTUNITIES, AMOUNTS BASED ON MULTIPLES OF LOST EARNINGS, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR

RESPECTIVE AFFILIATES, TO THE EXTENT AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY OR OTHERWISE.

(c) Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS IS” AND MTS DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES AND MAKE NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

(d) Third Party Provider. With respect to any Services provided by a Third Party that is not an Affiliate of MTS, MTS shall have no liability in respect of any action or omission of such Third Party in the provision of such Services; provided, however, that (i) if such Third Party fails to perform such Services to the same extent as MTS is obligated to perform such Services under this Agreement, MTS shall perform such Services or cause its Affiliate or an alternative Third Party to perform such Services, and (ii) upon the written request of CDES-M/A-COM, MTS shall diligently pursue, and use all commercially reasonable efforts to obtain, on behalf and for the benefit of CDES-M/A-COM, such monetary and equitable remedies as may be available to MTS and/or CDES-M/A-COM. For the avoidance of doubt, MTS shall be liable for any action or omission of its Affiliates.

Section 7. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without regard to the conflicts of Law principles of such State. The parties hereto consent and submit to the exclusive jurisdiction of the courts (State and Federal) located in the State of New York in connection with any controversy arising under this Agreement or its subject matter. The parties hereby waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum. The parties further agree that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth above or in the Purchase Agreement shall be effective legal service for any litigation brought in such courts.

(b) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall agree to injunctive relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

(d) Taxes. CDES-M/A-COM shall bear all sales, use, transfer, value-added goods and services and other similar taxes imposed on the Services under this Agreement. Except as set forth in the preceding sentence, each party shall bear all taxes, duties, levies, imposts, assessments and other similar charges (including any related interest, penalties and other liabilities related thereto), imposed on it as a result of the Services under this Agreement (collectively, “Taxes”). CDES-M/A-COM may withhold or deduct any and all Taxes it is required to withhold or deduct by Law or by the interpretation or administration thereof.

(e) Force Majeure. Except for CDES-M/A-COM’s obligation to make timely payments for Services performed in accordance with the terms hereof, no party hereto will have any liability for any Losses or delay due to fire, explosion, lightning, pest damage, power failure or surges, strikes or labor disputes, water or flood, acts of God, the elements, war, civil disturbances, changes in the Law that make provision of the Services illegal, acts of civil or military authorities or the public enemy, acts or omissions of communications or other carriers, or any other cause beyond such party’s reasonable control, whether or not similar to the foregoing that prevent such party from materially performing its obligations hereunder. If any party claims a condition of force majeure as an excuse for non-performance of any provision of Services, the party asserting the claim must notify the other parties hereto as soon as practicable of the force majeure condition, describing the condition in reasonable detail and, to the extent known, the probable extent and duration of the condition. For so long as a condition of force majeure continues, the party invoking the condition as an excuse for non-performance hereunder will use commercially reasonable efforts to cure or remove the condition as promptly as possible so as to resume performance of its obligations hereunder.

(f) Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other party hereto, and any such unauthorized assignment or transfer will be void ab initio; provided, however, that (i) MTS shall be entitled to assign its rights and obligations hereunder to any Affiliate of MTS without the consent of CDES-M/A-COM or to any other Third Party performing any Services hereunder if and so long as MTS remains fully liable for the fulfillment of all such obligations, (ii) CDES-M/A-COM may assign this Agreement to a successor in the event of a change of control of CDES-M/A-COM or the sale of substantially all of the assets of CDES-M/A-COM if and so long as CDES-M/A-COM remains fully liable for the fulfillment of all such obligations, and (iii) in the event that CDES-M/A-COM sells or transfers part of the business acquired from MTS pursuant to the Purchase Agreement and the other Transaction Documents, CDES-M/A-COM may assign its right to receive Services under this Agreement to the acquirer of such business to the extent such Services relate to such business.

(g) Entire Agreement; Modification; Waivers. This Agreement and the Services and Pricing Schedules attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiation, commitments and writings (other than the Purchase Agreement) with respect to Services. This Agreement and the Service and Pricing Schedules attached hereto may not be altered, modified or amended except by a written instrument signed by all affected parties. The failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(h) No Duty of Verification. MTS shall not have any responsibility for verifying the correctness of any information given to it by or on behalf of CDES-M/A-COM for the purpose of providing the Services.

(i) Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect, unless the deletion of such provision shall cause this Agreement to become materially adverse to MTS, on the one hand, or CDES-M/A-COM, on the other hand, in which event the parties shall use their respective commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

(j) Notices. All notices and other communications hereunder will be in writing and deemed to have been duly given if given in accordance with the provisions of the Purchase Agreement.

(k) Survival of Obligations. The obligations of the parties under Sections 2, 3, 4, 6 and 7 shall survive the expiration of this Agreement.

(l) Inconsistency. In the event of any inconsistency between the terms of this Agreement and any of the Services and Pricing Schedules hereto, the terms of this Agreement, other than charges for the Services, shall control. In the event of any inconsistency between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control.

(m) Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(n) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

COBHAM DEFENSE ELECTRONIC SYSTEMS - M/A-COM INC.

By:
Name:
Title:

(Signature page to Finance Services Agreement)

SERVICES AND PRICING SCHEDULES

FUNCTION	SERVICE LINE ITEM	DESCRIPTION OF SERVICES TO BE PROVIDED	PRICE	PRICE BASIS	MAXIMUM SERVICE	NO. DAYS TO NOTICE TO TERMINATE	EXTENSION PERIOD ALLOWED
FINANCE	GENERAL ACCOUNTING SUPPORT FOR DAY TO DAY ACTIVITIES AND MONTHLY CLOSING	MTS will make available 50% of Christine Olsen, 25% of the time of Ana Santos, and 50% of the time of Sue Dunbury (or if not still employed by MTS, persons with similar skill sets), to handle G/L activities for monthly closing and training, Commissions, Bank reconciliations, Roanoke facility accounting, wire transfers and other general accounting activities	$11,700 per month	Applicable percentage of estimated salary and fringe for individuals identified	6 months	30 days	up to 3 additional months*

Shared fixed assets	Shared fixed assets	Reasonable use of shared fixed assets listed in Exhibit A to this Schedule. Routine maintenance costs will be shared between the parties. Repair or maintenance necessitated by negligent damage to the shared fixed assets will be paid for by the party who caused the damage.	No charge for the use of shared fixed assets. If MTS personnel are required to operate the shared assets then CDES will be charged for their time at the employees’ hourly rate.	No charge for the use of shared fixed assets. If MTS personnel are required to operate the shared assets then CDES will be charged for their time at the employees’ hourly rate.	12 months	30 days	No

*	All items extended will be at a cost of 50% incremental to the base cost.

Exhibit J

Cobham plc Brook Road, Wimborne, Dorset, BH21 2BJ England T: +44 (0)1202 882020 F: +44 (0)1202 840523

Direct Telephone: (01202) 857464

CHIEF FINANCIAL OFFICER

Kiwi Stone Acquisition Corp.

c/o Mr J L Ocampo

GaaS Labs

28013 Arastradero Road

Los Altos Hills

CA 94022

30 March 2009

Dear John

Further to Section 2.3(n) of the Purchase Agreement (the “Agreement”) dated as of March 30, 2009 by and among Cobham Defense Electronic Systems Corporation (“CDES”), Lockman Electronic Holdings Limited (“Lockman”; and, together with CDES, the “Sellers”) and Kiwi Stone Acquisition Corp. (“Purchaser”), this letter documents the methodology that will be applied to calculate any acceleration of Earn-Out Payments (as defined in the Agreement) and any changes to the earnout thresholds contained in such Section in the event of a Major Disposition (as defined in the Agreement). By signing the Agreement, we record herein that the methodology will be along the following lines:

•

The Earn-Out will be accelerated to the extent that there is a profit on sale, which will be calculated as the proceeds from any Major Disposition less (i) any fees, expenses, disbursements or other costs (including those of legal, financial and other advisors) to the extent related to or incurred in connection with such Major Disposition, and less (ii) “book cost” of those assets (as described below) sold in such Major Disposition (such net profit on sale amount, the “Proceeds of Sale”). The Proceeds of Sale will be allocated 50/50 between the Sellers, on the one hand, and Purchaser, on the other hand (Sellers’ 50% portion of the Proceeds of Sale, the “Sellers’ Profit on Sale”); it being understood that Sellers’ Profit on Sale will be determined in respect of a Major Disposition without duplication of the Proceeds of Sale of any transaction previously taken into account in determining whether a Major Disposition has occurred and any prior calculation of Sellers’ Profit on Sale);

•

Book cost of the assets is defined based on allocation of a base cost of $66.3 million between the product lines as follows: PHO: $17.8m; Diodes: $19.6m; GaAs ICs: $3.4m; Broadband/CATV: $3.3m; Components: $7.6m; Infrastructure: $10.3m; Laser Diode: $4.0m; and Auto Solutions: $0.3m.

Registered Number: 30470 England Registered Office: Brook Road, Wimborne, Dorset, BH21 2BJ England	www.cobham.com

•

Proceeds of Sale will be applied in the following order: (i) repayment of any loan note payable to Sellers by Purchaser; (ii) repayment (should Purchaser so elect, in its sole discretion) of any amounts under Purchaser’s working capital facility; and (iii) payment of the Sellers’ Profit on Sale, if any, to Sellers calculated as described above;

•

In the event that the Proceeds of Sale are insufficient to fund all of the repayments in the bullet point immediately above, Sellers’ Profit on Sale would be rolled into a new Seller note entered into at the time of the completion of the Major Disposition in question under the same terms and conditions, including security, interest rates and maturity dates, as the Secured Promissory Note (as defined in the Agreement);

•	The parties will agree to adjust the remaining Business Revenue (as defined in the Agreement) targets on the basis of historical and forecast revenue information available at the time;

•

Notwithstanding anything in the Agreement, or this letter, that may be deemed to be to the contrary, the total amount available under the Earn-Out will be reduced by the amount of any Sellers’ Profit on Sale calculated in accordance with this letter – i.e. the total of all Earn-Out Payments plus all payments of the Sellers’ Profit on Sale will never exceed the Earn-Out Cap (as defined in the Agreement); or, put differently, once the sum of all Earn-Out Payments plus the sum of all Sellers’ Profit on Sale payments reaches the Earn-Out Cap, no additional Earn-Out Payments or Sellers’ Profit on Sale will be paid or allocated;

•

The attached spreadsheet illustrates how Sellers Profit on Sale would be calculated and proceeds applied in the situation where a series of Minor Dispositions accumulates to become a Major Disposition.

•	Parties can mutually agree changes in writing as they see fit; and

•	This letter agreement shall incorporate, mutatis mutandis, the provisions of Article X of the Agreement.

With kind regards.

Yours sincerely

Warren Tucker

Chief Financial Officer

Registered Number: 30470 England Registered Office: Brook Road, Wimborne, Dorset, BH21 2BJ England	www.cobham.com

Attachment to Exhibit J to Purchase Agreement (the “PA”)

Worked example on Minor/Major Dispositions:

Sales for the purposes of this example:

MTS sales	FY09	FY10	FY11	FY12	FY09	FY10	FY11	FY12
Diodes	48,695	52,590	56,798	61,341	23%	23%	22%	22%
GaAs ICs	33,480	35,489	37,618	39,875	16%	15%	15%	14%
Components	17,586	18,817	20,134	21,543	8%	8%	8%	8%
Broadband	15,353	16,427	17,577	18,808	7%	7%	7%	7%
PHO	45,276	48,898	52,810	57,034	21%	21%	21%	20%
Infrastructure	35,668	41,019	47,171	54,247	17%	18%	18%	19%
Laser Diode	5,023	5,173	5,329	5,489	2%	2%	2%	2%
Auto solutions	9,618	14,427	18,034	20,739	5%	6%	7%	7%

Total	210,698	232,840	255,470	279,076	100%	100%	100%	100%

Sale of any individual product line would be a Minor Disposition: each product line represents less than 40% of sales.

Cumulative divestitures: e.g. LDI sold at end of FY09 for net proceeds of $8 million; PHO sold at end of FY10 for net proceeds of $50 million and Infrastructure sold at end of FY11 for net proceeds of $30 million:

MTS sales	FY09	FY10	FY11	FY12	FY09	FY10	FY11	FY12
Diodes	48,695	52,590	56,798	61,341	23%	23%	29%	38%
GaAs ICs	33,480	35,489	37,618	39,875	16%	16%	19%	25%
Components	17,586	18,817	20,134	21,543	8%	8%	10%	13%
Broadband	15,353	16,427	17,577	18,808	7%	7%	9%	12%
PHO	45,276	48,898	—	—	21%	21%	0%	0%
Infrastructure	35,668	41,019	47,171	—	17%	18%	24%	0%
Laser Diode	5,023	—	—	—	2%	0%	0%	0%
Auto solutions	9,618	14,427	18,034	20,739	5%	6%	9%	13%

Total	210,698	227,667	197,332	162,306	100%	100%	100%	100%

In FY09, sale of LDI would be 2% of sales and therefore a Minor Disposition. Net proceeds of $8 million would be used to pay down debt and no acceleration of earn-out occurs. In accordance with the PA, earn-out targets would be reduced by $8 million.

Registered Number: 30470 England Registered Office: Brook Road, Wimborne, Dorset, BH21 2BJ England	www.cobham.com

In FY10, sale of PHO would be a Minor Disposition in its own right (21% of sales). Major Disposition test would be calculated:

5,023	+	48,898	= 23.9% , so still a minor disposition. Net proceeds of $50 million for PHO would be applied as follows: $22
210,698		227,667

million against outstanding debt and $28 million of Net Proceeds would be left in the company. For the regular FY 2010 earn-out, the adjusted Tier I and Tier II thresholds would be $222 million and $242 million, respectively (after reduction by $8 million as specified above), so the Earn-Out Payment would be calculated according to Section 2.3(a)(i)(B) of the PA: “if the First Earn-Out Revenue is greater than the First Earn-Out Tier I Target but less than Two-Hundred Forty Two Million Dollars ($42,000,000) (the “First Earn-Out Tier II Target”), then the First Earn-Out Payment shall equal the sum of (i) Five Million Dollars ($5,000,000), plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the First Earn-Out Revenue, minus, (b) the First Earn-Out Tier I Target, by (2) Twenty Million (20,000,000);”:

5,000 + 5,000	*	(227,667 – 222,000)	= 6,147, so $6.1 million would be payable.
20,000

We would mutually agree revisions to the earn-out targets for FYs 2011 and 2012 – let’s say we agreed to bring them down by $48,898,000, the annual revenue generated by PHO in FY10.

In FY11, sale of Infrastructure would be a minor disposition in its own right (23% of sales). The Major Disposition Test would be

calculated:	5,023	+	48,898	+	47,171	=	47.8%, so we now have a Major Disposition. The Proceeds of Sale would be calculated as the sum of the Proceeds of Sale (as defined in Exhibit J to the PA) for each of the three dispositions:
	210,698		227,667		197,332

LDI: $8,000-$4,000 = $4,000

PHO: $50,000 – $17,800 = $32,200

Infrastructure: $30,000 – $10,300 = $19,700

Total Proceeds of Sale: $55.9 million

Sellers’ Profit on Sale would be 50% of the Proceeds of Sale, or $27.95 million, and the total net proceeds1 of the three dispositions would be $88.0 million.

The amount payable under the earn-out by reason of the Major Disposition would be the lesser of (i) the $30 million maximum Earn-Out less amounts already paid under the earn-out through the date of the Major Disposition of $6.4 million = $23.6 million, or (ii) Sellers’ Profit on Sale of $27.95 million – so, the amount payable will be $23.6 million.

[1]

NOTE: Net proceeds (summed to arrive at total Proceeds of sale) takes into account deductions for fees, expenses, disbursements and costs incurred in connection with each transaction comprising a Major Disposition, as per Exhibit J.

Registered Number: 30470 England Registered Office: Brook Road, Wimborne, Dorset, BH21 2BJ England	www.cobham.com

Apportionment of cash would be as follows: total $88 million less $36.4 million already paid = $52.9 million, which would be used $23.6 million to pay off the earn-out in full, and the balance of $29.3 million would be available for general corporate purposes thereafter since the earn-out has been fully satisfied and no Seller debt remains outstanding.

There would be no need to calculate the earn-out based on revenue in either FY11 or FY12, as the full maximum possible earn-out would have been paid already based on the Major Dispositions.

Registered Number: 30470 England Registered Office: Brook Road, Wimborne, Dorset, BH21 2BJ England	www.cobham.com

Exhibit K

REVOLVING CREDIT

AGREEMENT

This Revolving Credit Agreement is made as of the 30th day of March 2009 by and among COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION, a Massachusetts corporation (the “Lender”), and KIWI STONE ACQUISITION CORP., a Delaware corporation (“KSAC”), M/A-COM TECHNOLOGY SOLUTIONS INC., a Delaware corporation (“MTS”), M/A-COM AUTO SOLUTIONS INC., a Delaware corporation (“MAS”), and LASER DIODE INCORPORATED, a Nevada corporation (“LDI,”, and each of KSAC, MTS, MAS and LDI a “Borrower” and collectively, the “Borrowers”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to arrange for a revolving credit of up to $12,000,000 to the Borrowers, subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINED TERMS

Section 1.1 Definitions. The following terms have the following meanings in this Agreement:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Revolving Credit Agreement as originally executed and as the same may from time to time be amended or supplemented.

“Borrower” and “Borrowers” have the meanings set forth in the first paragraph of this Agreement.

“Borrowing Capacity” means an amount equal to the lesser of (a) the Revolving Credit Commitment or (b) seventy percent of Eligible Receivables.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Bolton, Massachusetts and the United Kingdom are authorized or required to close under the laws of the Commonwealth of Massachusetts or the United Kingdom, as applicable.

“Business Revenue” has the meaning given to such term in the Stock Purchase Agreement.

“Capital Event” means any sales of assets or equity securities of any Loan Party (other than KSAC) that results in Net Proceeds in excess of $1,000,000 paid or payable to any Loan Party or the holder(s) of equity securities of KSAC from such transaction.

“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of capitalized lease obligations, which in accordance with GAAP, would be classified as capital expenditures.

“Change in Control” means: (a) any merger, consolidation, reorganization, recapitalization, transfer of securities or other similar transaction as a result of which: (i) KSAC or an Affiliate of KSAC ceases to be record or direct or indirect beneficial owner of more than 50% of the outstanding equity securities of the Loan Parties (other than KSAC) which at the time of the transaction own assets that generated more than 80% of the consolidated Business Revenue of the Loan Parties taken as a whole for the twelve month period ending as of KSAC’s then most recently completed fiscal quarter or (ii) the present equity holders of KSAC cease to be the direct or indirect holders of more than 50% of the equity interests, however classified, of KSAC; or (b) the sale, transfer or other disposition of assets of the Loan Parties taken as a whole that generated more than 80% of the consolidated Business Revenue of the Loan Parties taken as a whole for the twelve month period ending as of KSAC’s then most recently completed fiscal quarter.

“Default Rate” means four percentage points per annum above the otherwise applicable per annum rate of interest.

“EBITDA” means for any period, the net income (or loss) for the applicable period of measurement of KSAC and its Subsidiaries calculated on a consolidated basis determined in accordance with GAAP, excluding: (a) the income (or loss) of any Person which is not a Subsidiary of KSAC, except to the extent of the amount of dividends or other distributions actually paid to KSAC or any of its Subsidiaries in cash by such Person during such period; (b) gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of KSAC and its Subsidiaries, and related tax effects in accordance with GAAP; and (c) any other extraordinary or non-recurring gains or losses of KSAC or its Subsidiaries, and related tax effects in accordance with GAAP; plus (i) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period; (ii) interest expense (less interest income) deducted in calculating net income (or loss) for such period; (iii) all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period; (iv) all management fees or other similar payments to the extent deducted in calculating net income (or loss) for such period.

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“Eligible Receivables” means all unpaid accounts receivable of the Borrowers arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such accounts receivable having any of the following characteristics:

(a) That portion of accounts receivable unpaid more than 90 days past the stated due date;

(b) That portion of accounts receivable that is (i) disputed or (ii) subject to a claim of offset or a contra account, but only to the extent of such dispute, offset or contra account;

(c) That portion of accounts receivable for which an invoice has not been sent to the applicable account debtor;

(d) Accounts receivable owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Receivable that portion of accounts receivable owed by such units of government for which the Borrowers have provided evidence satisfactory to the Agent that (i) the Agent has a first priority perfected security interest and (ii) such accounts receivable may be enforced by the Agent directly against such unit of government under all applicable laws);

(e) Accounts receivable owed by an account debtor not located in the United States or Canada;

(f) Accounts receivable owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(g) Accounts receivable owed by a Subsidiary, Affiliate, member, manager, officer or employee of any of the Borrowers;

(h) Accounts receivable not subject to a duly perfected first priority security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(i) That portion of accounts receivable that has been restructured, extended, amended or modified;

(j) Accounts receivable owed by an account debtor, regardless of whether otherwise eligible, if 50% or more of the total amount due under accounts from such debtor is ineligible under clauses (a), (b) or (i) above; and

(k) Accounts receivable, or portions thereof, otherwise deemed ineligible by the Lender (due to its good faith belief that such accounts receivable, or portion thereof, is unlikely to be paid by such debtor) in its sole discretion reasonably exercised.

“Equity Payment” means any dividend, redemption or other distribution of property or rights, direct or indirect, on account of any equity security (whether denominated as membership interests, units, shares or otherwise) of KSAC or any Subsidiary (to the extent not paid to KSAC or a Subsidiary), other than those made exclusively in equity securities of that entity.

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“Event of Default” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financing Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Guaranty Agreements” means the guaranty agreements dated the date hereof given by MTS, MAS, LDI, John Ocampo, and the settlors, trustees and beneficiaries of the Ocampo Family Trust - 2001 to the Lender with respect to certain indebtedness of KSAC to the Lender.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) provided that operating leases shall not be considered to be such agreements; (f) all monetary obligations under any capital lease (as required to be so treated under GAAP); (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above, all contingent obligations with respect thereto, including any guarantee, if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Laser Diode Sale” means a sale of all of the stock or substantially all of the assets of LDI.

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“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether arising by agreement or operation of law, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan Documents” means this Agreement, the Revolving Credit Note, the Security Agreements, the Pledge Security Agreements, the Patent Security Agreement, the Trademark Security Agreement, the Short Term Note, the Secured Promissory Note, the Guaranty Agreements and all other agreements, instruments and documents (and with respect to the foregoing any amendments or supplements thereof) executed or delivered to the Lender by any of the Loan Parties pursuant to the terms of this Agreement or in connection with the execution and delivery of the Short Term Note and the Secured Promissory Note; provided, however, the term “Loan Documents” shall not include the Stock Purchase Agreement and the other agreements executed in connection therewith, other than the agreements specifically referenced above in this definition of “Loan Documents.”

“Loan Parties” means the Borrowers and their Subsidiaries

“Loan Party” means any one of the Loan Parties.

“M/ACOM Cork” means M/ACOM Technology Solutions (Cork) Limited.

“Net Proceeds” means any cash proceeds actually received by a Loan Party, (including any cash payments received by way of deferred payment or contingent payment, but only as and when received) with respect to a Capital Event less (a) the reasonable fees and expenses of the Capital Event, and (b) the taxes paid or payable with respect to the Capital Event as reasonably estimated as at the time of the closing of the Capital Event.

“Notice of Borrowing” has the meaning set forth in Section 2.2.

“Obligations” means, with respect to a Person, all of such Person’s obligations, liabilities and indebtedness to the Lender pursuant to this Agreement and the Revolving Credit Note of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, indirect, contingent, fixed or otherwise and whether arising or existing under written agreement, oral agreement or operation of law.

“Permitted Encumbrances” means (a) Liens securing the payment of taxes (other than payroll taxes), assessments, customs duties and other governmental charges either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Person shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; (b) deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds or to secure indemnity

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performance or other similar bonds, all only to the extent incurred in the ordinary course of business; (c) Liens in favor of the Lender; (d) zoning restrictions, easements, licenses, covenants and other restrictions which do not substantially affect the value or use of the Person’s real property, (e) mechanics’, landlords’ and other like Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested by the Person in good faith and by appropriate proceedings; (f) the rights of collecting banks or other financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Person on deposit with or in the possession of such bank or other financial institution; (g) attachments remaining unstayed, unbonded or undischarged for no longer than thirty days after written or actual notice thereof has been received by the Person or attachments in connection with litigation which is being defended by the Person in good faith and by appropriate proceedings, provided that the aggregate amount sought to be secured by such attachments that are unstayed, unbonded or undischarged does not exceed $250,000 at any one time outstanding; (h) Liens in respect of judgments or awards relative to claims which have been in force for less than the applicable appeal period, provided execution is not levied thereunder, with respect to which an appeal or similar proceeding for review is being prosecuted in good faith by the Person and a stay of execution has been obtained pending such appeal or review; (i) leases or subleases and licenses or sublicenses granted in the ordinary course of business; (j) the interests of lessors under capital leases to the extent that (i) such capital lease is permitted under the terms of this Agreement; (ii) such Lien attaches only to the asset acquired and the proceeds thereof, and (iii) such Lien only secures that capital lease and any capital lease in replacement thereof; (k) Liens existing immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement on assets of Subsidiaries; and (l) cash collateral to secure standby letters of credit permitted under the terms of this Agreement; provided, however, that, in the case of Permitted Encumbrances described under the foregoing clauses (a), (e), (g) or (h) of this definition of Permitted Encumbrances, to the extent the same is permitted as a result of a contest, appeal, defense or similar action undertaken by the Person in good faith and the face amount or amount secured by such Permitted Encumbrances exceeds $500,000 in the aggregate, the Lender may in its sole discretion, effective upon thirty days notice to the Person, determine the same to not constitute a Permitted Encumbrance if it reasonably determines that, as a result thereof, the priority or realizable value of its Lien on any collateral securing Obligations is adversely affected.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Pledge Security Agreement” and “Pledge Security Agreements” have the meanings set forth in Section 4.1(b).

“Purchase Price” has the meaning set forth in the Stock Purchase Agreement.

“Purchase Price Adjustment” means any adjustment in the Purchase Price pursuant to Section 2.4 of the Stock Purchase Agreement.

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“Revolving Credit Commitment” means (a) at all times prior to payment in full of the Short Term Note, $10,000,000 less an amount equal to the Purchase Price Adjustment actually received by KSAC, if any, and (b) at all times after payment in full of the Short Term Note, $12,000,000 less an amount equal to the Purchase Price Adjustment actually received by KSAC, if any.

“Revolving Credit Note” has the meaning set forth in Section 2.1.

“Revolving Credit Maturity Date” means the first anniversary of the date of this Agreement.

“Revolving Loan” and “Revolving Loans” have the meanings set forth in Section 2.1.

“Secured Promissory Note” means the Secured Promissory Note in the original principal amount of $30,000,000 dated the date hereof from KSAC to the Lender, as it may be amended, supplemented or otherwise modified from time to time

“Security Agreement” and “Security Agreements” have the meanings set forth in Section 4.1(b).

“Short Term Note” means the Short Term Promissory Note in the original principal amount of $5,000,000 dated the date hereof from KSAC to the Lender, as it may be amended, supplemented or otherwise modified from time to time.

“Stock Purchase Agreement” means the Purchase Agreement dated the date hereof among the Lender, Lockman Electronic Holdings Limited and KSAC, as it may be amended, supplemented or otherwise modified from time to time

“Subsidiary” means, as to a Person, any corporation, partnership, limited liability company or other entity in which equity interests having ordinary voting power (other than equity interests having said power only by reason of the happening of a contingency) to elect a majority of the board of directors, the managers or other governing body of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by a Person.

“U.S. Subsidiary” means a Subsidiary formed under the laws of any state of the United states of America. A “non-U.S. Subsidiary” means a Subsidiary formed under any other law.

Section 1.2 Other Definitional Provisions.

(a) All accounting terms used but not specifically defined in this Agreement shall be construed in accordance with GAAP.

(b) Defined terms used herein in the singular shall import the plural and vice versa.

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Section 1.3 Joint and Several Obligations.

(a) Each of the Borrowers is accepting joint and several liability under this Agreement and the Revolving Credit Note in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 1.3), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each of the Borrowers under the provisions of this Section 1.3 constitute full recourse obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity or enforceability of this Agreement or any other circumstance whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans made under this Agreement, notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lender at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any amendment of this Agreement or any other Loan Document, any and all other indulgences whatsoever by the Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of either of the Borrowers. Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lender with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 1.3, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its obligations under this Section 1.3, it being the intention of each of the Borrowers that, so long as

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any of the Obligations hereunder remain unsatisfied, the obligations of such Borrowers under this Section 1.3 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each of the Borrowers under this Section 1.3 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or the Lender.

(f) The provisions of this Section 1.3 are made for the benefit of the Lender and its successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of the Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 1.3 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 1.3 will forthwith be reinstated in effect, as though such payment had not been made.

Section 1.4 Binding Effect. Any notice, request, waiver, consent or other action made, given or taken to or by any of the Borrowers shall bind all of the Borrowers.

ARTICLE II.

AMOUNT AND TERM OF CREDIT

Section 2.1 Revolving Credit Commitment. Subject to all of the terms and conditions of this Agreement, the Lender agrees to lend to the Borrowers, and the Borrowers or any of them may borrow from the Lender, once during each calendar month, prior to the Revolving Credit Maturity Date, such sum or sums of money (individually, a “Revolving Loan”, and collectively, the “Revolving Loans”) as the Borrowers or any of them may request up to an aggregate principal amount at any time outstanding not to exceed the Borrowing Capacity at such time. Within the foregoing limits and subject to all other terms and conditions hereof, the Borrowers may borrow, repay and reborrow hereunder. The obligations of the Borrowers to repay the Revolving Loans shall be evidenced by a single Revolving Credit Note (the “Revolving Credit Note”) substantially in the form set forth in Exhibits A hereto.

Section 2.2 Notice and Manner of Borrowing. A Borrower shall give the Lender notice (a “Notice of Borrowing”) at least five (5) Business Days prior to the date that it desires the Lender to make any Revolving Loan specifying: (a) the date of such Revolving Loan, (b) the amount of such Revolving Loan, (c) that the Borrowers have sought to find another lender to provide a working capital credit facility to the Borrowers and have been unable to obtain such a facility and (d) the amount of Eligible Receivables and the calculation of such amount. Upon fulfillment of all applicable conditions set forth herein, the Lender shall pay or deliver all funds

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so received to the order of the appropriate Borrower at the office of the Lender. All Notices of Borrowing shall be given not later than 11:00 a.m. on the day which is not less than the number of Business Days specified above for such notice.

Section 2.3 Interest.

(a) The Borrowers shall pay interest to the Lender on the outstanding unpaid principal balance of the Revolving Loans at a rate of (i) 7.5 percent per annum for the period from the date hereof through September 30, 2009 and (b) 13 percent per annum thereafter.

(b) Interest on the Revolving Loans shall be calculated on the basis of a year of 365 days for the actual number of days elapsed.

(c) Interest on the Revolving Loans shall be paid to the Lender on the first Business Day of each month beginning May 1, 2009 and on the Revolving Credit Maturity Date.

(d) Upon the occurrence and during the continued existence of an Event of Default, the unpaid principal balance of all Revolving Loans immediately be automatically increased to the Default Rate, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at the Default Rate; provided, however, that following the cure of any such Event of Default or the waiver of any Event of Default by the Lender, the Default Rate shall no longer apply and the applicable rate of interest as set forth in Section 2.3(a) shall apply.

Section 2.4 Mandatory Prepayments. Within one Business Day following the receipt by KSAC of funds constituting a Purchase Price Adjustment, the Borrowers shall prepay outstanding Revolving Loans in an aggregate amount equal to such Purchase Price Adjustment.

Section 2.5 Voluntary Prepayments. The Borrowers shall have the right to prepay all or any portion of the Revolving Loans at any time; provided, however, each partial prepayment shall be in an amount equal to the lesser of (a) at least $100,000, and in increments of $50,000 to the extent in excess of $100,000, or (b) the aggregate outstanding principal balance of all Revolving Loans.

Section 2.6 All Prepayments. Any prepayment of the Revolving Loans shall be made with interest accrued (to the date of prepayment) on the principal amount prepaid, but without premium or penalty.

Section 2.7 Method of Payment. The Borrowers shall make each payment under this Agreement and the Revolving Credit Note not later than 11 a.m. on the date when due in lawful money of the United States to the Lender at 58 Main Street, Route 117, Bolton, Massachusetts 01740 or such other place as the Lender may specify in writing to the Borrowers, in immediately available funds. Whenever any payment to be made under this Agreement or the Revolving Credit Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

Section 2.8 Application of Payments. All payments by the Borrowers under this

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Agreement and the Revolving Credit Note shall be applied first to the payment of all fees, if any, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that if an Event of Default has occurred and is continuing, the Lender shall apply such payments as it determines in its sole discretion.

ARTICLE III.

USE OF LOANS

The Borrowers shall use the proceeds of the Revolving Loans for working capital purposes.

ARTICLE IV.

CONDITIONS OF LENDING

Section 4.1 First Revolving Loan. The Lender shall have no obligation to make the first Revolving Loan pursuant to this Agreement except upon fulfillment of all of the conditions set forth in Section 4.2 below and each of the following conditions:

(a) Revolving Credit Note. The Borrowers shall have executed and delivered the Revolving Credit Note to the Lender.

(b) Collateral. As collateral for payment of the Revolving Credit Note and the performance of all other Obligations of the Borrowers, (i) each of the Borrowers shall have executed and delivered to the Lender a general security agreement (a “Security Agreement” and collectively, the “Security Agreements”), granting to the Lender a first security interest in all of the personal property and fixtures of such Borrower now owned and hereafter acquired and wherever located, (ii) KSAC shall have executed and delivered to Lender a patent security agreement (the “Patent Security Agreement”) and a trademark security agreement (the “Trademark Security Agreement”), granting to the Lender a first security interest in all of KSAC’s patents and trademarks, (iii) each of KSAC and MTS shall have executed and delivered to the Lender a pledge security agreement (a “Pledge Security Agreement” and collectively, the “Pledge Security Agreements”), granting to the Lender a first security interest in one hundred percent of the equity interests of each of its domestic subsidiaries and sixty six percent of the equity interests in each of its foreign Subsidiaries, and delivered to the Lender certificates evidencing such equity interests, together with stock powers executed in blank.

(c) Authorization. The Borrowers shall have taken appropriate corporate action to authorize, and the respective directors and, if required, shareholders of the Borrowers, shall have adopted resolutions authorizing the execution and delivery of this Agreement, the Revolving Credit Note and the other Loan Documents to be executed by each such Borrower and the taking of all action called for by this Agreement, the Revolving Credit Note and the other Loan Documents to be executed by each such Borrower and the Borrowers shall have furnished to the Lender certified copies of such corporate action and resolutions and such other corporate documents as the Lender may request.

(d) Certain Corporate Documents. Each of the Borrowers shall have furnished to the Lender (i) a copy of its certificate of incorporation certified by an officer of such

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Borrower, (ii) a copy of its by-laws certified by an officer of such Borrower, (iii) a subsistence or good standing certificate from the Secretary of State of the state in which it was organized, and (iv) a franchise tax status report from each jurisdiction for which a subsistence certificate is provided pursuant to the preceding clause of this section. Notwithstanding the foregoing, a franchise tax status report shall not be required for LDI.

(e) Legal Opinion. Legal counsel for each of the Borrowers shall have furnished to the Lender a favorable opinion in form and content satisfactory to the Lender dated the date of this Agreement.

(f) Insurance Certificates. The Borrowers shall have furnished to the Lender insurance certificates evidencing the insurance required by the terms of the Security Agreements.

Section 4.2 All Revolving Loans. The Lender shall have no obligation to make the first Revolving Loan or any subsequent Revolving Loan pursuant to this Agreement except, with respect to the first Revolving Loan, upon the fulfillment of the conditions set forth in Section 4.1 and each of the following conditions and, with respect to each subsequent Revolving Loan, upon the fulfillment of each of the following conditions:

(a) Notice of Borrowing and Projections. The Borrowers shall have delivered a Notice of Borrowing to the Lender in accordance with Section 2.2 and projections, in form and content reasonably satisfactory to the Lender, of the cash requirements of the Loan Parties for the then current fiscal quarter and the two following fiscal quarters, which projections shall provide reasonably satisfactory support (in the Lender’s reasonable discretion) for the amount of the Revolving Loan requested in the Notice of Borrowing. In the case of the initial Revolving Loan hereunder for $8,000,000, to be funded as of the Business Day following the date hereof, Lender agrees and acknowledges that (i) a Notice of Borrowing shall not be required for such initial Revolving Loan and (ii) that the projections required by this Section 4.2(a) have been provided to Lender and are satisfactory to Lender.

(b) Documents. All instruments, certificates and agreements to be furnished to the Lender hereunder shall be of such form and content as the Lender shall reasonably require, and the Borrowers shall furnish such consents, authorizations and other instruments and agreements as the Lender shall deem reasonably necessary to effectuate the intent of this Agreement.

(c) No Default. No Event of Default and no event which with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing.

(d) Representations and Warranties. The representations and warranties of the Borrowers set forth in Article V of this Agreement shall be true on and as of the date of the making of each Revolving Loan with the same force and effect as if made on and as of such date; provided, however, that the representations and warranties contained in Sections 5.4 and 5.10 shall be deemed to have been made with respect to the financial statements most recently delivered pursuant to Section 6.2.

(e) No Material Adverse Change. There shall have been no material adverse change in the Borrowers’ projected ability to achieve the most recent annual projections delivered to the Lender, or in the business, operations or condition (financial or otherwise) of any Loan Party.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrowers make the following representations and warranties to the Lender:

Section 5.1 Existence.

(a) Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each Loan Party is qualified to do business and is in good standing under the laws of all jurisdictions in which failure to qualify or maintain good standing would have a material adverse effect on its operations or financial condition.

(b) KSAC owns, directly or indirectly, all of the equity interests of the other Borrowers.

Section 5.2 Authority. The Borrowers have full power, authority and legal right to enter into this Agreement, the Revolving Credit Note and the other Loan Documents to which each is a party. The execution, delivery and performance by the Borrowers of this Agreement, the Revolving Credit Note and the other Loan Documents to which each is a party (a) have been duly authorized by all necessary corporate action; (b) are not in contravention of the terms of the Borrowers’ organizational and governing documents or of any indenture, agreement or undertaking to which any of the Borrowers is a party or by which any of the Borrowers or any of the property of any of the Borrowers is bound; (c) do not and will not require any governmental consent, registration or approval; (d) do not and will not contravene any contractual or governmental restriction to which any of the Borrowers or any of the property of any of the Borrowers may be subject; and (e) do not and will not, except as contemplated herein, result in the imposition of any lien, charge, security interest or encumbrance upon any property of any of the Borrowers under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which any of the Borrowers is a party or by which any of the Borrowers or any of the property of any of the Borrowers may be bound or affected. The Borrowers have the full corporate authority to own or lease and operate their property and to conduct the business in which they are currently engaged and in which they propose to engage.

Section 5.3 Binding Effect. This Agreement constitutes, and the Revolving Credit Note and the other Loan Documents, when executed and delivered by the Borrowers that are parties thereto pursuant hereto, will constitute, the legal, valid and binding obligations of the Borrowers that are parties thereto enforceable in accordance with their respective terms, except to the extent that enforcement of any such obligations of the Borrowers may be limited by bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors generally.

Section 5.4 Liens and Encumbrances. Except for Permitted Encumbrances, all assets of the Loan Parties are and will continue to be owned or leased free and clear of all security interests, liens, claims, and encumbrances.

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Section 5.5 Full Disclosure. This Agreement, the financial statements delivered in connection herewith, the representations and warranties of the Borrowers herein and in any other document delivered or to be delivered by or on behalf of the Loan Parties, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading (it being recognized by the Lender that the projections and forecasts provided by the Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

Section 5.6 Survival of Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall survive the execution and delivery of this Agreement.

ARTICLE VI.

AFFIRMATIVE COVENANTS

During the term of this Agreement and so long as the Revolving Credit Note or any other Obligations of any of the Loan Parties remain outstanding:

Section 6.1 Payments. The Borrowers shall duly and punctually make payments of principal and interest on all indebtedness incurred by them pursuant to this Agreement in the manner set forth in this Agreement and the Revolving Credit Note.

Section 6.2 Financial Statements.

(a) The Borrowers shall furnish to the Lender as soon as practicable, and in any event within one hundred twenty (120) days after the close of each fiscal year of KSAC, reviewed consolidated statements of income, cash flows and changes in stockholder equity of KSAC and its consolidated Subsidiaries for such fiscal year, a consolidated balance sheet of KSAC as of the close of such fiscal year, and notes thereto, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year (except that comparative figures shall not be required for KSAC’s first fiscal year) and, the annual statutory financial statements of M/ACOM Cork. Such financial statements shall be accompanied by a standard form statement of review by independent certified public accountants of recognized national or regional standing selected by Debtor. Such statement shall be free of exceptions or qualifications other than exceptions for accounting changes.

(b) The Borrowers shall furnish to the Lender, as soon as practicable, and in any event within twenty (20) days after the close of each fiscal quarter of each fiscal year of KSAC, unaudited consolidated statements of income and cash flows for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and unaudited consolidated balance sheets of KSAC as of the close of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the balance sheets, which shall set forth in comparative form the corresponding balance sheets as of the prior fiscal

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year end) and including a calculation of EBITDA for that fiscal quarter (except that comparative figures shall not be required for KSAC’s first fiscal year). Such financial statements shall be certified by the chief financial officer of KSAC as presenting fairly in all material respects the financial position of KSAC as of the end of such fiscal quarter and the results of operations and cash flows for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments and the absence of footnotes. With respect to those financial statements which are required to be certified by the chief financial officer of KSAC, such certification shall be in his corporate capacity only and shall state that such financial statements were prepared in accordance with GAAP (except for year end adjustments and the absence of footnotes) and fairly present the financial condition at the respective dates indicated therein and the results of operations for the respective periods indicated therein of KSAC (and its Subsidiaries).

(c) Within 45 days after the end of each fiscal year of KSAC, the Borrowers shall submit to the Lender an annual budget for KSAC for the next fiscal year in detail reasonably satisfactory to the Lender.

Section 6.3 Inspections. Upon reasonable prior notice to the Borrowers, the Borrowers shall, and shall cause any other Loan Parties to permit the Lender and/or its accountants, attorneys or other agents to visit and inspect the property of all Loan Parties, to examine their books and records and to take copies and extracts therefrom and to discuss the affairs of each Loan Party with such Loan Party (and the officers and managers of such Loan Party) and the independent accountants or such Loan Party, all at such times as the Lender may reasonably request. Each of the Borrowers hereby authorizes, and agrees to cause any other Loan Party to authorize, such officers and managers and independent accountants to discuss with the Lender the affairs of such Loan Party. The Lender shall have the right to examine and verify accounts, equipment, inventory and other properties and liabilities of each Loan Party from time to time, and the Borrowers shall cooperate with the Lender in such verification.

Section 6.4 Records. Each of the Borrowers shall keep, and shall cause each other Loan Party to keep, adequate records and books of account, in which complete records will be made in accordance with GAAP consistently applied, reflecting all financial transactions of such Loan Party.

Section 6.5 Insurance. The Borrowers shall, and shall cause each of the other Loan Parties to maintain insurance coverage as required pursuant to the terms of the Security Agreements.

Section 6.6 Notices of Events of Default and Litigation. Promptly upon becoming aware of any of the following, the Borrowers shall give the Lender notice thereof, together with a written statement of the chief financial officer of KSAC setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrowers: (a) the occurrence of any Event of Default or any event which with the lapse of time or notice (or both) would become an Event of Default or (b) any pending or threatened (in writing) action, suit, proceeding or investigation against or affecting any Loan Party seeking an uninsured recovery in excess of $1,000,000.

Section 6.7 Projected Sales. The Borrowers shall have projected sales as of the last day of each fiscal quarter for the following twelve months of not less than $40,000,000.

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ARTICLE VII.

NEGATIVE COVENANTS

During the term of this Agreement and so long as the Revolving Credit Note or any other Obligations of any of the Loan Parties remain outstanding:

Section 7.1 Liens. The Borrowers shall not, and shall cause the other Loan Parties not to, create, incur, assume or suffer to exist, at any time, any Lien on any of its assets except, in each case, for Permitted Encumbrances.

Section 7.2 Indebtedness and Liabilities. The Borrowers shall not, and shall cause the other Loan Parties not to, create, incur, assume or suffer to exist any Indebtedness, except for (a) Indebtedness owing to the Lender, (b) Indebtedness owing by a Loan Party to another Loan Party; (c) endorsement of negotiable instruments in the ordinary course of business; (d) Indebtedness arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, but not for speculative purpose, (e) the following types of Indebtedness incurred in the ordinary course of business provided that the aggregate of these obligations which are at any one time outstanding is less than $2,000,000: (i) capital leases, (ii) performance, surety, statutory and appeal bonds, (iii) reimbursement obligations in connection with letters of credit, (iv) amounts secured or claimed in connection with clauses (a), (e), (g) and (h) in the definition of Permitted Encumbrances and (v) other indebtedness not to exceed $250,000 in the aggregate outstanding at any time, (f) guaranties of any Indebtedness that is otherwise permitted by this Section 7.2, (g) Indebtedness of any Loan Party other than KSAC existing immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement (except that such Indebtedness that consists of capital lease obligations shall be deemed outstanding under clause (e) of this Section 7.2, and (g) Indebtedness consisting of indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets.

Section 7.3 Sale of Business. The Borrowers shall not, and shall cause the other Loan Parties not to, at any time prior to the expiration of 180 days following the date of this Agreement, sell or agree to sell or otherwise divest (other than to a Loan Party) any line of business (whether in a stock or asset transaction) that represents a material portion of the worldwide business of all of the Loan Parties, taken as a whole, except for a Laser Diode Sale.

Section 7.4 Affiliate Transactions. The Borrowers shall not, and shall cause the other Loan Parties not to, at any time enter into any transaction with any member, manager, director, officer, employee, shareholder, or Affiliate of any Loan Party except (a) transactions upon terms which are fair and reasonable and which shall be at least as favorable as would result in a comparable arm’s-length transaction with a Person not a member, manager, director, officer, employee, shareholder or Affiliate of such Loan Party and (b) transactions by and between the Loan Parties.

Section 7.5 Compensation. The Borrowers shall not, and shall cause the other Loan

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Parties not to, pay to John Ocampo compensation for services, management fees or otherwise, except that the Loan Parties individually or in the aggregate are permitted to pay up to $300,000 per year to John Ocampo for bona fide executive services.

Section 7.6 Equity Payments. The Borrowers shall not, and shall cause the other Loan Parties not to, make any Equity Payment except (a) KSAC may make Equity Payments not to exceed $250,000 in any calendar year for the following purposes: (i) the purchase of fractional shares of its equity interests arising out of the conversion of convertible securities or the exercise of options or warrants, and (ii) the repurchase of equity interests from former employees, consultants or directors in connection with or pursuant to any of its option plans (or other employee incentive plans or compensation arrangements) other than for payments to John Ocampo, (b) KSAC may make aggregate Equity Payments to owners of KSAC in amounts not greater than the lesser of: (i) the amount of tax that would be payable by KSAC and its U.S. Subsidiaries on a consolidated basis had the election in Section 7.9(a) not been made or (ii) the taxes on KSAC’s and its U.S. Subsidiaries’ income allocable to such owners if KSAC has made the election referred to in Section 7.9(a), and (c) KSAC’s Subsidiaries, provided they are wholly-owned, directly or indirectly, by KSAC, may make Equity Payments.

Section 7.7 U.S. Acquisition. The Borrowers shall not, and shall cause the other Loan Parties not to, acquire or suffer to exist any new U.S. Subsidiary without giving prior written notice to the Lender and causing the execution and delivery by such Subsidiary and/or such Loan Party, as the case may be, of a guarantee of the amounts hereunder, a security agreement with respect to such Subsidiary’s assets, a pledge of all of the equity securities in such Subsidiary, such other documents, certificates and/or instruments and reasonably satisfactory results of due diligence with respect to liens, title and environmental matters relating to such entity and its assets and equity securities.

Section 7.8 Transfers of Assets Outside the U.S. The Borrowers shall not, and shall cause the other U.S. Subsidiaries not to, transfer any assets to any non-U.S. Subsidiary, except for: (a) investments in an amount necessary to cover the operating expenses of such non-U.S. Subsidiary in the ordinary course of business, (b) licenses of property in the ordinary course of business and (c) sales of inventory in the ordinary course of business.

Section 7.9 Changes. The Borrowers shall not, and shall cause the other Loan Parties not to, change any of their names, corporate, limited partnership or limited liability company forms, as the case may be, or their jurisdictions of incorporation, formation or organization without the prior written consent of the Lender, which consent will not be withheld except and unless the attachment, perfection or priority of any security interest intended to be created or existing securing the obligations hereunder would be adversely affected. Notwithstanding the foregoing, each Borrower shall be permitted to make any election that is effective solely for income tax purposes, including (a) an election to be treated as an S corporation within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended (the “Code”), and any similar provisions of applicable law, (b) elections to treat any of its U.S. Subsidiaries as a qualified Subchapter S subsidiary within the meaning of Section 1361 of the Code and any similar provisions of applicable law, or otherwise as a disregarded entity for income tax purposes and (c) elections to treat any of its non-U.S. Subsidiaries as a disregarded entity income tax purposes.

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Section 7.10 Guaranties. The Borrowers shall not, and shall cause the other Loan Parties not to, without the prior written consent of the Lender, guarantee, endorse or otherwise in any way become or be responsible for any obligations of any other Person, other than another Loan Party, whether directly or indirectly, by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of equity purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.

Section 7.11 Investments. The Borrowers shall not, and shall cause the other Loan Parties not to, lend to, invest in, or otherwise advance funds to any Person, except for (a) investments in, or advances or loans to, Subsidiaries, (b) advances or loans to KSAC, (c) travel advances to employees, (d) non-cash loans to employees, officers, and directors of a Loan Party for the purpose of purchasing equity interests in Debtor so long as the proceeds of such loans are used in their entirety to purchase such equity interests, (e) prepaid rent made on commercially reasonable terms in the ordinary course of business, (f) security deposits and similar advances made on commercially reasonable terms in the ordinary course of business, (g) advances made in connection with the purchases of goods or services made on commercially reasonable terms in the ordinary course of business, (h) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (i) securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims, (j) investments consisting of the deferred purchase price of property or other similar investments or advances in connection with any asset sale by Loan Parties that is otherwise not prohibited pursuant to the terms of this Agreement, including, without limitation, Section 7.3, (k) other investments in the ordinary course of business at arm’s length in an amount not exceeding $250,000 at any one time outstanding, and (l) deposit accounts maintained in the ordinary course of business.

Section 7.12 Accounting Changes. The Borrowers shall not adopt any material change in accounting principles other than as required by GAAP.

Section 7.13 Capital Events. The Borrowers shall not, and shall cause the other Loan Parties not to, engage in any Capital Event, except a Capital Event in which the consideration (other than assumption of debt and obligations related to the assets or Person sold) consists solely of cash or deferred payments of cash.

Section 7.14 Taxes. The Borrowers shall not, and shall cause the other Loan Parties not to, fail to promptly pay all of their respective taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments or make all required withholding and other tax deposits, except as to any liabilities being contested in good faith and taxes less than $250,000 in the aggregate at any one time collectively for all Loan Parties.

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Section 7.15 Payments Outside the Ordinary Course. The Borrowers shall not, and shall cause the other Loan Parties not to make any payments in excess of $250,000 per occurrence outside the ordinary course of business.

Section 7.16 Intangible Assets. The Borrowers shall not, and shall cause the other Loan Parties not to, contract for, purchase or make any expenditure or commitment for the acquisition of intangible assets in an amount in excess of $1,000,000 per occurrence, except for payment of liabilities of Xemod Incorporated.

Section 7.17 Capital Expenditures. The Borrowers shall not, and shall cause the other Loan Parties not to, contract for, purchase or make any expenditure or commitment for Capital Expenditures in any fiscal year in an amount in excess of $1,000,000 per occurrence.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Nonpayment, within five days of any applicable due date, of any installment of principal of, or interest on, the Revolving Credit Note or any other obligations of the Loan Parties under any of the Loan Documents; or

(b) Failure of any of the Borrowers to comply with any of the terms and conditions of this Agreement or any of the other Loan Documents, other than those with respect to payment, which failure continues for thirty days following notice from the Lender; or

(c) The occurrence of a Change of Control; or

(d) Except for any transactions otherwise permitted by this Agreement, the liquidation of any of the Borrowers or the discontinuance of the normal operations of any of the Borrowers; or

(e) The making of a general assignment by a Loan Party for the benefit of creditors, or the institution by a Loan Party of any type of bankruptcy, reorganization or insolvency proceeding under any state or federal law or of any formal or informal proceeding for the dissolution or liquidation of, or winding up of affairs of a Loan Party; or

(f) The appointment of a receiver or trustee for a Loan Party or for any assets of a Loan Party or the institution against a Loan Party of any type of bankruptcy, reorganization or insolvency proceeding under any state or federal law or for any proceeding for the dissolution or liquidation of the affairs of a Loan Party and the failure to have such appointment vacated, or such proceeding dismissed, within sixty days; or

(g) Entry of a judgment or cumulative judgments in excess of $500,000 (other than any judgment for which such Loan Party is fully insured other than any applicable standard deductible) against a Loan Party which remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of forty five days; or

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(h) The failure of KSAC to pay any Earn-Out Payments as set forth and defined in the Stock Purchase Agreement when due, which failure remains uncured for thirty days from the date of final determination of the amount of such Earn-Out Payment in accordance with the terms of the Stock Purchase Agreement (including any final determination made pursuant to the terms of the dispute mechanism process set forth in the Stock Purchase Agreement); or

(i) The occurrence of any event of default (other than any Event of Default arising from a failure to pay any Earn-Out Payments as set forth in clause (g) of this Section 8.1), after applicable cure periods, under (i) the Short Term Note, (ii) the Secured Promissory Note, (iii) any mortgage, security agreement or other agreement securing obligations under this Agreement, the Revolving Credit Note, the Short Term Note or the Secured Promissory Note or (iii) any other agreement amending, replacing or refinancing either of the foregoing which creates in the Lender a right to require immediate payment in full of any Indebtedness so evidence or secured.

Section 8.2 Rights of the Lender on Default. Upon the occurrence of any of the Events of Default enumerated in Section 8.1 hereof, all obligations of the Lender under this Agreement may be immediately terminated, and all indebtedness evidenced by the Revolving Credit Note and any other indebtedness of the Borrowers to the Lender not otherwise then due and payable or payable on demand shall immediately become due and payable, at the option of the Lender; provided, however, that if any Event of Default specified in Section 8.1(e) or Section 8.1(f) shall occur all indebtedness evidenced by the Revolving Credit Note and any other indebtedness of the Borrowers to the Lender shall thereupon become due and payable concurrently therewith, and the Lender’s obligation to lend shall immediately terminate, without any further action by the Lender. The Borrowers agree that the foregoing rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Lender may or would otherwise have at law or by any instrument evidencing terms of deposit of any fund or by an assignment or transfer of collateral or by any other instrument signed or assented to by the Borrowers.

ARTICLE IX.

EXPENSES

The Borrowers shall reimburse the Lender within ten days of written notice thereof for all reasonable costs and expenses, including reasonable counsel fees, incurred by the Lender incident to the enforcement of any provision of this Agreement, the Revolving Credit Note and any other Loan Documents.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof; supersedes all

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prior negotiations between the parties with respect to the subject matter hereof; cannot be amended, supplemented, modified or terminated orally (or by any course of conduct or usage of trade) and may be amended only by an agreement in writing duly executed by authorized officers of the parties hereto.

Section 10.2 No Waiver; Cumulative Remedies. No course of dealing and no failure on the part of the Lender to exercise and no delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies herein expressed are cumulative and not exclusive of any other right or remedy which the Lender may have.

Section 10.3 Notices. Any notice or demand to be given hereunder or any notice or demand on the Revolving Credit Note or any other document delivered pursuant to this Agreement shall be duly given and be effective if delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, if delivered by overnight carrier or facsimile, at the time of receipt thereof (except that if a facsimile is received on a day that is not a Business Day or after 4:00 p.m. on a Business Day, it will be deemed to have been sent on the next Business Day) and if sent by registered or certified mail, on the fifth Business Day following the mailing thereof. Notices to each of the parties shall be addressed as specified below:

To the Lender At	Cobham Defense Electronic Systems Corporation
58 Main Street
Route 117
Bolton, Massachusetts 01740
Attention: President
Telecopy Number: 978-779-2906

To the Borrowers At	Kiwi Stone Acquisition Corp.
c/o GaAs Labs, LLC
28013 Arastradero Road
Los Altos Hills, California 94022
Attention: John Ocampo
Telecopy Number: 831-324-9410

or to such other address as a party designates to the other parties in the manner herein prescribed.

Section 10.4 Governing Law. This Agreement and the acts and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.

Section 10.5 Other Agreements. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any agreement or document executed and delivered in connection herewith, the terms and conditions of this Agreement shall control.

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Section 10.6 Successors and Assigns. This Agreement and all documents executed pursuant hereto are binding upon and for the benefit of the Borrowers, the Lender, all future holders of the Revolving Credit Note and their respective successors and assigns, except that (a) the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Lender and (b) the Lender may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Borrowers, except to an Affiliate of the Lender, formed under the laws of any state of the United States.

Section 10.7 Release of Borrower. If all of the equity interests of a Borrower (other than KSAC) are sold or otherwise transferred for fair value to a third party that is not an Affiliate of the Borrowers in a transaction that is (a) not prohibited by the terms of this Agreement, the Secured Promissory Note, or the Stock Purchase Agreement or (b) otherwise consented to by Lender, the Lender shall, upon request of such Borrower, release such Borrower from its obligations under this Agreement and the Revolving Credit Note.

Section 10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Such counterparts, when taken together, shall constitute one and the same instrument and shall be binding upon each of the parties to this Agreement as fully and completely as if al had signed the same instrument.

Section 10.9 Waiver of Jury Trial. EACH BORROWER AND THE LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING CREDIT NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE REVOLVING LOANS OR ENFORCEMENT OF ANY DOCUMENTS WITH RESPECT THERETO, AND AGREE THAT NEITHER THE BORROWERS NOR THE LENDER WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT, THE REVOLVING CREDIT NOTE AND/OR THE REVOLVING LOANS ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT AND FOR THE LENDER TO MAKE THE REVOLVING LOANS.

[Remainder of this page intentionally left blank – Signature Page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed as of the date first above written.

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION

By:
Jeremy Wensinger
President

KIWI STONE ACQUISITION CORP.

By:
Name:
Title:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

M/A-COM AUTO SOLUTIONS INC.

By:
Name:
Title:

LASER DIODE INCORPORATED

By
Name:
Title:

[Signature Page to Revolving Credit Agreement]

EXHIBIT A

REVOLVING CREDIT NOTE

$12,000,000.00	, 2009

For Value Received, KIWI STONE ACQUISITION CORP., a Delaware corporation, M/A-COM TECHNOLOGY SOLUTIONS INC., a Delaware corporation, M/A-COM AUTO SOLUTIONS INC., a Delaware corporation, and LASER DIODE INCORPORATED, a Nevada corporation (collectively, the “Borrowers”), jointly and severally promise to pay to the order of COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION, a Massachusetts corporation (the “Lender”), at 58 Main Street, Route 117, Bolton, Massachusetts 01740, or such other place as the Lender may specify in writing to the Borrowers, on or before the Revolving Credit Maturity Date, as such term is defined in the Revolving Credit Agreement dated the date hereof among the Lender and the Borrowers, as the same may be amended from time to time (the “Credit Agreement”), the principal sum of Twelve Million and 00/100 Dollars ($12,000,000.00), or, if less, the aggregate unpaid principal amount of all Revolving Loans, as such term is defined in the Credit Agreement, made by the Lender to the Borrowers pursuant to the terms of the Credit Agreement, plus interest thereon.

Interest on the principal amount of this Revolving Credit Note outstanding from time to time shall accrue and be payable as provided in the Credit Agreement.

If any regularly scheduled payment of any amount due under this Revolving Credit Note is overdue for a period in excess of five days, the Borrowers shall pay to the Lender a late payment charge equal to one percent of the amount of the overdue payment.

The Lender shall maintain a record of amounts of principal and interest payable by the Borrowers from time to time, and the records of the Lender maintained in the ordinary course of business shall be prima facie evidence of the existence and amounts of the Borrowers’ obligations recorded therein.

This Revolving Credit Note evidences the borrowing by the Borrowers from the Lender under and subject to the Credit Agreement. Upon the occurrence of an Event of Default, as defined in the Credit Agreement, the entire principal balance of this Revolving Credit Note and all accrued interest thereon may, pursuant to the Credit Agreement, be declared to be immediately due and payable in the manner and with the effect therein provided.

This Revolving Credit Note and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.

THE BORROWERS AND THE LENDER (BY ACCEPTANCE OF THIS REVOLVING CREDIT NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY

AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS REVOLVING CREDIT NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOANS EVIDENCED BY THIS REVOLVING CREDIT NOTE OR ENFORCEMENT OF ANY DOCUMENTS WITH RESPECT THERETO, AND AGREE THAT NEITHER THE BORROWERS, NOR THE LENDER WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION WITH RESPECT TO THE CREDIT AGREEMENT, THIS REVOLVING CREDIT NOTE AND/OR THE REVOLVING LOANS ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWERS CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS REVOLVING CREDIT NOTE AND FOR THE LENDER TO MAKE THE LOANS EVIDENCED HEREBY.

[Remainder of page intentionally left blank – Signature Page to follow]

KIWI STONE ACQUISITION CORP.

By:
Name:
Title:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

M/A-COM AUTO SOLUTIONS INC.

By:
Name:
Title:

LASER DIODE INCORPORATED

By
Name:
Title:

[Signature Page to Revolving Credit Note]

Exhibit L

March 30, 2009

Cobham Defense Electronic Systems Corporation

58 Main Street

Route 117

Bolton, Massachusetts 01740

Re:	Revolving Credit Agreement, dated as of March 30, 2009 by and among Kiwi Stone Acquisition Corp. and each of its subsidiaries named therein, as borrowers, and Cobham Defense Electronic Systems Corporation, as lender; Secured Promissory Note dated as of March 30, 2009 issued by Kiwi Stone Acquisition Corp. in favor of Cobham Defense Electronic Systems Corporation; and Short Term Promissory Note dated as of March 30, 2009 issued by Kiwi Stone Acquisition Corp. in favor of Cobham Defense Electronic Systems Corporation

Ladies and Gentlemen:

We have acted as special counsel to Kiwi Stone Acquisition Corp., a Delaware corporation (“Borrower”), in connection with the execution and delivery of (i) the Revolving Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among the Borrower and each of its subsidiaries party thereto, as borrowers, and Cobham Defense Electronic Systems Corporation, as lender (the “Lender”), (ii) the Secured Promissory Note, dated as of the date hereof (the “Note”), issued by Borrower to Lender and (iii) the Short Term Promissory Note, dated as of the date hereof (the “Short Term Note”), issued by Borrower to Lender. This opinion is rendered to you pursuant to Section 4.1(e) of the Credit Agreement. All capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

In rendering the opinions expressed below, we have examined executed originals or copies of the following documents:

(a)	the Credit Agreement;

(b)	the Revolving Credit Note, dated as of the date hereof, executed by the Borrower and its subsidiaries party thereto;

(c)	the Note;

(d)	the Short Term Note;

(e)	the Security Agreement, dated as of the date hereof, by and between Borrower and Lender;

Cobham Defense Electronic Systems Corporation

March 30, 2009

(f)	the Pledge Security Agreement, dated as of the date hereof, by and between Borrower and Lender;

(g)	the Patent Security Agreement, dated as of the date hereof, by and between Borrower and Lender;

(h)	the Trademark Security Agreement, dated as of the date hereof, by and between Borrower and Lender;

(i)	the Agreement on Security Over Shares in M/ACOM Technology Solutions (Cork) Limited, dated as of the date hereof (the “Irish Pledge Agreement”), by and between Borrower and Lender;

(j)	the Certificate of Incorporation of Borrower, certified by the Delaware Secretary of State, and Bylaws of Borrower, as amended to date;

(k)	records of proceedings of the Board of Directors of Borrower during or by which resolutions were adopted relating to matters covered by this opinion;

(l)	a certificate of the Secretary of State of the State of Delaware, dated March 26, 2009, with respect to the standing of Borrower as a corporation incorporated under the laws of the State of Delaware; and

(m)	the certificates of the Secretary and certain officers of Borrower as to certain factual matters.

In addition, we have reviewed originals or copies of such corporate records of the Borrower, certificates of public officials and such other documents that we consider necessary or advisable for the purpose of rendering the opinions and statements set forth below. We have not independently established the facts stated therein. The documents referred to in clauses (a) through (i) above are sometimes referred to herein as the “Transaction Documents.”

We have assumed the following for purposes of rendering the opinions set forth herein:

(i)	The genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

(ii)	That each party to any document that we have examined (other than the Borrower in connection with the Transaction Documents) has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms

Cobham Defense Electronic Systems Corporation

March 30, 2009

(iii)	That (A) the representations and warranties as to factual matters made by the parties to the Transaction Documents and pursuant thereto are correct, (B) the representations and warranties made by officers of the Borrower as to factual matters made in the certificates delivered in connection with the Transaction Documents are correct; and (C) the parties to the Transaction Documents have complied and will comply with their obligations under the Transaction Documents.

As used in the opinions or statements set forth below, the expressions “to our knowledge,” “known to us” or similar language with reference to matters of fact refer to the current actual knowledge of the attorneys of this firm who have rendered legal services in connection with the representation described in the first paragraph of this opinion letter. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Borrower or the rendering of the opinions or statements set forth below.

On the basis of the foregoing and in reliance thereon, and based upon examination of such questions of law as we have deemed appropriate, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we advise you that in our opinion:

1.	Borrower is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is in good standing under such laws. Borrower has requisite corporate power to carry on its business as currently conducted.

2.	Borrower has the corporate power to execute and deliver the Transaction Documents and to carry out and perform its obligations under the terms of the Transaction Documents.

3.	All corporate action on the part of Borrower, its directors and stockholder necessary for the authorization, execution and delivery of the Transaction Documents by Borrower, and the performance by Borrower of its obligations under the Transaction Documents has been taken.

4.	Each of the Transaction Documents (other than the Irish Pledge Agreement) has been duly and validly executed and delivered by Borrower and constitutes a valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

Cobham Defense Electronic Systems Corporation

March 30, 2009

The opinions set forth above are subject to the following exceptions, qualifications, limitations, comments and additional assumptions:

A.	We express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of New York, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction or whether the laws of any particular jurisdiction govern any aspect of the Transaction Documents. As you know, we are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the General Corporation Law of the State of Delaware are based solely on a review of the official statutes of the State of Delaware.

B.	We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, or (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

C.	We express no opinion as to the enforceability of any provision of the Transaction Documents (i) purporting to waive broadly or vaguely stated rights, unknown future defenses, rights to damages, or the benefits of other statutory, regulatory or constitutional rights that cannot be waived or, if they can be waived, cannot be waived prospectively; (ii) imposing penalties, forfeitures, liquidated damages, late charges, acceleration of future amounts due (other than principal) without appropriate discount to present value, prepayment charges, or increased interest rates upon default; or (iii) prescribing or varying rules of evidence, method or quantum of proof or other legal standards in a manner contrary to applicable statutes and rules of law.

D.	We express no opinion as to the enforceability of any provisions in the Transaction Documents (i) giving rights or remedies, or permitting the exercise of rights or remedies, in a manner not in compliance with applicable statutes and rules of law, (ii) providing that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, or that the election of some particular remedy does not preclude recourse to one or more other remedies, or (iii) providing for rights of set-off.

E.	We express no opinion as to the enforceability of indemnification and contribution provisions to the extent they may be subject to limitations of public policy and the effect of applicable statutes and rules of law.

F.	We express no opinion as to the applicability or effect of compliance or non-compliance by Lender (or its agent) with any state, federal or other laws applicable to such Lender (or its agent) or to the transactions contemplated by the Transaction Documents because of the nature of its business, including its legal or regulatory status.

Cobham Defense Electronic Systems Corporation

March 30, 2009

G.	In rendering the opinions set forth in paragraph 1 as to due incorporation, valid existence, good standing and qualification to do business, we have relied solely upon documents and certificates referenced in paragraphs (j) and (l) above.

H.	We express no opinion as to the creation, attachment, validity, perfection or priority of a security interest in any item of collateral or the necessity of making any filings or taking any other action in connection therewith.

I.	Our opinions are limited by the effect of statutes and rules of law protecting guarantors, including those (i) which may discharge a guarantor, if the beneficiary of the guaranty alters the obligation of a principal, fails to inform the guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation or reimbursement rights of the guarantor against the principal or the value of any collateral, fails to accord the guarantor the protections afforded a debtor under the New York Uniform Commercial Code, or otherwise takes any action which prejudices the guarantor, without obtaining consent of the guarantor, and (ii) relating to waivers or subordination by a guarantor of its rights against the principal or otherwise.

J.	We express no opinion as to the enforceability or legal effect of any provision of any Transaction Document purporting to reinstate, as against any obligor or guarantor, obligations or liabilities of such obligor which have been avoided or which have arisen from transactions which have been rescinded or the payment of which has been required to be returned by any court of competent jurisdiction.

K.	This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We express no opinion as to the effect on Lender’s (or its agent’s) rights under the Transaction Documents of any statute, rule, regulation or other law which is enacted or becomes effective after, or of any court decision which changes the law relevant to such rights which is rendered after, the date of this opinion or the conduct of the parties following the closing of the contemplated transaction. In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision or otherwise.

* * *

Cobham Defense Electronic Systems Corporation

March 30, 2009

This opinion is made with the knowledge and understanding that you (but no other person) may rely thereon in entering into the transactions contemplated by the Transaction Documents and is solely for your benefit, and this opinion may not be disclosed to or relied upon by any person other than you, except that this opinion may be disclosed to governmental authorities having jurisdiction over you requesting (or requiring) such disclosure.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

AMENDMENT NO. 1

TO

PURCHASE AGREEMENT

This Amendment No. 1 to Purchase Agreement (this “Amendment”) is made and entered into as of September 30, 2011, by and among Cobham Defense Electronic Systems Corporation, a Massachusetts corporation (“CDES”), Lockman Electronic Holdings Limited, a corporation organized under the laws of England and Wales (“Lockman” and, together with CDES, “Sellers”) and M/A-COM Technology Solutions Holdings, Inc. (f/k/a Kiwi Stone Acquisition Corp.), a Delaware corporation (“Purchaser”). Purchaser and Sellers are referred to in this Amendment individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not defined herein shall have the meanings set forth in the Original Agreement (as defined below).

RECITALS

A. The Parties entered into that certain Purchase Agreement dated March 30, 2009 (the “Original Agreement”).

B. The Parties desire to amend the Original Agreement to revise the Second Earn-Out Tier I Target, the Second Earn-Out Tier II Target, the Second Earn-Out Tier III Target, the Final Earn-Out Tier I Target, the Final Earn-Out Tier II Target and the Final Earn-Out Tier III Target amounts to reflect the sale by M/ACOM Technology Solutions (Cork) Limited of its ferrite and passives business line and the sale of substantially all of the assets of Laser Diode Incorporated (n/k/a M/A-COM Tech (Nevada), Inc).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Earn-Out Payments. The Original Agreement is hereby amended as follows:

(a) The amount “Two-Hundred Forty-Five Million Dollars ($245,000,000)” set forth in Section 2.3(a)(ii) of the Original Agreement is hereby deleted and shall be replaced with “Two-Hundred Thirty Eight Million Five Hundred Thousand Dollars ($238,500,000)”.

(b) The amount “Two-Hundred Sixty-Five Million Dollars ($265,000,000)” set forth in Section 2.3(a)(ii)(B) of the Original Agreement is hereby deleted and shall be replaced with “Two-Hundred Fifty Eight Million Five Hundred Thousand Dollars ($258,500,000)”.

(c) The amount “Two-Hundred Eighty Million Dollars ($280,000,000)” set forth in Section 2.3(a)(ii)(C) of the Original Agreement is hereby deleted and shall be replaced with “Two-Hundred Seventy-Three Million Five Hundred Thousand Dollars ($273,500,000)”.

(d) The amount “Two-Hundred Sixty Million Dollars ($260,000,000)” set forth in Section 2.3(a)(iii) of the Original Agreement is hereby deleted and shall be replaced with “Two-Hundred Forty-Seven Million Five Hundred Thousand Dollars ($247,500,000)”.

(e) The amount “Two-Hundred Eighty Million Dollars ($280,000,000)” set forth in Section 2.3(a)(iii)(B) of the Original Agreement is hereby deleted and shall be replaced with “Two-Hundred Sixty-Seven Million Five Hundred Thousand Dollars ($267,500,000)”.

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(f) The amount “Two-Hundred Ninety-Five Million Dollars ($295,000,000)” set forth in Section 2.3(a)(iii)(C) of the Original Agreement is hereby deleted and shall be replaced with “Two-Hundred Eighty-Two Million Five Hundred Thousand Dollars ($282,500,000)”.

(g) Section 2.3(d) of the Original Agreement shall be amended and restated in its entirety to read as follows: “Intentionally deleted.”.

2. Reaffirmation. Except as otherwise specifically set forth herein, the terms and provisions of the Original Agreement, as amended hereby, are ratified, confirmed and approved and shall remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York, without giving effect to principles of conflicts of law.

4. Counterparts. This Amendment may be executed in any number of counterparts and by facsimile or PDF signature, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Purchase Agreement as of the date first written above.

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION

By:	/s/ David Fuller
Name: David Fuller
Title: Treasurer

LOCKMAN ELECTRONIC HOLDINGS LIMITED

By:	/s/ [illegible signature]
Name:
Title:

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:	/s/ Clay Simpson
Name: Clay Simpson
Title: Vice President

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